Filed Pursuant to Rule 424(b)(3)

Registration No. 333-282408

FINAL PROSPECTUS

Currenc Group Inc.

Secondary Offering of

Up to 40,930,554 Ordinary Shares

This prospectus relates to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, of ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of Currenc Group Inc. (the “Company” or “Currenc”), by the selling shareholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Shareholders” or “Selling Securityholders”) of (i) up to an aggregate of 40,000,000 Ordinary Shares issued at $10.00 per share (the “Exchange Consideration Shares”) issued to the former shareholders of Seamless, pursuant to the terms of the Business Combination Agreement, dated August 3, 2022 (as amended by an amendment dated October 20, 2022, an amendment dated November 29, 2022 and an amendment dated February 20, 2023, the “Business Combination Agreement”) by and among INFINT Acquisition Corporation (“INFINT”), FINTECH Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of INFINT (“Merger Sub”), (ii) up to 194,444 Ordinary Shares (the “PIPE Note Shares”) issuable upon conversion of the convertible promissory note in an aggregate principal amount of $1,944,444, for a purchase price of approximately $1.75 million issued in connection with the PIPE Agreement (the “PIPE Note”), convertible at $10.00 per share, (iii) up to 136,110 Ordinary Shares issuable upon the exercise of 136,110 warrants, at an exercise price of $11.50 per share (the “PIPE Warrants”) issued in connection with the Convertible Note Purchase Agreement, dated August 31, 2024 (the “PIPE Agreement”), by and among the Company, Seamless Group Inc., a Cayman Islands exempted company (“Seamless”), and Pine Mountain Holdings Limited, a company organized under the laws of the British Virgin Islands, or its designated affiliate (the “PIPE Investor”), (iv) 400,000 Ordinary Shares (the “Commitment Shares”) issued to the PIPE Investor in consideration for the PIPE Investor’s subscription of the PIPE Note, (v) 100,000 Ordinary Shares issued to Roth Capital Partners, LLC for advisory services and (vi) 100,000 Ordinary Shares issued to KEMP Services Limited for legal advisory services.

On August 30, 2024, INFINT completed a series of transactions (the “Closing”) that resulted in the combination (the “Business Combination”) of INFINT with Seamless, following the approval of the Business Combination and the other transaction contemplated by the Business Combination Agreement at the extraordinary general meeting of the shareholders of INFINT held on August 6, 2024 (the “Meeting”). On August 30, 2024, pursuant to the Business Combination Agreement, and as described in greater detail in the Company’s final prospectus and definitive proxy statement, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 12, 2024 (the “Proxy Statement/Prospectus”), Merger Sub merged with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT, and INFINT changed its name to Currenc Group Inc. (“Currenc”). As consideration for the Business Combination, Currenc issued to Seamless shareholders 40,000,000 Exchange Consideration Shares. In addition, Currenc issued an aggregate of 200,000 shares to vendors in connection with the Closing, issued promissory notes for approximately $5.7 million to EF Hutton LLC (“EF Hutton”), approximately $3.2 million to Greenberg Traurig LLP, and $603,623 to INFINT Capital LLC (the “Sponsor”).

Simultaneous with the closing of the Business Combination, Currenc also completed a series of private financings, issuing the PIPE Note for $1.94 million, for a purchase price of approximately $1.75 million, 400,000 Commitment Shares, and PIPE Warrants to purchase 136,110 Ordinary Shares in a private placement to the PIPE Investor (the “PIPE Offering”).

Pursuant to the PIPE Agreement, Currenc agreed to issue an aggregate principal amount of $1,944,444 (the “Principal Amount”) in convertible promissory note to the PIPE Investor at an issue price of $1,750,000, which represents a 10% discount to the Principal Amount (the “PIPE Note Issuance”). Except with the written consent of Currenc, the PIPE Investor shall not own more than 4.99% of the Ordinary Shares in issue from time to time. In addition, the PIPE Note will not be convertible to the extent that such issuance of shares, together with any issuance of shares upon the exercise of the PIPE Warrants, would require shareholder approval under Nasdaq rules, until and unless such shareholder approval is obtained.

In connection with the Note Issuance, and as consideration of the PIPE Investor’s subscription for the PIPE Note, following the Business Combination Closing, the PIPE Investor was also issued (i) 400,000 Ordinary Shares, credited as fully-paid, and (ii) the five-year warrant PIPE Warrant to purchase up to an aggregate of 136,110 Ordinary Shares at an exercise price of $11.50 (the “PIPE Warrant Shares”). The PIPE Warrants have anti-dilution protection on the price with respect to future equity offerings of Currenc priced at or above $2.00 per share and full anti-dilution protection on price and quantity with respect to future equity offerings of Currenc priced below $2.00 per share. In the event the PIPE Warrant Shares are not registered within 12 months, warrant holders have the option to cashless exercise each PIPE Warrant for 0.8 Ordinary Shares. In addition, the PIPE Warrants are not exercisable to the extent that such issuance of shares together with any issuance of shares upon the conversion of the Note, would require shareholder approval under Nasdaq rules, until and unless such shareholder approval is obtained.

As described herein, the Selling Securityholders named in this prospectus or their permitted transferees, may resell from time to time up to 40,930,554 Ordinary Shares. We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of our Ordinary Shares, except with respect to amounts received by us upon the exercise of the PIPE Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of Ordinary Shares or PIPE Warrants. See section entitled “Plan of Distribution” beginning on page 170 of this prospectus.

We believe the likelihood that the warrant holder will exercise its PIPE Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of $11.50, subject to adjustment as described herein, we believe such holder will be unlikely to exercise its PIPE Warrants, as applicable, For additional information, see “Risks Related to an Investment in Our Securities.”

The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares. The number of shares being registered in this prospectus represents approximately 87.35% of the total Ordinary Shares outstanding as of the date of this prospectus (assuming exercise of all PIPE Warrants and conversion of the PIPE Note). The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Ordinary Shares.

In addition, some of the shares being registered for resale were acquired by the Selling Securityholders for nominal consideration or purchased for prices considerably below the Business Combination price and the current market price of the Ordinary Shares, and certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. In particular, the PIPE Investor may experience a positive rate of return on the securities it purchased due to the differences in the purchase prices described above, to the extent they acquired such securities for less than the relevant trading price, and the public securityholders may not experience a similar rate of return on the securities they purchased due to the differences in the purchase prices described above.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbols “CURR”. On October 11, 2024, the closing price of our Ordinary Shares was $1.95.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Ordinary Shares and Warrants is highly speculative and involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6  of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2024

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ABOUT THIS PROSPECTUS

The Selling Securityholders may sell up to 40,930,554 Ordinary Shares from time to time in one or more offerings as described in this prospectus, of which (i) 136,110 Ordinary Shares are issuable upon the exercise of the PIPE Warrants, and (ii) 194,444 Ordinary Shares are issuable upon conversion of the PIPE Note. We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholders.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of the Ordinary Shares or Warrants, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell the Ordinary Shares or PIPE Warrants in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the respective cover. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

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FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, the terms “we,” “us,” “our” or “Currenc” refer to Currenc Group Inc., a Cayman Islands exempted company with limited liability, and its consolidated subsidiaries. In addition, in this prospectus:

“ancillary documents” means each agreement, instrument or document including the Registration Rights Agreement, the Lock-Up Agreement, the Shareholder Support Agreement, the Sponsor Support Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant to the Business Combination Agreement;

“Articles” means the fifth amended and restated memorandum and articles of association of the Company, which will became the Company’s memorandum and articles of association immediately prior to the consummation of the Business Combination;

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the merger;

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 3, 2022, among INFINT, Merger Sub and Seamless, amended by an amendment dated October 20, 2022, an amendment dated November 29, 2022 and an amendment dated February 20, 2023;

“Closing” means the closing of the Business Combination, which occurred on August 30, 2024;

“Code” means the Internal Revenue Code of 1986, as amended;

“Commitment Shares” means 400,000 Ordinary Shares issued to the PIPE Investor in consideration for the PIPE Investor’s subscription of the PIPE Note;

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced;

“Company” means INFINT prior to the Closing of the Business Combination and Currenc after the Closing of the Business Combination;

“Currenc” means Currenc Group Inc. (formerly named INFINT Acquisition Corporation) following the consummation of the Business Combination;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Founder Shares” means the 5,833,083 INFINT Class B ordinary shares that were issued to INFINT initial shareholders prior to the INFINT IPO as follows: 4,483,026 to Sponsor, 1,250,058 to Other Class B shareholders, and 99,999 to Underwriter (each a Founder Share);

“GAAP” means generally accepted accounting principles in the United States;

“Incentive Plan” means Currenc Group Inc. 2024 Equity Incentive Plan;

“INFINT Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of INFINT;

“INFINT Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of INFINT, which shares were converted automatically in connection with the merger into INFINT Class A ordinary shares and cease to be outstanding; such shares are also referred to and defined herein as the “Founder Shares”;

“INFINT initial shareholders” means the Sponsor and each of INFINT’s directors and officers and underwriters that hold Founder Shares;

“INFINT IPO” means INFINT’s initial public offering, consummated on November 23, 2021, through the sale of 19,999,880 units (including the 2,608,680 units sold pursuant to the underwriters’ partial exercise of their over-allotment option at $10.00 per unit);

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“INFINT ordinary shares” means the INFINT Class A ordinary shares and the INFINT Class B ordinary shares;

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended;

“IRS” means the U.S. Internal Revenue Service;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

“JonesTrading” means JonesTrading Institutional Services LLC.

“Letter Agreement” means the letter agreement by and among INFINT, the Sponsor and each of directors of INFINT, dated November 23, 2021;

“Lock-up Agreement” means the lock-up agreement to be entered into among INFINT and certain Seamless Shareholders at the Closing;

“Meeting” means the extraordinary general meeting of INFINT, held on August 6, 2024;

“merger” means the merger of Merger Sub with Seamless, with Seamless surviving such merger and Seamless becoming a wholly owned subsidiary of INFINT, pursuant to the Business Combination Agreement;

“Merger Sub” means FINTECH Merger Sub Corp., a Cayman Islands exempted company incorporated with limited liability;

“Nasdaq” means Nasdaq Capital Market.

“ordinary resolution” means an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued ordinary shares of the Company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting;

“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Currenc;

“NYSE” means the New York Stock Exchange;

“PIPE Agreement” means the Convertible Note Purchase Agreement, dated August 31, 2024, by and among the Company, Seamless, and the PIPE Investor;

“PIPE Investor” means Pine Mountain Holdings Limited, a company organized under the laws of the British Virgin Islands;

“PIPE Note” means the convertible promissory note in an aggregate principal amount of $1,944,444, issued in connection with the PIPE Agreement;

“PIPE Note Shares” means 194,444 Ordinary Shares issuable upon conversion of the PIPE Note;

“PIPE Offering” means a series of private financings, issuing the PIPE Note, the Commitment Shares, and PIPE Warrants in a private placement to the PIPE Investor;

“PIPE Warrants” means warrants to purchase 136,110 Ordinary Shares at an exercise price of $11.50 per share;

“private warrants” are to the aggregate 7,796,842 warrants issued at a price of $1.00 per private warrant to the Sponsor in a private placement simultaneously with the closing of the INFINT IPO and the partial exercise of the underwriters’ over-allotment option to purchase additional units;

“public shareholders” means the holders of INFINT public shares, including the INFINT initial shareholders to the extent the INFINT initial shareholders purchased public shares; provided that the INFINT initial shareholders are considered a “public shareholder” only with respect to any public shares held by them;

“public shares” means INFINT Class A ordinary shares included in the units issued in the INFINT IPO;

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“public warrants” are to the aggregate 9,999,940 warrants included in the units issued in the INFINT IPO, each of which is exercisable for one INFINT Class A ordinary share, in accordance with its terms.

“Registration Rights Agreement” means the registration rights agreement, entered into among INFINT, certain Seamless Shareholders and certain INFINT shareholders at the Closing;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

“Seamless” means Seamless Group Inc., a Cayman Islands exempted company incorporated with limited liability;

“Seamless Incentive Plan” means the Seamless Group Inc. 2022 Equity Incentive Plan;

“Seamless ordinary shares” means the ordinary shares, par value $0.001 per share, of Seamless;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Shareholder Support Agreement” means the Shareholder Support Agreement, dated August 3, 2022, by and among INFINT, Seamless and certain Seamless shareholders;

“special resolution” means a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting;

“Sponsor” means INFINT Capital LLC, a Delaware limited liability company;

“Sponsor Support Agreement” means the support agreement, dated as of August 3, 2022, among the Sponsor, INFINT and Seamless (a copy of which is attached hereto as Annex G);

“trust account” means the trust account that holds a portion of the proceeds of the INFINT IPO and the sale of the private warrants;

“Underwriters” means EF Hutton, division of Benchmark Investments, LLC, and JonesTrading, the underwriters for INFINT in the INFINT IPO.

“units” means one INFINT Class A ordinary share and one-half of one warrant, whereby each warrant entitles the holder thereto to purchase one INFINT Class A ordinary share at an exercise price of $11.50 per share, sold in the INFINT IPO;

“warrants” means the public warrants and the private warrants; and

Unless specified otherwise, “$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements about the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of Currenc and other statements about the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of Currenc.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Currenc and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this prospectus and attributable to Currenc or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, Currenc undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our Securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Securities, you should read the entire prospectus carefully, including “Risk Factors” and the financial statements of Currenc and related notes thereto included elsewhere in this prospectus.

The Company

Currenc is one of the leading operators of global money transfer services in Southeast Asia. It operates a remittance business principally through Tranglo, which is a Malaysia-based leading platform and service provider of cross-border payment processing capabilities worldwide and also a leading international airtime transfer operator in Southeast Asia, and a retail airtime business in Indonesia through WalletKu.

Currenc’s business model is highly scalable and transferrable to other geographic markets. The knowledge it has gained from building its operations in Southeast Asia has helped it to understand the pain points faced by individuals and merchants in Asian markets, as well as to facilitate the development of its infrastructure, product and compliance processes, allowing it to rapidly replicate and build up its business across its core markets.

Tranglo’s global remittance business provides a single unified application programming interface for licensed banks and money service operators and acts as a one-stop settlement agent for cross-border money transfer, offering customers the ability to transfer money and process payments globally. Tranglo has built an extensive payout network across more than 70 countries covering more than 5,000 banks and 35 e-Wallet operators, while serving 124 corporate customers as of June 30, 2024, and it processed approximately 5.8 million transactions with a total value of $2.7 billion for the six-month period ended June 30, 2024.

Tranglo also operates an international airtime transfer business, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Tranglo’s proprietary technology enables customers to request for a variety of recharge options, including support for both pin and pinless airtime transfers. It operates one of the biggest airtime transfer networks in the world, serving more than 500 telecommunication operators in 150 countries as of June 30, 2024.

WalletKu provides retail airtime purchases and internet data top-up to mobile telecommunication users in the Indonesian market. WalletKu also allows users to make bill payments and other cash top-up and money transfers, including through its proprietary WalletKu app. As of June 30, 2024, WalletKu had approximately 132,000 merchant and individual users, more than 600 active users for WalletKu Digital and 2,600 active users for WalletKu Indosat. WalletKu is an authorized distributor for the second largest Indonesia telecommunication provider, Indosat Ooredoo Hutchison, and manages two of the 100+ cluster areas designated by Indosat.

WalletKu provides E-Money services by co-branding with PT E2Pay Global Utama, a registered E-Money services provider in Indonesia, allowing WalletKu to provide financial services to the unbanked population in Indonesia and act as a remittance platform for users to send and receive money domestically and, leveraging Seamless’ platform, internationally.

The Background

On August 30, 2024, INFINT completed a series of transactions that resulted in the combination of INFINT with Seamless pursuant to the Business Combination Agreement, following the approval at the Meeting held on August 6, 2024. On August 30, 2024, pursuant to the Business Combination Agreement, and as described in greater detail in the Company’s final prospectus and definitive proxy statement, which was filed with the SEC on July 12, 2024, Merger Sub merged with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT, and INFINT changed its name to Currenc Group Inc. As consideration for the Business Combination, Currenc issued to Seamless shareholders 40,000,000 Exchange Consideration Shares. In addition, Currenc issued an aggregate of 200,000 Ordinary Shares to vendors in connection with the Closing, issued promissory notes for approximately $5.7 million to EF Hutton, approximately $3.2 million to Greenberg Traurig LLP, and $603,623 to the Sponsor.

Simultaneous with the closing of the Business Combination, Currenc also completed a series of private financings, issuing the PIPE Note for $1.94 million (receiving net proceeds of $1.75 million), 400,000 Commitment Shares, and PIPE Warrants to purchase 136,110 Ordinary Shares in a private placement to the PIPE Investor.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbols “CURR”. On September 17, 2024, the closing price of our Ordinary Shares was $2.32.

There is no assurance that the holders of the PIPE Warrants will elect to exercise any or all of the PIPE Warrants, which could impact our liquidity position. To the extent that the PIPE Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the PIPE Warrants will decrease. We believe the likelihood that PIPE Warrant holders will exercise their PIPE Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of $11.50, subject to adjustment as described herein, we believe such holders will be unlikely to exercise their PIPE Warrants. We believe, based on our current operating plan, that our existing cash and cash equivalents, together with the cash flows from operating activities, will be sufficient to meet our anticipated cash needs for working capital, financial liabilities, capital expenditures and business expansion for at least the next 12 months. To the extent the Company is able to raise additional financing, the Company will be in a position to expedite its business plan. To support its long-term business objectives, the Company expects to continue efforts to raise additional capital over at least the next three years.  The Company does not believe this offering will have a significant impact on our ability to raise additional financing, although it may impact the per share price and shares issued in any capital raise.

The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares. The number of shares being registered in this prospectus represents approximately 87.35% of the total Ordinary Shares outstanding as of the date of this prospectus (assuming exercise of all PIPE Warrants and conversion of the PIPE Note). The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Ordinary Shares.

The rights of holders of our Ordinary Shares and PIPE Warrants are governed by our Articles and the Companies Act, and in the case of the PIPE Warrants, the PIPE Agreement. See the section entitled “Description of Capital Stock.”

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Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may benefit from specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	presentation of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements;

●	exemption from any requirement of the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may benefit from these exemptions until December 31, 2025, or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (1) the last day of the fiscal year following the fifth anniversary of the consummation of the INFINT IPO; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We may choose to benefit from some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide shareholders may be different than you might get from other public companies in which you hold stock.

Summary Risk Factors

You should consider all the information contained in this prospectus before making a decision to invest in our Securities. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 6. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the Business Combination:

Risks Related to Currenc’s Business, Industry and Operations

●	We may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services;

●	We face significant competition in the markets in which we operate, and we may fail to successfully compete against current or future competitors;

●	Our operations are dependent on our proprietary and external technology platforms and comprehensive ecosystems, and any systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services could result in harm to our business and our brand, loss of users, customers and partners and subject us to substantial liability;

●	Our services must integrate with a variety of operating systems, networks and devices;

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●	We are experiencing ongoing rapid change and significant growth in our business and we may not succeed in managing or expanding our business across the expansive and diverse markets in which we operate;

●	Our cross-border payment and money transfer services are exposed to foreign exchange risk;

●	Failure to deal effectively with fraud, fictitious transactions, failed transactions or negative customer experiences would increase our loss rate and harm our business, and could severely diminish merchant, partner and user confidence in and use of our services;

●	We have a limited operating history in new and evolving markets and our historical results may not be indicative of our future results;

●	We require a significant amount of pre-funding in each market that we operate in order to facilitate our real-time foreign exchange services; insufficient pre-funding may result in an inability to complete real-time money transfer or exchange services on behalf of our customers;

●	The funding process used by certain customers of Tranglo relies on XRP, a cryptocurrency, and certain services provided by Ripple Services, Inc. and two cryptocurrency exchanges; if they are not able to continue to provide services due to regulatory change, our business, financial condition and results of operations may be materially adversely effected;

●	Increased adoption of the funding process Tranglo offers which relies on XRP may reduce our remittance revenue, and our business, financial condition and results of operations may be materially adversely effected;

●	Recent volatility, security breaches, manipulative practices, business failure and fraud in the cryptocurrency industry may adversely impact adoption and use by customers of Tranglo’s ODL service, and as a result our business, financial condition and results of operations may be materially adversely effected; and

●	We may not be able to protect our intellectual property rights;

Risks Related to Investments Outside of the United States

●	Changes in the economic, political or social conditions, government policies or regulatory developments in Asia could have a material adverse effect on our business and operations;

●	Our revenue and net income may be materially and adversely affected by any economic slowdown in any regions of Southeast Asia as well as globally; and

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are an exempted company under Cayman Islands law;

Risks Related to the Government Regulation Regulatory Framework Applicable to Us

●	Our business is subject to extensive government regulation and oversight across various geographies and our status under these regulations may change;

●	We may fail to obtain, maintain or renew requisite licenses and approvals; and

●	We are subject to anti-money laundering laws and regulations.

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Risks Related to Currenc’s Organization and Structure

●	We will be an “emerging growth company,” and our reduced SEC reporting requirements may make our shares less attractive to investors;

●	Our management team may not successfully or efficiently manage its transition to being a public company;

●	We are an “emerging growth company,” and our reduced SEC reporting requirements may make our shares less attractive to investors; and

●	Currenc currently qualifies as a foreign private issuer, it will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. domestic public company, which may limit the information available to its shareholders;

Risks Related to an Investment in Our Securities

●	An active market for Currenc’s securities may not develop, which would adversely affect the liquidity and price of Currenc’s securities.;

●	Failure to meet Nasdaq’s continued listing requirements could result in a delisting of Currenc’s Ordinary Shares;

●	The market price for our Ordinary Shares may decline following the Business Combination;

●	The Ordinary Share price may fluctuate, and you could lose all or part of your investment as a result;

●	Currenc shareholders may experience dilution in the future; and

●	The future exercise of registration rights may adversely affect the market price of the Ordinary Shares.

Corporate Information

Currenc’s principal executive offices are located at 410 North Bridge Road, SPACES City Hall, Singapore, and Currenc’s telephone number is +65 6407-7362.

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THE OFFERING

Issuer	Currenc Group Inc.

Ordinary Shares Offered by the Selling Securityholders	Up to 40,930,554 Ordinary Shares, of which (i) up to 136,110 Ordinary Shares are issuable upon the exercise of 136,110 PIPE Warrants, and (ii) up to 194,444 Ordinary Shares are issuable upon conversion of the PIPE Note.

Exercise Price of PIPE Warrants	$11.50 per share, subject to adjustment as defined herein.

Shares Outstanding Prior to Exercise of All Warrants and conversion of the PIPE Note	46,527,999 shares.

Shares Outstanding Assuming Exercise of All PIPE Warrants and conversion of the PIPE Note	46,858,553 shares.

Use of proceeds	We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholders. We would receive up to an aggregate of approximately $1.6 million from the exercise of the warrants, assuming the exercise in full of all of such warrants for cash, however, it is not certain how many warrants would be exercised for cash or if at all. We expect to use the net proceeds from the exercise of any warrants for general corporate purposes. We believe the likelihood that the PIPE Warrant holder will exercise its PIPE Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of $11.50, we believe such holders will be unlikely to exercise their Warrants. See “Use of Proceeds.”

Market for Ordinary Shares	Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “CURR.”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, unless otherwise indicated, the number of Ordinary Shares outstanding as of the date of this prospectus and the other information based thereon:

●	Does not reflect 4,636,091 Ordinary Shares reserved for issuance under our Incentive Plan;

●	Does not reflect the exercise of the public warrants or the private warrants to purchase up to an aggregate of 17,796,782 Ordinary Shares.

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RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in the Ordinary Shares. The following risk factors apply to the business and operations of Currenc and its consolidated subsidiaries. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to realize the anticipated benefits of the Business Combination and may have an adverse effect on the business, cash flows, financial condition and results of operations of Currenc following the consummation of the Business Combination. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business, cash flows, financial condition and results of operations.

Unless the context otherwise requires, all references in this subsection to the “Company,” “Seamless,” “we,” “us” or “our” refer to the business of Seamless prior to the consummation of the Business Combination, which is the business of Currenc following the consummation of the Business Combination.

Risks Related to Our Business, Industry, and Operations

We may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services.

Rapid, significant and disruptive technological changes continue to impact the industries in which we operate, including developments in electronic and mobile wallets and payments, money transfer, payment card tokenization, social commerce (i.e., e-commerce through social networks), authentication, virtual currencies, blockchain technologies, machine learning and artificial intelligence. We cannot predict the effects of technological changes on our business. In addition to our own initiatives and innovations, we rely in part on third parties for the development of and access to new technologies. We expect that new services and technologies applicable to the industries in which we operate will continue to emerge and may be superior to, or render obsolete, the technologies we currently use in our products and services. Developing and incorporating new technologies into our products and services may require substantial expenditures, take considerable time, and ultimately may not be successful. In addition, our ability to adopt new services and develop new technologies may be inhibited by industry-wide standards, new laws and regulations, resistance to change from consumers or merchants, or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and adapt to technological changes and evolving industry standards.

We face significant competition in the markets in which we operate, and we may fail to successfully compete against current or future competitors.

We compete in a large number of markets characterized by vigorous competition, changing technology, changing customer needs, evolving industry standards and frequent introductions of new products and services. Money transfer and electronic payment services compete in a concentrated industry, with a small number of large competitors and a large number of small, niche competitors. Our competitors include domestic and regional mobile wallets, money transfer (customer-to-customer and customer-to-business) specialists, providers of digital payment solutions, traditional financial institutions, other well-established companies (such as social media platforms or applications) that develop electronic payment services, third parties that host electronic payment services, billers offering their own electronic payment services and other financial institutions. See “Seamless’ Business—Competition Analysis” for further details on our competitors.

We expect competition to intensify in the future as existing and new competitors introduce new services or enhance existing services. We compete against many companies to attract customers. Some of these companies have a longer operating history, greater financial resources and substantially larger customer bases than we do. Some of these companies may also be tied to established banks and other financial institutions and may therefore offer greater liquidity and generate greater consumer confidence in the safety and reliability of their services than ours. Some of these companies link digital payment solutions to their other existing services, such as social media platforms or applications, and such synergies may help them develop their customer bases more effectively than us, especially where these existing services have been successful for a considerable period of time and have already gained customer confidence and reliance. All of the above competitors may devote greater resources than we do to the development, promotion and sale of products and services, and they may be more effective in introducing innovative products and services. Mergers and acquisitions by or among these companies may lead to even larger competitors with more resources. Failure to keep pace with our competitors would hinder our growth.

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We also expect new entrants to offer competitive products and services. For example, established banks and other financial institutions, existing social media platform and application service providers and other financial technology (“fintech”) startups that have yet to provide digital payment services could develop such technologies and enter the market. Companies already operating digital payment services in other Asian countries could also quickly enter into the region where we operate.

Certain merchants have longstanding preferential or near-exclusive relationships with our competitors to accept payment cards and/or other services that we offer. These exclusive or near-exclusive relationships may make it difficult or cost prohibitive for us to gain additional market share with respect to these merchants. If we are unable to differentiate ourselves from and successfully compete with our competitors, our business will suffer serious harm.

We may also face pricing pressures from competitors. If we fail to price our services appropriately relative to our competitors, consumers may not use our services, which could adversely affect our business and financial results. For example, the number of our transactions in certain key corridors where we face intense competition could be adversely affected by increasing pricing pressures between our money transfer services and those of some of our competitors, which could adversely affect our financial results. Our competitors have at times offered special foreign exchange rate promotions on their global money transfer services in order to attract business which has negatively impacted our business. On the other hand, if we reduce prices in order to more effectively compete in these corridors, this could also adversely affect our financial results.

Our operations are dependent on our proprietary and external technology platforms and comprehensive ecosystems, and any systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services could result in harm to our business and our brand, loss of users, customers and partners and subject us to substantial liability.

Our systems and those of our third-party service providers, including data center facilities, may experience hardware breakdown, service interruptions, computer viruses, denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, or other events.

Moreover, when too many customers connect to our platform within a short period of time, we have in the past and may in the future experience system interruptions that render our platforms temporarily unavailable and prevent us from efficiently completing payment transactions. Our systems are also subject to break-ins, sabotage, and acts of vandalism. While we have backup systems and contingency plans for certain aspects of our operations and business processes, our planning does not account for all possible scenarios and eventualities.

We have experienced and will likely continue to experience denial-of-service attacks, system failures, and other events or conditions that interrupt the availability or reduce the speed or functionality of our products and services. In addition, we may need to incur significant expenses to repair or replace damaged equipment and to remedy data loss or corruption as a result of these events. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could also materially and permanently harm our reputation, business and revenue. Frequent or persistent interruptions in our products and services could cause merchants, partners and users to believe that our products and services are unreliable, leading them to switch to our competitors or to stop using our products and services. Moreover, to the extent that any system failure or similar event causes losses to our customers or their businesses, these customers could seek compensation from us and those claims, even if unsuccessful, together with potential regulatory investigations, would likely be time-consuming and costly for us to address, and could divert management’s attention from operating our business.

Some of our agreements with third-party service providers do not require those providers to indemnify us for losses resulting from any disruption in service. Our agreements with some of our partners require us to indemnify them for losses resulting from any disruption in our services. As a result, our financial results may be significantly harmed.

If we fail to recruit new remittance partners and users or retain our existing remittance partners and users, our business and revenue will be harmed.

We must continually recruit new partners, merchants and users and retain existing partners, merchants and users in order to grow our business. Our ability to do so depends in large part on the success of our marketing efforts, our ability to enhance our services and our overall operating performance, to keep pace with changes in technology and our competitors and to expand our marketing partnerships and disbursement network.

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We have invested in software and technology in the past, and we expect to continue to spend significant amounts to acquire new partners, merchants and users and to keep existing remittance partners, merchants and users loyal to our service. We cannot assure you that the revenue from each partner, merchant and user we acquire will ultimately exceed the marketing, technology and development and promotion costs associated with acquiring them. We may not be able to acquire new partners, merchants and users in sufficient numbers to continue to grow our business, or we may be required to incur significantly higher expenses in order to acquire new partners, merchants and users. If the level of usage by our existing partners, merchants and users declines or does not continue as expected, we may suffer a decline in revenue. A decrease in the level of usage would harm our business and revenue.

Our business depends on our strong and trusted brands, and any failure to maintain, protect and enhance our brands would harm our business.

The brands under which we operate our business, including Tranglo and WalletKu, are important to our business. Our brands are predicated on the idea that partners, merchants and users will trust us and find value in building and growing their businesses with our products and services. Maintaining, protecting and enhancing our brand are critical to expanding our base of partners, merchants and users, as well as increasing engagement with our products and services. This will depend largely on our ability to maintain trust, be a technology leader, and continue to provide high-quality and secure products and services. Any negative publicity about our industry, our company, our controlling shareholder, the quality and reliability of our products and services, our risk management processes, changes to our products and services, our ability to effectively manage and resolve partners’, merchants’ and users’ complaints, our privacy and security practices, litigation, regulatory activity, the experience of partners, merchants and users with our products or services, and changes in the public opinion of us, could harm our reputation and the confidence in and use of our products and services. Harm to our brand can arise from many sources, including failure by us or our partners to satisfy expectations of service and quality; technological delays or failures; inadequate protection of sensitive information; compliance failures and claims; litigation and other claims; employee misconduct; and misconduct by our partners, service providers or other counterparties. If we do not successfully maintain strong and trusted brands, our business could be materially and adversely affected.

Our services must integrate with a variety of operating systems, networks and devices.

We are dependent on the ability of our products and services to integrate with a variety of operating systems and networks. Any changes in these systems or networks that degrade the functionality of our products and services, impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services, could seriously harm the levels of usage of our products and services. We also rely on bank platforms to process some of our transactions. If there are any issues with or service interruptions in these bank platforms, users may be unable to have their transactions completed in a timely manner or at all, which would have a material adverse effect on our business and results of operations. In addition, our hardware interoperates with mobile networks offered by telecom operators and mobile devices developed by third parties. Changes in these networks or in the design of these mobile devices may limit the interoperability of our hardware or software with such networks and devices and require modifications to our hardware or software. If we are unable to ensure that our hardware or software continues to interoperate effectively with such networks and devices, or if doing so is costly, our business may be materially and adversely affected.

We are experiencing ongoing rapid change and significant growth in our business and we may not succeed in managing or expanding our business across the expansive and diverse markets in which we operate.

Our business has become increasingly complex as we have expanded the number of platforms that we operate, the jurisdictions in which we operate, the types of products and services we offer, and the overall scale of our operations. We have significantly expanded and expect to continue to expand our headcount, office facilities, technology infrastructure and corporate functions. Failure to continue to do so could negatively affect our business. Moreover, the jurisdictions in which we operate are diverse and fragmented, with varying levels of economic and infrastructure development, and often do not operate efficiently across borders as a single or common market. Managing our growing businesses across these emerging markets requires considerable management attention and resources. Should we choose to expand into additional markets, these complexities and challenges could further increase. Each market presents its own unique challenges, and the scalability of our business is dependent on our ability to tailor our content and services to this diversity. In addition, the pace of regulatory change in the various jurisdictions in which we operate has been, and is expected to continue to be, rapid, while the impact and consequences of such change on our operations and our level of risk may be difficult to anticipate.

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As a result of the pace of change in the types of products and services we offer and the number of jurisdictions in which we operate, we face the risk that our management and employees may not have the capacity to appropriately attend to all necessary aspects of our business. For example, our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks, or be fully effective to identify, monitor, manage and remediate key risks. Additionally, our risk detection systems may be subject to a “false positive” risk detection rate, potentially making it difficult to identify real risks in a timely manner.

Further, as our business has grown and our service offerings have evolved, certain of our processes and systems have continued to rely on manual inputs which are more prone to errors and faults than more automated processes. There is a risk that the pace of our automation and systemization of these manual processes will be insufficient to prevent significant operational, reporting and regulatory errors.

Our growing multi-market operations also require certain additional costs, including costs relating to staffing, logistics, intellectual property protection, tariffs and potential trade barriers. Moreover, we may become subject to risks associated with:

●	recruiting and retaining talented and capable management and employees in various markets;
●	challenges caused by distance, language and cultural differences;
●	providing products and services that appeal to the tastes and preferences of users in multiple markets;
●	implementing our businesses in a manner that complies with local laws and practices, which may differ significantly from market to market;
●	maintaining adequate internal and accounting control across various markets, each with its own accounting principles that must be reconciled to U.S. GAAP upon consolidation;
●	currency exchange rate fluctuations;
●	protectionist laws and business practices;
●	complex local tax regimes;
●	potential political, economic and social instability; and
●	higher costs associated with doing business in multiple markets.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

If we fail to successfully identify and manage any of the above or other significant changes facing the business, or to identify and manage the risks to which we are or may be exposed, or successfully respond to technological developments in the industry, we may experience a material adverse effect on our business, financial condition and results of operations.

Our cross-border payment and money transfer services are exposed to foreign exchange risk.

The ability of our subsidiaries to effect cross-border payments and money transfers may be restricted by the foreign exchange control policies in the countries where we operate.

For example, Malaysia’s foreign exchange policies support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of the Central Bank of Malaysia (Bank Negara Malaysia) (“BNM”) via a set of foreign exchange administration rules (“FEA Rules”). The FEA Rules, which monitor and regulate both residents and non-residents currently provide that non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time, including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event Malaysia or any other country where we operate introduces any foreign exchange restrictions in the future, we may be affected in our ability to repatriate dividends or other payments from our subsidiaries in Malaysia or in such other countries.

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The exchange control law in Indonesia provides that money transfer operators shall only make transfers to operators that are licensed in their respective jurisdictions. The arrangement between Indonesian money operators and their foreign counterparts is subject to approval if it exceeds a certain threshold (US $25,000) from Bank Indonesia, the central bank of Indonesia. Further, a party wishing to convert an amount of Indonesian Rupiah into foreign currency that exceeds certain thresholds is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold, the person only needs to declare in a duly stamped letter that their aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system.

We face risks in expanding into new geographic regions.

We plan to continue expanding into new geographic regions, and we currently face and will continue to face risks entering markets in which we have limited or no experience and in which we may not be well-known. Offering our services in new geographic regions often requires substantial expenditures and takes considerable time, and we may not be successful enough in these new geographies to recoup our investments in a timely manner or at all. We may be unable to attract a sufficient number of merchants, partners or users, fail to anticipate competitive conditions, or face difficulties in operating effectively in these new markets. The expansion of our products and services globally exposes us to risks relating to staffing and managing cross-border operations; increased costs and difficulty protecting intellectual property and sensitive data; tariffs and other trade barriers; differing and potentially adverse tax consequences; increased and conflicting regulatory compliance requirements, including with respect to data privacy and security; lack of acceptance of our products and services; challenges caused by distance, language, and cultural differences; exchange rate risk; and political instability. Accordingly, our efforts to expand our global operations may not be successful, which could limit our ability to grow our business.

Acquisitions, partnerships, joint ventures, entries into new businesses, and divestitures could disrupt our business, divert management attention and harm our financial conditions.

We have in the past engaged in acquisitions and partnerships. In the future, we may engage in similar ventures, including joint ventures, new businesses, mergers and other growth opportunities such as the purchase of assets and technologies, especially as we expand into new markets. Acquisitions, partnerships or joint ventures and the subsequent integration of new companies or businesses require significant attention from our management, in particular to ensure that the corporate action does not disrupt any existing collaborations, or affect our users’, partners’ and merchants’ opinions and perceptions of our services and customer support. Investments and acquisitions could result in the use of substantial amounts of cash, increased leverage, potentially dilutive issuances of equity securities, goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business, and the invested or acquired assets or businesses may not generate the financial results we expect. Moreover, the costs of identifying and consummating these transactions may be significant. In addition to receiving the necessary corporate governance approvals, we may also need to obtain approvals and licenses from relevant government authorities for the acquisitions to comply with applicable laws and regulations, which could result in increased costs and delays.

For example, in November 2018, we acquired Tranglo, a leading provider of cross-border payment processing services worldwide. In July 2018, we acquired WalletKu, based in Indonesia, which provides mobile payment and airtime top-up services in Indonesia. In March 2021, we disposed of a controlling interest in WalletKu. In June 2022, we reacquired sufficient interest in WalletKu to hold a controlling interest in it.

The acquisitions of Tranglo and WalletKu, and the subsequent integration of these and future acquired businesses into ours, have required and will require significant attention from our management, in particular to ensure that the acquisitions or partnerships do not disrupt any existing collaborations, or affect our users’, partners’ and merchants’ opinions and perceptions of our services and customer support. Whether we realize the anticipated benefits from these acquisitions or partnerships depends, to a significant extent, on the integration of the target businesses into our group, the performance and development of the underlying services or technologies, our correct assessment of assumed liabilities and the management of the relevant operations. We may not be able to successfully integrate these businesses or products and the integration may divert our management’s focus from our core business and result in disruption to our normal business operations. The diversion of our management’s attention and any difficulties encountered in the integration could have a material adverse effect on our ability to manage our business.

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Unauthorized disclosure of sensitive or confidential merchant, partner or user information or our failure or the perception that we failed to comply with privacy laws or properly address privacy concerns could harm our business and standing with merchants, partners and users.

We collect, store, process, and use large amounts of personal information and other sensitive data in our business. A significant risk associated with our industry is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may harm our business and results of operations. We must ensure that all processing, collection, use, storage, dissemination, transfer and disposal of data for which we are responsible comply with relevant data protection and privacy laws, which differ from jurisdiction to jurisdiction. The protection of our merchant, partner, user and company data is critical to us. We rely on commercially available systems, software, tools and monitoring to provide secure processing, transmission and storage of confidential information, such as names, addresses, personal identification numbers, payment card numbers and expiration dates, bank account information, purchase histories and other data.

Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events, and our security measures may fail to prevent security breaches. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or our merchants or partners, could damage our reputation, expose us to litigation risk and liability, require us to expend significant funds to remedy problems and implement measures to prevent further breaches, subject us to regulatory scrutiny and potential fines or other disciplinary actions, subject us to negative publicity, disrupt our operations and have a material adverse effect on our business and standing with merchants, partners and users.

Failure to deal effectively with fraud, fictitious transactions, failed transactions or negative customer experiences would increase our loss rate and harm our business, and could severely diminish merchant, partner and user confidence in and use of our services.

We have in the past experienced, and may in the future continue to experience instances of fraud, fictitious transactions, failed transactions and disputes between senders and recipients. We also incur losses for claims that the transaction was fraudulent, made from erroneous transmissions or from closed bank accounts or have insufficient funds in them to satisfy payments.

If losses incurred by us relating to fraud, fictitious transactions and failed transactions become excessive, they could potentially result in the termination of our relationships with merchants, partners or users. In such case, the number of transactions processed through our platforms could decrease substantially and our business could be harmed. We are similarly subject to the risk of fraudulent activity associated with merchants, partners and third parties handling our user information. We have taken measures to detect and reduce the risk of fraud, but these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business could be materially and adversely affected.

We have a limited operating history in new and evolving markets and our historical results may not be indicative of our future results.

We have a limited operating history upon which to evaluate the viability and sustainability of our businesses. Our history of operating each of our businesses together is relatively short: WalletKu was launched in November 2017 and was acquired by us in July 2018; we acquired Tranglo in November 2018. As these businesses are expanding rapidly, our historical results may not be indicative of our future performance and you should consider our future prospects in light of the risks and uncertainties of early stage companies operating in fast evolving high-tech industries in emerging markets. Some of these risks and uncertainties relate to our ability to:

●	retain existing partners, merchants and users, attract new partners, merchants and users, and increase their engagement and monetization;

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●	maintain growth rates across our platforms in multiple markets;
●	maintain and expand our network of domestic, regional and global industry value chain partners;
●	upgrade our technology and infrastructure to support increased traffic and expanded offerings of products and services;
●	anticipate and adapt to changing partner, merchant and user preferences;
●	increase awareness of our brand;
●	adapt to competitive market conditions;
●	maintain adequate control of our expenses; and
●	attract and retain qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business, financial condition and results of operations may be materially and adversely affected.

Our business model may change in the future and we may provide services that are not currently provided or planned for in our strategies.

We operate in a highly competitive and fast evolving industry which requires us to constantly make changes depending on industry dynamics, regulatory environment and our partners’, merchants’ and users’ needs. We may have to change our current business model for our business to cope with such changes and we cannot guarantee that our current business model will remain the same going forward. For example, our acquisition of Tranglo in November 2018 moved us into the upstream payment processing business where we can provide switching services and our July 2018 acquisition of WalletKu marked our entry into the mobile payment and airtime top-up businesses in Indonesia. Furthermore, we cannot assure you that our business model, as it currently exists or as it may evolve, will enable us to become profitable or to sustain operations.

Our risk management system may not be adequate or effective in all respects.

Management of our operational, legal and regulatory risks requires us to, among other things, develop and implement policies and procedures to properly record and verify a large amount of data. We collect and process certain personal data of our users, including, among others, identification information, email addresses, passwords, as well as billing information, such as credit card numbers, full names, billing addresses, and phone numbers. While we have taken steps to verify the source and authenticity of such data, our security and screening measures could be compromised and fail to detect false or wrongful information. We cannot guarantee that our measures to verify the authenticity of such information will be adequate. Failure or the ineffectiveness of these systems could subject us to penalties or sanctions by the relevant regulatory authority in the respective jurisdiction, such as under anti-money laundering and counter-terrorist financing laws and regulations, and have a material and adverse effect on our business, financial condition and results of operations.

We offer payments, money transfer and other products and services to a large number of users, and we are responsible for vetting and monitoring these customers and determining whether the transactions we process for them are legitimate. Despite measures we have taken and continue to take, our payment system remains susceptible to potentially illegal or improper uses. These may include the use of our payment services in connection with fraudulent sales of goods or services, software and other intellectual property piracy, money laundering, bank fraud and prohibited sales of restricted products. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud.

When our products and services are used to process illegitimate transactions, and we settle those funds to merchants, partners and users and are unable to recover them, we suffer losses and liability. These types of illegitimate transactions can also expose us to governmental and regulatory sanctions. The highly automated nature of, and liquidity offered by, our payments and money transfer services make us a target for illegal or improper uses, including fraudulent or illegal sales of goods or services, money laundering, and terrorist financing. Identity thieves and those committing fraud using stolen or fabricated credit card or bank account numbers, or other deceptive or malicious practices, potentially can steal significant amounts of money from businesses like ours. In configuring our payments and money transfer services, we face an inherent trade-off between security and customer convenience. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. In addition, when we introduce new services, focus on new business types, or begin to operate in markets where we have a limited history of fraud prevention, we may be less able to forecast and reserve accurately for those losses. Furthermore, if our risk management policies and processes contain errors or are otherwise ineffective, we may suffer large financial losses, we may be subject to civil and criminal liability, and our business may be materially and adversely affected.

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We require a significant amount of pre-funding in each market that we operate in order to facilitate our real-time foreign exchange services; insufficient pre-funding may result in an inability to complete real-time money transfer or exchange services on behalf of our customers.

To facilitate our foreign exchange transfer and cash pick-up services, in each of the jurisdictions we operate, we are pre-funded in U.S. Dollars by our business-to-business (“B2B”) partners such as WISE and Singtel. The pre-funding amount that we request and its timeframe is determined from our business operations and estimates that are made based on past practices, and hence may not be accurate or sufficient to meet actual needs. If there is insufficient pre-funding, we typically will not complete the money transfer or exchange, and the transaction will therefore be delayed. If we are unable to correctly predict our estimates or take measures to cover pre-funding shortage, we may not be able to complete the money transfer or exchange for our customers and as a result, our operations, reputation and business could be adversely affected.

The funding process used by certain customers of Tranglo relies on XRP, a cryptocurrency, and certain services provided by Ripple Services, Inc. and two cryptocurrency exchanges; if they are not able to continue to provide services due to regulatory change, our business, financial condition and results of operations may be materially adversely effected.

The funding process used by certain customers of Tranglo relies on XRP, a cryptocurrency, and certain services provided by Ripple Services and two cryptocurrency exchanges. As of June 30, 2024, only six of Tranglo’s 90 active customers utilize this funding process, and these customers (Sentbe Pte Ltd, Eastern & Allied Pty Ltd, Xbaht AB, Pyypl Ltd, Digitel Co. Ltd and Ripple Markets De LLC) are each regulated financial institutions in their respective jurisdictions. For the six months ended June 30, 2024, all On-Demand Liquidity (“ODL”) customers accounted for 5.2% of the remittance revenue (or 3.5% of total revenue), 5.5% of the total remittance value and 4.0% of the total remittance transactions of Tranglo. The active customers and their partners may be subject to new or additional regulation in jurisdictions where they operate or in which they offer services to us or our other partners with respect to their use of and transactions involving cryptocurrency, and they may also be required to obtain relevant licenses in order to provide services to us, our customers or our other partners. While we are currently not required to obtain any cryptocurrency-specific approvals or licenses for our existing operations that involve cryptocurrency, and we have obtained the relevant non-cryptocurrency-specific approvals or licenses for those operations, the regulation of cryptocurrency in the jurisdictions where we operate may evolve or change or new licensing regimes may be introduced in the future to regulate such activities. In addition, while Tranglo does not offer services to U.S. persons and has adopted stringent know-your-customer processes and procedures which insure that its customers, which are businesses, are not U.S. persons, access of these partner services by U.S. persons could raise regulatory issues under U.S. law, including potential violations of U.S. securities, commodities, cryptocurrency custody, exchange and transfer, data governance, data protection, anti-corruption, cybersecurity and tax laws. While we are not aware of any pending regulatory changes which would prevent our partner from continuing to provide their services to our customers and believe it to have all relevant approvals or licenses therefor, we cannot provide any assurance in that regard or that our partner would be able to respond to any regulatory changes in a manner which did not impact our business. If our partner is not allowed to continue to provide their services due to regulatory changes or if the customers or our partner fail to obtain required licenses or comply with applicable regulations, and we are not able to migrate those customers to non-cryptocurrency based funding processes, our business, financial condition and results of operations may be materially adversely effected.

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Increased adoption of the funding process Tranglo offers which relies on XRP may reduce our remittance revenue, and our business, financial condition and results of operations may be materially adversely effected.

The pre-funding mechanism Tranglo offers that relies on XRP prefunding generates lower transaction fees and Forex gains for Tranglo. For the three months ended June 30, 2024, the average transaction fee take rate and the Forex gain take rate for remittance flows that used XRP prefunding, as measured in Ringgit (RM), were 0.22% and 0.12%, respectively, or a total of 0.34%, compared to 0.28% and 0.09%, respectively, or a total of 0.37%, for remittance flows that used fiat currency prefunding. Accordingly, for the same total processing value (“TPV”) processed, the average revenue generated from the XRP prefunded remittance transactions was around 8.1% lower than that from fiat currency prefunded transactions. As additional customers of Tranglo adopt the XRP funding mechanism to lower their costs, Tranglo will experience reduced revenue from transaction fees and Forex gains. We anticipate that these fee savings will help Tranglo capture more market share and increase the total number and transaction value of the transactions processed. However, there can be no assurance that the increase in the total number and transaction value of the transactions processed will generate enough revenue to offset the impact of the lower fees charged, and if they do not, our business, financial condition and results of operations may be materially adversely effected.

Recent volatility, security breaches, manipulative practices, business failure and fraud in the cryptocurrency industry may adversely impact adoption and use by customers of Tranglo’s ODL service, and as a result our business, financial condition and results of operations may be materially adversely effected.

The cryptocurrency industry has recently experience highly volatile prices, business failures and bankruptcy filings by cryptocurrency exchanges and other industry participants, alleged or apparent security breaches and claims of manipulative practices and fraud. Tranglo’s ODL funding service relies on the cryptocurrency XRP. To the extent these recent problems and concerns regarding the cryptocurrency industry cause Tranglo’s customers to limit their use of its ODL service, or decline to use it altogether, or Tranglo’s business reputation is otherwise materially adversely affected by these concerns, our business, financial condition and results of operations may be materially adversely effected. In addition, in the event that Ripple Labs Singapore Pte. Ltd is forbidden to conduct its XRP business in certain jurisdictions or Ripple Labs Singapore Pte. Ltd decides to withhold ODL funding services in certain jurisdictions, the ODL business of Seamless will need to stop in these countries, which would lead to a decline in the remittance volume Seamless processes unless customers elect to continue to use Seamless for remittance.

In addition, the regulation of the cryptocurrency industry is evolving, and jurisdictions continue to evaluate if, and how, it should be regulated in their jurisdictions. Currently, we are only required to comply with regulations in Singapore; however, there can be no assurance we will not be required to obtain additional licenses in multiple jurisdictions. Until we obtain such licenses, assuming we are able to conduct our ODL funding service in compliance with new regulations, we may be forced to suspend or cease operation in those jurisdictions which would have a material adverse effect on our business, financial condition and results of operations.

On March 10, 2023, Silicon Valley Bank failed. Soon afterwards, Signature Bank and Silvergate Bank also failed. As most of the crypto exchanges and crypto market traders maintained accounts with these three banks, their near simultaneous collapse resulted in illiquidity for the crypto markets worldwide. Tranglo maintained its crypto wallets in two crypto exchanges, namely Independent Reserve and Coins.ph, and used these two exchanges to instantaneously liquidate the XRP it receives from its ODL remittance partners (“ODL RPs”) under the instructions of RippleNet. During the illiquidity caused by the collapses, it became difficult for the two crypto exchanges to execute the timely liquidation of XRP. After considering the market conditions, Ripple Labs Singapore Pte. Ltd. decided, and Tranglo agreed, to reduce the ODL services for certain active ODL RPs in mid-March 2023, thus lowering the processing volume of ODL transactions and to ensure that instantaneous liquidation of XRP was still possible for those remaining ODL RPs. To enact partial reduction, Tranglo requested that its ODL RPs switch to using fiat currency for prefunding instead. Eventually, most of Tranglo’s ODL RPs adopted the fiat prefunding channel and continued their business via Tranglo, and as a result, Tranglo’s TPV for the month of March 2023 actually increased by 17% as compared to the month of February 2023.

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For the month of February 2023, Tranglo’s monthly TPV was RM1.35 billion, representing an average daily TPV of RM48 million, of which 26% was ODL flows. On March 15, 2023, due to the market illiquidity, the ODL services were suspended for nine out of 11 active ODL RPs. For the two-week period prior to the partial suspension, from March 1, 2023 to March 14, 2023, Tranglo processed $37.8 million ODL transactions, representing a daily average of $2.7 million. For the two-week period after the partial suspension, from March 15, 2023 to March 28, 2023, Tranglo processed only $2.5 million ODL transactions, which represented a daily average of $0.18 million. This post-suspension daily average ODL transactions was only 6.7% of that of the pre-suspension level. The ODL services were gradually resumed after a two-week suspension, in early April 2023.

For the month of February 2023, ODL flows represented 26% of Tranglo’s total remittance TPV. However, for the month of June 2024, ODL flows represented only 5.5% of total remittance TPV. As the ODL flows recovered very slowly two months after the resumption of ODL services, Seamless does not anticipate the ODL flows will return to pre-suspension levels in the near future. Seamless expects that the ODL flows may not reach pre-suspension levels until 2025 at the earliest. However, the reduction in ODL flows post-suspension did not result in an overall reduction in Tranglo’s TPV as the ODL RPs switched their remittance business to fiat currency. For the month of June 2024, Tranglo’s remittance TPV was RM1.94 billion, which compared to RM1.43 billion for the month of April 2023, an increase of 35.7%.

If a similar liquidity event were to occur in the future, our ODL services and the use thereof could similarly change, and further affect our business and results of operations.

Our strategic partner, Ripple Labs Singapore Pte. Ltd., owns 40% of Tranglo and pursuant to a certain Shareholders’ Agreement, has certain contractual rights that could temporarily disrupt Tranglo’s existing business or prevent our ability to expand it.

Ripple Labs Singapore Pte. Ltd. owns 40% interest in Tranglo. There is a Shareholders’ Agreement between Seamless and Ripple Labs Singapore Pte. Ltd. that governs the operations of Tranglo. Pursuant to the Shareholders’ Agreement, Ripple Labs Singapore Pte. Ltd. is entitled to appoint two members of the Tranglo board. On November 2, 2023, one of the directors (Investor Director) appointed by Ripple Labs Singapore Pte. Ltd. resigned from the board of Tranglo. The parties amended the Shareholders’ Agreement on November 7, 2023 to reflect the resignation of the Investor Director, and to waive the requirement for at least one (1) Investor Director to be included in the quorum of the meetings or adjourned meetings of the Board of such Group Company under Clause 4.4.2. While Seamless has a right to appoint a majority of the board of directors of Tranglo, certain matters require the cooperation, or in some cases, approval by Ripple Labs Singapore Pte. Ltd. Ripple Labs Singapore Pte. Ltd.’s interests may not be the same as, or may conflict with, the interests of us or our stockholders. Tranglo cannot undertake certain actions or transactions without the consent of Ripple Labs Singapore Pte. Ltd., including but not limited to:

●	an initial public offering;
●	any determinations with respect to merger or sale of the whole or a substantial part of the assets;
●	changes to the capital structure;
●	a change in the nature or scope of the business;
●	incurrence of certain amount of debt;
●	any declaration or payment of any dividends or other distribution of profits;
●	entering into any joint venture, partnership or profit sharing arrangement with any person and any amendment to the terms of such venture, partnership or arrangement;
●	variation of any rights attaching to any shares in the capital of Tranglo or making of any call upon monies unpaid in respect of any issued shares;
●	introduction or revision of any share option plan;
●	save for the issuance of shares or the grant of options in connection with or pursuant to any duly approved and established share option scheme or plan;
●	repurchase of shares other than pursuant to any duly approved and established share option scheme or plan(s); and
●	any related party transactions that exceed a certain amount of value.

These limitations could result in disagreements between Seamless and Ripple Labs Singapore Pte. Ltd. In the event of an unresolved disagreement between the shareholders, the Shareholders’ Agreement provides for means through which a deadlocked topic will be resolved, including through arbitration.

As a result, our ability to take certain actions may temporarily be delayed or prevented, including actions that our other shareholders, including you, may consider favorable. We will not be able to terminate or amend the Shareholders’ Agreement, except in accordance with its terms, which would require the consent of Ripple Labs Singapore Pte. Ltd. See “Certain Relationships and Related Party Transactions—Seamless Related Party Transactions—Shareholders’ Agreement.”

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Our ODL business depends on Ripple Services Inc. depositing enough XRP for liquidation to yield an amount of fiat currency, such as U.S. dollars, equal to the amount purchased by our customer.

As part of any ODL funding transaction, our strategic partner, Ripple Labs Singapore Pte. Ltd provides our customers with an amount of XRP representing a specific amount of fiat currency, such as U.S. dollars for prefunding purposes. Our customers then deposit that amount of XRP into our account and we automatically direct the exchange to liquidate the XRP into the equal amount of fiat currency. Despite that these transactions occur nearly simultaneously, there is a possibility that the exchange rate could result in a deposit of a lesser amount of fiat currency. In that case, there is a collateral pool or slippage pool, that is available and is immediately drawn upon to fund the requisite amount of fiat currency. If that pool was unavailable or insufficiently funded, and we were unable to receive the requisite amount of fiat currency, we will suspend the liquidation process and credit only to our customer whatever amount of fiat currency we obtain from the liquidation process. The commitment or obligation to credit our customer with the full amount of the fiat currency rests with Ripple Services Inc. and Tranglo is not responsible for the shortfall if Ripple Services Inc. is not providing enough XRP in our Slippage Pool. Prior to the disruption in the cryptocurrency markets in spring 2023, the ODL business represented approximately 35% of our monthly transaction processing volume. Thus, any failure of Ripple to properly fund the slippage pool or any disruption in the cryptocurrency markets causing a reduction in the use of the ODL funding mechanism could have a material adverse effect on our results of operations.

We are subject to risks associated with our Deed of Guarantee and the terms of thereof may contractually limit our ability to incur additional indebtedness.

Seamless has entered into a Deed of Guarantee with Regal Planet Limited and Kong King Ong Alexander, as guarantors, and Ripple Labs Singapore Pte. Ltd., pursuant to which Seamless will be a guarantor of GEA Limited, its wholly-owned subsidiary, in connection with the Master XRP Commitment to Sell Agreement and each Line of Credit Addendum related thereto, between Ripple Labs Singapore Pte Ltd. and GEA Limited. The amount guaranteed under such Deed of Guarantee is $27 million as of June 30, 2024. The current amounts outstanding can be declared immediately due and payable by Ripple Labs Singapore Pte. Ltd. and Ripple Labs Singapore Pte. Ltd. may make additional advances to GEA Limited from time to time pursuant to the Master XRP Commitment to Sell Agreement, which additional advances will also be guaranteed pursuant to the Deed of Guarantee. Seamless’ obligation with respect to the guarantee will terminate six months after the consummation of the Business Combination.

The Deed of Guarantee requires us to comply with certain financial and operational covenants, including maintaining a ratio of current assets to current liabilities of 0.86; a ratio of cash to current assets of 0.58; and a ratio of cash to current liabilities of 0.68. In addition, until terminated, the Deed of Guarantee restricts us from conducting any business which would materially affect our guarantee. As a result, we may be restricted in incurring additional indebtedness and will be required to maintain cash levels in a way that could negatively affect our business and results of operations.

We rely upon the Internet infrastructure, data center providers and telecommunications networks in the markets where we operate.

Our business depends on the performance and reliability of the Internet infrastructure and contracted data center providers in the markets where we operate. We may not have access to alternative networks or data servers in the event of disruptions or failures of, or other problems with, the relevant Internet infrastructure. In addition, the Internet infrastructure, especially in the emerging markets where we operate, may not support the demands associated with continued growth in Internet usage.

We rely on third parties in many aspects of our business, including, among others:

●	networks, banks, payment processors and payment gateways that link us to bank clearing networks to process transactions;

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●	third parties that provide certain outsourced customer support and product development functions, which are critical to our operations; and
●	third parties that provide facilities, infrastructure, components and services, including data center facilities and cloud computing.

We use third-party data center providers for the storing of data related to our business. We do not control the operation of these facilities and rely on contracted agreements to govern their performance. The owners of the data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center providers is acquired by another party, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible lengthy service interruptions in connection with doing so. Any changes in third-party service levels at our data centers or any errors, defects, disruptions, or other performance problems with our business could adversely affect our reputation and adversely affect the user experience. Interruptions in our services might reduce our revenue, subject us to potential liability, and materially and adversely affect our business.

We also rely on major telecommunication operators in the markets where we operate to provide us with data communications capacity primarily through local telecommunications lines and data centers to host our servers. We and our users may not have access to alternative services in the event of disruptions or failures of, or other problems with, the fixed telecommunications networks of these telecommunications operators, or if such operators otherwise fail to provide such services. Any unscheduled service interruption could disrupt our operations, damage our reputation and result in a decrease in our revenue. Furthermore, we have no control over the costs of the services provided by the telecommunications operators to us and our users. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be significantly reduced. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn may cause our revenue to decline.

The third parties that we rely on to process transactions may fail or refuse to process transactions adequately. Any of the third parties we use may breach their agreements with us, refuse to renew these agreements on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competing services. Financial or regulatory issues, labor issues, or other problems that prevent these third parties from providing services to us or our customers could harm our business. If our service providers do not perform satisfactorily, our operations could be disrupted, which could result in customer dissatisfaction, damage our reputation, and harm our business.

The digital wallet market in Asia is developing, and the expansion of our business depends on the continued growth of digital wallets, as well as increased availability, quality and usage of mobile devices and the Internet in Asia.

Our future revenues depend substantially on users’ widespread acceptance and use of mobile devices and the Internet as a way to transmit money and conduct commerce. Rapid growth in the use of mobile devices and the Internet (particularly as a way to transfer funds, provide and purchase products and services) is a relatively recent phenomenon in some of the jurisdictions in which we operate and we cannot assure you that the current level of acceptance and usage will continue or increase. Furthermore, if the penetration of mobile devices and Internet access in the less developed countries in which we operate do not increase quickly, it may limit our potential growth, particularly in regions with low levels of Internet quality and access and/or low levels of income.

Mobile devices penetration and Internet penetration in less developed countries in which we operate may never reach the levels seen in more developed countries due to factors that are beyond our control, including the lack of necessary network infrastructure, economic and political development, access to affordable mobile devices or delayed development of enabling technologies, performance improvements and security measures. The infrastructure for the Internet in such countries may not be able to support continued growth in the number of users, their frequency of use or their bandwidth requirements. Delays in telecommunication and infrastructure development or other technology shortfalls may impede improvements in Internet reliability in such countries. If telecommunications services are not sufficiently available to support the growth of the Internet in such countries, user response times could be slower, which would reduce Internet usage and potentially decrease our user base. We also cannot predict whether users in these developing countries will have easy access to affordable mobile devices, and the lack thereof may decrease mobile penetration which would limit the growth of our user base. In addition, even if mobile devices and the Internet penetration in such countries increase, this may not lead to growth in e-wallet transactions due to a number of factors, including lack of confidence from users in online security.

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Furthermore, the rising price of Internet access and Internet-connected devices, such as personal computers, tablets, mobile phones and other portable devices, may limit our growth, particularly in countries or regions with low levels of income. Income levels in many countries in Southeast Asia are significantly lower than in the United States and other more developed countries, while prices of both portable devices and Internet access in certain countries in Southeast Asia are higher than those in more developed countries. Income levels in Southeast Asia may decline and device and access prices may increase in the future. Any of these factors could materially and adversely affect our ability to generate future revenues.

A significant change, material slowdown or complete disruption in international migration patterns could adversely affect our business, financial condition and results of operations.

Our money transfer business relies in part on international migration patterns, as individuals move from their native countries to countries with greater economic opportunities or a more stable political environment. A significant portion of money transfer transactions are initiated by immigrants sending money back to their native countries. Changes in immigration laws that discourage international migration and political or other events (such as war, terrorism or epidemics) that make it more difficult for individuals to migrate or work abroad could adversely affect the need for money transfer transactions and growth rate. Sustained weakness in global economic conditions could reduce economic opportunities for migrant workers and result in reduced or disrupted international migration patterns. Reduced or disrupted international migration patterns are likely to reduce the number of our money transfer transactions and therefore have an adverse effect on our results of operations.

We may fail to attract, motivate and retain the key members of our management team or other experienced and capable employees.

Our future success is significantly dependent upon the continued service of our executives and other key employees. If we lose the services of any member of management or any key personnel, we may not be able to locate a suitable or qualified replacement and we may incur additional expenses to recruit and train a replacement, which could severely disrupt our business and growth.

To maintain and grow our business, we will need to identify, hire, develop, motivate and retain highly skilled employees. Identifying, recruiting, training, integrating and retaining qualified individuals requires significant time, expense and attention. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. We may also be subject to local hiring restrictions in certain markets, particularly in connection with the hiring of foreign employees, which may affect the flexibility of our management team. If our management team, including any new hires that we make, fails to work together effectively and execute our plans and strategies, or if we are not able to recruit and retain employees effectively, our ability to achieve our strategic objectives will be adversely affected and our business and growth prospects will be harmed.

Competition for highly skilled personnel is intense, particularly in Southeast Asia where most of our business operations are located. We may need to invest significant amounts of cash and equity to attract and retain new employees and we may not be able to realize returns on these investments.

An increase in the use of credit cards or bank transfers, or an increase in the use of digital currencies, as a means of payment in the markets in which we operate, may result in lower growth or a decline in the use of our services.

Many of our users do not readily have access to credit card or bank transfer services, or may be unwilling to use credit cards for electronic transactions over the Internet, and require alternative methods for payment for online products and services. A significant increase in the availability, acceptance and use of credit cards, bank transfer services or digital currencies for online payments by consumers in the markets in which we operate could adversely affect the growth of our business, our financial condition and results of operations.

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Customer complaints or negative publicity about our customer service could reduce usage of our products and services.

Customer complaints or negative publicity about our customer service could severely diminish consumer confidence in and use of our products and services. Breaches of our customers’ privacy and our security measures could have the same effect. Measures we sometimes take to combat risks of fraud and breaches of privacy and security, such as freezing customer funds, can damage relations with our customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities. Effective customer service requires significant expenses, which, if not managed properly, could impact our profitability significantly. Any inability by us to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may suffer and we may lose our customers’ confidence.

We may not be able to protect our intellectual property rights.

We believe the protection of our intellectual property, including our trademarks, patents, copyrights, domain names, trade dress, and trade secrets, is critical to our success. We seek to protect our intellectual property rights by relying on applicable laws and regulations, as well as a variety of administrative procedures. We also rely on contractual restrictions to protect our proprietary rights when offering or procuring products and services, including confidentiality agreements with parties with whom we conduct business.

However, contractual arrangements and other steps we have taken to protect our intellectual property may not prevent third parties from infringing or misappropriating our intellectual property or deter independent development of equivalent or superior intellectual property rights by others. Trademark, copyright, patent, domain name, trade dress and trade secret protection are expensive to maintain and may require litigation. Protecting our intellectual property rights and other proprietary rights is expensive and time-consuming and may not be successful in every jurisdiction. Also, we may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. We have licensed certain of our proprietary rights, such as trademarks or copyrighted material, to others in the past, and expect to do so in the future. These licensees may take actions that diminish the value of our proprietary rights or harm our reputation. Any failure to protect or enforce our intellectual property rights adequately, or significant costs incurred in doing so, could materially harm our business. In addition, the laws of some jurisdictions in which we operate may only provide us with a limited or variable extent of protection in relation to software and intellectual property rights.

As the number of products in the software industry increases and the functionalities of these products further overlap, and as we acquire technology through acquisitions or licenses, we may become increasingly subject to infringement claims, including patent, copyright, and trademark infringement claims. We may be required to enter into litigation to determine the validity and scope of the patents or other intellectual property rights of others. The ultimate outcome of any allegation is uncertain and, regardless of the outcome, any such claim, with or without merit, may be time-consuming, result in costly litigation, divert management’s time and attention from our business, require us to redesign our products, or require us to pay substantial amounts to satisfy judgments or settle claims or lawsuits or to pay substantial royalty or licensing fees, or to satisfy indemnification obligations that we have with some of our customers. Our failure to obtain necessary licenses or other rights, or litigation or claims arising out of intellectual property matters, may materially and adversely affect our business.

Our quarterly results of operations and operating metrics fluctuate significantly and are unpredictable and subject to seasonality, which could result in the trading price of our Ordinary Shares being unpredictable or declining.

Our quarterly results of operations may vary significantly and are not necessarily an indication of future performance. These fluctuations may be due to a variety of factors, some of which are outside our control and may not fully reflect the underlying performance of our business. Our limited operating history combined with the rapidly evolving markets also contribute to these fluctuations. Fluctuations in quarterly results may materially and adversely affect the predictability of our business and the price of our Ordinary Shares.

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Factors that may cause fluctuations in our quarterly financial results include our ability to attract and retain new partners, merchants and users; the timing, effectiveness, and costs of expansion and upgrades of our systems and infrastructure, as well as the success of those expansions and upgrades; the outcomes of legal proceedings and claims; our ability to maintain or increase revenue, gross margins, and operating margins; our ability to continue introducing new services and to continue convincing customers to adopt additional offerings; increases in and timing of expenses that we may incur to grow and expand our operations and to remain competitive; period-to-period volatility related to fraud and risk losses; system failures resulting in the inaccessibility of our products and services; changes in the regulatory environment, including with respect to security, privacy, or enforcement of laws and regulations by regulators, including fines, orders, or consent decrees; changes in global business or macroeconomic conditions; unusual weather conditions; and the other risks described in this prospectus.

We may need additional capital but may not be able to obtain it on favorable terms or at all.

We may require additional cash capital resources in order to fund future growth and the development of our businesses, including expansion of our money transfer, airtime business and mobile payment businesses and any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets, governmental regulations over foreign investment and the money transfer and digital financial services industries. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity linked securities could result in significant dilution to our existing shareholders.

We have limited business insurance coverage.

Insurance products currently available in Asia are not as extensive as those offered in more developed regions. Consistent with customary industry practice in Asia, our business insurance is limited and we do not carry business interruption insurance to cover our operations. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured damage to our platforms, technology infrastructures or disruption of our business operations could require us to incur substantial costs and divert our resources, which could have an adverse effect on our business, financial condition and results of operations.

We are subject to risks related to litigation, including intellectual property claims, consumer protection actions and regulatory disputes. Legal proceedings against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.

We may be, and in some instances have been, subject to claims, lawsuits (including class actions and individual lawsuits), government investigations, and other proceedings involving intellectual property, consumer protection, privacy, labor and employment, immigration, import and export practices, competition, accessibility, securities, tax, marketing and communications practices, commercial disputes, and other matters.

We expect that the number and significance of our legal disputes and inquiries will increase as we grow larger, as our business expands in scope and geographic reach, and as our products and services increase in complexity.

Becoming a public company will raise our public profile, which may result in increased litigation. In addition, some of the laws and regulations affecting the Internet, mobile commerce, payment processing, business financing, and employment did not anticipate businesses like ours, and many of the laws and regulations affecting us have been enacted relatively recently. As a result, there is substantial uncertainty regarding the scope and application of many of the laws and regulations to which we are subject, which increases the risk that we will be subject to claims alleging violations of those laws and regulations. In the future, we may also be accused of having, or be found to have, infringed or violated third-party intellectual property rights.

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Regardless of the outcome, legal proceedings can have a material and adverse impact on us due to their costs, diversion of our resources, and other factors. Claimants may seek, and we may become subject to, preliminary or provisional rulings in the course of litigation, including preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle legal disputes on terms that are unfavorable to us. Furthermore, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that we may not choose to appeal or that may not be reversed upon appeal. We may have to seek a license to continue practices found to be in violation of a third party’s rights. If we are required, or choose to enter into, royalty or licensing arrangements, such arrangements may not be available on reasonable terms or at all and may significantly increase our operating costs and expenses. As a result, we may also be required to develop or procure alternative non-infringing technology or discontinue use of infringing technology, and doing so could require significant effort and expense or may not be feasible. In addition, the terms of any settlement or judgment in connection with any legal claims, lawsuits, or proceedings may require us to cease some or all of our operations or pay substantial amounts to the other party and could materially and adversely affect our business.

In addition, the laws and regulations in many jurisdictions in Southeast Asia, including Indonesia, place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. For example, in Indonesia, direct and indirect foreign investment in e-money businesses is capped at 49%. If WalletKu wishes to continue growing its business with a floating fund exceeding IDR1,000,000,000 (approximately US $68,205), it may be required to restructure its ownership structure prior to submitting the application for an e-money license to Bank Indonesia in the future. The restructuring of WalletKu, if required, may impact our ability to consolidate our operations in Indonesia, and we may face uncertainties with our future Indonesian partner, who could potentially have a majority share in WalletKu and effectively control the business. Further, under Indonesian laws and regulations, any agreements containing statements by Indonesian shareholders that they hold shares in an Indonesian company for the benefit of a foreign beneficiary may be rendered void. Currently WalletKu relies on a business partner, PT E2Pay Global Utama, to provide e-money services in Indonesia, and has no plans to submit an application for an e-money license there. If we are unable to successfully manage our expansion into the Indonesian e-money business, WalletKu’s future growth and business development in Indonesia may be materially and adversely effected.

After giving effect to the divestiture of equity interests in certain entities at Closing (the “Divestitures”), Mr. Kong will continue to own a majority of the outstanding shares of Currenc and (i) TNG Asia, (ii) FNTI and (iii) GEA (“the Divested Entities”). As a result of these ownership interests, Currenc and the divested entities could be considered to be affiliates and creditors of the Divested Entities could seek to enforce liabilities of the Divested Entities against Currenc. There can be no assurance that a creditor of the Divested Entities would not successfully be able to hold Currenc liable for actions or debts of the Divested Entities, which could have a negative impact on our operations and financial condition.

An occurrence of a natural disaster, widespread health epidemic or other outbreaks could seriously harm our business, financial condition and results of operations.

Natural disasters, such as fires or floods, the outbreak of a widespread health epidemic, or other events, such as wars, acts of terrorism, political events, environmental accidents, power shortages or communication interruptions could seriously harm our business. The occurrence of a disaster or similar event could materially disrupt our business and operations. These events could also cause us to close our operating facilities temporarily, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. In addition, our revenue could be significantly reduced to the extent that a natural disaster, health epidemic or other major event harms the economies of Southeast Asia or any other jurisdictions where we may operate. Our operations could also be severely disrupted if our consumers, merchants or other participants were affected by natural disasters, health epidemics or other major events.

Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws may harm our results of operations.

Changes in tax laws, regulations, related interpretations and tax accounting standards in Southeast Asia or the Cayman Islands may result in a higher tax rate on our earnings, which may significantly reduce our profits and cash flows from operations. In addition, our results of operations and financial condition may decline if certain tax incentives are not retained or renewed. Tax rules in jurisdictions we operate, particularly at the local level, can change without notice. We may not always be aware of all such changes that affect our business and we may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for our company.

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We are a holding company and do not have any material assets other than the shares of our subsidiaries and any change in our ability to repatriate dividends or other payments from our subsidiaries could materially adversely affect us.

We are a Cayman Islands exempted company with limited liability. Our material assets are our direct and indirect equity interests in our subsidiaries, particularly Tranglo and WalletKu. We are, therefore, dependent upon payments, dividends and distributions from our subsidiaries for funds to pay our operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our Ordinary Shares, and we may have tax costs in connection with any dividend or distribution. Furthermore, exchange rate fluctuations will affect the U.S. Dollar value of any distributions our subsidiaries make with respect to our equity interests in those subsidiaries. See “—Risks Related to Investments Outside of the United States—Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.” In addition, since we rely principally on dividends and other payments from our subsidiaries for our cash requirements, any restrictions on such dividends or other payments in the jurisdictions we operate could materially and adversely affect our liquidity, financial condition and results of operations.

We may cease to benefit from assets and licenses held by our subsidiaries that are critical to the operations of our business if our subsidiaries were to declare bankruptcy or become subject to dissolution or liquidation proceedings.

Our future success is significantly dependent upon the continued service of our executives and we do not have priority pledges and liens against the assets of our subsidiaries. If our subsidiaries undergo involuntary liquidation proceedings, third-party creditors may claim rights to some or all of their assets and we may not have priority against such third-party creditors on the assets and licenses of our subsidiaries. If our subsidiaries liquidate, we may take part in the liquidation procedures as a general creditor under the relevant statute or legal framework and recover any outstanding liabilities owed by our subsidiaries.

Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm economies in Southeast Asia and the price of securities of companies operating in Southeast Asia, including the price of our Ordinary Shares.

The market for securities issued by us is influenced by economic and market conditions in Southeast Asia and, to varying degrees, market conditions in other emerging markets, as well as the United States, Europe and other countries. To the extent the conditions of the global markets or economy deteriorate, our business in such markets may be harmed. The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of global growth rates, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in other emerging market countries have at times significantly affected the availability of credit to fintech companies.

Crises and political instability in other emerging market countries, the United States, Europe or other countries could decrease investor demand for our Ordinary Shares. The United Kingdom’s exit from the European Union, political developments there, on the European continent and in the United States, hostilities in Ukraine and elsewhere, including the Middle East, as well as potential crises and forms of political instability arising therefrom or any other unforeseen development, may harm our business and the price of our Ordinary Shares.

We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, that are subject to certain OFAC restrictions.

We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, are subject to certain OFAC restrictions. While we are not aware of any such circumstances, it is possible that our money transfer services or other services could be used to facilitate violations of U.S. law or regulations. Such circumstances could result in increased compliance costs, regulatory inquiries, suspension or revocation of required licenses or registrations, seizure or forfeiture of assets and the imposition of civil and criminal fees and penalties on our part. In addition to monetary fines or penalties that we could incur, we could be subject to reputational harm that could have a material adverse effect on our business, financial condition and results of operations.

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Our user metrics and other estimates are subject to inherent challenges in measuring our operating performance.

We regularly review metrics, including the number of our merchants, partners and users and number of transactions, to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our platforms are used across large populations throughout Southeast Asia. For example, we believe that we cannot distinguish individual users who have multiple accounts. Our user metrics are also affected by technology on certain mobile devices that automatically runs in the background of our applications when another phone function is used, and this activity can cause our system to miscount the user metrics associated with such accounts.

Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of our users were to occur, we may expend resources to implement business measures based on flawed metric or data, or fail to take proper actions to remedy an unfavorable trend. If partners or investors do not perceive our user, geographic, or other operating metrics to accurately represent our user base, or if we discover material inaccuracies in our user, geographic, or other operating metrics, our reputation may be seriously harmed.

Risks Related to Investments Outside of the United States

Changes in the economic, political or social conditions, government policies or regulatory developments in Asia could have a material adverse effect on our business and operations.

Some of our assets and operations are located in, and we derive substantially all of our revenue from Southeast Asia and are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. Accordingly, our business, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Southeast Asia generally. The Southeast Asian and global economy, markets and levels of consumer spending are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, employment levels, inflation or deflation, disposable income, interest rates, taxation and currency exchange rates. Furthermore, the Southeast Asia economy differs from most developed markets in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, government policy on public order and allocation of resources. In some of the Southeast Asia markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Moreover, some local governments also exercise significant control over the economic growth and public order in their respective jurisdictions through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, and providing preferential treatment to particular industries or companies.

While the Southeast Asia economy, as a whole, has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in Southeast Asia, or in the policies of the governments or of the laws and regulations in each respective market could have a material adverse effect on the overall economic growth of Southeast Asia. Such developments could adversely affect our business and operating results, lead to reduction in demand for our products and services and adversely affect our competitive position. Many of the governments in Southeast Asia have implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over foreign capital investments or changes in tax regulations. Some Southeast Asia markets have historically experienced low growth in their GDP, significant inflation and/or shortages of foreign exchange. We are exposed to the risk of rental and other cost increases due to potential inflation in the markets in which we operate. While Seamless has been able to absorb these costs as recent global inflationary pressure increased sharply and then moderated slightly, because staff costs represent a significant portion of Seamless’ general expenses and are expected to continue to do so as Seamless expands its operations, higher labor rates may likely reduce Seamless’ profitability and impair its ability to capture market share through aggressive pricing. In the past, some of the governments in Southeast Asia have implemented certain measures, including interest rate adjustments, currency trading band adjustments and exchange rate controls, to control the pace of economic growth. These measures may lead to a decrease in economic activity in Southeast Asia, which may adversely affect our business, financial condition and results of operations.

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In addition, some Southeast Asia markets have experienced, and may in the future experience, political and economic instabilities, which include but are not limited to strikes, demonstrations, protests, marches, coups d’état, guerilla activity, risks of war, terrorism, nationalism or other types of civil disorder, and regulatory changes such as nullification of contract, changes in interest rates or imposition of capital controls. These instabilities and any adverse changes in the socio-political or regulatory environment could increase our costs, increase our exposure to legal and business risks, disrupt our office operations or affect our ability to expand our user base.

Our revenue and net income may be materially and adversely affected by any economic slowdown in any regions of Southeast Asia as well as globally.

We derive substantially all of our revenue from Southeast Asia and are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. As a result, our revenue and net income could be impacted to a significant extent by economic conditions in Southeast Asia and globally. The Southeast Asia and global economy and markets are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, employment levels, inflation or deflation, real disposable income, interest rates, taxation and currency exchange rates.

Economic growth Southeast Asia has experienced a mild moderation in recent years, partially due to the slowdown of the Chinese economy since 2012, as well as the global COVID-19 pandemic, global volatility of energy and consumer prices, U.S. monetary policies and other markets, and other factors. Productivity growth in Southeast Asia has also slowed following the 2008 global financial crisis. Southeast Asia will have to cope with potential external and domestic risks to sustain its economic growth. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in Southeast Asia or any other market in which we may operate could have a material adverse effect on our business, financial condition and results of operations.

Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect us.

The legal systems in Southeast Asia vary significantly from jurisdiction to jurisdiction. Some jurisdictions have a civil law system based on written statutes and others are based on common law. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

Many of the markets in Southeast Asia have not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in such markets. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since local administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in many of the localities that we operate in. Moreover, local courts may have broad discretion to reject enforcement of foreign awards. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Each jurisdiction in Southeast Asia has enacted, and may enact or amend from time to time, laws and regulations governing mobile payment, money transfer, messages, applications, electronic documents and other content through the Internet. The relevant government authorities may prohibit the distribution of information through the Internet that they deem to be objectionable on various grounds, such as public interest or public security, or to otherwise be in violation of local laws and regulations. If any of the information disseminated through our platforms were deemed by any relevant government authorities to violate content restrictions, we would not be able to continue to display such content and could be subject to penalties, including confiscation of the property used in the non-compliant acts, removal of the infringing content, temporary or permanent blocks, administrative fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

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Furthermore, many of the legal systems in Southeast Asia are based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. There are other circumstances where key regulatory definitions are unclear, imprecise or missing, or where interpretations that are adopted by regulators are inconsistent with interpretations adopted by a court in analogous cases. As a result, we may not be aware of our violation of certain policies and rules until sometime after the violation. In addition, any administrative and court proceedings in Southeast Asia may be protracted, resulting in substantial costs and diversion of resources and management attention.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in Southeast Asia and elsewhere that could restrict our industries. Scrutiny and regulation of the industries in which we operate may further increase, and we may be required to devote additional legal and other resources to address this regulation. For example, existing laws or new laws regarding the regulation of currency, money transfer, mobile payment, money laundering, banking institutions, unclaimed property, e-commerce, consumer and data protection and intermediary payments may be interpreted to adversely affect our business model as well as products and services. Changes in current laws or regulations or the imposition of new laws and regulations in Southeast Asia or elsewhere regarding our industries may slow the growth of our industries and adversely affect our financial position and results of operations.

It will be difficult to acquire jurisdiction and enforce liabilities against our assets based in some Southeast Asian jurisdictions.

Some of our assets are located in Southeast Asia and all of our executive officers and present directors reside outside the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or executive officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and executive officers under federal securities laws. After the completion of the Business Combination, the Chairman and CEO of Currenc will still be residing in Hong Kong. There is uncertainty as to whether the courts of the Hong Kong or the People’s Republic of China (“PRC”), respectively, would recognize or enforce judgments of U.S. courts against us or such directors predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Hong Kong or PRC courts would entertain original actions brought in the courts of the Hong Kong or the PRC, against us or such persons predicated upon the securities laws of the United States or any state. Other senior staff like the CFO of Currenc and the whole management team of Tranglo and WalletKu reside outside the United States. Management has been advised that Indonesia, Malaysia and many of the other jurisdictions where we operate do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and some Southeast Asian jurisdictions, such as Indonesia, the Philippines and Malaysia, would permit effective enforcement of criminal penalties under the federal securities laws.

Because TNG Asia’s operations and GEA’s operations are in Hong Kong, a special administrative region of PRC, we might face a risk that the government of the PRC could intervene in or influence their operations at any time, which could result in a material change in TNG Asia’s operations and GEA’s operations and limit their ability to do business with Currenc which would reduce our revenues and could reduce the value of the Ordinary Shares.

Currently, the operation of TNG Asia is regulated by Hong Kong Monetary Authority, whereas the operation of GEA is regulated by Hong Kong Custom and Excises Department. Seamless is required to obtain the approval of the Hong Kong Monetary Authority for the divestiture of TNG Asia (which Seamless has previously obtained); however, none of Seamless, TNG Asia and GEA, or any of Seamless’ subsidiaries, are required to obtain any other permissions or approvals from any PRC authorities or regulators to operate their business. The PRC government, however, holds sovereign authority over Hong Kong and could choose in the future to: (1) exercise significant oversight and discretion over the conduct of TNG Asia’s and GEA’s business; and/or (2) intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. In the event that the Company inadvertently concluded that relevant permissions or approvals were not required or that the Company did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder the operations of TNG Asia and GEA in Hong Kong and could cause the value of such businesses to significantly decline or be worthless. Should the PRC government choose to exercise additional influence or control over Hong Kong businesses like TNG Asia and GEA through the promulgation of new laws or regulations applicable to Hong Kong, the Company could be required to obtain more licenses, permits, approvals or certificates, and the Company’s business, financial condition and results of operations could be adversely affected. In addition, TNG Asia and GEA businesses in aggregate constitute 7.2% TPV, or 7.4% of remittance revenue to Tranglo’s remittance business for the six months ended June 30, 2024, which imply 4.9% total revenue, or 7.0% of gross profit for the six months ended June 30, 2024. Post-Divestiture, based on the six months ended June 30, 2024 operating results, Seamless expects that the percentage of revenue generated in Hong Kong and the PRC would continue to represent approximately 7.6% of Seamless Group’s total revenue as TNG Asia and GEA are expected to remain customers after the Divestitures, and action by the PRC could reduce those revenues and materially affect our business and results of operations.

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Further, Currenc does not consider itself a PRC operating entity or a China-based issuer, in particular, as specified in the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023. According to the Trial Measures, an issuer is a “domestic [Chinese] company” if the issuer meets both of the following conditions and thus, subject to the requirements for domestic [Chinese] companies seeking to offer or list securities overseas, both directly and indirectly, thereunder: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China. Seamless’ only operations in Hong Kong are through TNG Asia and GEA, and it has no operations in mainland China. Following the divestiture of TNG Asia and GEA, which will occur prior to the consummation of the Business Combination, Currenc will not own or control any equity interest in any PRC company or operate any business in China, and Seamless did not, and Currenc will not, have 50% or more of its total assets, net assets, revenues or profits located or generated in China. As such, Seamless believes that the Trial Measures do not apply to the Business Combination.

However, applicable laws, regulations, or interpretations of PRC may change, and the relevant PRC government agencies could reach a different conclusion. If prior approval was required while Seamless inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require Currenc to obtain the approval in the future, it may face regulatory actions or other sanctions from relevant Chinese regulatory authorities. These authorities may take actions that could have a material adverse effect upon its business, financial condition, results of operations, reputation and prospects, as well as the trading price of its securities. In addition, any changes in PRC law, regulations, or interpretations may severely affect its operations. Further, if Currenc is required by the Trial Measures to file with the CSRC, it cannot assure you that it will be able to complete such filings in a timely manner, or even at all.

Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.

We operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We earn revenue denominated in Indonesian Rupiah, Singapore Dollars, Malaysian Ringgit and U.S. Dollars, among other currencies. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. We do not generally enter into hedging contracts to limit our exposure to fluctuations in the value of the currencies that our businesses use. We cannot assure you that central banks of the jurisdictions in which we operate will, or would be able to, intervene in the foreign exchange market in the future to achieve stabilization or other objectives, or that such intervention would be effective in achieving the intended objectives. Furthermore, the substantial majority of our revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.

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Restrictions on currency exchange in certain countries may limit our ability to receive and use our revenue effectively.

A large majority of our revenue and expenses are denominated in Singapore Dollars, Malaysian Ringgit, United States Dollars and Indonesian Rupiah. If revenue denominated in Singapore Dollars, Malaysian Ringgit, United States Dollars and Indonesian Rupiah increase or expenses denominated in such currencies decrease in the future, we may need to convert a portion of our revenue into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our Ordinary Shares. In Malaysia, residents are allowed to buy or sell Ringgit against foreign currency with, amongst others, a licensed onshore bank (other than a licensed international Islamic bank) on a spot basis. In Indonesia, a party wishing to convert Indonesian Rupiah to foreign currency exceeding certain thresholds is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold, the person only needs to declare in a duly stamped letter that its aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system. We cannot guarantee that we will be able to convert such local currencies into U.S. Dollars or other foreign currencies to pay dividends or for other purposes on a timely basis or at all.

The ability of our subsidiaries in certain countries to distribute dividends to us may be subject to restrictions under their respective laws.

We are a holding company, and our subsidiaries are located throughout Southeast Asia, including Malaysia, Indonesia and Singapore. Part of our primary internal sources of funds to meet our cash needs is our share of the dividends, if any, paid by our subsidiaries. The distribution of dividends to us from our Indonesian subsidiary, WalletKu, is subject to a requirement to maintain a general reserve of at least 20% of the paid up capital of the subsidiary. Although there are currently no foreign exchange control or other regulations which restrict the ability of our subsidiaries in Malaysia, Indonesia and Singapore to distribute dividends to us, the relevant regulations may change and the ability of these subsidiaries to distribute dividends to us may be restricted in the future.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are an exempted company under Cayman Islands law.

We are an exempted company registered by way of continuation under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Island companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

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As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Currenc Securities” and “Comparison of Corporate Governance and Shareholder Rights.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside the United States. Substantially all of our current operations are conducted in Singapore, Malaysia and Indonesia. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Singapore, Malaysia and Indonesia may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

As an exempted company registered by way of continuation in the Cayman Islands, we may be permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

As a Cayman Islands exempted company listed on the Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. After June 30, 2025, we qualify as a foreign private issuer. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. To the extent we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

Risks Related to the Government Regulation Regulatory Framework Applicable to Us

Our business is subject to extensive government regulation and oversight across various geographies and our status under these regulations may change.

We operate in a highly regulated industry that is rapidly evolving, which requires us to follow regulatory updates and act on a timely basis. We currently principally operate in Singapore, Malaysia and Indonesia, where our business and operations are subject to numerous governmental and industry regulators. Because the industries we operate in are relatively new in our markets, especially the money transfer, payment solutions and e-wallet services industries, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving. Compliance with present or future regulation could be costly, and breaches or violations could expose us to substantial liability, force us to change our business practices or force us to cease offering our current services. Furthermore, regulators may require specific business continuity and disaster recovery plans and may conduct rigorous testing of such plans. Responding to such increased scrutiny may be costly and time-consuming and may divert our resources from other business priorities. The implementation of new regulations or guidelines could require us to change the way we conduct our money service operator or other payment system operator services or the licenses that we require, incur new expenses or retain legal counsel or additional staff to ensure compliance with such regulations. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations. See “Seamless’ Business—Regulation” for further details on applicable regulations.

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We may fail to obtain, maintain or renew requisite licenses and approvals.

While we believe that we currently have all material licenses and approvals necessary to conduct our business, we may not be able to obtain all the licenses and approvals that may be deemed necessary to provide the products and services we plan to offer. Because the industries we operate in are relatively new in our markets, especially the money transfer services businesses, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving. This can make it difficult to know which licenses and approvals are necessary, or the processes for obtaining them. For these same reasons, we also cannot be certain that we will be able to maintain the licenses and approvals that we have previously obtained, or that once they expire we will be able to renew them. We also believe that some of our business operations fall outside the scope of licensing requirements, or benefit from certain exemptions, making it not necessary to obtain certain licenses or approvals. We cannot be sure that our interpretations of the rules and their exemptions have always been or will be consistent with those of the local regulators.

As we expand our businesses, in particular our money service business, we may be required to obtain new licenses and will be subject to additional laws and regulations in the markets we plan to operate in.

If we fail to obtain, maintain or renew any required licenses or approvals or make any necessary filings or are found to require licenses or approvals that we believed were not necessary or we were exempted from obtaining, we may be subject to various penalties, such as confiscation of the revenue or assets that were generated through the unlicensed business activities, imposition of fines, suspension or cancelation of the applicable license, written reprimands, termination of third-party arrangements, suspension of business activities, criminal prosecution and the discontinuation or restriction of our operations. Any such penalties may disrupt our business operations and materially and adversely affect our business, financial condition and results of operations.

We are subject to anti-money laundering laws and regulations.

We are subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. We have programs designed to comply with new and existing legal and regulatory requirements. However, any errors, failures, or delays in complying with federal, state or foreign anti-money laundering or counter-terrorist financing laws and regulations by us or our partners could result in significant criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions, as well as reputational harm.

Regulators around the world have increased their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our customers and to monitor international and domestic transactions. Regulators regularly re-examine thresholds of the number of transactions at which we must obtain and keep applicable records or verify identities of customers and any change in such thresholds could result in greater costs for compliance. Costs associated with fines or enforcement actions, changes in compliance requirements, or limitations on our ability to grow our business could harm our business and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned product and service improvements, make it more difficult for new customers to join our network and reduce the attractiveness of our products and services.

A former director of one of our subsidiaries was required to resign his position by a local regulator.

A former director and officer of a subsidiary was required by a regulator to resign his position as director and officer in that subsidiary for reasons relating to whether he was fit and proper to serve as director. While we do not anticipate the regulator’s actions having any direct effect on us or our operations as our subsidiary has not been subject to any warning or sanctions in relation to this incident, this incident and negative perceptions regarding it could negatively affect the brand names of our businesses and our reputation in our industry, could cause customers to switch to other service providers, and could cause potential and existing funding sources, customers, service providers and investors to decide to not enter into transactions, or associate, with us, which could have a negative impact on our business and results of operations.

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Risks Related to Our Organization and Structure

Our management team may not successfully or efficiently manage its transition to being a public company.

As a public company, we have incurred new obligations relating to our reporting, procedures, and internal controls. These new obligations and attendant scrutiny will require investments of significant time and energy from our executives and could divert their attention away from the day-to-day management of our business, which in turn could adversely affect our financial condition or operating results.

The members of our management team have extensive experience leading complex organizations. However, they have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that specifically govern public companies.

We are an “emerging growth company,” and our reduced SEC reporting requirements may make our shares less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we has total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of Holdco Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, such as an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for our shares and the market price and trading volume of our shares may be more volatile and decline significantly.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

As a result of the consummation of the Business Combination, we face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements have and will require us to carry out activities we have not done previously. For example, we have created new board committees and will adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

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Currenc will incur significantly increased costs and devote substantial management time as a result of operating as a public company, particularly after it is no longer an “emerging growth company.”

After consummation of the Business Combination, Currenc will incur significant legal, accounting and other expenses that Seamless did not incur as a private company and INFINT did not incur as a blank check company. For example, it will be required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Currenc expects that compliance with these requirements with respect to Seamless’ business and operations will increase its legal and financial compliance costs and will make some activities more time consuming and costly. In addition, Currenc expects that its management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, it expects to incur significant expenses and devote substantial management effort towards ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Seamless is still in the process of compiling the system and processing documentation needed to comply with such requirements. Currenc may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In that regard, Currenc anticipates that it will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

However, for as long as Currenc remains an “emerging growth company” as defined in the JOBS Act, it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Currenc expects to continue INFINT’s election to accept this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

After Currenc is no longer an “emerging growth company,” it expects to incur additional management time and cost to comply with the more stringent reporting requirements, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

Currenc cannot predict or estimate the amount of additional costs it may incur as a result of becoming a public company or the timing of such costs.

We will need to improve our operational and financial systems to support our expected growth, increasingly complex business arrangements, and rules governing revenue and expense recognition and any inability to do so will adversely affect our billing and reporting.

To manage the expected growth of our operations and increasing complexity, we will need to improve our operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our manufacturing operations, customer billing and reporting. Our current and planned systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect our relationships with our customers, cause harm to our reputation and brand and could also result in errors in our financial and other reporting. We expect that complying with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly. These increased costs will increase our net loss and we cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements.

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Our management has limited experience in operating a U.S.-listed public company.

Our management has limited experience in the management of a U.S.-listed public company. Our management team may not successfully or effectively manage our transition to a U.S.-listed public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of U.S.-listed public companies. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company listed on a public exchange in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Currenc’s corporate actions will be substantially controlled by its chairman of the board, who will have the ability to exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your Ordinary Shares and materially reduce the value of your investment.

Alexander Kong, Currenc’s chairman of the board, beneficially owns approximately 58.89% of the issued and outstanding Ordinary Shares. As a result, he has substantial influence over our business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of its assets, election of directors and other significant corporate actions. He may take actions that are not in the best interest of Currenc’s other shareholders.

Following the completion of the Business Combination, after June 30, 2025, Currenc qualifies as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such Currenc will be exempt from certain provisions applicable to United States domestic public companies.

Currenc qualifies as a foreign private issuer under the Exchange Act following the consummation of the Business Combination after June 30, 2025, because Mr. Kong, the Chairman holds 58% of the outstanding Ordinary Shares, as such less than 50% of Currenc’s outstanding voting securities are held by U.S. residents. After June 30, 2025, Currenc is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (1) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (2) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (3) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (4) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

As a foreign private issuer, Currenc will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Currenc intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Currenc is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold Ordinary Shares and warrants (collectively, “Currenc securities”), you may receive less or different information about Currenc than you currently receive about INFINT or that you would receive about a U.S. domestic public company.

Even though Currenc qualifies as a foreign private issuer, Currenc could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of the outstanding Ordinary Shares become directly or indirectly held of record by U.S. holders and any one of the following is true: (1) the majority of Currenc’s directors or officers are U.S. citizens or residents; (2) more than 50% of Currenc’s assets are located in the United States; or (3) Currenc’s business is administered principally in the United States. If Currenc loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Currenc would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Currenc’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

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Currenc may be a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors who own Ordinary Shares following the completion of the Business Combination.

If Currenc is or becomes a PFIC, for U.S. federal income tax purposes for any taxable year during which a U.S. Holder (a beneficial owner of Ordinary Shares or warrants, who or that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person) holds Ordinary Shares or warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. The annual PFIC income and asset tests in respect of Currenc will be applied based on the assets and activities of the combined business. Whether Currenc is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, and the market value of its and its subsidiaries’ assets. Further, whether Currenc is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to uncertainty. Accordingly, there can be no assurance that Currenc will not be treated as a PFIC for any taxable year.

If Currenc were treated as a PFIC, a U.S. Holder of Ordinary Shares or warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a “qualified electing fund” or a mark-to-market election) may be available to U.S. Holders of Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. Holders will not be able to make similar elections with respect to Currenc warrants.

The transfer of our Ordinary Shares may be subject to U.S. estate and generation-skipping transfer tax.

Because our Ordinary Shares will be treated as shares of a U.S. domestic corporation for U.S. federal income tax purposes, the U.S. estate and generation-skipping transfer tax rules generally may apply to a non-U.S. holder’s ownership and transfer of our Ordinary Shares.

Risks Related an Investment in of Our Securities

An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

The price of our securities may vary significantly due to factors specific to us as well as to general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Our warrants are not currently listed on a national securities exchange.

On November 28, 2023, NYSE notified INFINT and publicly announced that NYSE determined to commence proceedings to delist INFINT’s public warrants from NYSE and that trading in the INFINT’s warrants would be suspended immediately due to “abnormally low” trading price pursuant to Section 802.01D of the NYSE Listed Company Manual. Trading in the INFINT’s warrants was suspended immediately. Following the notice of delisting and suspension of trading of public warrants by the NYSE, the public warrants were delisted from the NYSE effective December 13, 2023. As a result, the public warrants may only be available for quotation on over-the-counter market, which may result in a limited ability to engage in transactions in the public warrants providing warrant holders with limited or no liquidity. The public warrant holders may be unable to sell their securities, unless a market can be fully developed and sustained.

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Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our shares.

If we fail to satisfy Nasdaq’s continued listing requirements, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our shares. Such a delisting would likely have a negative effect on the price of our shares and would impair your ability to sell or purchase our shares when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our shares to become listed again, stabilize the market price or improve the liquidity of our shares, prevent our shares from dropping below Nasdaq’s minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our Ordinary Shares are “penny stock” which will require brokers trading in the Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Ordinary Shares being registered in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares, and the sale of such shares could cause the market price of Ordinary Shares to decline significantly.

This prospectus relates to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, by the Selling Securityholders of (a) up to an aggregate of 40,930,554 Ordinary Shares, consisting of (i) up to an aggregate of 40,000,000 Ordinary Shares issued at $10.00 per share to the former shareholders of Seamless, pursuant to the terms of the Business Combination Agreement, (ii) 400,000 Ordinary Shares issued to the PIPE Investor in consideration for the PIPE Investor’s subscription of the PIPE Note, (iii) up to 194,444 PIPE Note Shares issuable upon conversion of the PIPE Note, (iv) 136,110 Ordinary Shares issuable upon the exercise of the PIPE Warrants at an exercise price of $11.50 per share, (v) 100,000 Ordinary Shares to Roth Capital Partners, LLC for advisory services and (vi) 100,000 Ordinary Shares to KEMP Services Limited for legal advisory services.

The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares. The number of shares being registered in this prospectus represents approximately 87.35% of the total Ordinary Shares outstanding as of as of the date of this prospectus (assuming exercise of all PIPE Warrants and conversion of the PIPE Note). The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Ordinary Shares.

In addition, some of the shares being registered for resale were acquired by the Selling Securityholders for nominal consideration or purchased for prices considerably below the current market price of the Ordinary Shares. Even though the current market price is significantly below the price at the time of the INFINT IPO, certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. In particular, the PIPE Investor may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above, to the extent it acquired such securities for less than the relevant trading price, and the public securityholders may not experience a similar rate of return on the securities they purchased due to the differences in the purchase prices described above.

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The market price of our Ordinary Shares may decline following the Business Combination.

The market price of our Ordinary Shares may decline following the Business Combination for a number of reasons including if:

●	investors react negatively to the prospects of our business;

●	the effect of the Business Combination on our business and prospects is not consistent with the expectations of financial or industry analysts; or

●	we do not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Ordinary Shares or if our operating results do not meet their expectations, our Ordinary Shares price and trading volume could decline.

The trading market for our Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our businesses. If no securities or industry analysts commence coverage of us, the trading price for our Ordinary Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish unfavorable research about its businesses, or if our operating results do not meet analyst expectations, the trading price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Ordinary Shares could decrease, which might cause our Ordinary Share price and trading volume to decline.

Our Ordinary Share price may decline and you could lose all or part of your investment as a result.

The trading price of our Ordinary Shares is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your Ordinary Shares at an attractive price due to a number of factors such as those listed in “Risks Related to Our Business, Industry, and Operations” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from our competitors;

●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by us or our competitors;

●	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	announcements of estimates by third parties of actual or anticipated changes in the size of our customer base or the level of customer engagement;

●	any significant change in our management;

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●	changes in general economic or market conditions or trends in our industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	additional securities being sold or issued into the market by us or any of the existing shareholders or the anticipation of such sales, including if we issue shares to satisfy restricted stock unit related tax obligations or if existing shareholders sell shares into the market when applicable “lock-up” periods end;

●	investor perceptions of the investment opportunity associated with our Ordinary Shares relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	the development and sustainability of an active trading market for our Ordinary Shares;

●	actions by institutional or activist shareholders;

●	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our Ordinary Shares, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Ordinary Shares is low. In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we are involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on our Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell your Ordinary Shares at a price greater than what you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on our Ordinary Shares will be at the sole discretion of our Board. Our Board may consider general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our Board may deem relevant. As a result, you may not receive any return on an investment in our Ordinary Shares unless you sell your Ordinary Shares for a price greater than that which you paid for it.

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Our shareholders may experience dilution in the future.

The percentage of our Ordinary Shares owned by current shareholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may grant to our directors, officers and employees, exercise of our warrants. Such issuances may have a dilutive effect on our earnings per share, which could adversely affect the market price of our Ordinary Shares.

Future sales, or the perception of future sales, by us or our shareholders in the public market could cause the market price for our Ordinary Shares to decline.

The sale of our Ordinary Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

In connection with the Business Combination, INFINT shareholders and Seamless shareholders, who own 64.01% of Currenc Ordinary Shares following the Business Combination, have agreed with us, subject to certain exceptions, not to lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase an option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares issued in connection with the Business Combination (the “Lock-up Shares”), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares, or publicly disclose the intention to do any of the foregoing, whether any of these transactions are to be settled by delivery of any such shares or other securities, in cash, or otherwise, subject to limited exceptions, for a period beginning at the closing of the Business Combination and ending on the earlier of: (i) six months after the Closing and (ii) the date after the Closing on which Currenc consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Currenc’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. In connection with the Closing, INFINT and Seamless waived lockup restrictions on 2,100,000 shares held by the Sponsor.

In addition, the Ordinary Shares reserved for future issuance under Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares equal to 4,636,091 have been reserved for future issuance under the Incentive Plan. We expect to file one or more registration statements on Form S-8 under the Securities Act to register Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, we may also issue its securities in connection with investments or acquisitions. The amount of Ordinary Shares issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding Ordinary Shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our shareholders.

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Sales of our Ordinary Shares, or the perception of such sales, pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our Ordinary Shares.

The Selling Securityholders will determine the timing, pricing and rate at which they sell the shares being registered for resale on the registration statement of which this prospectus forms a part into the public market. Significant sales of Ordinary Shares pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our Ordinary Shares. The shares being registered for resale currently represent approximately 87.35% of the total number of shares outstanding, based on the number of Ordinary Shares outstanding as of the date of this prospectus (assuming exercise of all PIPE Warrants and conversion of the PIPE Note). Also, even though the current trading price is significantly below the Company’s initial public offering price, based on the closing price of our Ordinary Shares on        , 2024, certain private investors may have an incentive to sell their shares, because they will still profit on sales due to the lower prices at which they purchased their shares as compared to the public investors.

While certain Selling Securityholders may experience a positive rate of return based on the current trading price of our Ordinary Shares, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price of our Ordinary Shares. Based on the closing price of the Ordinary Shares on September 17, 2024, which was $2.32 per share, and assuming the resale by the Selling Securityholders of all 40,930,554 Ordinary Shares being registered on the registration statement of which this prospectus forms a part, the Selling Securityholders could earn approximately $94.96 million in aggregate proceeds from the resale of such shares. The 40,000,000 Exchange Consideration Shares were issued at $10.00 per share and the 400,000 Commitment Shares were issued to the PIPE Investor in consideration for the PIPE Investor’s subscription of the PIPE Note. The 136,110 Ordinary Shares issuable upon exercise of the PIPE Warrants will be issued at a price of $11.50 per share, the 194,444 Ordinary Shares issuable upon conversion of the PIPE Note are convertible at $10.00 per share, and, therefore, based on the closing price of the Ordinary Shares on September 17, 2024, such holders would not earn any profit from the resale of such shares.

The unaudited pro forma financial information included herein is not indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

There is no guarantee that the public warrants or private warrants will ever be in the money; they may expire worthless or the terms of warrants may be amended.

The exercise price for the public warrants and private warrants is $11.50 per ordinary share. There is no guarantee that the public warrants or private warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, our public warrants and private warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and INFINT. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any other change. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of Ordinary Shares purchasable upon exercise of a warrant.

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Our Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Currenc arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that we find favorable for disputes with Currenc, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.

We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise its redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Additionally, ninety (90) days after the warrants become exercisable, we may redeem all (but not less than all) of the outstanding warrants at $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption (during which time the holders may exercise their warrants prior to redemption for the number of shares set forth in the table under the section captioned “Description of Securities — Warrants — Redemption of Warrants — Redemption of Warrants for Ordinary Shares”) if the following conditions are satisfied: (i) the last reported sale prices of the Ordinary Shares equals or exceeds $18.00 per share (as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations or the like) on the trading day prior to the date of the notice; and (ii) there is an effective registration statement covering the issuance of Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. In either case, redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

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The future exercise of registration rights may adversely affect the market price of our Ordinary Shares.

Prior to Closing, we entered into a registration rights agreement that obligate us to register the Ordinary Shares received by certain significant former INFINT and Seamless shareholders as part of the Business Combination. The holders will have certain “piggy-back” registration rights with respect to registration statements filed following the Business Combination, subject to certain requirements and customary conditions. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Ordinary Shares.

We have filed and intend to maintain this registration statement to which this prospectus forms a part in order to facilitate registration of those sales. The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our securities.

There may be sales of a substantial amount of our Ordinary Shares after the Business Combination by current shareholders, and these sales could cause the price of our Ordinary Shares to fall.

Future sales of Currenc’s Ordinary Shares may cause the market price of its securities to drop significantly, even if its business is doing well.

Upon the effectiveness of this registration statements we are filing pursuant to the registration rights agreement, these parties may sell large amounts of our Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our Ordinary share price or putting significant downward pressure on the price of our Ordinary Shares.

Sales of substantial amounts of our Ordinary Shares in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of our Ordinary Shares and make it difficult for us to raise funds through securities offerings in the future.

Future resales of our Ordinary Shares may cause the market price of our securities to drop significantly, even if our business is doing well.

In connection with the Business Combination, INFINT shareholders and Seamless shareholders, and certain of our officer and directors entered into a lock-up agreement pursuant to which they agreed, subject to certain exceptions, not to lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase an option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares issued in connection with the Business Combination (the “Lock-up Shares”), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares, or publicly disclose the intention to do any of the foregoing, whether any of these transactions are to be settled by delivery of any such shares or other securities, in cash, or otherwise, subject to limited exceptions. Such restrictions began at Closing and end the earliest of: (a) six months from the Closing, (b) the date we consummate a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

The Sponsor is subject to a lock-up pursuant to a letter agreement, entered into at the time of the INFINT IPO, among INFINT, the Sponsor and the other parties thereto, pursuant to which the Sponsor is subject to a lock-up beginning on the Closing and end the earliest of: (a) nine months from the Closing, (b) the date we consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property and (c) the date on which the closing sale price of our Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing. In connection with the Closing, INFINT and Seamless waived lockup restrictions on 2,100,000 shares held by the Sponsor.

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However, following the expiration of such lock-ups, the Sponsor and the holders of Lock-Up Shares will not be restricted from selling our Ordinary Shares held by them, other than by applicable securities laws. As such, sales of a substantial number of Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Ordinary Shares. In connection with the Closing, in order to meet Nasdaq unrestricted public float requirements, the parties agreed to waive lock-up restrictions on 2,100,000 shares held by the Sponsor.

The shares held by Sponsor and the Lock-Up Shareholders may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our Ordinary share price or the market price of our Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Our Warrants may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of the Warrants.

The exercise price of the PIPE Warrants and other warrants may be higher than the prevailing market price of the underlying Ordinary Shares. The exercise price of the PIPE Warrants and other warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying Ordinary Shares is lower than the exercise price. The cash proceeds associated with the exercise of PIPE Warrants and other warrants to purchase our Ordinary Shares are contingent upon our stock price. The value of our Ordinary Shares will fluctuate and may not align with the exercise price of the warrants at any given time. If the PIPE Warrants or other warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that the PIPE Warrant or other warrant holder may choose not to exercise its warrants. As a result, we may not receive any proceeds from the exercise of the PIPE Warrants and other warrants.

Furthermore, with regard to the PIPE Warrants and other warrants, it is possible that we may not receive cash upon their exercise since the PIPE Warrants and other warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our Ordinary Shares without the need for a cash payment. Instead of paying cash upon exercise, the PIPE Warrant or other warrant holder would receive a reduced number of shares based on a predetermined formula. As a result, the number of shares issued through a cashless exercise will be lower than if the PIPE Warrants or other warrants were exercised on a cash basis, which could impact the cash proceeds we receive from the exercise of such warrants.

The Warrants may only be exercised for cash provided there is then an effective registration statement registering the Ordinary Shares issuable upon the exercise of such Warrants. In the event the Ordinary Shares underlying the PIPE Warrants are not registered within 12 months of the issuance of the PIPE Warrants, the holder has the option to cashless exercise each warrant for 0.8 Ordinary Shares, pursuant to an available exemption from registration under the Securities Act.

We may from time to time need additional financing to fund operations and to expand our business, including to pursue acquisitions and other strategic opportunities.

As a result of the Business Combination, we had a net cash outflow of approximately $2.4 million, consisting of approximately $0.8 million in net proceeds from the trust account (net of redemptions) and $1.75 million in net proceeds from the PIPE Offering, net of transaction costs related to the Business Combination and other costs paid at Closing of approximately $4.9 million.

We intend to fund our current working capital needs in the ordinary course of business and to continue to expand our business with our existing cash and cash equivalents, and cash flows from operating activities. However, we may from time to time need additional financing to fund operations and to expand our business. We may, from time to time, explore additional financing sources to lower our cost of capital, which could include equity, equity-linked and debt financing. In addition, from time to time, we may evaluate acquisitions and other strategic opportunities. If we elect to pursue any such investments, we may fund them with internally generated funds, bank financing, the issuance of other debt or equity or a combination thereof. There is no assurance that any such financing or funding would be available to us on acceptable terms or at all. Sales of securities registered under the registration statement to which this prospectus forms a part could lower the market price of our Ordinary Shares and warrants. We do not believe this would harm our chances of raising capital, but could affect the sale price and number of securities we need to issue.

There is no assurance that the holders of the PIPE Warrants will elect to exercise any or all of the warrants, which could impact our liquidity position. To the extent that the PIPE Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease. We believe the likelihood that a PIPE Warrant holder will exercise its warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of $11.50, subject to adjustment as described herein, we believe such holder will be unlikely to exercise its PIPE Warrants.

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USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company will receive up to an aggregate of approximately $1.6 million from the exercise of the PIPE Warrants, assuming the exercise in full of all of the PIPE Warrants for cash. The Company expects to use the net proceeds from the exercise such warrants for other general corporate purposes. There is no assurance that the holders of the PIPE Warrants will elect to exercise any or all of such warrants. To the extent that warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of such warrants will decrease. See “Description of Capital Stock” for additional information regarding the warrants.

There is no assurance that the holders of the PIPE Warrants will elect to exercise any or all of the Warrants, which could impact our liquidity position. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the PIPE Warrants will decrease. We believe the likelihood that PIPE Warrant holder will exercise its PIPE Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of $11.50, subject to adjustment as described herein, we believe such holders will be unlikely to exercise their PIPE Warrants.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Ordinary Shares. Pursuant to the Registration Rights Agreement, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. For each of the periods presented, the unaudited pro forma condensed combined financial information reflects the combination of historical financial information of Seamless and INFINT, including (1) certain transactions required under the Business Combination Agreement; specifically (a) the Divestitures by Seamless of all of the equity interests that it owns in (i) TNG Asia, (ii) FNTI and (iii) GEA (“the Divested Entities”), (b) acquisition of an additional ownership share in Dynamic Indonesia, parent company of the WalletKu operating group, such that Seamless holds financial control of 79% of WalletKu, (c) exercise by the holder of a conversion right under the Convertible Bond Instrument to convert it into Seamless shares, and (2) the Business Combination, the payment of transaction costs associated therewith and the cash settlement of certain obligations in accordance with INFINT IPO (for purposes of this unaudited pro forma condensed combined financial information, collectively, the “Transactions”). For purposes of this unaudited pro forma condensed combined financial information, Seamless and INFINT are collectively referred to as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined financial information has been presented to provide relevant information necessary for an understanding of the Combined Company subsequent to completion of the Transactions. The unaudited pro forma condensed combined balance sheet, which has been presented for the Combined Company as of June 30, 2024, gives effect to the Transactions as if they were consummated on June 30, 2024. The unaudited pro forma condensed combined statements of operations, which have been presented for the six months ended June 30, 2024 and for the year ended December 31, 2023, give pro forma effect to the Transactions as if they had occurred on January 1, 2023. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Combined Company would have been had the Transactions taken place on June 30, 2024, nor is it indicative of the financial condition of the Combined Company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the Combined Company would have been had the Transactions taken place on January 1, 2023, nor is it necessarily indicative of the results of operations of the Combined Company for any future period.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and notes thereto, which are included elsewhere in this Form S-1:

●	The historical unaudited consolidated financial statements of Seamless as of and for the six months ended June 30, 2024 and the historical audited consolidated financial statements of Seamless as of and for the year ended December 31, 2023, and

●	The historical unaudited financial statements of INFINT as of and for the three and six months ended June 30, 2024 and the historical audited financial statements of INFINT as of and for the year ended December 31, 2023.

This unaudited pro forma condensed combined financial information should be read together with the sections of this Form S-1 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Description of the Transactions

INFINT was a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. INFINT consummated its IPO of 17,391,200 units at an offering price of $10.00 per unit on November 23, 2021. Simultaneously with the closing of the INFINT IPO, INFINT completed the Private Placement of 7,032,580 warrants issued to the Sponsor, generating total proceeds of $7,032,580. On November 23, 2021, the underwriters exercised their over-allotment option in full, according to which the Company consummated the sale of an additional 2,608,680 Units, at $10.00 per Unit, and the sale of an additional 764,262 Private Warrants, at $1.00 per Private Warrant. Following the closing of the over-allotment option, the Company generated total gross proceeds of $207,795,642 from the INFINT IPO and the Private Placement, of which the Company raised $199,998,800 in the INFINT IPO, $7,796,842 in the Private Placement and of which $202,998,782 was placed in the Company’s trust account established in connection with the INFINT IPO.

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On February 14, 2023, INFINT shareholders approved an amendment to INFINT’s memorandum and articles of association, to extend the date by which it has to consummate a Business Combination from February 23, 2023 to August 23, 2023 (or such earlier date as determined by the INFINT Board). Under Cayman Islands law, the amendment to the memorandum and articles of association took effect upon approval of the proposal to amend the memorandum and articles of association. In connection with the votes to approve the proposal to amend the memorandum and articles of association, the holders of 10,415,452 Class A ordinary shares of INFINT properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in INFINT’s trust account as of February 14, 2023.

On August 18, 2023, INFINT shareholders approved an amendment to INFINT’s memorandum and articles of association, to extend the date by which it has to consummate a Business Combination from August 23, 2023 to February 23, 2024, or such earlier date as determined by the Company’s board of directors (the “Second Extended Date”). Under Cayman Islands law, the amendment to the memorandum and articles of association took effect upon approval of the proposal to amend the memorandum and articles of association. In connection with the votes to approve the Second Extension Proposal, the holders of 2,176,003 Class A ordinary shares of INFINT properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.94 per share, for an aggregate redemption amount of approximately $23.8 million, leaving approximately $81.1 million in INFINT’s trust account as of August 18, 2023.

On February 16, 2024, INFINT shareholders approved an amendment to INFINT’s memorandum and articles of association, to extend the date by which it has to consummate a Business Combination from February 23, 2024 to November 23, 2024, or such earlier date as determined by the Board (the “Third Extended Date”). Under Cayman Islands law, the amendment to the memorandum and articles of association took effect upon approval of the proposal to amend the memorandum and articles of association. In connection with the votes to approve the Third Extension Proposal, the holders of 2,661,404 Class A ordinary shares of INFINT properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.36 per share, for an aggregate redemption amount of approximately $30.26 million, leaving approximately $53.97 million in INFINT’s trust account as of February 16, 2024. After the February 2024 Redemption, INFINT had 4,747,021 Class A shares outstanding and potentially redeemable in the future.

In accordance with the Business Combination Agreement, as amended, additional funds in the amount of $80,000 were deposited by Seamless to the trust account on February 20, 2024, and the required contributions continued to be deposited on or before the 23rd day of each subsequent calendar month into the trust account until the Third Extended Date or the date an initial business combination was completed.

On August 30, 2024, INFINT and Seamless consummated the Business Combination (the “Closing”) contemplated by the Business Combination Agreement between the parties dated August 3, 2022. INFINT is the legal acquirer of Seamless, in that all Seamless shares issued and outstanding immediately prior to the merger were canceled and converted into the right to receive INFINT ordinary shares. However, for financial reporting purposes, Seamless is deemed the accounting acquirer and INFINT the acquired company.

The following activities are reflected in the unaudited pro forma condensed combined financial statements below:

●	Prior to the Closing, related to certain matters that were required to take place per the Business Combination Agreement:

○	The Divestiture by Seamless of all of the equity interests that it owns in (a) TNG Asia, (b) FNTI and (c) GEA such that, upon consummation of these Divestitures, the Divested Entities are no longer Affiliates of Seamless or included in the consolidated financial statements of Seamless.

○	The acquisition of an additional ownership share in Dynamic Indonesia, the parent company of the WalletKu operating group, such that Seamless holds financial control of 79% of WalletKu.

○	The exercise by the holder of a conversion right under the Convertible Bond Instrument to convert that instrument into Seamless shares.

●	In connection with the Closing:

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○	The payment of transaction costs incurred by both Seamless and INFINT.

○	The conversion of INFINT’s Class B shares to Class A ordinary shares on a one-for-one basis.

○	INFINT’s contribution of all of its assets to Seamless, including but not limited to, the proceeds from the trust account (net of proceeds used to fund the redemption of the Class A ordinary shares held by eligible shareholders who properly elect to have their shares redeemed as of the Closing).

○	The issuance of an aggregate of 200,000 shares to vendors in connection with the Closing.

○	The issuance of promissory notes for approximately $5.7 million to EF Hutton LLC, approximately $3.2 million to Greenberg Traurig LLP, and $603,623 to INFINT Capital LLC.

○	Simultaneous with the Closing, Currenc also completed a series of private financings, issuing a Convertible Note (convertible into 194,444 Ordinary Shares) for $1.94 million, 400,000 commitment shares, and warrants to purchase 136,110 Ordinary Shares in a private placement to a PIPE investor (the “PIPE Offering”), which raised $1.75 million in net proceeds.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, INFINT is treated as the acquired company for financial reporting purposes, and Seamless is treated as the accounting acquirer. In accordance with this accounting method, the Business Combination is treated as the equivalent of Seamless issuing stock for the net assets of INFINT, accompanied by a recapitalization. The net assets of INFINT are stated at historical cost, with no goodwill recorded, and operations prior to the Business Combination are those of Seamless. Seamless is deemed the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Seamless’ existing equity holders hold a majority voting interest in the Combined Company;

●	Seamless’ existing equity holders have the ability to nominate and elect the majority of the Combined Company’s Board of Directors;

●	Seamless’ existing senior management team comprise the senior management of the Combined Company; and

●	Seamless’ operations comprise the ongoing operations of the Combined Company.

Basis of Pro Forma Presentation

In accordance with Article 11 of Regulation S-X, pro forma transaction adjustments to the historical combined financial information of Seamless and INFINT only give effect to events that are both factually supportable and directly attributable to the Transactions. The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, or other benefits that may result from consummation of the Transactions. Seamless and INFINT have not had any historical relationship prior to the Business Combination. Therefore, preparation of the accompanying pro forma financial information did not require any adjustments related to such historical transactions other than an adjustment for the settlement of the balance on the promissory note owed by INFINT to Seamless (see Note 2, adjustment P).

Pursuant to INFINT’s current memorandum and articles of association, INFINT’s public shareholders were offered the opportunity to request that INFINT redeem their Class A ordinary shares for cash upon consummation of the Business Combination, irrespective of whether they vote for or against the Business Combination. If a public shareholder properly exercised its right to redemption of its shares, INFINT redeemed each share for cash equal to the public shareholder’s pro rata portion of the trust account.

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The unaudited pro forma condensed combined financial information has been prepared to reflect the redemption of 4,652,105 Class A ordinary shares outstanding for $54,846,559.

There are no pro forma adjustments related to the outstanding public warrants and private placement warrants issued in connection with the IPO that are classified as equity in INFINT’s historical balance sheet, as such securities continue to be classified as equity after the Closing.

The following table provides a pro forma summary of the number and percentage of Ordinary Shares of Currenc that would have been outstanding if the Transactions had occurred on June 30, 2024:

Pro Forma Ownership(1)	Currenc Ordinary Shares	% of Outstanding shares
Public shareholders(2)	94,916	0.20
Sponsor	4,483,026	9.63
Other converted Class B shareholders	1,250,058	2.69
Underwriters	99,999	0.22
Vendors	200,000	0.43
PIPE investor	400,000	0.86
Existing Seamless shareholders	40,000,000	85.97

(1) Excludes potential dilution from the exercise of warrants.

(2) Reflects the redemption of public shares (4,652,105 shares at a redemption price of $11.79 per share) upon the Business Combination.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only. The pro forma adjustments represent estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available. The accounting for certain instruments, including those issued in the PIPE Offering, is subject to change as additional information becomes available and additional analyses are performed, and such changes could be material once the final accounting positions and valuations are determined by the Company. Assumptions and estimates underlying the pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The actual financial position and results of operations of the Combined Company subsequent to consummation of the Transactions may differ significantly from the pro forma amounts reflected herein.

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PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2024

(UNAUDITED)

	Historical Seamless (A)	Pro Forma Adjustments for Pre-Closing Transactions (B)		Historical Seamless Adjusted for Pre-Closing Transactions (F)	Historical INFINT	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Assets

Cash and cash equivalents	$48,615,329	$(1,366,454)		$47,248,875	$8,780	$55,617,522	(G)
						1,750,000	(Q)
						(300,000	)(H)
						(2,798,407	)(I)
						(528,750	)(J)
						(1,150,005	)(K)
						(160,000	)(L)
						(54,846,559	)(N)	$44,841,456
Restricted cash	4,782,536	(4,744,198)		38,338	-	-		38,338
Short-term investments	300,023	(300,023)		-	-	-		-
Accounts receivable, net	2,315,187	-		2,315,187	-	-		2,315,187
Escrow money receivable	3,547,629	(3,547,629)		-	-	-		-
Prepayments, receivables and other assets	22,960,400	(2,040,813)		20,919,587	-	528,750	(J)	21,448,337
Amounts due from related parties	5,714,588	(950,339)		4,764,249	-	(316,297	)(P)	4,447,952
Total current assets	88,235,692	(12,949,456)		75,286,236	8,780	(2,203,746)		73,091,270
Investment in an equity security	100,000	-		100,000	-			100,000
Equipment and software, net	928,301	(27,987)		900,314	-	-		900,314
Right-of-use assets, net	56,241	-		56,241	-	-		56,241
Intangible assets, net	8,665,543	(4,509,147)		4,156,396	-	-		4,156,396
Goodwill	26,999,726	-		26,999,726	-	-		26,999,726
Investments held in trust	-	-		-	55,457,522	160,000	(L)
						(55,617,522	)(G)	-
Deferred tax assets	621,796	-		621,796	-	-		621,796
Total assets	$125,607,299	$(17,486,590)		$108,120,709	$55,466,302	$(57,661,268)		$105,925,743

Liabilities

Borrowings	$18,025,806	$(6,862,104)		$11,163,702	$-	-		11,163,702
Client money payable	4,482,818	(4,482,818)		-	-	-		-
Accruals and other payables	40,998,979	(3,569,212)		37,429,767	4,451,195	(1,150,005	)(K)
						(3,200,000	)(S)	37,530,957
Lease liabilities	60,829	-		60,829	-	-		60,829
Receivables factoring	327,822	-		327,822	-	-		327,822
Convertible bonds	10,000,768	(10,000,768	)(D)	-	-	-		-
Promissory note from underwriter	-	-		-	-	5,700,000	(H)	5,700,000
Promissory note from attorney	-	-		-	-	3,200,000	(S)	3,200,000
Amounts due to related parties	90,403,958	(14,826,262)		75,577,696	969,704	(316,297	)(P)	76,231,103
Total current liabilities	$164,300,980	$(39,741,164)		$124,559,816	$5,420,899	$4,233,698		$134,214,413

Other non-current liabilities	53,009	-		53,009	-	-		53,009
Deferred tax liabilities	1,061,893	-		1,061,893	-	-		1,061,893
Long-term borrowings	2,706,152	(2,702,337	)(C)	3,815	-	-		3,815
Convertible note	-	-		-	-	1,500,000	(Q)	1,500,000
Deferred underwriting fee payable	-	-		-	5,999,964	(5,999,964	)(H)	-
Total liabilities	$168,122,034	$(42,443,501)		$125,678,533	$11,420,863	$(266,266)		$136,833,130

Class A common shares subject to possible redemption	-	-		-	55,457,522	160,000	(M)
						(55,617,522	)(M)	-
Noncontrolling interest subject to possible redemption	2,957,948	(2,957,948	)(C)	-	-	-		-

Shareholders’ (Deficit) Equity:

Class A common shares (O)	58,030	2,270	(C)(D)	60,300	-	(55,182	)(M)
						(465	)(N)	4,653
Class B common shares (O)	-	-		-	583	(583	)(M)	-
Preferred shares (O)	-	-		-	-	-		-
Additional paid-in capital	29,172,373	14,993,574	(C)(D)	44,165,947	-	85,445,653	(M)
						(12,267,073	)(M)
						(1,944,000	)(I)
						(54,846,094	)(N)	60,554,433
Accumulated deficit	(98,896,742)	12,919,015	(E)	(85,977,727)	(11,412,666)	12,267,073	(M)
						(27,522,366	)(M)
						(854,407	)(I)
						(36	)(H)
						(2,000,000	)(R)
						(160,000	)(M)	(115,660,129)
Accumulated other comprehensive income	(44,402)	-		(44,402)	-	-		(44,402)
Noncontrolling interests	24,238,058	-		24,238,058	-	-		24,238,058
Total Shareholders’ (Deficit) Equity	(45,472,683)	27,914,859		(17,557,824)	(11,412,083)	(1,937,480)		(30,907,387)
Total Liabilities, Redeemable Securities and Shareholders’ (Deficit) Equity	$125,607,299	$(17,486,590)		$108,120,709	$55,466,302	$(57,661,268)		$105,925,743

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

47

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

(UNAUDITED)

	Historical Seamless	Pro Forma Adjustments for Pre-Closing Transactions (aa)		Historical Seamless Adjusted for Pre-Closing Transactions	Historical INFINT	Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$24,110,787	$(3,062,945	)(bb)	$21,047,842	$-	$-	$21,047,842
Cost of revenue	15,906,252	(2,129,693	)(cc)	13,776,559	-	-	13,776,559
Gross profit (loss)	8,204,535	(933,252)		7,271,283	-	-	7,271,283

Expenses
Selling expenses	9,759	(9,759	)(dd)	-	-	-	-
General and administrative	10,965,337	(2,942,980	)(dd)	8,022,357	824,072	52,875 (ff)
				-		5,268,301 (gg)	14,167,605
Administrative expenses from Related Party	-	-		-	72,000	-	72,000
	10,975,096	(2,952,739)		8,022,357	896,072	5,321,176	14,239,605
Operating income (loss)	(2,770,561)	2,019,487		(751,074)	(896,072)	(5,321,176)	(6,968,322)

Other expense (income)
Interest earned on marketable securities held in Trust Account	-	-		-	(1,660,225)	1,660,225 (hh)	-
Other expense (income), net	(498,446)	83,540	(dd)	(414,906)	-	-	(414,906)
Interest expense, net	3,826,722	(2,681,928	)(dd), (ee)	1,144,794	-	-	1,144,794
Total other expense (income), net	3,328,276	(2,598,388)		729,888	(1,660,225)	1,660,225	729,888
Loss before income taxes	(6,098,837)	4,617,875		(1,480,962)	764,153	(6,981,401)	(7,698,210)
Income tax expense	140,429	-		140,429	-	-	140,429
Net loss	$(6,239,266)	$4,617,875		$(1,621,391)	$764,153	$(6,981,401)	$(7,838,639)
Net income attributable to noncontrolling interests	(609,895)	-		(609,895)	-	-	(609,895)
Net loss attributable to controlling interests	$(6,849,161)	$4,617,875		$(2,231,286)	$764,153	$(6,981,401)	$(8,448,534)

Pro forma net loss per share information:
Weighted average shares outstanding	58,030,000				11,252,767		46,527,999	(ss)
Basic and diluted net loss per share attributable to controlling interests	$(0.12)				$0.07		$ (0.18	)(ss)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

48

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(UNAUDITED)

	Historical Seamless	Pro Forma Adjustments for Pre-Closing Transactions (ii)		Historical Seamless Adjusted for Pre-Closing Transactions	Historical INFINT	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$53,255,361	$(7,447,535	)(jj)	$45,807,826	$-	$-		$45,807,826
Cost of revenue	35,899,057	(4,207,395	)(kk)	31,691,662	-	-		31,691,662
Gross profit (loss)	17,356,304	(3,240,140)		14,116,164	-	-		14,116,164

Expenses
Selling expenses	25,880	(25,880	)(ll)	-	-	-		-
General and administrative	23,976,209	(5,584,455	)(ll)	18,391,754	1,819,312	105,750	(nn)
				-		22,254,065	(oo)	42,570,881
Administrative expenses from Related Party	-	-		-	208,395	-		208,395
	24,002,089	(5,610,335)		18,391,754	2,027,707	22,359,815		42,779,276
Operating income (loss)	(6,645,785)	2,370,195		(4,275,590)	(2,027,707)	(22,359,815)		(28,663,112)

Other expense (income)
Interest earned on marketable securities held in Trust Account	-	-		-	(5,175,207)	5,175,207	(pp)	-
Transaction costs	-	-		-	-	3,014,407	(qq), (rr)	3,014,407
Other expense (income), net	(754,032)	(118,697	)(ll)	(872,729)	-	-		(872,729)
Interest expense, net	8,002,552	(5,688,163	)(ll), (mm)	2,314,389	-	-		2,314,389
Total other expense (income), net	7,248,520	(5,806,860)		1,441,660	(5,175,207)	8,189,614		4,456,067
Loss before income taxes	(13,894,305)	8,177,055		(5,717,250)	3,147,500	(30,549,429)		(33,119,179)
Income tax expense	523,481	-		523,481	-	-		523,481
Net loss	$(14,417,786)	$8,177,055		$(6,240,731)	$3,147,500	$(30,549,429)		$(33,642,660)
Net income attributable to noncontrolling interests	(888,764)	-		(888,764)	-	-		(888,764)
Net loss attributable to controlling interests	$(15,306,550)	$8,177,055		$(7,129,495)	$3,147,500	$(30,549,429)		$(34,531,424)

Pro forma net loss per share information:
Weighted average shares outstanding	58,030,000				15,857,599			46,527,999 (ss)
Basic and diluted net loss per share attributable to controlling interests	$(0.26)				$0.20			$ (0.74) (ss)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

49

Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTE 1 – BASIS OF PRO FORMA PRESENTATION

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, INFINT is treated as the acquired company for financial reporting purposes, and Seamless is treated as the accounting acquirer. The Business Combination is treated as the equivalent of Seamless issuing stock for the net assets of INFINT, accompanied by a recapitalization. The net assets of INFINT are stated at historical cost, with no goodwill recorded. Operations prior to the Business Combination are those of Seamless.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 assumes that the Transactions were completed on June 30, 2024. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 give pro forma effect to the Transactions as if they had occurred on January 1, 2023.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and notes thereto, which are included elsewhere in this Form S-1:

●	The historical unaudited consolidated financial statements of Seamless as of and for the six months ended June 30, 2024 and the historical audited consolidated financial statements of Seamless as of and for the year ended December 31, 2023; and

●	The historical unaudited financial statements of INFINT as of and for the three and six months ended June 30, 2024 and the historical audited financial statements of INFINT as of and for the year ended December 31, 2023.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management as of the date of the unaudited pro forma condensed combined financial statements, and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

NOTE 2 – ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2024

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 includes the following adjustments:

A – This column represents the historical consolidated balance sheet of Seamless as of June 30, 2024 prior to the divestiture of the Divested Entities, and with Seamless holding a 57.5% controlling financial interest in Dynamic Indonesia, the parent company of the WalletKu operating group, among other subsidiaries.

B – This column represents the combined impact of certain transactions required under the Business Combination Agreement that took place after the balance sheet date and prior to the Closing. Specifically, these transactions include: (1) the divestiture by Seamless of all of the equity interests that it owned in the Divested Entities such that the assets and liabilities of the Divested Entities are no longer included in the consolidated financial statements of Seamless, (2) the acquisition of an additional ownership share in Dynamic Indonesia, such that Seamless holds financial control of 79% of WalletKu, and (3) the exercise by the holder of a conversion right under the Convertible Bond Instrument to convert that instrument into Seamless shares (collectively, the “pre-Closing transactions”).

50

The transactions included in adjustments column B of the pro forma condensed combined balance sheet include:

Pro Forma Balance Sheet Line Item	Divestitures	Acquisition of Additional Ownership Shares of Dynamic Indonesia, Parent of Walletku	Conversion of Convertible Bonds into Seamless Shares	Total Adjustments
(1)	(2)	(3)	(B)
Assets
Cash and cash equivalents	$(1,366,454)	$-	$-	$(1,366,454)
Restricted cash	(4,744,198)	-	-	(4,744,198)
Short-term investments	(300,023)	-	-	(300,023)
Accounts receivable, net	-	-	-	-
Escrow money receivable	(3,547,629)	-	-	(3,547,629)
Prepayments, receivables and other assets	(2,040,813)	-	-	(2,040,813)
Amounts due from related parties	(950,339)	-	-	(950,339)
Total current assets	(12,949,456)	-	-	(12,949,456)
Investment in an equity security	-	-	-	-
Equipment and software, net	(27,987)	-	-	(27,987)
Right-of-use assets, net	-	-	-	-
Intangible assets, net	(4,509,147)	-	-	(4,509,147)
Goodwill	-	-	-	-
Investments held in trust	-	-	-	-
Deferred tax assets	-	-	-	-
Total assets	$(17,486,590)	$-	$-	$(17,486,590)

Liabilities
Borrowings	$(6,862,104)	$-	$-	$(6,862,104)
-
Client money payable	(4,482,818)	-	-	(4,482,818)
Accruals and other payables	(3,569,212)	-	-	(3,569,212)
Lease liabilities	-	-	-	-
Receivables factoring	-	-	-	-
Convertible bonds	-	-	(10,000,768	)(D)	(10,000,768)
Amounts due to related parties	(14,826,262)	-	-	(14,826,262)
Total current liabilities	$(29,740,396)	$-	$(10,000,768)	$(39,741,164)

Other non-current liabilities	-	-	-	-
Deferred tax liabilities	-	-	-	-
Long-term borrowings	(665,209)	(2,037,128	)(C)	-	(2,702,337)
Convertible bonds	-	-	-	-
Deferred underwriting fee payable	-	-	-	-
Total liabilities	$(30,405,605)	$(2,037,128)	$(10,000,768)	$(42,443,501)

Class A common shares subject to possible redemption	-	-	-	-
Noncontrolling interest subject to possible redemption	-	(2,957,948	)(C)	-	(2,957,948)

Shareholders’ (Deficit) Equity:
Class A common shares	-	660	(C)	1,610	(D)	2,270
Class B common shares	-	-	-	-
-
Preferred shares	-	-	-	-
Additional paid-in capital	-	4,994,416	(C)	9,999,158	(D)	14,993,574
Accumulated deficit	12,919,015	(E)	-	-	12,919,015
Accumulated other comprehensive income	-	-	-	-
Noncontrolling interests	-	-	-	-
Total Shareholders’(Deficit) Equity	12,919,015	4,995,076	10,000,768	27,914,859

Total Liabilities, Redeemable Securities and Shareholders’ (Deficit) Equity	$(17,486,590)	$-	$-	$(17,486,590)

51

C – As of June 30, 2024, Seamless owns 59.2% of Dynamic Indonesia, which owns 79% of the WalletKu operating group. The remaining 40.8% ownership in Dynamic Indonesia is reflected on the June 30, 2024 historical balance sheet as Noncontrolling interest subject to redemption because the remaining 40.8% ownership in Dynamic Indonesia is redeemable by the holder pursuant to a put option agreement. The holder exercised the put option prior to the Closing of the Business Combination, enabling Seamless to acquire the remaining shares of Dynamic Indonesia. Seamless then owned 100% of Dynamic Indonesia and thereby obtained 79% control over the WalletKu operating group. The put option agreement allowed Seamless to pay for the purchase price of the 40.8% interest in Dynamic Indonesia as well as to repay a loan with a principal amount of $2.04 million outstanding to the same party, by transferring Currenc shares for the total. The pro forma adjustment C noted in the table above reflects the following:

Seamless shares issued:
Increase to common shares	$660
Increase to additional paid-in capital	4,994,416
Consideration to acquire remaining shares of Dynamic Indonesia	$4,995,076

Repayment of loan payable and reacquisition of noncontrolling interest:
Remove loan payable repaid with Seamless shares	$(2,037,128)
Remove noncontrolling interest reacquired with Seamless shares	(2,957,948)
$(4,995,076)

D – Represents the elimination of Seamless’ convertible bonds of $10,000,768 resulting from the bondholder’s election to convert such bond instruments into ordinary shares of Seamless prior to the Closing of the Business Combination. The convertible bonds are convertible into shares of Seamless in accordance with an amended and restated convertible bond instrument dated September 14, 2021 and are not directly convertible into shares of INFINT. Once converted into shares of Seamless, the bondholders will have the right to receive, in accordance with the terms of the Business Combination Agreement and the Payment Spreadsheet (as defined in the Business Combination Agreement), the number of Currenc ordinary shares set forth in the Payment Spreadsheet. Thus, the shares held by the bondholders convert into INFINT shares in a proportion consistent with those of the other equity-holders of Seamless who will receive shares of INFINT upon the Closing of the Business Combination.

E – Represents a gain resulting from the Divestitures recorded in accumulated deficit.

F – This column in the pro forma condensed combined balance sheet represents Seamless on a pro forma basis after the transactions described in notes B through E above and prior to the Closing of the Business Combination.

G – Represents cash equivalents released from the trust account and relieved of restrictions regarding use upon the Closing of the Business Combination and, accordingly, were available for redemptions and general use by the Combined Company. Such amount represents a reclassification from the investments held in trust line of the pro forma balance sheet to the cash and cash equivalents line.

H – Represents the settlement of the underwriting fees incurred by INFINT in connection with the INFINT IPO, for which payment was deferred until consummation of the Business Combination. Of the $5,999,964 deferred underwriting fee payable that had been included on the historical balance sheet of INFINT, $300,000 was settled in cash and $5,700,000 was settled via a promissory note to the underwriter, with the $36 difference written off to retained earnings.

I – Represents cash used to pay transaction costs and advisory fees incurred in connection with the Business Combination, net of $3,281,895 previously paid and expensed. Certain additional transaction fees that are expected to be charged to expense on the statement of operations are presented as an increase to the accumulated deficit, and the impact of the transaction fees related to the issuance of shares are presented as a reduction of additional paid-in capital of the Combined Company.

J - Represents the recording of a $528,750 premium paid at the Closing for a Directors’ and Officers’ Liability insurance policy. The policy premium is being deferred on the balance sheet in prepayments, receivables and other assets and then expensed over the term of the related insurance policy.

K – Represents the payment of transaction costs that had been included in accrued expenses on the historical balance sheets of either Seamless or INFINT.

L – Represents the payment of extension fees by Seamless from its cash account to INFINT’s trust account in the amount of $80,000 per month for each of the months from July 1, 2024 through the Business Combination date of August 30, 2024 pursuant to the Business Combination Agreement, in order to extend the date by which the Business Combination must be consummated from August 23, 2023 to November 23, 2024 (the “Extension fees”).

52

M - Represents the net impact of the following pro forma adjustments related to the Transactions on the capital accounts of the Combined Company:

	Par Value(1)
	Class A Ordinary Shares	Founder Shares - Class B	Additional Paid-In Capital		Accumulated Deficit		Accumulated Other Comprehensive Income	Non- controlling Interests	Total Shareholders’ (Deficit) Equity		Class A shares subject to possible redemption	Noncontrolling Interest subject to redemption
Historical Seamless	$58,030	$—	$29,172,373		$(98,896,742)		$(44,402)	$24,238,058	$(45,472,683)		$—	$2,957,948
Adjustment for transactions prior to consummation of Business Combination:
Seamless’ divestiture of GEA, TNG and FNTI, increase in share holdings in parent company of Walletku, and conversion of convertible bonds into ordinary shares of Seamless(2)	2,270	—	14,993,574		12,919,015		—	—	27,914,859		—	(2,957,948)
Historical Seamless equity after giving effect to certain pre-Closing transactions	60,300	—	44,165,947		(85,977,727)		(44,402)	24,238,058	(17,557,824)		—	—
Historical INFINT equity	—	583	—		(11,412,666)		—	—	(11,412,083)		55,457,522	—
Extension payment expense for Seamless(3)	—	—	—		(160,000)		—	—	(160,000)		—	—
Extension payment income for INFINT(3)	—	—	—		160,000		—	—	160,000		—	—
Accretion in redemption value of INFINT’s Class A shares subject to possible redemption(4)	—	—	—		(160,000)		—	—	(160,000)		160,000	—
Seamless incentive compensation expense(5)	477	—	27,521,889		(27,522,366)		—	—	—		—	—
Seamless rollover equity	(60,777)	—	60,777		—		—	—	—		—	—
Class A shares issued for Seamless rollover equity	4,000	—	(4,000)		—		—	—	—		—	—
Conversion of INFINT’s founder shares to Class A common shares(6)	573	(573)	—		—		—	—	—		—	—
Conversion of Underwriters’ shares to Class A common shares(6)	10	(10)	—		—		—	—	—		—	—
Exchange of Class A common stock subject to possible redemption(7)	475	—	55,617,047		—		—	—	55,617,522		(55,617,522)	—
Transaction costs(8)	—	—	(1,944,000	)(I)	(854,407	)(I)	—	—	(2,798,407	)(I)	—	—
Reclassification of INFINT’s accumulated deficit to additional paid-in capital(9)	—	—	(12,267,073)		12,267,073		—	—	—		—	—
Deferred underwriting fees(10)	—	—	—		(36)		—	—	(36)		—
Vendor shares(11)	20	—	1,999,980		(2,000,000)		—	—	—		—
PIPE shares(12)	40	—	249,960		—		—	—	250,000		—
Redemption of Class A common stock(13)	(465)	—	(54,846,094)		—		—	—	(54,846,559)		—	—
Total pro forma adjustments to equity	(55,647)	(583)	16,388,486		(18,269,736)		—	—	(1,937,480)		(55,457,522)	—
Total pro forma balance	$4,653	$—	$60,554,433		$(115,660,129)		$(44,402)	$24,238,058	$(30,907,387)		$—	$—

(1)	These columns represent the par value of the ordinary shares.

53

(2)	Represents the combined effect of certain transactions that are expected to be completed prior to the Closing of the Business Combination. Specifically, the effects of these transactions on the capital accounts include:

	Effect of Pre-Closing Transactions	Class A Ordinary Shares	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ (Deficit) Equity	Noncontrolling Interest Subject to Redemption

(a)	Recognition of an income statement gain and a reduction of accumulated deficit resulting from the divestiture by Seamless of all of the equity interests that it owns in (i) TNG Asia, (ii) FNTI and (iii) GEA	$—	$—	$12,919,015	$12,919,015	$—
(b)	Reduction of noncontrolling interests and an increase in ordinary shares and additional paid-in capital from issuing additional shares of Seamless in exchange for an additional ownership share in Dynamic Indonesia, the parent company of the WalletKu operating group	660	4,994,416	—	4,995,076	(2,957,948)
(c)	An increase in ordinary shares and additional paid in capital and a reduction in Convertible bonds payable resulting from the exercise by the holder of a conversion right under the Convertible Bond Instrument to convert that instrument into Seamless shares	1,610	9,999,158	—	10,000,768	—
		$2,270	$14,993,574	$12,919,015	$27,914,859	$(2,957,948)

(3)	Represents an expense for Seamless and an increase in its accumulated deficit due to the Extension fees payable to INFINT’s Sponsor from July 1, 2023 through the Business Combination date of August 30, 2024 in order to extend the date by which the Business Combination must be consummated.

(4)	Represents INFINT’s recording of the Extension fees paid into the trust account as capital contributions from its Sponsor. The addition of funds to the trust account increases the value of INFINT’s Class A shares subject to possible redemption to match the amount of funds available in the trust account.

(5)	Represents employee compensation expense under Seamless’ 2022 Incentive Plan resulting from employee restricted stock units that vest upon the occurrence of the Business Combination and in the months thereafter. There is a resulting increase in Seamless’ accumulated deficit arising from the expense and an increase in common stock and additional paid-in capital from the issuance of the stock.

(6)	Represents the conversion of INFINT’s issued and outstanding Class B founder shares and Underwriter’s shares into Class A ordinary shares on a one-for-one basis immediately prior to consummation of the Business Combination; thus, it represents a reclassification within equity.

(7)	Represents the exchange of INFINT’s redeemable Class A ordinary shares issued to public holders in the INFINT IPO for shares that will no longer be subject to redemption.

(8)	Represents the impact of certain transaction costs that are expected to be charged to expense on the statement of operations as an increase to accumulated deficit, and the impact of other transaction costs that are attributable to issuing equity and the offering of securities as a reduction of additional paid-in capital of the Combined Company.

(9)	Represents the reclassification of INFINT’s historical accumulated deficit against the additional paid-in capital of the Combined Company. Seamless’ accumulated deficit will carry forward to the Combined Company since Seamless is deemed the acquirer for accounting purposes.

(10)	Represents the write-off of the remaining difference upon settlement of the deferred underwriting fees.

(11)	Represents $2,000,000 of expenses paid to vendors via the issuance of 200,000 shares at the Closing.

(12)	Represents the allocation of proceeds from the PIPE Offering to 400,000 shares and warrants to purchase 136,110 shares.

(13)	Represents the impact on the equity accounts of the public shareholders exercising their right for the redemption of 4,652,105 outstanding Class A ordinary shares in exchange for cash held in the trust account.

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N – Represents the amount of cash used by INFINT for share redemptions, and the impact on the equity accounts, resulting from the public holders of INFINT’s Class A ordinary shares exercising their right for the redemption of 4,652,105 outstanding Class A shares, or 98.0% of the total public shares subject to redemption, in exchange for cash held in the trust account.

O – Issued and outstanding shares for each class of ordinary shares and preferred shares as of June 30, 2024 on a historical basis and on a pro forma basis are as follows:

	Historical as of June 30, 2024
	Issued and Outstanding		Pro Forma
	Seamless	INFINT	Issued		Outstanding
Preferred Shares	—	—	—		—

Common Shares
INFINT’s Class A public shareholders(1)	—	4,747,021	94,916		94,916
Existing Seamless shareholders	58,030,000	—	40,000,000	(2)	40,000,000	(2)
INFINT’s converted founder shares(3)	—	4,483,026	4,483,026		4,483,026
Other converted Class B shares(3)	—	1,250,058	1,250,058		1,250,058
Underwriters’ converted Class B shares(3)	—	99,999	99,999		99,999
Vendors(4)	—	—	200,000		200,000
PIPE investor(5)	—	—	400,000		400,000
Total Common Shares	58,030,000	10,580,104	46,527,999		46,527,999

(1)	Represents the shares held by INFINT’s public shareholders after giving effect to the redemption of the Class A ordinary shares upon consummation of the Business Combination.

(2)	Represents the Class A ordinary shares granted as merger consideration in exchange for the ordinary shares held by Seamless’ existing shareholders. The number of shares of Currenc was determined by dividing Seamless’ Company Value (as defined in the Business Combination Agreement) of $400,000,000 by INFINT’s share price of approximately $10.00 per share, resulting in 40,000,000 shares.

(3)	Represents the Class A ordinary shares held by the initial sponsors of INFINT, other shareholders and the Underwriters upon the one-for-one conversion of the Class B shares into Class A ordinary shares immediately prior to the consummation of the Business Combination.

(4)	Represents the Class A ordinary shares granted to vendors as payment for their services at the Closing.

(5)	Represents the Class A ordinary shares issued in the PIPE Offering that occurred simultaneous with the Closing.

P – Represents the settlement of the balance on promissory note owed by INFINT to Seamless upon the consummation of the Business Combination.

Q – Represents the $1.75 million in net proceeds received upon completion of the PIPE Offering that occurred simultaneous with the closing of the Business Combination, of which $1.5 million was allocated to a convertible note and $0.25 million was allocated to equity (see Note M). Such classifications are preliminary and subject to change as additional information becomes available and additional analyses are performed, and such changes could be material once the final accounting positions and valuations are determined by the Company.

R – Represents $2,000,000 of expenses paid to vendors via the issuance of 200,000 shares at the Closing.

S – Represents $3,200,000 of accruals owed to an attorney settled via the issuance of a promissory note.

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NOTE 3 – ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND FOR THE YEAR ENDED DECEMBER 31, 2023

Six Months Ended June 30, 2024

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 includes the following adjustments:

aa – The adjustments in this column reflect the effect of certain transactions that were completed prior to the Closing of the Business Combination as if the transactions had taken place on January 1, 2023, and which have an impact on the historical statement of operations of Seamless for the six months ended June 30, 2024. Specifically, these transactions include: (1) the divestiture by Seamless of all of the equity interests that it owned in the Divested Entities such that the Divested Entities are no longer Affiliates of Seamless or included in the consolidated financial statements of Seamless; and (2) the exercise by the holder of a conversion right under the Convertible Bond Instrument to convert that instrument into Seamless shares. The transactions included in adjustments column “aa” include:

Pro Forma Statement of Operations Line Item	Divestitures		Remove Interest on Convertible Bonds Payable		Total Adjustments
	(1)		(2)		(aa)

Revenue	$ (3,062,945	)(bb)	$-		$(3,062,945)
Cost of revenue	(2,129,693	)(cc)	-		(2,129,693)
Gross profit (loss)	(933,252)		-		(933,252)

Expenses
Selling expenses	(9,759	)(dd)	-		(9,759)
General and administrative	(2,942,980	)(dd)	-		(2,942,980)
	(2,952,739)		-		(2,952,739)
Operating income (loss)	2,019,487		-		2,019,487

Other expense (income)
Other expense (income), net	83,540	(dd)	-		83,540
Interest expense, net	(1,686,456	)(dd)	(995,472	)(ee)	(2,681,928)
Total other expense (income), net	(1,602,916)		(995,472)		(2,598,388)
Loss before income taxes	3,622,403		995,472		4,617,875
Income tax expense	-		-		-
Net loss	$3,622,403		$995,472		$4,617,875
Net income attributable to noncontrolling interests	-		-		-
Net loss attributable to controlling interests	$3,622,403		$995,472		$4,617,875

Pro forma net loss per share information:
Weighted average shares outstanding	58,030,000		58,030,000		58,030,000
Basic and diluted net loss per share attributable to controlling interests	$0.06		$0.02		$0.08

Adjustments related to these pre-Closing transactions are as follows:

bb – Reflects the elimination of revenue of the Divested Entities.

cc – Reflects the elimination of the cost of revenue of the Divested Entities.

dd – Reflects the elimination of expenses of the Divested Entities.

ee – Reflects the removal of historical interest expense on the convertible bonds, as if the convertible bonds had been converted to ordinary shares on January 1, 2023.

Transaction accounting adjustments:

ff – Represents insurance expense for the Combined Company’s Directors’ and Officers’ liability insurance premium.

gg – Represents employee compensation expense under Seamless’ 2022 Incentive Plan from the vesting of restricted stock units.

hh – Represents the elimination of interest on the marketable securities held in INFINT’s trust account.

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Year Ended December 31, 2023

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 includes the following adjustments:

ii – The adjustments in this column reflect the effect of certain transactions that were completed prior to the Closing of the Business Combination as if the transactions had taken place on January 1, 2023, and which would have an impact on the historical statement of operations of Seamless for the year ended December 31, 2023. Specifically, these transactions include: (1) the divestiture by Seamless of all of the equity interests that it owns in the Divested Entities such that the Divested Entities are no longer Affiliates of Seamless or included in the consolidated financial statements of Seamless; and (2) the exercise by the holder of a conversion right under the Convertible Bond Instrument to convert that instrument into Seamless shares. The transactions included in adjustments column “ii” include:

Pro Forma Statement of Operations Line Item	Divestitures		Remove Interest on Convertible Bonds Payable		Total Adjustments
	(1)		(2)		(ii)

Revenue	$ (7,447,535	)(jj)	$-		$(7,447,535)
Cost of revenue	(4,207,395	)(kk)	-		(4,207,395)
Gross profit (loss)	(3,240,140)		-		(3,240,140)

Expenses
Selling expenses	(25,880	)(ll)	-		(25,880)
General and administrative	(5,584,455	)(ll)	-		(5,584,455)

	(5,610,335)		-		(5,610,335)
Operating income (loss)	2,370,195		-		2,370,195

Other expense (income)
Other expense (income), net	(118,697	)(ll)	-		(118,697)
Interest expense, net	(3,056,895	)(ll)	(2,631,268)	(mm)	(5,688,163)

Total other expense (income), net	(3,175,592)		(2,631,268)		(5,806,860)
Loss before income taxes	5,545,787		2,631,268		8,177,055
Income tax expense	-		-		-
Net loss	$5,545,787		$2,631,268		$8,177,055
Net income attributable to noncontrolling interests	-		-		-
Net loss attributable to controlling interests	$5,545,787		$2,631,268		$8,177,055

Pro forma net loss per share information:
Weighted average shares outstanding	58,030,000		58,030,000		58,030,000
Basic and diluted net loss per share attributable to controlling interests	$0.10		$0.05		$0.14

Adjustments related to these pre-Closing transactions are as follows:

jj – Reflects the elimination of revenue of the Divested Entities.

kk – Reflects the elimination of the cost of revenue of the Divested Entities.

ll – Reflects the elimination of expenses of the Divested Entities.

mm – Reflects the removal of historical interest expense on the convertible bonds, as if the convertible bonds had been converted to ordinary shares on January 1, 2023.

Transaction accounting adjustments:

nn – Represents insurance expense for the Combined Company’s Directors’ and Officers’ liability insurance premium.

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oo – Represents employee compensation expense under Seamless’ 2022 Incentive Plan from the vesting of restricted stock units upon the occurrence of the Business Combination and during the first twelve months thereafter.

pp – Represents the elimination of interest on the marketable securities held in INFINT’s trust account.

qq – Includes $2,854,407 of transaction costs principally related to professional fees associated with the Transactions that are expected to be expensed at or around the time of the Closing, including $2.0 million paid to vendors via the issuance of shares. These costs are incremental to the transaction costs that are included in General and administrative expenses in the historical statements of operations of Seamless and INFINT for the six months ended June 30, 2024 and for the year ended December 31, 2023 (see Note 4). Such transaction costs are not expected to recur in the income of the Combined Company beyond 12 months after the Business Combination.

rr – Also included in the adjustment to transaction costs are the Extension fees totaling $160,000 that were paid by Seamless from July 1, 2024 through the Business Combination date of August 30, 2024 pursuant to the Business Combination Agreement, in order to extend the date by which the Business Combination must be consummated from August 23, 2023 to November 23, 2024. The expense for Extension fees is not expected to recur in the income of the Combined Company beyond 12 months after the Business Combination.

Net Loss per Share

ss – Represents the pro forma weighted average number of ordinary shares outstanding and pro forma net loss per share attributable to the controlling interest, calculated after giving effect to the Transactions, as follows:

	For the Six Months ended June 30, 2024	For the Year ended December 31, 2023
Numerator
Pro forma net loss attributable to controlling interest	$(8,448,534)	$(34,531,424)

Denominator
INFINT’s Class A public shareholders(1)	94,916	94,916
Existing Seamless equity holders(2)	40,000,000	40,000,000
INFINT’s converted founder shares(3)	4,483,026	4,483,026
Other converted Class B shares(3)	1,250,058	1,250,058
Underwriters’ converted Class B shares(3)	99,999	99,999
Vendors(4)	200,000	200,000
PIPE investor(5)	400,000	400,000
Basic and diluted weighted average shares outstanding	46,527,999	46,527,999

Net loss per common share attributable to controlling interest
Basic and diluted(6)	$(0.18)	$(0.74)

(1) Represents the shares held by INFINT’s public shareholders after giving effect to the redemption of the Class A ordinary shares upon consummation of the Business Combination.

(2) Represents the Class A ordinary shares granted as merger consideration in exchange for the ordinary shares held by Seamless’ existing shareholders.

(3) Represents the Class A ordinary shares held by the initial sponsors of INFINT, other shareholders and the Underwriters upon the one-for-one conversion of the Class B shares into Class A ordinary shares immediately prior to the consummation of the Business Combination.

(4) Represents the Class A ordinary shares granted to vendors as payment for their services at the Closing.

(5) Represents the Class A ordinary shares issued in the PIPE Offering that occurred simultaneous with the Closing.

(6) The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Transactions occurred as of January 1, 2023. Thus, consistent with this assumption, the weighted average shares outstanding reflect the ordinary shares as outstanding for the entire six months ended June 30, 2024 and year ended December 31, 2023.

Potentially dilutive shares have been deemed to be anti-dilutive due to the net loss position and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include 17,796,782 outstanding warrants issued in connection with the INFINT IPO and Private Placement, and 194,444 shares subject to conversion and warrants to purchase 136,110 shares issued pursuant to the PIPE Offering.

NOTE 4 – NONRECURRING ITEMS

The historical statements of operations of Seamless and INFINT for the six months ended June 30, 2024 and for the year ended December 31, 2023 include, in general and administrative expenses, a combined total of $1,200,952 and $2,341,690 of transaction costs, respectively.

The historical statements of operations of Seamless for the six months ended June 30, 2024 and for the year ended December 31, 2023 include, in general and administrative expenses, $560,000 and $2,540,000 of Extension fees, respectively.

Such transaction costs and Extension fees are not expected to recur in the income of the Combined Company beyond 12 months after the Business Combination.

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MARKET INFORMATION FOR ORDINARY SHARES AND DIVIDEND POLICY

Market Information

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “CURR.”. As of September 17, 2024, there were 27 holders of record of our Ordinary Shares.

Dividend Policy

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends by us in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our Board.

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Management’s Discussion and ANALYSIS of financial condition and results of operations

You should read the following discussion and analysis of Seamless’ financial condition and results of operations in conjunction with the consolidated financial statements and the related notes included elsewhere herein. This discussion contains forward-looking statements that involve risks and uncertainties. Seamless’ actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement and prospectus.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Seamless,” “it,” or “their,” generally refer to Seamless Group Inc. prior to the Business Combination and to Currenc Group Inc. after giving effect to the Business Combination.

Overview

Through our two major lines of business, remittance and airtime, Currenc is a leading operator of global money transfer services and airtime trading in Southeast Asia. The remittance business facilitates users in different countries sending money from one country to another in a low cost and efficient manner. The airtime business sells airtime to users in different countries worldwide, including retail users in Indonesia. Seamless operates the two different business lines through four main subsidiaries: Tranglo, WalletKu, TNG Asia and GEA. Seamless operates the global remittance business mainly through Tranglo, which is one of the leading money remittance platforms in Southeast Asia. TNG Asia and GEA are also in the remittance business which target retail customers and generated the majority of revenues by providing remittance services to retail users. TNG Asia and GEA place their remittance orders to Tranglo, and therefore are considered upstream operators of the remittance business, whereas Tranglo, which provides business-to-business (“B2B”) remittance services for financial institutions such as TNG Asia and GEA, is considered a downstream player of the remittance industry. Seamless also provides cross-border international airtime transfer services through Tranglo, acting as a switching platform provider for telecom airtime transfer and a wholesale reseller of foreign airtime. Seamless also runs WalletKu, which is an Indonesian airtime operator facing end users directly. Seamless will divest its ownership of TNG Asia and GEA prior to the closing of the Business Combination.

Tranglo is a leading global money and airtime transfer hub in Southeast Asia. For Tranglo’s money remittance business, it provides a single unified application programming interface for licensed banks and money service operators and acts as a one-stop settlement agent for cross-border money transfer, offering customers the ability to process payments globally. At June 30, 2024, Tranglo had more than 5,000 bank partners, 35 eWallets, 130,000 cash pick-up points, and 124 corporate clients for remittances, with a remittance network covering more than 70 countries. It managed over 11.2 million transactions with a total value of $3.55 billion for the year ended December 31, 2022. As for the year ended December 31, 2023, Tranglo processed around 11.0 million transactions with a total value of $4.54 billion, which represents a minor decrease in volume by 1.8% as compared to 11.2 million transactions, and a growth in value by approximately 28% as compared to the total processing value of $3.55 billion for the year ended December 31, 2022. As for the six-month period ended June 30, 2024, Tranglo processed around 5.8 million transactions with a total processing value of $2.7 billion, which represents a growth in volume by 7.4% as compared to 5.4 million transactions, and a growth in total processing value by 22.7% as compared to the total processing value of $2.2 billion for the six-month period ended June 30, 2023. As for the six-month period ended June 30, 2024, the top four sending countries for Tranglo’s remittance business were UK, Hong Kong, Singapore and Korea, whereas the top four receiving countries were Philippines, Indonesia, Thailand and Vietnam. The predominant portion of Tranglo’s Hong Kong related revenue is derived from two customers, TNG Asia and GEA, which have been divested by Seamless prior to Business Combination, are expected to remain customers after the Divestiture. Based on the six-month period ended June 30, 2024 operating results, post-Divestiture, Seamless expects that the percentage of revenue generated in Hong Kong and the PRC would continue to represent approximately 7.6% of Seamless Group’s total revenue.

The number of Tranglo unique users increased from 949,000 users as of December 31, 2022 to 1,032,000 as of December 31, 2023, and the number of global money transfer transactions decreased mildly from 11.2 million in the year ended December 31, 2022 to 11.0 million in the year ended December 31, 2023. The number of average monthly unique sending accounts has also increased from 267,201 in 2022 to 330,571 in 2023. The number of unique users increased to 820,000 as of June 30, 2024 from 705,000 as of June 30, 2023, while the number of global money transfer transactions increased from 5.4 million for the six-month period ended June 30, 2023 to 5.8 million for the six-month period ended June 30, 2024. The number of average monthly unique sending accounts increased from 325,000 for the six-month period ended June 30, 2023 to 367,000 for the six-month period ended June 30, 2024.

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Tranglo is also a global airtime transfer hub, offering cross-border airtime wholesale and transfer services. At June 30, 2024, Tranglo has partnered with more than 500 mobile operators that cover 150 countries and served more than 40 airtime corporate customers. Tranglo managed over 5.3 million transactions with a total value of $12.2 million for the year ended December 31, 2023, which compared to 7.7 million transactions with a total value of $18.4 million for the year ended December 31, 2022. As for the six-month period ended June 30, 2024, Tranglo processed 2.2 million airtime transfer transactions with a total value of $5.0 million, representing a decrease of 21.8% in volume and 23.1% in value as compared to 2.8 million transactions with a total value of $6.5 million for the six-month ended June 30, 2023. For the six-month period ended June 30, 2023, the airtime unique user accounts decreased to 426,000, representing a decline of 24.4% as compared to 564,000 for the six-month period ended June 30, 2023. The monthly average unique sending accounts also decreased to 145,000 for the six-month period ended June 30, 2024, representing a decline of 21.1% as compared to 184,000 for the six-month period ended June 30, 2023.

WalletKu is an independent electronic platform in Indonesia directly facing end users, and allows its customers to purchase airtime and conduct internet data top-up. WalletKu platform also allows users to conduct cash top-up, transfers, and utility or bill payments. WalletKu is also a participant in the Indosat Cluster Partnership for managing the marketing work of Indosat telecommunication and airtime products in two cluster areas in Indonesia. WalletKu served approximately 132,000 customers as of June 30, 2024, distributing airtime with a total value of $6.2 million for the six-month period ended June 30, 2024.

TNG Asia operates an eWallet operation in Hong Kong, targeting the niche market of overseas workers, i.e., Philippine and Indonesian overseas domestic workers living in Hong Kong. There are currently over 350,000 overseas domestic workers in Hong Kong. TNG Asia strives to provide financial services to these overseas workers who are often denied normal banking services, sometimes referred to as “unbankable.” Also, these overseas workers have a strong demand for remitting money back to their homelands on a regular basis. Unlike traditional eWallet payment companies which generate most of their revenue through merchant purchases or payments, TNG Asia generates 80-95% of its revenue by offering the money remittance services to these overseas workers. As at June 30, 2024, TNG eWallet has more than 926,000 members or end users. TNG Asia processed around 0.85 million remittance transactions with a total processing value of around $197 million for the six-month period ended June 30, 2024, which compared to 1.15 million transactions with a total processing value of around $264 million for the six-month period ended June 30, 2023.

GEA is a remittance agent which mainly serves TNG Asia in remitting money to overseas countries. GEA provides a prefunding facility for TNG Asia and conducts foreign exchange (“Forex”) conversion for TNG Asia’s customers. GEA also provides currency conversion and remittance services for other clients and earns revenue via Forex spread markups.

Tranglo, TNG Asia and GEA are all involved in the global money remittance business. Tranglo serves mostly banks and financial institutions and thus is a B2B remittance platform. On the other hand, TNG Asia operates an eWallet in Hong Kong, which serves as the business-to-customer (“B2C”) retail remittance operator. TNG Asia has been placing most, if not all, of its remittance orders to GEA for processing and is the most important client of GEA. GEA’s income from clients other than TNG Asia has been insignificant as compared to that from TNG Asia. In turn, GEA places most of its orders to Tranglo for processing. Therefore, TNG Asia and GEA are customers of Tranglo and are expected to continue to be so following the divestitures. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information regarding the financial effects of the divestitures. Although immediately following the divestitures, Seamless will not provide remittance services directly to individuals, it may develop those services in the future.

Currenc’s business model is highly scalable and transferrable to other geographic markets. Through its connection with RippleNet, Tranglo’s global money remittance network could be expanded rapidly and extended to cover more regions and countries globally. Moreover, the knowledge and experience it has gained through its Indonesian and eWallet operations has helped it to understand the pain points faced by individuals and merchants in Asian markets, and facilitate its development on infrastructure, product and compliance processes of its future B2C services which cover payment, remittance, airtime trading or other fintech operations. This will allow it to rapidly replicate and build up its business across its core markets in Southeast Asian and Middle East countries, e.g., the Philippines, Indonesia, Vietnam, Cambodia, and Abu Dhabi.

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Historically, Seamless has derived its revenue from operations centered in Malaysia, Indonesia and Hong Kong, but servicing transactions and customers located throughout Southeast Asia and globally. Following the divestitures, Currenc’s operations are based in Malaysia and Indonesia but, as discussed above, generate significant revenue from cross-border transactions throughout Southeast Asia and globally.

In connection with a capital raise for WalletKu in 2021 to fund an expansion of WalletKu’s business by participating in the Indosat Partnership program, Seamless disposed of a controlling stake of WalletKu on March 9, 2021, resulting in WalletKu no longer be accounted for as a subsidiary of Seamless beginning in March 2021. In connection with a further capital for WalletKu in 2022 to address WalletKu’s working capital requirements in which the controlling shareholder did not participate, Seamless reacquired a controlling interest in WalletKu in June 2022, resulting in WalletKu being accounted for as a subsidiary of Seamless beginning in June 2022. These transactions had the effect of causing WalletKu’s contribution to the consolidated assets, revenue and other statement of operations items to fluctuate as WalletKu was deconsolidated and then reconsolidated.

Seamless’ revenue was $53.3 million for the year ended December 31, 2023, which decreased by 4% as compared to $55.5 million for the year ended December 31, 2022. This is mainly due to a decline of more than 34% in Tranglo’s airtime business, from $18.4 million for the year ended December 31, 2022, to $12.2 million for the year ended December 31, 2023. The overall remittance revenues were $26.7 million for the year ended December 31, 2023, which was at roughly the same level of the year ended December 31, 2022. On the other hand, the revenue generated by the Indonesian airtime business, WalletKu, increased from $10.1 million for the year ended December 31, 2022 to $14.2 million for the year ended December 31, 2023. This was mainly due to Seamless’ consolidation of approximately 7 months of operating results of WalletKu since reacquiring the control over WalletKu in June 2022, whereas in the year ended December 31, 2023, Seamless included the full year operating results of WalletKu.

For the six-month period ended June 30, 2024, Seamless’ revenue decreased by 11.4% to $24.1 million as compared to $27.2 million for the six month period ended June 30, 2023. Remittance revenue decreased by 5.9% from $13.6 million to $12.8 million due to a decline in the remittance revenue of TNG Asia in the first six months of 2024. Also, the global airtime transfer business continued its decline by 23.1% from $6.5 million to $5.0 million for the six-month period ended June 30, 2024 as compared to the six-month period ended June 30, 2023. Seamless’ Indonesian airtime revenue decreased slightly by 11.4% to $6.2million for the six-month period ended June 30, 2024, which compared to $7.0 million for the six-month period ended June 30, 2023.

For its money transfer business, Seamless generates two main streams of remittance revenue, namely the transaction fees which are charged on every cross-border money transfer transaction, and currency conversion fees, i.e., Forex Gains, which are charged through add-on currency spreads on the conversion of currencies for its customers. Both TNG Asia and Tranglo generate remittance revenues by charging users the transaction fees and Forex spreads. Seamless’ remittance revenue has been contributed mostly by Tranglo’s remittance business, and Seamless’ remittance revenue was $26.7 million for the year ended December 31, 2023, which was at roughly the same level as the year ended December 31, 2022.

For the six-month period ended June 30, 2024, Seamless’ remittance revenue decreased by 5.9% to $12.8 million as compared to $13.6 million for the six-month period ended June 30, 2023. The decrease was mainly due to a decline in remittance revenue contributed by TNG Asia during the period.

Previously, Tranglo offered only the Fiat prefunding remittance services for its clients. In late 2021, Tranglo started to offer a new line of remittance services – the ODL prefunding remittance services – for its customers. As Tranglo charges lower transaction fees and currency conversion fees for its ODL remittance flows, and as the keen market competition has exerted pressure on Tranglo’s pricings, there has been a continual decline in Tranglo’s overall take rates for its remittance services in the past two years. As a result, the remittance revenue contributed by Tranglo for the year ended December 31, 2023 declined slightly by 3% to $19.4 million as compared to $20.0 million for the year ended December 31, 2022, despite that the TPV increased by 28% to $4.54 billion for the year 2023, as compared to $3.55 billion for the year 2022. On the other hand, the remittance revenue contributed by TNG Asia and GEA increased by 14% to $9.6 million for the year ended December 31, 2023 as compared to $8.4 million for the year ended December 31, 2022.

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For the six-month period ended June 30, 2023, due to its pricing competitiveness, Tranglo succeeded in capturing higher market share and expanding its market reach and as a result, Tranglo’s TPV increased by 33.3% as measured in RM. However, when converted to the USD, the TPV increased by only 22.7%, from $2.2 billion to $2.7 billion. As a result of the declining in take rates by 21.7%, Tranglo’s remittance revenue remained unchanged at $9.8 million for the six-month period ended June 30, 2024, as compared to the six-month period ended June 30, 2023. On the other hand, the remittance revenue contributed by TNG Asia and GEA decreased by 24.5% to $3.7 million for the six-month period ended June 30, 2024 as compared to $4.9 million for the six-month period ended June 30, 2023.

There was a temporary suspension of ODL services for most of Tranglo’s active ODL partners in mid of March 2023 due to market turmoil and illiquidity of the crypto market, and that the recovery of ODL flows had been slow thereafter. The market turmoil appeared after the collapse of Silicon Valley Bank, Silvergate Bank and Signature Bank around March 2023. As most of the crypto exchanges and market makers maintain their operating accounts with Silvergate and Signature Banks, the collapse of these banks led to illiquidity of the crypto market, and the inability of crypto exchanges to liquidate XRP for supporting ODL transactions. As such, both Ripple and Tranglo agreed to suspend most of the ODL services temporarily. Despite Ripple and Tranglo resuming most of the ODL services after two weeks of temporary suspension, many ODL partners relied more on the fiat prefunding means for their remittance flows via Tranglo’s platform, and thus were slow in resuming their ODL flows. As a result, Tranglo’s ODL flows still represented only 9.9% of the total processing value of Tranglo in December 2023, which compared to 26% of the total processing value in February 2023. For the year ended December 31, 2023, Tranglo’s ODL flows represented 10.5% of its total processing value, which compared to that of 20.3% for the year ended December 31, 2022. For the six-month period ended June 30, 2024, the ODL flows represented 5.5% of its total processing value, as compared to 13.8% for the six-month period ended June 30, 2023.

Tranglo Remittance Business Analysis

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
(Ringgit in Thousands)
Total Processing Value (TPV)	12,797,336	9,588,926	20,685,853	15,648,773
●Fiat Flows (%)	94.5%	86.2%	89.5%	79.7%
●ODL Flows (%)	5.5%	13.8%	10.5%	20.3%
Numbers of Transactions Processed	5,849,240	5,393,860	10,998,284	11,165,913
●Fiat Flows (%)	96%	84.2%	89%	78%
●ODL Flows (%)	4%	15.8%	11%	22%
Average Transaction Size	2.188	1.778	1.881	1.401
Overall Transaction Fees Take Rate %	0.27%	0.35%	0.32%	0.45%
Overall Forex Gains take rate %	0.09%	0.11%	0.11%	0.12%
Total Remittance Revenue	46,504	43,811	88,427	88,428
Payout Agency Rate %	-0.11%	-0.16%	-0.15%	-0.23%
Payout Processing Costs	(14,650)	(15,186)	(30,504)	(35,892)
Gross Profit Gain Rate %	0.25%	0.30%	0.28%	0.34%
Gross Profit	31,854	28,625	57,923	52,536

Total processing value (“TPV”) is the total cross-border remittance funds processed and sent by Tranglo during the relevant period. The overall total transaction fees take rate is calculated by dividing the total transaction fees charged for the remittance transactions processed by the corresponding TPV for those transactions. The overall Forex gains take rate is calculated by dividing the total foreign exchange gains obtained on the remittance transactions processed by the TPV for those transactions. The payout agency rate is calculated by dividing the direct costs paid by Tranglo to payout agents for processing the remittance money payouts for the remittance transactions by the TPV for those transactions. The gross profit gain rate is measured by dividing the gross profit generated by Tranglo’s remittance business by the TPV for the remittance transactions processed.

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Tranglo monitors these metrics to better understand the performance of its business, to compare the impact of different fees and cost structures internally and with competitor of different scales, and to develop pricing strategies and gauge price competitiveness and profitability of different remittance operators. The fees and Forex Gain take rates are also important parameters for Tranglo to assess if the fees and prices being offered are competitive in the market, and the payout rate is monitored by Tranglo with a view toward cost control and reinforcing profitability. Similarly, investors can use these metrics to understand the performance of Tranglo’s business, the relationship between growth in TPV, growth in revenue and changes in the gross profit gain rate.

For the year ended December 31, 2022, Tranglo processed 11.2 million remittance transactions, with the average transaction size being RM1,401 or $318. As a result, the total processing value was $3.55 billion for the year ended December 31, 2022. For the year ended December 31, 2023, Tranglo processed 11.0 million transactions which represented a slight decrease of 2% as compared to the 11.2 million transactions for the year ended December 31, 2022. However, as the average transaction size increased to RM1,881, or $413, the total procession value increased by approximately 28% from $3.55 billion to $4.54 billion for the year ended December 31, 2023.

As measured in RM, the total processing value for the year ended December 31, 2023 increased by 32.7% to RM20.7 billion as compared to RM15.6 billion for the year ended December 31, 2022. When converted to USD, Tranglo’s total processing value increased by 28% from $3.55 billion for the year ended December 31, 2022, to $4.54 billion for the year ended December 31, 2023.

For the six-month period ended June 30, 2024, Tranglo processed 5.8 million remittance transactions, with an average transaction size of RM2,188. This represents an increase of 7.4% in remittance volume and a growth of 23.1% in the average transaction size, as compared to 5.4 million transactions and an average transaction size of RM1,778 for the six-month period ended June 30, 2023. As a result, as measured in RM, the total processing value for the six-month period ended June 30, 2024 increased by 33.3% to RM12.8 billion as compared to RM9.6 billion for the six-month period ended June 30, 2023. When converted to USD, Tranglo’s total processing value increased by 22.7% from $2.2 billion for the six-month period ended June 30, 2023, to $2.7 billion for the six-month period ended June 30, 2024.

Tranglo’s average transaction fee take rate and the currency conversion take rate (Forex gain rate) as measured in RM for the year ended December 31, 2022 were 0.45% and 0.12%, respectively, making the average total take rate for the year 2022 0.57%. When converted into USD, the total average take rate was 0.56% for the year 2022. As a result, Tranglo’s remittance revenue was $20.0 million for the year ended December 31, 2022. Tranglo’s average transaction fee take rate and currency conversion take rate as measured in RM declined to 0.32% and 0.11%, respectively, for the year ended December 31, 2023, making the total average take rate of 0.43% for the year 2023. This represented a decline of 25% as compared to 0.57% for the year 2022. When converted into USD, the total average take rate was 0.43% which generated $19.4 million remittance revenue for Tranglo for the year 2023.

Tranglo’s average transaction fee take rate and the currency conversion take rate (Forex gain rate) as measured in RM for the six-month period ended June 30, 2023 were 0.35% and 0.11%, respectively, making the average total take rate of 0.46%. When converted into USD, the total average take rate was the same 0.46% for the same period in 2023. As a result, Tranglo’s remittance revenue was $9.8 million for the six-month period ended June 30, 2023. Tranglo’s average transaction fee take rate and currency conversion take rate as measured in RM declined to 0.27% and 0.09%, respectively, making the total average take rate of 0.36% for the six-month period ended June 30, 2024. This represented a decline of 21.7% as compared to 0.46% for the six-month period ended June 30, 2023. When converted into USD, the total average take rate was also the same 0.36% which generated $9.8 million remittance revenue for Tranglo for the six-month period ended June 30, 2024.

Previously, Tranglo offered only the Fiat prefunding remittance services for its clients, i.e. the Fiat Remittance Partners (“Fiat RPs”). In late 2021, Tranglo started to offer a new line of remittance services – the ODL prefunding remittance services – for its ODL Remittance Partners (“ODL RPs”). Many of Tranglo’s ODL RPs are also Fiat RPs and thus can make use of either Tranglo’s Fiat prefunding services or ODL prefunding services.

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In addition to intense market competition and the downward pricing pressure, Tranglo’s integration with RippleNet and On-Demand Liquidity facility of Ripple and the commencement of its ODL prefunding remittance services in August 2021 has further pushed down its overall fees offered to the market. As part of the RippleNet and ODL arrangement, Tranglo has offered lower transaction fees and lower currency conversion fees for those clients who submit their orders using ODL prefunding facilities. Moreover, the ODL system allows clients to directly convert their sending currencies into the recipient currencies, like from USD to Philippine Peso, thus bypassing the need for Tranglo to conduct currency conversion. In that case, Tranglo would not be able to charge currency conversion fees for certain ODL remittance flows. Since Tranglo integrated with RippleNet in August 2021, and started offering the ODL remittance services, the ODL remittance flows increased significantly in the year 2022. For the year end December 31, 2022, the ODL flows increased substantially to represent 20.3% of the total processing value.

For the year ended December 31, 2022, Tranglo’s average transaction fee take rate and the average Forex gain take rate as measured in RM were 0.45% and 0.12%, respectively, making the total average take rate of 0.57%. As for the year ended December 31, 2023, the average transaction fee take rate and the average Forex gain take rate as measured in RM declined to 0.32% and 0.11%, respectively, making the total average take rate of 0.43% which represented a decline of 25% in the average total take rate. Both the take rates of Fiat remittances and ODL remittances declined during the periods. When converted into USD, the total average take rate decreased to 0.43% for the year ended December 31, 2023, which represented a decline of 23% as compared to 0.56% for the year ended December 31, 2022. On the other hand, due to lower fees in both Tranglo’s Fiat and ODL remittance services, Tranglo succeeded in capturing higher market share and expanding its market reach and as a result, Tranglo’s TPV increased by 33.5% as measured in RM. However, when converted to the USD, the TPV increased by only 28%, from $3.55 billion to $4.54 billion. As a result of the decline in take rates by 23%, Tranglo’s remittance revenue decreased by 3% to $19.4 million for the year ended December 31, 2023, as compared to $20.0 million for the year ended December 31, 2022.

For the six-month period ended June 30, 2023, Tranglo’s average transaction fee take rate and the average Forex gain take rate as measured in RM were 0.35% and 0.11%, respectively, making the total average take rate of 0.46%. As for the six-month period ended June 30, 2024, the average transaction fee take rate and the average Forex gain take rate as measured in RM declined to 0.27% and 0.09%, respectively, making the total average take rate of 0.36% which represented a decline of 21.7% in the average total take rate. The overall take rate of Fiat remittances declined, while that of ODL remittances remained relatively stable during the periods. When converted into USD, the total average take rate was also 0.36% for the six-month period ended June 30, 2024, which represented a decline of 21.7% as compared to 0.46% for the same period in the year of 2023.

On the other hand, due to its pricing competitiveness, Tranglo succeeded in capturing higher market share and expanding its market reach and as a result, Tranglo’s TPV increased by 33.3% as measured in RM. However, when converted to the USD, the TPV increased by only 22.7%, from $2.2 billion to $2.7 billion. As a result of the declining in take rates by 21.7%, Tranglo’s remittance revenue remained unchanged as $9.8 million for the six-month period ended June 30, 2024, as compared to the same period of the year 2023.

The market competition and downward pricing pressure affects both the upstream and downstream players of the global remittance industry. In order to maintain its competitiveness, Tranglo has to offer very competitive fees for the market while also striving to control its direct costs. Tranglo has been working to lower its direct remittance payout costs. The average payout rate of Tranglo was 0.23% for the year ended December 31, 2022, which declined by 35% to 0.15% for the year ended December 31, 2023. For the six-month period ended June 30, 2024, the average payout rate of Tranglo further declined to 0.11%, representing a decline of 31% as compared to 0.16% for the six-month period ended June 30, 2023.

Currenc believes that as the global remittance industry grows rapidly and more competitors have been entering into the market, the downward pressure on pricing is inevitable. In the end, only those who could provide the most cost effective, efficient and reliable services could survive and thrive in the market. Although a decline in transaction fees and Forex take rates would lead to a lower gross profit margin and lower revenue growth in the short term, Currenc believes that by staying competitive in terms of pricing and maintaining low costs on operation, it could eventually capture more market share and expand its business scope and scale in the long run. Tranglo’s integration with RippleNet and ODL is also pivotal to its future development as Tranglo can now offer to its customers ample prefunding liquidity through the use of ODL’s prefunding facility, which many of Tranglo’s competitors could not. Also, Tranglo may make use of the ODL facility itself, and obtain extra liquidity which allows Tranglo to better manage its liquidity and cash position. This is especially important when Tranglo is expanding its remittance business and airtime business scope which requires a larger working capital.

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By December 31, 2022, Tranglo had 87 active business partners who adopted the traditional fiat prefunding means. By December 31, 2023, the number of Tranglo’s active partners adopting the fiat prefunding means decreased slightly to 85, while Tranglo still managed to grow its total processing value by 32.7% as measured in RM, and 27.6% as measured in USD, during the year ended December 31, 2023 as compared to the year 2022. By June 30, 2024, Tranglo’s active remittance partners adopting the Fiat prefunding means slightly declined to 84 while Tranglo managed to grow its remittance TPV by 33.3% as measured in RM, and 22.7% as measured in USD. On the other hand, the number of active ODL partners decreased to 8 by December 31, 2023, and further declined to 6 by June 30, 2024. This was due to a temporary suspension of ODL services in mid-March 2023 when Ripple and Tranglo suspended its ODL services for 9 out of 11 active ODL users as a result of market turmoil and illiquidity in crypto market. The market turmoil appeared after the collapse of Silicon Valley Bank, Silvergate Bank and Signature Bank around March 2023. As most of the crypto exchanges and market makers maintain their operating accounts with Silvergate and Signature Banks, the collapse of these banks led to illiquidity of the crypto market, and the inability of crypto exchanges to liquidate XRP for supporting ODL transactions. As such, both Ripple and Tranglo agreed to suspend most of the ODL services temporarily. Despite Ripple and Tranglo resuming most of the ODL services after two weeks of temporary suspension, many ODL partners relied more on making use of Fiat remittance services of Tranglo, and also, Ripple has tightened its ODL services and increased the fees for ODL remittance partners since then. As a result, many of Tranglo’s remittance partners were slow in resuming their use of Tranglo’s ODL services. As a result, Tranglo’s ODL flows represented only 13.6% of the total processing value of Tranglo in March 2023, which compared to 26% of the total processing value in February 2023. For the six-month period ended June 30, 2024, Tranglo’s ODL flows represented only 5.5% of the TPV, whereas the Fiat prefunding remittance flows represented 94.5% of the TPV. This compared to 21.7% from ODL flows for the three-month period ended March 31, 2023. Despite Tranglo’s ODL remittance services lack of recovery, due to an increase in Fiat remittance business, Tranglo still managed to grow its total TPV to RM2.1 billion for the month of December 2023, which represented a significant increase as compared to the TPV of RM1.35 billion for the month of February 2023 and the TPV of RM1.58 billion for the month of March 2023. For the six-month period ended June 30, 2024, Tranglo’s remittance TPV further increased by 33.3% to RM12.8 billion, as compared to RM9.6 billion for the six-month period ended June 30, 2023.

TNG Asia also generates transaction fee revenue and forex gain revenues for its remittance business. The transaction fees charged are recorded as Net Revenue, whereas the Forex Gain of TNG Asia is recorded under “Other Income” as “Forex Gain”.

In early 2022, the Hong Kong government removed the border restrictions and inflow of overseas migrant workers started to increase. Also, as GEA had integrated with ODL in September 2021, GEA was able to offer TNG Asia low cost and highly competitive remittance services in the market, in addition to ample prefunding liquidity. As such, TNG Asia took the initiative and initiated an aggressive marketing campaign to recapture and expand its market share. As a result, for the year ended December 31, 2022, TNG Asia processed 2.1 million remittance transactions, with a total processing value of $505 million. TNG Asia’s remittance revenue was $8.34 million for the year ended December 31, 2022. For the year ended December 31, 2023, TNG Asia processed 2.3 million remittance transactions with a processing value of $531 million, representing 9.5% and 5.1% increases, respectively, when compared to 2.1 million transactions with a total processing value of $505 million for the year ended December 31, 2022. The average total take rate of TNG Asia was 1.36% which generated $8.3 million remittance revenue for the year ended December 31, 2022.

For the year ended December 31, 2023, TNG Asia’s average total take rate was 1.5% which generated a remittance revenue of $9.6 million. Besides an increase in take rate, the increase in TNG Asia’s remittance revenue during the period was also contributed by an increase in TPV by 5%, from $505 million for the year ended December 31, 2022 to $531 million for the year ended December 31, 2023.

As the market competition intensified, TNG Asia’s remittance business suffered a setback during 2024. For the six-month period ended June 30, 2024, TNG Asia processed around 850,000 remittance transactions with a processing value of $197 million, representing declines of 26% and 25%, respectively, when compared to 1.15 million transactions with a total processing value of $264 million for the six-month period ended June 30, 2023. The average total take rate of TNG Asia was 1.5% which generated $3.7 million remittance revenue for the six-month period ended June 30, 2024, which was similar to the average total take rate of 1.5% that generated $4.8 million for the six-month period ended June 30, 2023.

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GEA’s remittance revenue was $2.7 million for the year ended December 31, 2022. As for the year ended December 31, 2023, GEA’s revenue was $2.6 million, which remained roughly the same level as compared to the year 2022. For the six-month period ended June 30, 2024, GEA’s remittance revenue was $1.0 million, representing a decline of 23% as compared to the $1.3 million remittance revenue for the six-month period ended June 30, 2023.

As TNG Asia has submitted almost all of its remittance transactions to GEA, which in turn has placed the remittance orders to Tranglo for processing, most of TNG Asia’s and GEA’s remittance revenue is also accounted for as remittance revenue of Tranglo. This overlapping in remittance revenues for TNG Asia, GEA and Tranglo, which were $4.3 million and $4.9 million for the year 2022 and 2023, respectively, are eliminated in the preparation of the consolidated financial statements for Seamless. After this elimination, the total remittance revenue for Seamless was $26.7 million for the year ended December 31, 2022, and it remained relatively unchanged for the year ended December 31, 2023.

For the six-month period ended June 30, 2024, the overlapping in remittance revenues was $1.7 million, which compared to $2.5 million for the six-month period ended June 30, 2023. After the elimination, the total remittance revenue for Seamless was $12.8 million, representing a slight decrease of 5.9% as compared to $13.6 million for the six-month period ended June 30, 2023.

The other major business segment of Seamless is its international airtime transfer business. Seamless operates the international airtime transfer business under Tranglo, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Its proprietary technology supports both pin and pin-less airtime transfers. Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 500 mobile operators across 150 countries. For the six-month period ended June 30, 2024, Seamless’ top three airtime corridors were Malaysia-Indonesia (50.9% of total global airtime revenue), Malaysia-Bangladesh (10.4% of total global airtime revenue) and UAE-Indonesia (3.9% of total global airtime revenue), which collectively accounted for 65.2% of its total airtime transfers in that period. For the six-month period ended June 30, 2024, the top four sending countries for Tranglo’s global airtime business were Malaysia, Saudi Arabia, UAE and Ireland, whereas the top four receiving countries were Indonesia, Bangladesh, Philippines and Nepal. These countries all have large underserved populations. The revenue for Seamless’ international airtime transfer business was $18.4 million for the year ended December 31, 2022. In early 2022 when COVID pandemic seriously affected Malaysia and the government started to impose border closures, many migrant or overseas workers in Malaysia left the country in the midst of the border restriction. The shrinkage of overseas workers in Malaysia was further exacerbated by a government imposed freeze on the hiring of foreign workers. The border restriction was not eased until the second half of 2022, albeit slowly. As a result, Seamless’ global airtime business was adversely affected since early 2022 and the impact continued and became worse in the year 2023. Moreover, more and more free Wi-Fi is now made available to the people in many Southeast Asian countries, especially in Malaysia and Indonesia. This has led to significant change in consumers’ behavior in these two countries, and that the needs for buying and transferring airtime for the migrant workers there have been declining. For the year ended December 31, 2023, Malaysia-Indonesia was the key global airtime corridor for Tranglo which contributed 46.1% of Tranglo’s global airtime revenue. As such, Tranglo’s global airtime business was adversely affected and its airtime revenue declined by 34% to $12.2 million for the year ended December 31, 2023 when compared to $18.4 million for the year ended December 31, 2022. For the six-month period ended June 30, 2024, Tranglo’s global airtime revenue was $5.0 million, which represented a decline of 23.1% as compared to $6.5 million for the six-month period ended June 30, 2023. In view of the over-concentration of Tranglo’s global airtime time business in Malaysia and Indonesia, Currenc needs to broaden its network and diversify its user base to other Asian countries like Pakistan, Middle East countries like UAE, Saudi Arabia, and African countries like Egypt, in order to expand its global airtime business in the future.

In February 2022, there was a short-term mishap which had a one-off adverse impact on Tranglo’s airtime business. Tranglo had been purchasing Indonesia’s XL Axiata telecom credit (XL Airtime) from PT Satria Abadi Terpadu (PT Satria). On February 22, 2022, there were multiple duplicated failed call transactions returned from the PT Satria system, which led to Tranglo paying refunds to the senders automatically. Tranglo later discovered that the spike of failed transactions was due to an invalid number for XL Airtime purchases and thus suspended the XL Airtime purchase immediately. After investigation, an erroneous refund of RM2 million ($453,961) was discovered. Tranglo has initiated a recovery process to get back the money, and by December 2022, it had recovered RM0.5 million ($113,000) and recorded the provision of RM1.56 million ($354,000) in the year ended December 31, 2022. In the year ended December 31, 2023, no further recovery was successfully made from the sender and a total of RM1.56 million ($354,000) was written off.

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Seamless disposed its controlling stake of WalletKu on March 9, 2021 to a third party and regained the controlling stake of WalletKu in June, 2022. As a result, Seamless has consolidated approximately seven month’s results of WalletKu for the year ended December 31, 2022, and the revenue of Indonesian airtime was $10.1 million for the year ended December 31, 2022.

For the year ended December 31, 2023, Seamless’ Indonesian airtime revenue was $14.2 million. The increase was mainly due to that Seamless recorded full year results of WalletKu for the year 2023.

For the six-month period ended June 30, 2024, Seamless’ Indonesian airtime revenue was $6.2 million while it was $7.0 million for the six-month period ended June 30, 2023.

Seamless recorded a net loss of $15.7 million and $14.4 million for the years ended December 31, 2022 and 2023, respectively, mainly due to the interest expenses and a significant increase in expenses in relation to the merger exercise with INFINT SPAC. The Convertible Bond holders have committed that they will convert their bonds into shares upon the completion of the Business Combination. For the six-month period ended June 30, 2024, Seamless recorded a net loss of $6.2 million as compared to a net loss of $6.6 million for the six-month period ended June 30, 2023.

Seamless recorded an EBITDA loss of $3.2 million for the year ended December 31, 2022, and an EBITDA loss of $2.1 million for the year ended December 31, 2023. The EBITDA losses were mainly due to the expenses in relation to the merger exercise with INFINT SPAC which started in June of 2022. For the six-month period ended June 30, 2024, Seamless recorded an EBITDA loss of $0.4 million which compared to an EBITDA loss of $1.3 million for the six-month period ended June 30, 2023. Again, the EBITDA losses in the first six months of 2024 and 2023 were mainly due to a significant increase in expenses in relation to the merger exercise with INFINT SPAC.

Major Factors Affecting Currenc’s Results of Operations

Currenc operates in the cross-border money remittance and international airtime transfer markets in Southeast Asia, and its results of operations and financial condition are significantly affected by general factors driving this market. It has benefited from rapid technological change, increased low cost and real time cross-border money transfer needs, as well as increased availability, quality and usage of mobile devices. It has also benefited significantly from the increasing Internet penetration, particularly mobile Internet penetration, in Asia, and also the increasing adoption of electronic wallets or storage vehicles. On the other hand, its international airtime transfer business may be adversely affected by the increasing adoption and thus wider availability of free Wi-Fi in public places and buildings in many Southeast Asian countries as well as other emerging countries. Currenc’s results of operations and financial condition are affected by the general factors driving the currency transfer, digital financial services, e-commerce and other industries in Southeast Asia. On the other hand, as the global digital remittance market has thrived and grown rapidly, more and more competitors have entered into the market and as a result, the market competition is intensifying. This has direct impact on the pricing power of Currenc, and thus its profitability.

Currenc’s results of operations are also directly affected by certain factors specific to it, including the following:

Currenc’s ability to maintain and increase the size of its user base

Currenc’s revenue is largely driven by the number of users and the number of transactions on its remittance platforms, as well as the users on the airtime trading platforms. The larger the number of users on Currenc’s platforms and the larger the number of partners, including banks, e-Wallets and corporations that will join its network, the greater will be the number of transactions that drive its revenue. However, as the market competition is getting more intense, Currenc has to offer more price-competitive and highly efficient services in order to maintain and increase its user base.

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Also, the larger the number of merchants and telecommunication companies using the platforms of airtime supplied by Tranglo’s airtime business and WalletKu, the higher the growth in business, and revenue of Currenc will be higher.

Currenc will strive to develop B2C markets in Southeast Asia and Middle East, so as to capture the retail remittance and airtime market. This development, if successfully launched, will generate significant clientele and synergy for Tranglo’s remittance and airtime businesses.

User engagement and monetization

Currently, Currenc’s global money transfer and airtime services are the foundation of its relationship with its users globally. It generates revenue on cross border money transfers and airtime transfer services. In particular, Currenc’s in-house cross-border payment processing B2B platform generates fees on money transfer orders it settles for banks and other money service operators around the world. On the other hand, TNG Asia operates in the B2C eWallet market in Hong Kong which attracts unbankable migrant workers to make use of TNG eWallet platform for remitting money back to their homelands. Currenc will continue to drive adoption of its retail end users and financial institutions in using Currenc’s platform for money transfer, mass payout and collection services and payment processing business, as well as introduce new B2C financial services and airtime distribution services, in Southeast Asia and Middle East. Currenc believes it can leverage its expertise and knowhow to develop retail markets in Southeast Asia and Middle East, offering payment, remittances, airtime and other fintech services.

A significant determining factor in whether Currenc’s users use its services is based on the handling fee and Forex spread it charges on every remittance transaction, and pricing pressure it faces from competitors. For example, Tranglo’s average transaction fees take rate as measured in RM declined from 0.45% for the year 2022 to 0.32% for the year 2023, representing a decline of 29%. For the six-month period ended June 30, 2024, the average take rate was 0.27% which compared to 0.35% for the six-month period ended June 30, 2023. As for the average currency conversion take rate, i.e., Forex gain take rate as measured in RM, it was 0.12% for the year of 2022, which declined to 0.11% for the year ended December 31, 2023. For the six-month period ended June 30, 2024, the average Forex gain rate was 0.09% which compared to 0.11% for the six-month period ended June 30, 2023. This declining trend is mainly to match the prices of competitors, especially for new joiners who often adopt aggressive pricing strategies when introducing new businesses or services. If Currenc fails to price its services appropriately relative to its competitors, consumers may not use its services, which could adversely affect its business and financial results.

Tranglo’s average payout agency fees take rate as measured in RM was 0.23% for the year ended December 31, 2022. As a result, Tranglo’s average gross profit margin take rates as measured in RM was 0.34% for the year ended December 31, 2022. Currenc strives to retain its profitability margin by seeking to lower its direct costs.

For the year ended December 31, 2023, the payout rate decreased to 0.15%. As a result, Tranglo’s average gross profit margin rate decreased to 0.28% for the year ended December 31, 2023. For the six-month period ended June 30, 2024, the payout rate decreased to 0.11%, which compared to 0.16% for the six-month period ended June 30, 2023. As a result, Tranglo’s average gross profit margin rate decreased to 0.25% for the six-month period ended June 30, 2024, from 0.3% for the six-month period ended June 30, 2023.

As for airtime business, Currenc will strive to expand its global airtime transfer coverage and telco partner network. The global airtime transfer business mainly serves migrant workers worldwide. As free Wi-Fi becomes more and more available to many Southeast Asian countries, the needs for migrant workers from these countries to send airtime back to their homelands diminish over time. Also, as Malaysia-Indonesia is currently the key global airtime corridor for Tranglo which contributed 50.9% of Tranglo’s global airtime revenue for the six-month period ended June 30, 2024, Tranglo’s global airtime business could be adversely affected by the changes. Currenc needs to broaden its network and diversify its user base to other Asian countries like Pakistan, Middle East countries like UAE, Saudi Arabia, and African countries like Egypt, in order to expand its global airtime business in the future. Currenc will also seek to expand the network and coverage of WalletKu and offer a wider range of products and services for retail customers in Indonesia. Currenc believes the insights on its users generated by its existing services will enable it to develop new products and services for the existing markets, and also to explore and develop new markets for the services, and thereby generate more revenue for it.

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Launch of new products and services and cross-selling to Currenc’s users

Currenc strives to stay on the cutting edge of the financial technology by developing and launching new products and services to offer to both new and existing users and intends to continue investing in product development to build new products and services and to bring them to market. While Currenc expects its total expenses to increase in the short term as it plans for growth, it expects its expenses as a percentage of its total revenue to decline over the long term when its business and thus income continues to grow as these investments drive its business growth.

Currenc’s existing users represent a sizable opportunity to cross-sell products and services with relatively low incremental marketing and advertising expenses. Currenc believes that there exists a significant synergy between its B2C eWallet and retail airtime business and its B2B cross border remittance business and global airtime transfer business. As such, it plans to continually invest in the product development of its existing platforms, and to also to explore and develop eWallet markets in various Southeast Asian and Middle East countries so as to expand its B2C business scope and create more synergy between its B2C and B2B businesses. To the extent that Currenc is able to create significant synergy between its operations, and to cross-sell products and services between different clienteles and countries, it expects its revenue and financial income to continue to grow and its margins to increase.

Currenc’s ability to operate in a cost-effective manner

Currenc’s ability to control costs and expenses relating to its operations affects its profitability. The global remittance market is evolving rapidly and new entrants to the market have driven market competition. This has a long term downward trend on the gross profit margin for the whole industry. In order to generate growing operating profits, players have to expand their market scope and scale, while on the other hand, control their operating costs. General and administrative expenses have historically represented the largest portion of Currenc’s total operating expenses. In particular, Currenc has invested significantly in hiring, training and retaining personnel and expects to continue to make significant investments in personnel as it grows its business and enters new geographies and offers new services. With the expansion of its business, Currenc expects its operating costs and expenses to continue to increase, including employee compensation and benefits, marketing and branding and other costs and expenses. The salary level in the fintech industry in and around Southeast Asia has generally increased in recent years, and Currenc believes it offers competitive wages and other benefits to recruit and retain quality professionals. For the year ended December 31, 2023, the General and administrative expenses decreased slightly to $24.0 million, as compared to $25.5 million for the year ended December 31, 2022. As for the six-month period ended June 30, 2024, the General and administrative expenses decreased to $11.0 million, as compared to $12.4 million for the six-month period ended June 30, 2023. Currenc believes that the marginal costs for the business expansion should decrease because the growth of Currenc’s revenue will outpace the increase in operating costs and expenses. Currenc expects that its total revenue will continue to grow, so that the overall fixed costs as a percentage of revenue will decrease in the long run. And as Currenc is to explore and develop the B2C markets in Southeast Asia and Middle East, Seamless’ operating model allows it to centralize a number of functions, including technology development, operating system infrastructure building as well as certain general and administrative services. This will allow Currenc to increase efficiencies across each of its businesses and further increase its overall operating leverage.

Currenc’s partner network

Currenc’s results of operations are affected by its ability to continue to maintain and build its collaborative network with partners. The Ripple entities are important strategic partners of Currenc, and Tranglo has been integrated with RippleNet since September 2021 and started offering its ODL remittance services. Following this integration, the remittance flows through RippleNet have increased substantially, growing to represent $721 million, or 20.3%, of the total remittance value of $3.55 billion, and 2.4 million, or 21.8%, of the total number of transactions processed during the year ended December 31, 2022. As of December 31, 2022, ten of Tranglo’s 97 active remittance customers use the Ripple XRP prefunding facility. By June 30, 2024, the number of active ODL partners decreased to six out of the 90 active remittance customers. This was due to a temporary suspension of ODL services in mid-March 2023 when Tranglo suspended its ODL services for nine out of 11 active ODL users as a result of market turmoil and illiquidity in crypto market. The market turmoil appeared after the collapse of Silicon Valley Bank, Silvergate Bank and Signature Bank around March 2023. As most of the crypto exchanges and market makers maintain their operating accounts with Silvergate and Signature Banks, the collapse of these banks led to illiquidity of the crypto market, and the inability of crypto exchanges to liquidate XRP for supporting ODL transactions. As such, both Ripple and Tranglo agreed to suspend most of the ODL services temporarily. Despite Ripple and Tranglo resuming most of the ODL services after two weeks of temporary suspension, many ODL partners relied more on the fiat prefunding means for their remittance flows via Tranglo’s platform, and thus were slow in resuming their ODL flows. Also, Ripple has tightened the usage of ODL services for remittance partners since then. As a result, Tranglo’s ODL flows represented only 9.9% of the total processing value of Tranglo for the month of December 2023, which compared to 26% of the total processing value in February 2023. For the year ended December 31, 2023, ODL flows represented 10.5% of the total remittance value of $4.54 billion, and 1.2 million, or 11.2% of the total number of transactions processed. For the six-month period ended June 30, 2024, ODL flows further declined to represent only 5.5% of Tranglo’s TPV of $2.7 billion, or 4% of the total 5.8 million transactions processed. However, despite the usage of ODL services not recovering, Tranglo still managed to grow its TPV to RM2.1 billion for the month of December 2023, which represented significant increases as compared to the TPV of RM1.35 billion for the month of February 2023, and the TPV of RM1.58 billion for the month of March 2023. For the six-month period ended June 30, 2024, Tranglo also managed to grow its TPV to RM12.8 billion, which represented a significant growth of 33.3% as compared to RM9.6 billion TPV for the six-month period ended June 30, 2023.

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Still, the availability of ODL services to Currenc’s potential customers is considered as an important competitive edge for Currenc to expand its remittance business in new markets in Middle East or Africa. This is especially so for recruiting those small financial institutions that do not have sufficient working capital for prefunding and thus could benefit from the provision of prefunding liquidity by Ripple through the use of ODL services.

Ripple Labs Singapore Pte. Ltd seconded the Ripple Executive Officer to Tranglo, with an aim to facilitate Tranglo’s further integration with Ripple network to help ensure that Tranglo’s ODL service functions efficiently and meets the demands of Tranglo’s customers, and for Tranglo to leverage the marketing network and business resources of the Ripple entities. Later, the secondment agreement was terminated with effect from January 1, 2024. Although Tranglo currently has some network coverage in the Middle East, Tranglo believes it can tap the more robust business network and connections that the Ripple entities have in the Middle East, South America and Europe to expand its market reach in these new markets. Expanding its business reach in these geographies over the next three years is a strategic goal of Tranglo.

Tranglo does not provide services to customers who are licensed to operate in the United States and never offers ODL services to individuals or end users. As part of the stringent onboarding process for a customer which opts to use Tranglo’s ODL service, Tranglo confirms that the customer is not a licensee in the United States. All onboarding information is compiled and verified by Tranglo’s compliance team and presented to its senior management for approval. The onboarding process is also reviewed regularly by Tranglo’s risk management team and board of directors. While customers onboarded for use of the ODL service may have end users who are U.S. persons, all end users of any nationality must fund their remittances with fiat currency under applicable licensing requirements and AML rules, insuring that ODL services are not accessed by any U.S. person.

Tranglo’s business has a large portfolio of blue-chip customers across both its payment and airtime transfer segments, including WISE, SingTel, Remitly, SBI Japan, Mastercard, GEA, WeChat Pay HK, Maxis, Etisalat and Ding. By continuing to develop Tranglo’s technological infrastructure, Currenc will be able to handle larger volumes of money transfer and settlement and open new business opportunities, both in money transfer and airtime businesses, which in turn will allow it to attract more customers. The ability of Currenc to maintain and develop new partners will have the direct impact on its business scope and scale.

WalletKu has joined the Indosat Cluster Partnership programs and became the Authorized Distributor of Indosat Ooredoo Hutchison in 2021. The programs have proven to be a high growth and profitable business for WalletKu. Currenc will strive to maintain its partnership relationship with Indosat with an aim to acquiring more operation rights under the Cluster Partnership programs.

As Currenc is to develop new B2C markets in Southeast Asia and Middle East, it could bring in new partners for Tranglo and WalletKu so as to create significant business synergy and cross selling between different business segments of Currenc.

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Expansion into new markets and acquisitions

As part of Currenc’s strategy of expansion, it has in the past acquired, and may, from time to time, acquire businesses or interests in businesses, including non-controlling interests, form joint ventures or create strategic alliances. In the future, Currenc will strive to develop its B2C businesses in Southeast Asia and Middle East, focusing on various fintech and airtime trading services. It expects to replicate and further develop the existing B2C eWallet, payment, remittance, airtime trading business model in Southeast Asian and Middle East countries, in particular the Philippines, Indonesia, Cambodia, Vietnam, Abu Dhabi and Saudi Arabia. Currenc will continually evaluate potential strategic acquisitions of businesses or products with the aim of expanding its user and revenue base, widening its geographic coverage and increasing its product range. In addition, Currenc’s ability to leverage its existing distribution network to expand its product offering across its current markets and replicate its success in Southeast Asian and Middle East countries where it operates will affect its growth and results of operations. It expects that its growth prospects will continue to be significantly affected by its ability to expand its business in new and existing markets.

Seamless Selected Income Statement Items

Total Revenue

Seamless derives its net revenue primarily from remittance business and airtime businesses. For remittance business, the revenue sources are mainly from Tranglo, TNG Asia and GEA. For airtime businesses, the revenue is generated by the international airtime transfer business operated by Tranglo and the retail airtime business operated in Indonesia by WalletKu. Other income is of minor contribution and importance only.

The following table sets forth the breakdown of Seamless’ total net revenue, both in absolute amounts, for the periods indicated.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Revenue
Remittance Services	12,843	13,551	26,695	26,714
Global Airtime	4,962	6,486	12,188	18,390
Indonesian Airtime	6,217	7,044	14,211	10,111
Other services	89	84	161	286
Total net revenue	24,111	27,165	53,255	55,501

For the year ended December 31, 2023, Seamless’ revenue was $53.3 million, representing a decrease of 4% as compared to the year ended December 31, 2022 of $55.5 million. The remittance revenue remained unchanged at $26.7 million. While the remittance revenue of Tranglo slightly decreased, the decline was mitigated by an increase in TNG Asia’s remittance revenue. However, Seamless’ global airtime revenue decreased substantially by 34%, from $18.4 million for the year ended December 31, 2022 to $12.2 million for the year ended December 31, 2023. As more and more free Wi-Fi is now made available to the people in many Southeast Asian countries, especially in Malaysia and Indonesia, the demand for Malaysia-Indonesia airtime transfers has been declining. As Malaysia-Indonesia is the key global airtime corridor for Tranglo which contributed 46.1% of Tranglo’s global airtime revenue, Tranglo’s global airtime business was adversely affected. As Seamless acquired the control of WalletKu in June 2022, it recorded only seven months’ results of WalletKu for the year ended December 31, 2022, and Seamless’ Indonesian airtime revenue was $10.1 million for the year, 2022. Seamless’ Indonesian airtime revenue was $14.2 million for the year ended December 31, 2023 as Seamless recorded full year’s results of WalletKu in 2023.

For the six-month period ended June 30, 2024, Seamless’ revenue was $24.1 million, representing a decrease of 11.4% as compared to $27.2 million for the six-month period ended June 30, 2023. The remittance revenue declined by 5.9% mainly due to a decline in TNG Asia’s remittance revenue. Also, Seamless’ global airtime revenue decreased substantially by 23.1%, from $6.5 million for the six-month period ended June 30, 2023 to $5.0 million for the six-month period ended June 30, 2024.

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Remittance Revenue

Tranglo, TNG Asia and GEA are all involved in the remittance business. Tranglo is the leading remittance hub in Southeast Asia serving mostly banks and financial institutions whereas TNG Asia operates an eWallet which targets the retail remittance market – targeting mainly the overseas workers in Hong Kong who could not access to banking services easily. TNG Asia generates 80-95% of its revenue through processing the remittance flows of its targeted customers. TNG Asia has placed most of its remittance orders to GEA for processing and is the most important client of GEA which in turn, places orders to Tranglo for processing. As such, TNG Asia and GEA are the customers of Tranglo.

There are two main streams of remittance revenue for Seamless – the transaction fees, which are charged on a per transaction basis, and also the currency conversion fees, i.e., Forex Gain take rate.

Seamless’ remittance revenue remained relatively unchanged at $26.7 million for each of the years ended December 31, 2023 and 2022. Seamless’ remittance revenue which was contributed by Tranglo declined by 3% from $20.0 million for the year of 2022 to $19.4 million for the year ended December 31, 2023, despite an increase in remittance volume by 28% in the year of 2023. The decline in Tranglo’s revenue was mitigated by the increase in TNG Asia’s remittance revenue by 15.6%, from $8.3 million for the year 2022 to $9.6 million for the year ended December 31, 2023.

Tranglo processed 11.0 million remittance transactions for the year ended December 31, 2023, which represents a slight decline of 2% as compared to 11.2 million remittance transactions processed by Tranglo for the year ended December 31, 2022. On the other hand, the total processing value increased by 28% from $3.55 billion to $4.54 billion for the year ended December 31, 2023 as compared to the year 2022. This, coupled with a decline of 23% in the average take rates as measured in USD, resulted in a decline of 3% in Tranglo’s remittance revenue for the year 2023. As for the six-month period ended June 30, 2024, Tranglo processed over 5.8 million transactions with a total value of $2.7 billion, which represents a growth in volume by 7.4% as compared to 5.4 million transactions, and a growth in value by 22.7% as compared to the total processing value of $2.2 billion for the six-month period ended June 30, 2023.

On the other hand, the total processing value of TNG Asia increased significantly by 5% from $505 million for the year ended December 31, 2022, to $531 million remittance flows for the year ended December 31, 2023. There was also an increase in take rate from 1.36% in the year of 2022 to 1.5% in the year of 2023. As a result, TNG Asia’s remittance revenue managed to increase from $8.3 million for the year 2022 to $9.6 million for the year ended December 31, 2023. As for the six-month period ended June 30, 2024, the total processing value of TNG Asia decreased by 25.4% to $197 million from $264 million for the six-month period ended June 30, 2023. The average total take rate of TNG Asia was 1.5% which generated $3.7 million remittance revenue for the six-month period ended June 30, 2024, which was similar to the average total take rate of 1.5% which generated $4.8 million for the six-month period ended June 30, 2023.

GEA’s remittance revenue decreased slightly from $2.7 million for the year ended December 31, 2022 to $2.6 million for the year ended December 31, 2023. For the six-month period ended June 30, 2024, GEA’s remittance revenue was $1.0 million, representing a decline as compared to the $1.3 million remittance revenue for the six-month period ended June 30, 2023.

The following table is the breakdown of Seamless’ total remittance revenue. Because TNG Asia submitted almost all its remittance transactions to GEA, which in turn placed orders to Tranglo for processing, most of TNG Asia’s and GEA’s remittance revenue is also accounted for as remittance revenue of Tranglo. This overlapping in remittance revenue for TNG Asia, GEA and Tranglo, which was $4.3 million and $4.9 million for the years ended December 31, 2022 and 2023, respectively, is eliminated in the preparation of the consolidated financial statements for Seamless. For the six-month period ended June 30, 2024, the elimination was $1.7 million as compared to $2.5 million for the six-month period ended June 30, 2023.

Remittance service by company	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Tranglo	9,841	9,826	19,395	20,040
GEA	1,005	1,332	2,636	2,669
TNGA	3,730	4,849	9,574	8,344
Elimination	(1,733)	(2,456)	(4,910)	(4,339)
Total Revenue	12,843	13,551	26,695	26,714

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Global Airtime Transfer Revenue

Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 500 mobile operators across 150 countries. For the six-month period ended June 30, 2024, Seamless’ top three airtime corridors were Malaysia-Indonesia (50.9% of total global airtime revenue), Malaysia-Bangladesh (10.4% of total global airtime revenue) and UAE-Indonesia (3.9% of total global airtime revenue), which collectively accounted for 65.2% of its total airtime transfers in that period. For the six-month period ended June 30, 2024, the top four sending countries for Tranglo’s global airtime business were Malaysia, Saudi Arabia, UAE and Ireland, whereas the top four receiving countries were Indonesia, Bangladesh, Philippines and Nepal. Management believes that the top four receiving countries have large underserved populations. On the other hand, Tranglo’s global airtime business relies heavily on the Malaysia – Indonesia corridor (50.9% of revenue) and is therefore vulnerable to changes in consumers’ behavior in these countries.

Seamless recorded global airtime revenue of $18.4 million for the year ended December 31, 2022. For the year ended December 31, 2023, the global airtime revenue decreased to $12.2 million which represented a decline of 34% as compared to the year 2022. For the year ended December 31, 2023, the Malaysia – Indonesia airtime corridor represented 46.1% of the total global airtime business. The decline in airtime business in the year 2022 and 2023 was mainly due to the COVID pandemic which affected Malaysia in early 2022. In 2022, the Malaysian government started to impose border closures in response to the COVID pandemic. As such, many migrant or overseas workers in Malaysia left the country in the midst of the border restriction. The shrinkage of overseas workers in Malaysia was further exacerbated by a government imposed freeze on the hiring of foreign workers. The border restriction was not eased until the second half of 2022, albeit slowly. As a result, Tranglo’s global airtime business declined significantly since early 2022. Moreover, as more and more free Wi-Fi is now made available to the people in many Southeast Asian countries, especially in Malaysia and Indonesia, the demand for Malaysia-Indonesia airtime transfers has been declining. This led to a continual decline in Tranglo’s global airtime business in the year 2023.

Moreover, on February 22, 2022, there were multiple duplicated failed call transactions returned from the PT Satria system, which led to Tranglo paying refunds to the senders automatically. Tranglo later discovered that the spike of failed transactions was due to an invalid number for XL Airtime purchases and thus suspended the XL Airtime purchase immediately. After investigation, an erroneous refund of RM2 million was discovered, and Tranglo has initiated a recovery process to get back the money, and by December 2022, it had recovered RM0.5 million ($113,000) and recorded the provision of RM1.56 million ($354,000) in the year ended December 31, 2022. In the year ended December 31, 2023, no further recovery was successfully made from the sender and a total of RM1.56 million ($354,000) was written off.

For the six-month period ended June 30, 2024, the Malaysia – Indonesia airtime corridor represented 50.9% of the total global airtime revenue. Tranglo’s global airtime revenue declined by 23.1% to $5.0 million for the six-month period ended June 30, 2024 when compared to $6.5 million for the six-month period ended June 30, 2023.

Indonesian Airtime Revenue

Seamless operates an airtime services business in Indonesia, directly targeting the retail consumer sector. In Indonesia, Seamless has an active airtime user base of more than 3,000 merchants which relies on Seamless’ platform for selling airtime products. Seamless is also operating under the Indosat Cluster Partnership scheme for selling of airtime products in two cluster areas in Indonesia.

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Seamless disposed of a controlling stake of WalletKu on March 9, 2021 to a third party, and regained the controlling stake of WalletKu in June, 2022. As such, Seamless has consolidated approximately seven month’s results of WalletKu into its consolidated revenue for the year ended December 31, 2022. As a result, the revenue of Indonesian airtime business increased from $10.1 million for the year ended December 31, 2022 to $14.2 million as of the year ended December 31, 2023, as only seven months’ results of WalletKu were consolidated in the year of 2022. For the six-month period ended June 30, 2024, Seamless’ Indonesian airtime revenue decreased to $6.2 million, as compared to $7.0 million for the six-month period ended June 30, 2023.

Other Income - Forex Gain Revenue & Other Items

TNG Asia recorded the Forex Gain on its remittance business under “Other income”. This Forex Gain is the currency conversion spread markup by TNG Asia offered to its users, based on the Forex spreads provided by Tranglo or GEA. For the year ended December 31, 2022, Seamless recorded other income of $3.4 million, of which $0.1 million was Forex loss recorded by TNG Asia, due to TNG Asia’s aggressive marketing strategy in offering negative Forex spreads in the form of – 0.04% forex take rate in order to attract more users.

For the year ended December 31, 2022 Seamless recorded a gain of $2.1 million due to the fair value gain after Seamless reacquired the controlling stake of WalletKu in June 2022.

For the year ended December 31, 2023, Seamless recorded a gain of $0.8 million as “Other income”, of which, TNG Asia contributed a Forex loss of $0.1 million as it continued its aggressive marketing campaign in the form of -0.03% negative spreads take rate in order to secure and maintain its market position and remittance volume.

For the six-month period ended June 30, 2024, Seamless recorded a gain of $538,000 as “Other income”, of which, Tranglo contributed a Forex gain of $455,000 million. For the six months’ period ended June 30, 2023, Seamless recorded a loss of $122,000 as “Other income”, of which, TNG Asia contributed a Forex loss of $92,000 as it continued its aggressive marketing campaign in the form of -0.04% negative spreads take rate in order to secure and maintain its market position and remittance volume.

Cost of Revenue

Global Money Transfer Business

Seamless’ cost of revenue for its money transfer business is the direct costs paid to the remittance processing agents, which are primarily the payout agents and banks. These payout agents help execute money transfer transactions and pay money in the recipient countries. For TNG Asia, most of the handling fees were paid to its remittance agents, i.e., GEA. For GEA, the majority of its handling fees were paid to Tranglo. For the year ended December 31, 2022, the direct costs for its remittance were $11.3 million. For the year ended December 31, 2023, Seamless’ direct costs for its remittance business declined to $9.8 million as compared to the year of 2022, despite an increase in the total processing value. This was largely due to a lower payout cost rate paid to the payout agents.

Handling fees paid to the payout agents are fixed charges per transaction, and the fees charged will depend on the location of the receivers and the pay-out channels. For the year ended December 31, 2022 the direct cost rate of Tranglo was 0.23%, and Tranglo paid $8.3 million for handling fees despite an increase in total processing value to $3.55 billion. For the year ended December 31, 2023, Tranglo’s average direct remittance cost declined to $7.2 million, despite an increase of total processing value to $4.54 billion. This represented an average payout cost rate of 0.16%, representing a decrease of 30% as compared to the year of 2022. For the six-month period ended June 30, 2024, the direct payout rate decreased to 0.11%, which represented a decrease of 31.3% as compared to 0.16% for the six-month period ended June 30, 2023. As a result, despite TPV increasing by 22.7% during the periods, Seamless’ handling fees paid to the payout agents decreased to $3.5 million for the six-month period ended June 30, 2024 as compared to $3.7 million for the six-month period ended June 30, 2023. Tranglo’s ability to control its direct costs is a key factor in its ability to offer more attractive pricing to maintain its competitiveness in the market.

For direct remittance cost, TNG Asia paid Tranglo, GEA, and third parties like Faspay, top-up agencies, and banks for processing remittance flows. TNG Asia also recorded the amortization costs as its direct remittance costs. For the year ended December 31, 2022 TNG Asia recorded only $6.7 million as its direct remittance costs, of which $1.98 million was amortization costs, while $2.0 million was paid to GEA. For the year end December 31, 2023, TNG Asia recorded $6.5 million as its direct remittance costs, of which $1.6 million was amortization costs, and $2.6 million was paid to GEA as its payout agency costs, representing an increase of 30% as compared to 2022. This increase in TNG Asia’s direct payout agencies costs was in line with the increase of 5% in the total processing value, and also that GEA had diverted its remittance flows to Fiat channel of Tranglo since March 2023. For the year 2022 and 2023, no order was placed by TNG Asia or GEA to Faspay or other payout agents. For the six-month period ended June 30, 2024, TNG Asia recorded $2.9 million as its direct remittance costs, of which $0.7 million was amortization costs, and $1.0 million was paid to GEA as its payout agency costs. This compared to TNG Asia’s direct remittance cost of $3.2 million for the six-month period ended June 30, 2023, of which $0.8 million was amortization costs, and $1.1 million was paid to GEA as its payout agency costs. For the first six months of 2024, no order was placed by TNG Asia or GEA to Faspay or other payout agents.

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For the year ended December 31, 2022, GEA paid $1.7 million to Tranglo as its direct costs. For the year ended December 2023, GEA paid $2.4 million to Tranglo as its payout agency cost. No payment was made to Faspay or other third parties in the years of 2022 and 2023. The increase in GEA’s direct costs was the result of an increase in remittance volume handled by GEA in the year of 2023, and also that GEA stopped using the ODL services of Tranglo since March 2023 and diverted its remittance flows to Fiat channel since then, which carries higher transaction fees. For the six-month period ended June 30, 2024, GEA paid $0.7 million as direct costs to Tranglo which served as the only payout agent for GEA during the period. This compared to $1.1 million direct costs for the six-month period ended June 30, 2023, also all paid to Tranglo as its only payout agent. No other payments to other parties were made in either of the periods.

Because Tranglo, TNG Asia and GEA are all subsidiaries of Seamless conducting remittance business, in the consolidated financial statements of Seamless the direct costs paid to GEA and Tranglo have been eliminated. For the years ended December 31, 2022 and 2023, intercompany cost of goods sold of $3.7 million and $5.0 million, respectively, were eliminated. After adjustments on the intercompany cost of goods sold, the direct costs for Seamless for its remittance business were $13.3 million and $11.3 million for the years ended December 31, 2022 and 2023, respectively. For the six-month period ended June 30, 2024, the intercompany elimination was $1.7 million, which was a decline as compared to $2.2 million for the six-month period ended June 30, 2023. As a result, after adjustments on the intercompany cost of goods sold, the direct costs for Seamless for its remittance business was decreased to $5.5 million for the six-month period ended June 30, 2024 from $5.8 million for the six-month period ended June 30, 2023.

Amortization of Software

Amortization of software is primarily related to Seamless’ computer software and systems. From a financial reporting perspective, because Tranglo, TNG Asia and GEA conduct their remittance business using their apps and IT platforms for customers to log in and process the remittance orders, the amortization of intangible assets is considered a direct cost of the revenue generated.

For the year ended December 31, 2022, Seamless’ direct costs for amortization of intangible assets were $1.99 million, which was soley contributed by TNG Asia. The direct cost for amortization of the intangible assets of Tranglo and WalletKu was not material to the total. For the year ended December 31, 2023, Seamless’ direct cost for amortization of intangible assets was $1.59 million which was also contributed solely by TNG Asia. Again, the direct cost for amortization of the intangible assets of Tranglo and WalletKu was not material to the total for the year 2023. For the six-month period ended June 30, 2024, Seamless’ direct cost for amortization of intangible assets was $0.7 million, which compared to $0.8 million for the six-month period ended June 30, 2023. All the amortization costs were contributed solely by TNG Asia in both periods, and the direct costs for amortization of the intangible assets of GEA, Tranglo and WalletKu were not material in both periods.

The following table is the breakdown analysis of Seamless’ cost of revenue for remittance business. Because TNG Asia submitted almost all of its remittance transactions to GEA, which in turn placed orders to Tranglo for processing, part of TNG Asia’s and GEA’s remittance direct costs are also accounted for as remittance cost of Tranglo. The overlapping remittance costs for TNG Asia, GEA and Tranglo, which were $3.7 million and $5.0 million for the years 2022 and 2023, respectively, are eliminated in the compilation of the consolidated accounts for Seamless. The overlapping remittance costs were $1.7 million and $2.2 million for the six-month periods ended June 30, 2024 and June 30, 2023, respectively.

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Cost of Revenue – Remittance, analysis by Companies

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	(in thousands)
Tranglo	3,485	3,668	7,168	8,344
TNG Asia and GEA	3,050	3,559	7,611	6,660
Elimination	(1,734)	(2,237)	(4,991)	(3,721)
Total Remittance COGS	4,801	4,990	9,788	11,283
Intangible assets amortization	731	818	1,588	1,985
Total Cost of Revenue	5,532	5,808	11,376	13,268

Global Airtime Transfer Business

Seamless’ cost of airtime transfer business consists of costs it acquires from telecom suppliers. Seamless’ direct costs for its international airtime transfer business were $17.0 million for the year ended December 31, 2022. As for the year ended December 31, 2023, the direct costs for Seamless’ international airtime business decreased to $10.7 million, which is 37% below the direct costs for the year ended December 31, 2022. This decrease is in line with the decrease in international airtime revenue for the same period. Also, in February 2022, there was a short-term mishap which had a one-off adverse impact on Tranglo’s airtime business, resulting in an erroneous refund of RM2 million to the customers. As such, the direct costs for global airtime business in the year of 2022 was exceptionally high due to the extra costs recorded.

For the six-month period ended June 30, 2024, the direct cost for Seamless’ international airtime business was $4.3 million, which was lower than the direct costs of $5.7 million for the six-month period ended June 30, 2023. The decline in direct costs is also in line with the 23.1% decrease in global airtime business and revenue during the periods.

Indonesian Airtime Business

The cost of Seamless’ Indonesian airtime business is mainly the costs for Seamless to build up its airtime inventory in WalletKu and Indosat for selling out directly to merchants or outlets.

As Seamless reacquired the controlling stake of WalletKu in early June 2022, it recorded in its full year 2022 consolidated financial statements the direct cost of WalletKu for the seven months from June 2022 through December 2022. Therefore, the direct cost for Indonesian airtime for the year ended December 31, 2022 was only $9.4 million. For the year ended December 31, 2023, Seamless’ direct cost for its Indonesian airtime business was $13.5 million as Seamless recorded full year results of WalletKu in the year of 2023. For the six-month period ended June 30, 2024, Seamless’ direct cost for its Indonesian airtime business was $5.9 million, which compared to $6.4 million for the six-month period ended June 30, 2023, as WalletKu was in both periods.

The following table sets forth the breakdown of Seamless’ total cost of revenue, for the periods indicated.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	(in thousands)
Total Cost of Revenue
Remittance Services	(4,801)	(4,990)	(9,788)	(11,283)
Global Airtime Transfer	(4,312)	(5,692)	(10,744)	(16,958)
Indonesian Airtime	(5,888)	(6,447)	(13,462)	(9,413)
Other services	(174)	(148)	(317)	(242)
Intangible assets Amortization	(731)	(818)	(1,588)	(1,985)
Total Cost of revenue	(15,906)	(18,095)	(35,899)	(39,881)

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Operating Expenses

General and Administrative Expenses

Seamless’ general and administrative expenses consist primarily of (i) salaries, employee benefits and other headcount-related expenses associated with the administration of its business, (ii) IT expenses, (iii) legal and professional service fees, (iv) office rental and facilities maintenance expenses, (v) depreciation expenses associated with the office space used in its general and administrative activities and (vi) traveling and communication expenses associated with office and administrative functions. Seamless expects that its general and administrative expenses will continue to increase in the near term as it recruits additional personnel and incurs additional costs in connection with the expansion of its business, new office premises and transitioning to a public company, including costs to enhance its internal controls.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Cost by Companies
Tranglo	(6,146)	(6,488)	(12,277)	(11,685)
WalletKu	(583)	(785)	(1,538)	(1,242)
TNGA	(1,651)	(1,643)	(3,260)	(3,521)
GEA	(605)	(679)	(1,384)	(3,095)
Others (cost center)	(1,980)	(2,779)	(5,517)	(5,996)
Group Total	(10,965)	(12,374)	(23,976)	(25,539)

The general expenses of Seamless was $25.5 million for the year ended December 31, 2022, which decreased to $24.0 million for the year ended December 31, 2023. Of the expense items, Tranglo’s general expenses increased by 5.1% from $11.7 million for the year end December 31, 2022 to $12.3 million as for the year ended December 31, 2023. This increase was mainly due to an increase in manpower to prepare for business growth in the future. The headquarters expenses remained at high level of $5.5 million for the year 2023, which was at relatively the same level of $6.0 million for the year 2022 due to substantial increase in the headquarters general expenses in relation to the merger exercise with INFINT SPAC. For the six-month period ended June 30, 2024, Seamless’ general and administrative expenses were $11.0 million, representing a decrease of 11.3% as compared to $12.4 million as for the six-month period ended June 30, 2023. The decrease was mainly due to a better cost control for Tranglo’s operation as Tranglo had completed its manpower expansion plan. However, the headquarters’ costs remained high due to the ongoing expenses in relation to the merger exercise with INFINT SPAC.

For TNG Asia, its general expenses decreased slightly from $3.5 million for the year ended December 31, 2022 to $3.3 million for the year ended December 31, 2023 due to cost control measures. For the six-month period ended June 30, 2024, TNG Asia’s general expenses remained relatively unchanged as $1.65 million, as compared to $1.64 million for the six-month period ended June 30, 2023.

As Seamless reacquired control and thus consolidated the results of WalletKu in June 2022, the consolidated WalletKu general and administrative costs in the year of 2022 was $1.24 million. WalletKu’s general expenses increased to $1.54 million for the year ended December 31, 2023. The increase was mainly due to that Seamless recorded full year’s results of WalletKu in the year 2023. WalletKu’s general expenses declined to $0.6 million for the six-month period ended June 30, 2024, as compared to $0.8 million for the six-month period ended June 30, 2023.

The customary general and administrative expenses of GEA totaled $1.4 million for the year ended December 31, 2022. Together with a one-off prepayment write-off of $1.7 million, GEA’s total general and administrative expenses increased to $3.1 million for the year ended December 31, 2022. For the year ended December 31, 2023, GEA’s customary general expenses remained unchanged at $1.4 million, due to stringent cost control on GEA’s operations. For the six-month period ended June 30, 2024, GEA’s general expenses decreased to $0.6 million, as compared to $0.7 million for the six-month period ended June 30, 2023. This was also the result of continual cost control on GEA’s operations.

Seamless incurred substantial legal and auditing fees in 2022 in connection with the proposed merger with INFINT SPAC, including an expense of $3 million in November 2022 in connection with the extension of the deadline for INFINT to consummate its initial business combination. As a result, the headquarters administrative costs increased substantially to $6.0 million for the year ended December 31, 2022. For the same reason, the headquarters administrative costs remained at high level of $5.5 million for the year ended December 31, 2023, due to costs in connection with the merger exercise with INFINT SPAC and its extension. For the same reason, the headquarters administrative costs remained high at $2.0 million and $2.8 million for the six-month periods ended June 30 of 2024 and 2023 respectively, due to costs in connection with the merger exercise with INFINT SPAC and its extension.

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Expenses by Major Expense Type	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Trademark Amortization	770	770	1,541	1,541
PPE Depreciation	348	408	688	701
Computer Expenses	242	232	478	494
Staff Cost	5,957	6,079	11,436	10,146
HK office Rental Expense	517	591	1,241	1,187
Legal and Professional	1,359	2,295	4,706	5,665

In order to pave the way for new business growth, Seamless managed to recruit more employees in 2023. This resulted in an increase in staff cost for Tranglo in the year 2023, increasing to $7.5 million for the year ended December 31, 2023, as compared to $6.7 million for the year ended December 31, 2022. As Tranglo had completed its expansion plan on manpower, Tranglo’s staff cost remained at the same level of $4.1 million for the six-month periods ended June 30, 2024 and 2023.

The staff cost for TNG Asia was $2.1 million for the year ended December 31, 2022. For the year ended December 31, 2023, the staff cost of TNG Asia further increased to $2.4 million, representing a growth of 14% as compared to the year of 2022. For the six-month period ended June 30, 2024, TNG Asia’s staff costs increased slightly to $1.25 million, as compared to $1.17 million for the six-month period ended June 30, 2023. For GEA, the staff cost remained unchanged at $0.8 million for the years ended December 31, 2022 and 2023. For the six-month period ended June 30, 2024, GEA’s staff costs decreased to $0.32 million, as compared to $0.44 million for the six-month period ended June 30, 2023, due to continual cost control for GEA’s operation.

As Seamless had reacquired WalletKu in June 2022 and recorded approximately seven month’s staff cost of WalletKu, the total staff cost of Seamless was $10.1 million for the year ended December 31, 2022. For the year ended December 31, 2023, the total staff cost of Seamless was $11.4 million, representing a significant increase by 13% as compared to the year of 2022. For the six-month period ended June 30, 2024, the total staff cost of Seamless remained unchanged as $6.0 million, as compared to $6.1 million for the six-month period ended June 30, 2023.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
Staff Cost Breakdown	(in thousands)
Tranglo	4,100	4,057	7,524	6,707
WalletKu	276	398	699	472
TNGA	1,247	1,168	2,372	2,143
GEA	320	443	816	800
Hong Kong Office	14	13	24	24
	5,957	6,079	11,435	10,146

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The property, plant and equipment (“PPE”) depreciation costs, computer expenses, and rental expenses remained unchanged at $0.7 million for the years ended December 31 of 2022 and 2023. For the six-month period ended June 30, 2024, the PPE depreciation costs were $0.3 million, which is slightly lower than $0.4 million for the six-month period ended June 30, 2023.

For the year ended December 31, 2022, the legal and professional fees was $5.7 million, principally due to the proposed acquisition of Seamless by INFINT Acquisition Corporation beginning in mid-2022. In particular, Seamless incurred an expense of $3 million in November 2022 in connection with the extension of the deadline for INFINT to consummate its initial business combination. For the year ended December 31, 2023, Seamless’ legal and professional fees decreased slightly to $4.7 million. Again, the high legal and professional costs were due to costs in connection with the proposed merging with INFINT SPAC, which included also the fees paid for the extension of INFINT SPAC. For the six-month period ended June 30, 2024, Seamless’ legal and professional fees decreased to $1.4 million, as compared to $2.3 million for the six-month period ended June 30, 2023. The high costs were also mainly contributed by substantial expenses in relation to the merging with INFINT SPAC.

As part of the corporate restructuring after Ripple Labs Singapore Pte. Ltd acquired 40% of Tranglo, Tranglo entered into an advisory contract with the prior minority shareholder so as to retain his services and as consideration for non-competition covenants. For the year ended December 31, 2022, Tranglo incurred professional expenses of $1.3 million, of which $0.5 million was due to the expenses in relation to the advisory contract with the prior minority shareholder. This advisory contract expired by the end of March 2023 and the board decided not to renew this advisory contract. Also, for the year 2022, Tranglo incurred a professional expense of $0.4 million to pay for the secondment of the Ripple Executive Officer by Ripple Labs Singapore Pte. Ltd. The Ripple Executive Officer is responsible for ensuring a smooth integration of Tranglo with RippleNet, and for enabling Tranglo to make use of Ripple’s network and resources to expand and develop its markets. The secondment agreement was terminated effective January 1, 2024. For the year ended December 31, 2023, Tranglo incurred $0.7 million in legal and professional costs. For the six-month period ended June 30, 2024, the total legal and professional fees for Tranglo decreased to $80,000, as compared to $0.3 million for the six-month period ended June 30, 2023, mainly due to the aforementioned advisory contract.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
Legal and Professional	(in thousands)
Seamless Group Inc.	1,179	1,940	3,699	3,938
Tranglo	82	296	720	1,292
TNGA	98	59	230	383
Walletku	-	-	57	52
	1,359	2,295	4,706	5,665

Sales and Marketing Expenses

Seamless’ sales and marketing expenses had been quite minimal in the past, and were incurred mostly by TNG Asia, principally for promotion campaigns and rebates or subsidizations for its TNG eWallet’s users. Sales and marketing expenses decreased from $95,000 for the year end December 31, 2022 to $26,000 for the year end December 31, 2023. Seamless relies on positive user experiences and its reputation in the market to attract new clients. Both Tranglo and TNG Asia have dedicated, down to earth, marketing teams to reach out to their existing and potential clients and partners. Seamless believes that it can expand its business by offering highly price competitive services, and providing efficient and reliable platforms for users. Seamless does not anticipate a substantial increase in marketing costs in the future. Sales and marketing expenses decreased from $19,000 for the six-month period ended June 30, 2023 to $10,000 for the six-month period ended June 30, 2024.

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Income tax expenses

Income tax expense was primarily generated by Tranglo. The effective tax rate of Tranglo for the year of 2023 and 2022 was consistent with the statutory tax rate. The effective tax rate of Tranglo for six-month period ended June 30, 2024 and 2023 was consistent with the statutory tax rate.

Tranglo Selected Income Statement Items

Revenue

Tranglo derives its net revenue primarily from: (i) airtime revenue, which consists of fees charged to telecommunication companies and distributors for the airtime values transferred and reloaded by their subscribers, (ii) handling fee revenue for remittance, which consists of fees charged to customers on cross-border remittance transactions, (iii) Forex spread and (iv) other revenue, including fees earned for the marketing and selling of other digital services distributed through Tranglo’s platform and expired airtime PINs that have not been activated or used by distributors.

Cost of Revenue

Tranglo’s cost of revenue primarily consists of (i) airtime costs associated with its airtime transfer business, (ii) handling fees which consist of handling fees paid to payout or cash pick up agents, and (iii) amortization of software. There is no cost of revenue for money transfer payments made by Tranglo as those payments are recognized on a net basis.

Operating Expenses

Tranglo’s operating expenses primarily consist of general and administrative expenses which consist primarily of (i) salaries, employee benefits and other headcount-related expenses associated with the administration of the Tranglo business, (ii) legal and professional fees, (iii) rental expenses, (iv) traveling and transportation expenses and (v) depreciation expenses.

WalletKu Selected Income Statement Items

Revenue

WalletKu derives its net revenue primarily from:

●	WalletKu Digital, which contributes revenue from digital services including bill payments, digital airtime top-up and sales of tickets.

●	Indosat Cluster Partnership, which contributes revenue from sales of Indosat’s airtime products and mobile SIM cards in two designated areas.

Cost of Revenue

WalletKu’s cost of revenue primarily consists of the cost of sales of inventories of its top-up services and the hardware it receives from distributors.

Operating Expenses

WalletKu’s operating expenses primarily consist of (i) salaries, employee benefits and other headcount-related expenses associated with the administration of the WalletKu business, (ii) general and administrative expenses and office rental and facilities maintenance expenses, including transportation expenses and utilities, (iii) office expenses and (iv) advertising and marketing expenses.

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Non-GAAP Financial Measures

To supplement Seamless’ consolidated financial statements, which are prepared and presented in accordance with GAAP, it uses EBITDA, a non-GAAP financial measure as described below, to understand and evaluate its core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of its financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

EBITDA is defined as net loss before interest, taxes, depreciation and amortization. Seamless believes that EBITDA provides useful information to investors and others in understanding and evaluating its operating results. These non-GAAP financial measures eliminate the impact of items that Seamless does not consider indicative of the performance of its business. While Seamless believes that these non-GAAP financial measures are useful in evaluating its business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

The table below presents a reconciliation of EBITDA to net loss, the most directly comparable GAAP financial measure, for the periods indicated.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(dollars in thousands)
Net loss	(6,239)	(6,632)	(14,418)	(15,726)
Add:
Income tax expenses	140	229	523	114
Interest expenses, net	3,827	3,155	8,003	8,200
EBIT	(2,272)	(3,248)	(5,892)	(7,412)
Depreciation and amortization	1,849	1,996	3,817	4,227
EBITDA	(423)	(1,252)	(2,075)	(3,185)

The use of EBITDA has material limitations as an analytical tool, as EBITDA does not include all items that impact Seamless’ net loss for the period.

Taxation

Cayman Islands

Seamless is an exempted company registered by way of continuation in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to Seamless levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Malaysia

Seamless’ subsidiaries incorporated in Malaysia are subject to Malaysian profits tax at a rate of 24.0% on the estimated assessable profit for the years ended December 31, 2022 and 2023. Payment of dividends to the shareholders of Seamless’ subsidiaries in Malaysia are not subject to withholding tax in Malaysia. No Malaysian profit tax has been levied as Seamless did not have assessable profit that was earned in or derived from the Malaysian subsidiary during the periods presented.

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Indonesia

Seamless’ subsidiaries incorporated in Indonesia are subject to Indonesian profits tax at a rate of 22.0% on the taxable profit for the years ended December 31, 2022 and 2023. Dividends paid by its subsidiaries in Indonesia will be subject to a withholding tax rate ranging from 0% (subject to certain requirements) to 20%. Dividends paid or payable to foreign taxpayers are subjected to a tax rate of 20% of cash payment (if in the form of cash dividends) or 20% of par value (if in the form of share dividends). Taxpayers who are residents of a country that have a written agreement for double tax avoidance with Indonesia will be charged at a lower rate if they give their original residence certificates issued by the department of taxation of the origin country. No Indonesian profit tax has been levied as Seamless did not have assessable profit that was earned in or derived from the Indonesian subsidiary during the periods presented.

Internal Control Over Financial Reporting

Seamless has been a private company with limited accounting personnel and other resources with which to address its internal control and procedures over financial reporting. As a company with less than $1.07 billion in revenue for its last fiscal year, Seamless qualifies as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Critical Accounting Policies and Estimates

Seamless prepares its consolidated financial statements in accordance with U.S. GAAP. In doing so, it has to make estimates and assumptions that affect its reported amounts of assets, liabilities, revenue and expenses, as well as related disclosure of contingent assets and liabilities. To the extent that there are material differences between these estimates and actual results, Seamless’ financial condition or operating results and margins would be affected. Seamless bases its estimates on past experience and other assumptions that it believes are reasonable under the circumstances, and it evaluates these estimates on an ongoing basis. The following is a discussion of the accounting policies we apply that are considered to involve a higher degree of judgment in their application.

Revenue Recognition

The Company complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

Contract assets represent the Company’s right to consideration for performance obligations that have been fulfilled but for which the customer has not been billed as of the balance sheet date.

Remittance services revenue

Revenue from contracts with customers on service charges and gain/loss on foreign exchange arising from remittance activities are recognized upon the processing and execution of the international money transfer transactions. Remittance services are further divided into Fiat Currency Prefunded Remittance Service and XRP Prefunded Remittance Service. Management has considered these two services to be two product lines.

The customers of the remittance services are financial institutions (referred to as “Remittance Partners”). Remittance Partners who use the fiat currency prefunding option for their remittance business with the Company are referred to as Fiat Currency Prefunded Remittance Partners, whereas customers who choose the XRP Prefunding mode are referred to as XRP Prefunded Remittance Partners.

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Fiat Currency Prefunded Remittance Service

The Company earns revenue by charging their customers a Fiat Currency Prefunded Remittance Fee when they use the Company’s platform to transfer money to a beneficiary in another country. These Fiat Currency Prefunded Remittance Fees are fixed and specific for every country’s currency and are charged at the point-in-time of executing this performance obligation. Prior to delivering cash to the customer’s beneficiary, the customer must directly provide the Company with prefunding (i.e., the cash to be remitted to the beneficiary). This is the traditional prefunding process, which the Company describes as Fiat Currency Prefunded Remittance Service.

XRP Prefunded Remittance Service

Unlike the Fiat Currency Prefunded Remittance Service, the customer obtains prefunding through Ripple Solution offered by Ripple Lab Inc. (see Note 8 in the Company’s consolidated financial statements) with the XRP Prefunded Remittance Service. Ripple supplies the customer with the XRP equivalent of the requested prefunding. The Company subsequently liquidates this XRP on Ripple’s behalf, and the fiat currency obtained as a result of the liquidation process is transferred to the customer’s beneficiary. Customers who prefund their remittance service with XRP must enter into an agreement with Ripple and undergo stringent credit checks in order to get XRP prefunding and use Ripple’s platform. The Company charges their customers an XRP Prefunded Remittance Service Fee when the money is transferred to the customer’s beneficiary.

For both the XRP Prefunded and Fiat Currency Prefunded Remittance Services, the Company has no obligations to the customer in terms of guarantees, warranties or other similar obligations. There are also no significant payment terms involved as the Company obtains their fees shortly after charging their customers.

Sales WalletKu Modern Channel

Revenue from the sale of goods is recognized at the point in time when the Company satisfies its performance obligation, which is upon delivery of the goods to customer. The credit terms are typically 3-7 days.

Sales of airtime

Revenue from airtime sold is recognized when the relevant international airtime transfer or reload request is processed and executed.

Other services

Revenue from contracts with customers on other services is recognized as and when services are rendered.

Goodwill Impairment

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in a business combination. The Company performs goodwill impairment testing on annual basis and more frequently upon the occurrence of certain events as defined by ASC 350. Goodwill is impaired when the carrying value of the reporting units exceeds its fair value.

The Company estimates the fair value of the reporting unit using a discounted cash flow approach. Significant management judgment and estimation are involved in forecasting the amount and timing of expected future cash flows and the underlying assumptions used in the discounted cash flow approach to determine the fair value of the reporting unit. These assumptions include the anticipated percentage growth or contraction of revenues, expenses and capital purchases, and factors such the risk free interest rate, equity risk premium, effective tax rate and pretax required rate on debt to estimate the discount rate on the expected cash flows.

In accordance with ASC 350, the Company has performed a qualitative analysis to determine if any events or conditions have been identified that indicate there might be an impairment. In testing for goodwill impairment in accordance with ASC 350, the Company first does a qualitative analysis to determine if any events or conditions have been identified which indicate that impairment may exist. For 2023 and 2022, goodwill is associated with our Tranglo and WalletKu subsidiaries. Tranglo was profitable in 2023 and 2022, and is expected to continue to be so going forward; therefore, the second step in goodwill impairment, a quantitative test, was not considered necessary. Goodwill associated with WalletKu arose upon the acquisition of a controlling interest in that subsidiary’s parent in June 2022. Given the recent nature of the acquisition and the fact that no events or conditions have been identified since then to suggest that impairment may exist, the quantitative test was considered unnecessary for this portion of our goodwill.

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Results of Operations

The following table sets forth a summary of Seamless’ consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of total net revenue. This information should be read together with its consolidated financial statements and related notes included elsewhere in this proxy statement and prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(dollars in thousands)
Revenue	24,111	27,165	53,255	55,501
Cost of revenue	(15,906)	(18,095)	(35,899)	(39,881)
Gross profit	8,205	9,070	17,356	15,620

Operating expenses
General and administrative and selling expenses	(10,975)	(12,393)	(24,002)	(25,634)
Total operating expenses	(10,975)	(12,393)	(24,002)	(25,634)
Finance income (costs)	(3,827)	(3,155)	(8,003)	(8,200)
Other loss, net	538	122	840	3,405
Other expenses	(40)	(47)	(86)	(803)

Loss before income tax expense	(6,099)	(6,403)	(13,895)	(15,612)
Income tax expenses	(140)	(229)	(523)	(114)
Net loss	(6,239)	(6,632)	(14,418)	(15,726)

Non-GAAP Financial Figures:
EBITDA	(423)	(1,252)	(2,075)	(3,185)

(1)	To see how Seamless defines and calculates EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022, Six-month period ended June 31, 2024 Compared to Six-month period ended June 30, 2023

Revenue Analysis

For the year ended December 31, 2023, Seamless’ revenue decreased to $53.3 million from $55.5 million for the year ended December 31, 2022. The decrease was mainly due to a significant drop in the global airtime revenue. The global airtime business decreased by 34% to $12.2 million for the year ended December 31, 2023, when compared to the year of 2022. The remittance revenue remained unchanged at $26.7 million in the years of 2022 and 2023. The decline in revenue was mitigated by an increase in the local retail airtime business, which increased from $10.1 million for the year ended December 31, 2022 to $14.2 million for the year ended December 31, 2023. This was due to the reacquisition of WalletKu control in June 2022, and the inclusion of its revenue into Seamless’ consolidated revenue after that date. For the six-month period ended June 30, 2024, Seamless’ revenue decreased by 11.4% to $24.1 million as compared to $27.2 million for the six-month period ended June 30, 2023. The decrease was mainly due to a drastic decline of 23% in global airtime revenue. The remittance revenue decreased as well due to a decline in TNG Asia’s remittance business.

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Tranglo’s remittance hub processed $3.55 billion in remittance orders in 2022, and generated revenue of $20.0 million for the year ended December 31, 2022. For the year ended December 31, 2022, Tranglo processed a total of 11.2 million transactions and a total of $3.55 billion processing value. For the year ended December 31, 2023, Tranglo processed 11.0 million remittance transactions with a total value of $4.54 billion. However, as the overall take rate decreased significantly during the period, Tranglo generated the remittance revenues of $19.4 million for the year ended December 31, 2023, which represented a 3% decline as compared to $20.0 million for the year ended December 31, 2022. For the six-month period ended June 30, 2024, Tranglo processed 5.8 million remittance transactions with a total value of $2.7 billion, which compares to 5.4 million transactions and a total value of $2.2 billion for the six-month period ended June 30, 2023. However, as the overall take rate decreased by 21.7% during the period, Tranglo generated remittance revenues of $9.8 million for the six-month period ended June 30, 2024, which was at relatively the same level as the six-month period ended June 30, 2023.

Tranglo’s global money transfer network has been expanding. For the six-month period ended June 30, 2024, it has increased the number of global money transfer corridors it serves to more than 70 corridors. For the year ended December 31, 2023, Tranglo processed 11.0 million remittance transactions, which was roughly at the same level as compared to 11.2 million transactions for the year ended December 31, 2022. The number of unique users increased to 1,032,360 for the year ended December 31, 2023, representing a growth of 8.8% as compared to 949,023 for the year ended December 31, 2022. The number of average monthly unique sending accounts also increased from 267,201 in 2022 to 330,571 in 2023. The number of unique users increased to 820,000 as of June 30, 2024 from 705,000 as of June 30, 2023, and the number of global money transfer transactions increased from 5.4 million for the six-month period ended June 30, 2023 to 5.8 million for the six-month period ended June 30, 2024. The number of average monthly unique sending accounts increased from 325,000 for the six-month period ended June 30, 2023 to 367,000 for the six-month period ended June 30, 2024.

Tranglo’ Forex Gain revenue was $4.2 million for the year ended December 31, 2022. For the year ended December 31, 2023, the Forex Gain of Tranglo increased to $4.8 million due to an increase in the total processing value to $3.54 billion. This is due to a slight decline in Forex spreads offered by Tranglo so as to aggressively compete in the market and capture more market share. Also, for the ODL services, Tranglo offers lower transaction fees and lower Forex spreads, which further adversely affect the Forex take rate of Tranglo for the year 2022. For the six-month period ended June 30, 2024, Tranglo continued its aggressive marketing campaign in the form of lower Forex spreads, and thus the Forex spreads Gain revenue was $2.5 million, which is slightly higher than $2.3 million for the six-month period ended June 30, 2023, despite a 22.7% increase in TPV during the periods.

Similarly, the transaction fee revenue of Tranglo decreased from $15.7 million for the year ended December 31, 2022 to $14.6 million for the year ended December 31, 2023 despite an increase in total processing value. This is due to Tranglo proposing lower transaction fees for the market to capture more market share, and also that Tranglo needs to offer a discount on transaction fees for users using the ODL facilities. As a result, Tranglo’s remittance revenue declined slightly despite that the TPV increased by 28% during the period. However, the decline in remittance revenue contributed by Tranglo was partly mitigated by an increase in remittance revenue contributed by TNG Asia in the year of 2023. For the six-month period ended June 30, 2024, Tranglo’s transaction fee revenue was $7.3 million, which was also at relatively the same level as that of $7.5 million for the six-month period ended June 30, 2023, despite an increase of 22.7% in TPV during the periods.

Due to COVID and the Malaysian border being closed, Seamless’ global airtime business dropped by 34%, from $18.4 million for the year ended December 31, 2022 to $12.2 million for the year ended December 31, 2023. For the six-month period ended June 30, 2024, Seamless’ global airtime revenue continued to decline by 23.1% to $5.0 million as compared to $6.5 million for the six-month period ended June 30, 2023. As more and more free Wi-Fi is now made available to the people in many Southeast Asian countries, especially in Malaysia and Indonesia, there was a change in consumers’ behavior. In particular, the demand for Malaysia-Indonesia airtime transfers has been declining which led to a continual decline in Tranglo’s global airtime business in the years 2023 and 2024. Seamless does not expect a turn around on its global airtime business in the near future.

For the six-month period ended June 30, 2024, the airtime unique user accounts decreased to 426,000, representing a decline of 24.4% as compared to 564,000 for the six-month period ended June 30, 2023. The monthly average unique sending accounts also decreased to 145,000 for the six-month period ended June 30, 2024, representing a decline of 21.1% as compared to 184,000 for the six-month period ended June 30, 2023.

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Seamless’ Indonesian airtime revenue was $10.1 million for the year ended December 31, 2022 due to the reacquisition of control of WalletKu in June 2022 and thus the inclusion of its revenue into Seamless’ consolidated revenue after that date. Seamless’ Indonesian airtime revenue was $14.2 million for the year ended December 31, 2023. Seamless’ Indonesian airtime revenue was $6.2 million for the six-month period ended June 30, 2024, which was a decrease of 11.4% as compared to $7.0 million for the six-month period ended June 30, 2023.

For the year ended December 31, 2022, Seamless’ other income was $3.4 million, which included a fair value gain of $2.1 million on the pre-existing interest in WalletKu due to the acquisition of WalletKu’s control in June 2022. Tranglo also reported an other income gain of $1.2 million due to the revaluation gain of foreign currency bank balances and settlement of receivables and payables balances in the year of 2022. These increases were offset partially by the Forex spreads gain of TNG Asia turning into a loss of $0.12 million due to the aggressive marketing campaign in the form of negative Forex spreads offered by TNG Asia to capture more market share. For the year ended December 31, 2023, Seamless recorded a gain in “other income” of $840,000. Tranglo reported an other income gain of $0.96 million due to the revaluation gain of foreign currency bank balances which was offset by a Forex spread loss of $124,000 of TNG Asia as TNG Asia launched an aggressive marketing campaign in the form of negative Forex spread rate of -0.03% in order to capture market share. For the six-month period ended June 30, 2024, Seamless recorded a gain of $538,000 as “Other income”, of which Tranglo contributed a Forex gain of $455,000. For the six-month period ended June 30, 2023, Seamless recorded a gain of $122,000 as “Other income”, of which Tranglo contributed a Forex gain of $586,000 whereas TNG Asia contributed a Forex loss of $116,000 as TNG Asia launched a negative Forex spreads rate of -0.07%.

Cost of Revenue

Seamless cost of revenue was $39.9 million for the year ended December 31, 2022. The cost of revenue decreased to $35.9 million for the year ended December 31, 2023. The costs of revenue for airtime business and remittance business both decreased during the year which were in line with the decline in global airtime revenue and remittance revenue. Due to Seamless’ efforts at continually lowering the direct costs for remittance, the direct costs for remittance revenue was $9.8 million for the year ended December 31, 2023, which represented a decrease of 13.3% as compared to $11.3 million for the year ended December 31, 2022, despite an increase of remittance flows and TPV by 28% during the two periods. This was the result of stringent control on Seamless’ payout costs. On the other hand, the direct costs for global airtime revenue decreased substantially from $17.0 million to $10.7 million, which was in line with the 34% decline in global airtime revenue. As Seamless only recorded seven months’ results of WalletKu for the year of 2022 whereas it recorded all full year’s results of WalletKu for 2023, the direct costs for Indonesian airtime revenue increased substantially from $9.4 million to $13.5 million during the periods. For the six-month period ended June 30, 2024, Seamless cost of revenue was $15.9 million which was a decrease of 12.2% as compared to that of $18.1 million for the six-month period ended June 30, 2023. Due to Seamless’ efforts at continually lowering the direct costs for remittance, the direct costs for remittance revenue was $4.8 million for the six-month period ended June 30, 2024, which represented a mild decrease of 4% as compared to $5.0 million for the six-month period ended June 30, 2023, despite a substantial increase of TPV by 22.7% during the two periods. Also, the direct costs for global airtime revenue decreased substantially by 24.6% from $5.7 million to $4.3 million, which was in line with the 23.1% decline in global airtime revenue. The direct costs for Indonesian airtime revenue decreased by 7.8% from $6.4 million to $5.9 million during the periods.

Amortization of intangible assets, which is classified as a direct cost of Seamless was $2 million for the year ended December 31, 2022, primarily due to the amortization expense of TNG Asia. The amortization expense decreased to $1.6 million for the year ended December 31, 2023, which was also related only to TNG Asia. For the years of 2022 and 2023, there was no amortization expense reported for GEA. The amortization expense of Seamless was $0.7 million for the six-month period ended June 30, 2024, as compared to $0.8 million for the six-month period ended June 30, 2023. Again, the amortization expenses were related only to the amortization expense of TNG Asia.

Operating Expenses

Seamless’ operating expenses were $25.5 million for the year ended December 31, 2022, which decreased to $24.0 million for the year ended December 31, 2023. The high operating expenses were mainly due to increases in employment benefit expenses and legal and professional fees, and mildly offset by decreases in rental expenses and property, plant and equipment depreciation and computer expenses. Employment benefit expenses increased from $10.1 million for the year ended December 31, 2022 to $11.4 million for the year ended December 31, 2023, primarily driven by increased headcount of Tranglo which was in line with its business expansion strategy. Seamless’ operating expenses decreased slightly from $12.4 million for the six-month period ended June 30, 2023, to $11.0 million for the six-month period ended June 30, 2024. The staff costs remained relatively stable as Tranglo had completed its manpower expansion plan, whereas the legal and professional costs declined slightly during the periods.

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The legal and professional fees were $5.7 million for the year ended December 31, 2022 due to the costs incurred in connection with the proposed merger with INFINT, including payment of a $3 million fee in connection with the extension of the deadline for INFINT to consummate its initial business combination. For the same reason, Seamless’ legal and professional costs remained at a high level of $4.7 million for the year ended December 31, 2023. Seamless’ legal and professional costs decreased to $1.4 million for the six-month period ended June 30, 2024, from $2.3 million for the six-month period ended June 30, 2023. This was mainly due to lower extension fees paid for the extension of INFINT SPAC.

Rental expenses remained relatively the same level of $1.2 million for the years ended December 31, 2022 and 2023. PPE depreciation and computer expenses also remained at relatively the same level of $1.2 million for the years ended December 31, 2022 and 2023. Rental expenses were $0.5 million for the six-month period ended June 30, 2024 which compared to $0.6 million for the six-month period ended June 30, 2023.

Other expenses

Other expenses were mainly generated from the realized exchange loss of $700,000 in 2022, whereas other expenses were immaterial for disclosure for the year ended December 31, 2023. Other expenses were also immaterial for the three-month periods ended June 30, 2024 and 2023.

Finance costs, net

Finance costs in 2022 were mainly represented by convertible bond interest of $3.4 million, amortization for the debt discount on convertible bond of $3.4 million and interest paid to Ripple of $0.2 million.

Finance costs in 2023 were mainly represented by convertible bond interest of $1.8 million, interest on loan converted from convertible bond of $1.8 million, amortization for the debt discount on convertible bond of $0.8 million and interest to Ripple of $2.6 million for ODL prefunding purposes.

Finance costs for the six-month period ended June 30, 2024 were mainly represented by convertible bond interest of $1 million and interest on loan converted from convertible bond of $0.9 million.

Finance costs for the six months’ period ended June 30, 2023 were mainly represented by convertible bond interest. of $0.9 million, amortization for the debt discount on convertible bond of $0.6 million and interest paid to Ripple of $0.4 million for ODL prefunding purposes.

Income tax expenses

Income tax expense was mainly generated by Tranglo. The effective tax rate of Tranglo for the year of 2023 and 2022 was consistent with the statutory tax rate. The effective tax rate of Tranglo for the six-month period ended June 30, 2024 and 2023 was consistent with the statutory tax rate.

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EBITDA analysis

For the six-month period ended June 30, 2024	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	1,656	(254)	(2,914)	(4,727)	(6,239)

Add:
Income tax expenses	325	-	-	(185)	140
Interest expense, net	-	-	1,686	2,141	3,827
EBIT	1,981	(254)	(1,228)	(2,771)	(2,272)
Depreciation and amortization	-	-	-	-	1,849
EBITDA	1,981	(254)	(1,228)	(2,771)	(423)

For the six-month period ended June 30, 2023	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	1,218	(187)	(1,770)	(5,893)	(6,632)

Add:
Income tax expenses	414	-	-	(185)	229
Interest expense, net	-	-	550	2,605	3,155
EBIT	1,632	(187)	(1,220)	(3,473)	(3,248)
Depreciation and amortization					1,996
EBITDA	1,632	(187)	(1,220)	(3,473)	(1,252)

For the full year ended December 31, 2023	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	2,659	(837)	(4,835)	(11,405)	(14,418)

Add:
Income tax expenses	843	50	-	(370)	523
Interest expense, net	-	-	3,057	4,946	8,003
EBIT	3,502	(787)	(1,778)	(6,829)	(5,892)
Depreciation and amortization	-	-	-	-	3,817
EBITDA	3,502	(787)	(1,778)	(6,829)	(2,075)

For the full year ended December 31, 2022	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	2,642	1,632	(5,576)	(14,424)	(15,726)

Add:
Income tax expenses	508	(24)	-	(370)	114
Interest expense, net	-	-	741	7,459	8,200
EBIT	3,150	1,608	(4,835)	(7,335)	(7,412)
Depreciation and amortization	-	-	-	-	4,227
EBITDA	3,150	1,608	(4,835)	(7,335)	(3,185)

For the year ended December 31, 2022, Seamless had a combined EBIT loss of $7.4 million and EBITDA loss of $3.2 million. During the year, Tranglo recorded an EBIT profit of $3.15 million. During the same period, the combined EBIT loss of TNG Asia and GEA was $4.8 million, principally due to the COVID pandemic and the imposition by the Hong Kong government of restrictions on the inflow of overseas workers, which shrunk the customer pool of TNG Asia. WalletKu recorded an EBIT gain of $1.6 million, principally due to a fair value gain as Seamless regained control of WalletKu in June 2022. The contribution to Seamless’ EBIT loss from its headquarters and other adjustments was $7.3 million, mainly due to the material legal and professional fees incurred on de SPAC exercise.

For the year ended December 31, 2022, Seamless recorded a total cost of $4.2 million for depreciation and amortization. After adjusting for the depreciation and amortization costs, Seamless recorded an EBITDA loss of $3.2 million for the year ended December 31, 2022.

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For the year ended December 31, 2023, Seamless had an EBIT loss of $5.9 million and EBITDA loss of $2.1 million. During the year, Tranglo recorded an EBIT of $3.5 million, representing an improvement as compared to the year ended December 31, 2022.

For the year ended December 31, 2023, the combined EBIT loss of TNG Asia and GEA decreased from $4.8 million to $1.8 million. TNG Asia adopted an aggressive marketing campaign by offering lower transaction fees and Forex spreads which successfully captured its market share. WalletKu’s EBIT was a loss of $0.8 million, which compared to a gain of $1.6 million in the year 2022 due to a fair value gain on acquisition of controlling stake in June 2022.

The contribution to Seamless’ EBIT loss from its headquarters and other adjustments decreased from $7.3 million for the year ended December 31, 2022 to $6.8 million for the year ended December 31, 2023. The loss was mainly due to expenses in relation to the legal and professional costs in preparation for the merger with INFINT.

For the year ended December 31, 2023, Seamless recorded a total cost of $3.8 million for depreciation and amortization. After adjusting for the depreciation and amortization costs, Seamless recorded an EBITDA loss of $2.1 million for the year ended December 31, 2023.

For the six-month period ended June 30, 2023, Seamless had an EBIT loss of $3.2 million and an EBITDA loss of $1.3 million. This compared to the EBIT loss of $2.3 million and the EBITDA loss of $0.4 million for the six-month period ended June 30, 2024. The EBIT and EBITDA losses in the first six months of 2023 and 2024 were mainly due to high Seamless headquarters’ costs, which were related to the substantial increase in legal and professional expenses in connection with the merger exercise with INFINT SPAC.

For the six-month period ended June 30, 2024, Tranglo recorded an EBIT profit of $2.0 million, which represented an increase of 25% compared to $1.6 million for the six-month period ended June 30, 2023. This was due to a substantial improvement in Tranglo’s gross profit margin in its remittance business as Tranglo succeeded in containing its direct remittance payout costs. Despite that there was a 23.1% decline in Tranglo’s global airtime revenue, Tranglo managed to generate healthy growth in its EBIT profit. For the six-month period ended June 30, 2024, the EBIT loss of TNG Asia and GEA combined remained unchanged as $1.2 million, as compared to the six-month period ended June 30, 2023. WalletKu recorded an EBIT loss of $0.25 million for the six-month period ended June 30, 2024 which compared to an EBIT loss of $0.19 million for the six-month period ended June 30, 2023.

For a discussion of the limitations associated with using EBITDA rather than GAAP measures and a reconciliation to net loss, see “—Non-GAAP Financial Measures.”

Liquidity and Capital Resources

Cash Flows and Working Capital

Seamless’ principal sources of liquidity have been cash generated from operating activities. As of December 31, 2022 and 2023, it had $74.0 million and $59.0 million, respectively, in Cash and cash equivalents, Restricted cash and Escrow money receivable. Cash and cash equivalents, Restricted cash and Escrow money receivable include cash on hand and cash placed with banks or other financial institutions. As of December 31, 2022 and 2023, Seamless had $6.8 million and $5.4 million, respectively, in restricted cash. Restricted cash includes the balance in its e-wallet mobile application held by it on behalf of the individual e-wallet users.

As of June 30, 2024, it had $56.9 million, in Cash and cash equivalents, Restricted cash and Escrow money receivable. Cash and cash equivalents, Restricted cash and Escrow money receivable include cash on hand and cash placed with banks or other financial institutions. As of June 30, 2024, Seamless had $4.8 million, in restricted cash.

Seamless believes that its current cash and cash equivalents, proceeds from additional equity and debt financing and its anticipated cash flows from operations will be sufficient to meet its anticipated cash needs, including its cash needs for working capital and capital expenditures, for at least the next 12 months.

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The following table sets forth a summary of Seamless’ cash flows for the periods indicated:

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(dollars in thousands)
Net cash (used in)/provided by operating activities	(2,054)	(5,177)	(15,287)	8,682
Net cash (used in)/provided by investing activities	(199)	(97)	1,445	(732)
Net cash provided by/(used) in financing activities	238	(347)	(1,198)	(5,767)
Net (decrease)/increase in cash and cash equivalents	(2,015)	(5,621)	(15,040)	2,183
Cash and cash equivalents, restricted cash and escrow money receivable at beginning of the period/year	58,960	74,000	74,000	71,817
Cash and cash equivalents, restricted cash and escrow money receivable at end of the period/year	56,945	68,379	58,960	74,000

Operating Activities

Seamless had net cash used in operating activities of $2.1 million in the six-month period ended June 30, 2024, mainly comprised of a net loss of $6.2 million, decrease in accounts payable, accruals and other payables of $15.4 million and, offset by decreases in prepayments, receivables and other assets of $11.2 million, increase in amounts due to related companies of $4.7 million, decrease in interest payable on convertible bonds of $1.9 million and depreciation of $0.3 million, amortization of $1.6 million.

Seamless had net cash used in operating activities of $15.3 million in the year ended December 31, 2023, mainly comprised of a net loss of $14.4 million, increase in amount due from related companies of $5.3 million, decrease in accounts payable, accruals and other payables of $4.8 million and client money payable of $1.6 million, offset by decreases in prepayments, receivables and other assets of $2.5 million, increase in amounts due to related companies of $3.1 million, depreciation of $0.8 million, amortization of $3.1 million, amortization of bond discount of $0.8 million.

Seamless had net cash provided by operating activities of $8.7 million in the year ended December 31, 2022, mainly comprised of a net loss of $15.7 million, decreases in prepayments, receivables and other assets of $8.4 million, accounts payable, accruals and other payables of $9.6 million, and amounts due to related parties of $3.4 million, a non-cash gain on the step acquisition of a subsidiary of $2.1 million, offset by depreciation of $0.9 million, amortization of $3.5 million, amortization of bond discount of $3.4 million, an increase in due to related parties of $38.8 million, a noncash foreign exchange loss of $0.5 million and an increase in client money payable of $0.5 million.

Investing Activities

Net cash used in investing activities amounted to $0.2 million for the six-month period ended June 30, 2024.

Net cash provided by investing activities amounted to $1.4 million in the year ended December 31, 2023.

Net cash used in investing activities amounted to $0.7 million in the year ended December 31, 2022.

Financing Activities

Net cash provided by financing activities amounted to $0.2 million in the six-month period ended June 30, 2024.

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Net cash used by financing activities amounted to $1.2 million in the year ended December 31, 2023, primarily attributable to net repayment of borrowings of $1 million.

Net cash used by financing activities amounted to $5.8 million in the year ended December 31, 2022, primarily attributable to (i) repayment of convertible bonds of $3.5 million, and (ii) dividend paid of $1.9 million.

Capital Expenditures

Seamless’ capital expenditures are incurred primarily in connection with computer hardware and software. Its capital expenditures were $0.5 million and $0.3 million in the years ended December 31, 2022 and 2023, respectively. Its capital expenditures were $0.2 million and $0.1 million for the six-month period ended June 30, 2024 and 2023, respectively.

Contractual Obligations

The following table sets forth Seamless’ contractual obligations as of June 30, 2024:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollars in thousands)
Operating lease commitments(1)	235	235	-	-	-
Convertible bonds	10,000	10,000	-	-	-
Borrowings	20,732	18,026	2,706	-	-
Total contractual obligations	30,967	28,261	2,706	-	-
Total interest payments(2)	1,493	1,366	126	-	-
Total contractual cash obligations	32,460	29,627	2,832	-	-

(1)	Seamless leased certain office and shop premises and computer peripherals under non-cancellable operating leases expiring in 2024. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

(2)	Interest payments are based on the existing borrowings and convertible bonds held by the consolidated subsidiaries. It is assumed that no further refinancing of existing loans takes place.

Off-Balance Sheet Commitments and Arrangements

Seamless was not a party to any financial guarantees or other commitments to guarantee the payment obligations of any third parties during 2022 and 2023, and the six months period ended 30 June 2024. It has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, it does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Seamless does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or product development services with it.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Exchange Risk

Assets and liabilities of non-U.S. Dollar functional currency entities are translated into U.S. Dollars using the applicable exchange rates at the balance sheet date. Items in the statements of operations and comprehensive loss are translated into U.S. Dollars using the average exchange rate during the period. Equity accounts were translated at their historical exchange rates. The resulting translation adjustments are accumulated as a component of accumulated other comprehensive income on the consolidated statements of shareholders’ equity.

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Interest Rate Risk

Seamless’ exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. It has not used any derivative financial instruments to manage its interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. Seamless has not been exposed, nor does it anticipate being exposed, to material risks due to changes in interest rates. However, its future interest income may be lower than expected due to changes in market interest rates.

Credit Risk

For the years ended December 31, 2022 and 2023, and the six months period ended 30 June, 2024, substantially all of Seamless’ cash and cash equivalents were placed with financial institutions in Hong Kong, Malaysia and Indonesia. Seamless’ management chooses these institutions because of their reputations and track records for stability, and their known large cash reserves, and its management periodically reviews these institutions’ reputations, track records, and reported reserves. Seamless’ management expects that any additional institutions that its use for its cash and bank deposits will be chosen with similar criteria for soundness. It did not experience any losses on its deposits of cash and cash equivalents during the years ended December 31, 2022 and 2023, and the six months period ended 30 June, 2024. Seamless did not experience any loss during the years ended December 31, 2022 and 2023, and the six months period ended 30 June, 2024 with respect to receivables. These funds are not insured, however, as its business continues to grow and it expands into additional geographies and business lines, it may face greater credit risk.

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands disclosures about a public entity’s reportable segments and requires more enhanced information about a reportable segment’s expenses, interim segment profit or loss, and how a public entity’s chief operating decision maker uses reported segment profit or loss information in assessing segment performance and allocating resources. The update will be effective for annual periods beginning after December 15, 2023, and interim periods beginning after December 15, 2024. The Company is assessing the effect of this update on the consolidated financial statement disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2024. The Company is assessing the effect of this update on the consolidated financial statement disclosures.

In March 2024, the FASB issued ASU 2024-01, Compensation – Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which adds an illustrative example aimed at clarifying the scope application of a profit interest award in accordance with Topic 718. The update will be effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. Upon adoption, the new standard is not expected to have an impact on the Company’s financial position or results of operations.

In March 2022, the SEC released SAB 121, which provides guidance for an entity to consider when it has obligations to safeguard customers’ crypto assets, whether directly or through an agent or another third party acting on its behalf. The interpretive guidance requires a reporting entity to record a liability to reflect its obligation to safeguard the crypto assets held for its platform users with a corresponding safeguarding asset. The crypto asset safeguarding liability and the corresponding safeguarding asset will be measured at the fair value of the crypto assets held for the platform users with the measurement of the safeguarding asset taking into account any potential loss events. SAB 121 also requires disclosures related to the entity’s safeguarding obligations for crypto assets held for its platform users. SAB 121 was effective in the first interim or annual financial statements ending after June 15, 2022 with retrospective application as of the beginning of the fiscal year. We adopted this guidance for the year ended December 31, 2022 with retrospective application as of January 1, 2021. As of December 31, 2023 and 2022, we recorded $2.0 million and $5.8 million, respectively, for both the crypto asset safeguarding liability and corresponding safeguarding asset, which were classified as accounts payable, accruals and other payables and prepayments, receivables and other assets, respectively, on our consolidated balance sheets.

In March 2022, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2022-02, “Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”). The amendments in this ASU eliminate the accounting guidance for troubled debt restructurings by creditors in Subtopic 310-40, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The amendments are effective for the Company beginning after December 15, 2022. As of the year ended December 31, 2023, the Company does not consider the changes prescribed in ASU 2022-02 to have a material impact on its consolidated financial position, results of operations or cash flows.

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In October 2021, the FASB issued ASU No. 2021-08, “‘Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2022, and are applied prospectively to business combinations that occur after the effective date. As of the year ended December 31, 2023, the Company does not consider these amendments to have a material impact to the financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification. Further, ASU 2020-06 enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance, i.e., aligning the diluted EPS calculation for convertible instruments by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or shares, adding information about events or conditions that occur during the reporting period that cause conversion contingencies to be met or conversion terms to be significantly changed. The Company meets the classification as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies. For private companies, it’s effective for fiscal years beginning after December 15, 2023. The Company has chosen not to early adopt the new standard before the effective date.

DESCRIPTION OF CURRENC’S Business

Unless otherwise indicated or the context otherwise requires, references in this section to “Seamless,” “it,” or “their,” generally refer to Seamless Group Inc. prior to the Business Combination and to Currenc Group Inc. after giving effect to the Business Combination.

Industry Overview

Money Transfer Business

Digital remittances are cross-border money transfers conducted over the internet mostly by the migrant population using digital transfer networks like e-Wallets, easy-to-use mobile applications and others. People living in Asian countries are increasingly engaging with counterparts abroad for medical, business, education, entertainment, leisure and other activities. In addition, there is a rapidly growing need for remittance services for migrant workers sending money back to their homelands on a regular basis.

Remittances in general include fund transfers between residents and non-residents and earnings transfer from short-term workers from other countries to their country of origin. Remittances are often made on a regular or periodic basis and most users do not switch their fund transfer provider frequently. Digital remittances refer to those funds sent to other countries using digital transfer platforms other than bank SWIFT systems. Funds that are transferred domestically are usually not included in the digital remittances segment.

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In the past, traditionally, sending money across borders has been done through the bank SWIFT system.

How traditional remittance works today
(traditional bank with SWIFT)

Sender
1
Sending bank
2
Central Counterparty
FX cost: $$$
Sending correspondent bank / Liquidity provider (J.P.Morgan, Citi, BOA...etc)
Lifting fees
3
4
Receiving correspondent bank
Lifting fees
Central Counterparty
Payout in a few working days
5
Beneficiary
Receiving bank

Problems today:

- **High cost of transaction** due to involvement of more intermediaries (e.g. clearing/correspondent banks/receiving bank)
- **Long transaction turnaround time**
- **Subject to currency fluctuation**
- **No non-bank network** (can't served the ~2 billion unbanked community)

Journey

1. Sending bank receives remittance request/instruction from sender and forward request to central counterparty.
2. Central counterparty is involved in clearing and forwards it to the sending correspondent (eg. J.P. Morgan, Citi Bank, Bank of America...etc)
3. This correspondent calculates FX costs, performs switching and local currency conversion before forwarding the instruction to the receiving correspondent bank.
4. Receiving correspondent bank then forwards the transaction instruction to its central counterparty.
5. Receiving bank receives the instruction to deposit said remittance amount into the beneficiary's account.

Note:
A fee is charged by each processing party and intermediary in this journey.

Traditional bank SWIFT remittance systems enjoy the advantages of reliability and security, which is an important consideration for people and especially corporations for sending large sums of money to other countries, and the wide coverage of the global network of SWIFT which covers almost all countries. However, there are many pain points in the bank SWIFT system. First, the processing costs and expenses are high. This is particularly so for those remittance flows which involve small amounts of money, which are often done on a regular and frequent basis. The relatively high fixed transaction fees charged by banks may constitute a larger proportion of the remittance money if the remittance amount involved is small. Second, the process is tedious and usually takes a few days for processing. That may lead to frustration and anxiety for the senders and receivers, especially when the recipient needs the money urgently. Third, to receive funds through the SWIFT system a recipient must have access to a bank account, which poses a serious problem for many residents of Southeast Asian countries that have no bank accounts and have no access to banking services.

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World’s Most Unbanked Countries

Country	Total Population (Millions)	Unbanked Population (%)	Cash Transactions (%)	Card Transactions (%)	# of ATMs per 100,000 Adults	Internet Penetration (%)
Morocco	36.9	71	41	27	28.6	62
Vietnam	97.3	69	26	35	25.9	66
Egypt	102.3	67	55	27	20.1	45
Philippines	109.6	66	37	22	29.0	60
Mexico	128.9	63	21	44	61.5	66
Nigeria	206.1	60	24	27	16.9	70
Peru	33.0	57	22	62	126.7	49
Colombia	50.9	54	15	55	41.3	62
Indonesia	273.5	51	13	34	53.3	55
Argentina	45.2	51	18	45	60.9	76
Kenya	53.8	44	40	25	7.7	83
Romania	19.2	42	78	19	64.4	64
Kazakhstan	18.8	41	60	20	85.9	76
Ukraine	43.7	37	60	28	96.3	57
Uruguay	3.5	36	26	53	120.1	68
South Africa	59.3	31	11	43	65.3	56
Turkey	84.3	31	8	71	84.0	65
Brazil	212.6	30	18	62	101.7	67
Bulgaria	7.0	28	63	26	94.3	63
Saudi Arabia	34.8	28	34	35	73.3	82
Chile	19.1	26	11	70	50.0	82
Hungary	9.7	25	45	44	61.0	77
Russia	145.9	24	17	37	165.5	76
India	1,380	20	17	32	21.0	34
China	1,439.3	20	6	22	95.6	54
Czech Republic	10.7	19	44	22	58.0	88
Thailand	69.8	18	16	26	115.1	53
Lithuania	2.7	17	12	24	38.6	78
Slovakia	5.5	16	41	17	61.8	82
Greece	10.4	15	29	54	63.4	70
Malaysia	32.4	15	11	32	44.7	80
Poland	37.9	13	12	25	70.6	76
Latvia	1.9	7	12	49	58.3	81
Israel	8.7	7	1	76	133.2	82
USA	331	7	4	59	N/A	89
Spain	46.8	6	11	49	106.3	85
France	65.3	6	5	55	98.3	90
Italy	60.5	6	5	55	98.3	90
Taiwan	23.8	6	12	42	N/A	88
South Korea	51.3	5	2	73	267.0	95
Hong Kong	7.5	5	2	73	53.2	89
UK	67.9	4	7	56	110.3	95
Estonia	1.3	2	12	21	66.9	88
Austria	9.0	2	4	28	172.0	88
Singapore	5.9	2	4	75	58.8	84
Japan	126.5	2	6	68	124.1	93
Switzerland	8.7	2	2	25	97.2	94
Germany	83.8	1	4	11	119.9	93
Belgium	11.6	1	6	51	81.0	88
New Zealand	4.8	1	3	55	63.5	91
Australia	25.5	0	5	53	146.1	88
Canada	37.7	0	3	73	214.1	93
Denmark	5.8	0	3	54	44.8	97
Netherlands	17.1	0	0	19	41.1	93
Finland	5.5	0	2	23	34.7	96
Sweden	10.1	0	2	46	31.9	96
Norway	5.4	0	3	50	31.6	97

Source: Merchant Machine, 2021

In 2021, in the five Southeast Asian countries of Vietnam, Philippines, Indonesia, Thailand and Malaysia, 219 million of the total population of 582.6 million people were unbanked, representing 37.5% of the population. These unbanked individuals and similar persons in other Southeast Asian countries or other emerging markets are unable to receive funds and convert them to cash via banks or Automatic Teller Machines (ATMs). In addition, the population in the Philippines and Indonesia is widely dispersed, and there is not a well-developed transportation system to connect exurban people to the cities. There are 7,642 islands in the Philippines, and 18,110 islands in Indonesia. The widely dispersed population within these countries limits the penetration of bank branches and ATM availability for the cash withdrawals needed in the countries’ highly cash-based societies, further frustrating the ability of individuals to receive money sent from abroad.

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Composed of ten countries, the Association of Southeast Asian Nations (ASEAN) has a combined population of about 650 million people. In the last two decades, labor migration has emerged as a significant driver of economic growth and development in the region, as well as a safety net for families and communities who depend on migrants earning a livelihood outside of their home country. The region holds both countries of net origin (Cambodia, Indonesia, the Lao People’s Democratic Republic, Myanmar, the Philippines and Vietnam) and destination (Brunei Darussalam, Malaysia, Singapore and Thailand). Per government data submitted to the International Labour Migration Statistics (ILMS) Database in ASEAN, there are about 5.1 million employed migrants in the region. In 2019, Malaysia and Thailand were among the top 20 countries globally with the largest numbers of international migrants. The number of migrants from the region working abroad increased from 2.2 million in 2014 to 2.9 million in 2018. Indonesia and the Philippines are among the top 20 countries with the largest diaspora populations in the world, ranked 14th and 9th respectively in 2020 (UNDESA, 2020). The international remittances received by the region increased from $48 billion in 2010 to $78 billion in 2019. As demographic and development differences continue to widen in the region and other parts of the world, this trend is projected to increase in the future. (Source - Measuring Labour Migration in ASEAN: Analysis from the ILO’s International Labour Migration Statistics (ILMS) Database)

These migrant workers have a strong need to send money back to their families in their homelands on a monthly or other periodic basis. On average, the income levels of these migrant workers are relatively low, and as such, the amounts of money they send back to their families every month are not large in general. Because most of their families depend on these overseas incomes to support their livelihood, the migrant workers usually need to send the money to their families at least monthly, if not more frequently. Traditionally, the migrant workers have to rely on the banking system for sending money back to their homelands. However, the processing costs and forex spreads charged by banks are excessive in comparison to the small amount of the remittance. The endless chains of mediators, hidden charges, and paperwork involved in traditional money transfer channels made the process costly and arduous. These services charge comparatively high fees, and on average, the transaction fees and currency spreads charged by banks will represent around 6%-11% of the remittance money processed, depending on the amount transferred and the banks and countries involved. As a result, users across the globe are shifting toward digital remittance services in order to minimize the money transfer time and remittance costs. Digital companies such as WISE, Tranglo, Worldremit and Remitly have won their share of the market by offering reduced transfer fees enabled by optimizing the use of digital infrastructures to bypass much of the cost of traditional transfers.

For digital remittance, the fund transfer is conducted outside the bank SWIFT system. Instead, it goes through a remittance hub like Tranglo, which connects with participants like banks, e-Wallets or other remittance licensees by an application programming interface (“API”) and web-based integration. The participants fund transactions through the remittance hub by prepayment, depositing a tranche of funds in a segregated bank account of the remittance agent in what is known in the industry as the prefunding process. The remittance agent connects with various payout agents in different countries using a similar integration through an API and web-based applications. In connection with a fund transfer using Tranglo as remittance hub, Tranglo serves as the remittance agent. Upon the execution of a remittance order by the user of a participant, the remittance agent will execute the order and render payout of the fund via a payout agent on a real-time basis, deducting the amount of the transaction from the prefunded deposit of the participant. As a result, instead of having to wait for a few days as the sender sends the money via the banking system, the recipients can receive funds in the form of cash almost instantly after the sender initiates the transfer by clicking a button on a digital remittance platform.

Moreover, as the remittance agents connect not only with banks as their payout agents, but also with post offices, convenience shops or other cash pick up points, the recipients are able to enjoy the luxury of choosing different modes for cashing out the money. Currently, Tranglo has established a network of more than 5,000 banks and e-Wallet operators, and more than 130,000 cash pick up points which cover more than 70 countries.

In the past few years, the digital remittance industry has expanded its market reach beyond individual senders or migrant workers to include corporations. The demand by corporations to send or collect larger sums of money to and from other countries has been growing as globalization continues its rapid pace. Also, as e-Commerce and cross-border selling or purchasing of goods have grown rapidly in Southeast Asia, the need of corporations to send or collect funds have increased. Corporations are looking for more cost effective and efficient means for cross-border money transfers, especially in Southeast Asian countries and other emerging markets. Corporations are increasingly turning to digital remittance platforms or institutions for conducting regular cross-border money transfers. These corporations or eCommerce platforms are not financial institutions and do not possess the required financial licenses for processing money or funds transfers. The digital remittance industry has emerged to serve as a platform for these non-financial institutions to meet this demand.

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How Tranglo's digital remittance works today

(**Tranglo Business** for Merchants & Corporations)

2
Tranglo Business
Forex trading & treasury management
Multi-Currency settlement
Seamless experience
Troubleshooting
Screening
Account management
Customer support
Senders
Non-banks,
Non-financial institutions
Corporations
Merchants
Online sellers
SMEs
1
Collection
API (Application Programming Interface) / Web Platform
3
Real-time Payout
Beneficiary
1,300
banks / e-Wallets
140,000+
pickup points
22 countries

Journey

1. Tranglo helps customers (corporates, online sellers, merchants and SMEs) collect payments from their customers in Singapore and Malaysia. This can be done via direct API link or web platform. Funds are collected into local bank.

2. Tranglo performs screening, FX conversion and also receives payout instruction from respective customers.

3. Tranglo sends payout instruction to receiving institutions that provide a variety of payout options, such as banks/wallets, pickup points.

Tranglo Business's offers:

- **All-in-one platform** for cross-border collection and payout
- **Locked foreign exchange** means no forex risk
- Available **for businesses of any sizes**
- Customers **do not need to be a licensed** financial institution/money service provider

The digital remittance industry can provide an all-in-one platform for non-financial institutions to collect and distribute large numbers of payments across different countries in a timely and highly cost-effective manner. Online money transfer platforms also help manage transfers of funds between organizations as well as between organizations and their customers. These efficient, user-friendly platforms allow users to have access to money transactions directly and execute the fund transfer process easier, allowing corporations to reduce administrative costs.

The increasing penetration of smartphones in emerging countries, the increasing number of cross-border transactions and the growing adoption of mobile-based payment channels are expected to propel market growth. Further, the increasing adoption of digital wallets is expected to accentuate segment growth. Digital wallets enable customers to transfer and track their funds from their digital wallet application, and digital remittance services offer privacy and protection for consumers’ transactions and funds.

Digital remittance services became even more important during the COVID-19 pandemic. Restrictions on travel and public movement led to a reduced frequency of customer visits to banks and other financial institutions for remitting money. People began to increasingly rely on digital payment methods to conduct various transactions. The COVID-19 pandemic led to greater adoption and use of e-Wallets, as consumers shifted away from cash for online and in-store payments. With gaps in financial services, banks are being challenged by the broader user functions available from e-Wallets to build their digital capabilities or partner with e-Wallets to remain relevant. In addition to more partnership and technical integration with merchants’ Point-of-Sales (POS) systems, trust in the security of e-Wallets will remain an influential feature driving use in the future.

Another significant trend impacting digital remittance businesses is increasing regulation. Regulations in the region apply not only banks but extend the same measures to the money service operators to establish a strong focus on anti-money laundry and counter-terrorism financing programs, cybersecurity and consumer protection. Regulations also require money remittance providers, banks and other financial institutions to develop systems to detect, monitor and prevent suspicious transactions by screening all of their transactions against a comprehensive set of rules, and reporting exceptions to the authorities in a regular manner.

Lack of confidence in the security and compliance of digital remittance services has hindered growth in the market in the past. The trend toward tightened regulations is expected to drive out less reputable service providers and enhance the overall image of the digital remittances industry. The strict regulations which subject digital remittance players to the same regulatory standards of banks should further increase user confidence in these services, a critical requirement for adoption by financial institutions and corporations. Sending money globally through digital remittance platforms can now provide the same level of protection as banks, but at a lower cost and on a real-time basis. Wider adoption by financial institutions and corporations is important for the growth of the digital remittance industry as a whole.

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Summary statistics on digital remittance (source - statista)

●	Annual transaction value is projected to reach $135.2 billion in 2023.

●	Transaction value is expected to show an annual growth rate (CAGR 2023-2027) of 6.59% resulting in a projected total annual transaction value of $174.5 billion by 2027.

●	The number of annual users is expected to reach 18.6 million by 2027.

●	The average transaction value per user is expected to grow to $9,580 in 2023.

●	The Southeast Asia digital remittance market size is projected to reach $5.4 billion in 2023 and is expected to reach $7.64 billion by 2027, at a CAGR of 9.0% during the forecast period 2023 to 2027.

Global Airtime Transfer Business

Globally, airtime made up $12 billion of the $1 trillion mobile money industry in 2021, according to a GSMA report. That number represented a 21% year-on-year increase, highlighting the continued importance of international airtime services. However, in terms of transactions, airtime made up just 3% of all outgoing mobile transactions in 2021. In fact, GSMA Mobile Money Metrics found that airtime accounted for much less value even if they exceeded the peer-to-peer mobile money transaction volumes.

Regions where legacy connections remain dominant are especially dependent on International airtime transfers. For example, airtime top-ups accounted for over 49% of the mobile transactions in Sub-Saharan Africa in 2018. While smartphone penetration reached 50% in the region as of September 2020, 35% of them run on 2G and 3G connectivity1. Data is also expensive in the region. According to WEF, 1Gb of data costs 40% of the average monthly wage in Sub-Saharan Africa, causing users to turn to airtime top-ups as a more affordable alternative.

Modes of transfer

Airtime has not changed since its inception. There are two main modes that users use to send and receive airtime credit—pin-based transactions and pinless transfers.

Pin-based transfer is the traditional mode of transfer. Utilizing physical reload cards that can be scratched to reveal a string of numbers (a pin), a user will need to key in these numbers into an SMS or USSD menu to reload airtime. These single-use reload cards are available physically and electronically. They are further divided into single- or multi-country pins. A single-country pin allows a sender to make a top-up to any operator of a single country, while multi-country pin allows a sender to make a one-time top-up to any one operator in a few designated countries.

Pinless airtime transfer uses an API to provide real-time airtime top-ups. This direct integration allows telcos to conveniently offer multiple top-up services in different top-up denominations to their customers.

Challenges

The airtime transfer business faces a number of challenges:

Fraud - System loopholes can be exploited and pin-based reload cards may be subject to theft, leading to significant loss of value. To this end, many top-up providers have migrated to pinless transfer solutions for better security.

1 GSMA’s Global Mobile Trends 2021

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Data security - Mobile numbers can also be misused by unscrupulous traders and sellers, subjecting users to harassment in the form of unsolicited calls and spam messages. A recent development that seeks to address this problem lies in the form of a tokenization system, where sensitive data is replaced with a unique string of numbers that cannot be compromised.

Wholesale roaming market - According to Juniper Research, roaming revenues accounted for under 7% ($50.6 billion) of total operator revenues in 2019. But new data roaming services like Roam-Like-Home and Wi-Fi calling allow users to use their home numbers without needing to seek foreign airtime top-ups, lowering demand.

Retail Airtime Business In Indonesia

The traditional telecommunication industry in Indonesia as of 2019 is a lucrative business, with more than 341.3 million users registered by the incumbent phone networks, exceeding the population in Indonesia of 270.6 million. Approximately 331.9 million (97.2%) of those users purchase prepaid airtime before using their phone for Internet access or to make or receive phone calls, and only 9.41 million (2.8%) users pay for their service in arrears (source: databoks.katadata.co.id). In 2020 the market for mobile telecommunication services was $7.11 billion, divided among five large telecommunication operators in Indonesia: TELKOMSEL, XL AXIATA, INDOSAT OOREDOO, TRI INDONESIA & SMARTFREN. These sales are made through two principal two channels – in store purchases of airtime products by end users that are distributed through a distributor partnership; and modern channel distribution through online shops and online platforms including websites and applications.

Based on data from bisnis.com, in 2021 more than 50% of the total market transactions were generated by the traditional channel and less than 50% generated by the modern channels. In 2021, there were between 100 and 150 authorized distributors across all operators, which in turn manage over seven million telecommunication outlets/merchants across Indonesia serving 331.9 million end users. Distribution is tiered into four separate levels:

●	Level 1 – Authorized Distribution Partner – For these distributors, the average margin ranges from 3.75% to 4.75%, excluding incentive payouts from operators.

●	Level 2 – Distributor Reseller/Big Player – These distributors focus on achieving a high volume of transactions, and the average margin ranges from 0.5% to 1.5%.

●	Level 3 – Airtime All Operator Wholesaler – These distributors provide websites and applications to resell airtime to outlets or directly to end users, and the average margin ranges from 1% to 2%.

●	Level 4 – Outlets/Merchants – The outlets and merchants, which can be a business or an individual, conduct direct selling to end users, and achieve average margins ranging from 4% to 7%.

Telecommunication User Behavior in Indonesia

Approximately 50% of the mobile telecommunication users in Indonesia buy airtime from the traditional channels, i.e., offline shops, such as nearby outlets or merchants, driven in part by the fact that almost of 40% (92 million people) of Indonesia’s population are still unbanked and thus are not able to make purchases electronically through the legacy bank payment system. Of those who have bank accounts, 47 million still have no easy access to banking services like traditional ATM machines for conducting transactions. For these reasons, the potential market for transition to online airtime sales is significant, and many existing Indonesian e-commerce websites and online channels have begun to sell airtime through their channel or application (e.g., Google, Temasek, Bain & Company via bisnisindonesia.id).

SEAMLESS’ MISSION

Seamless’ mission is to provide financial and social inclusion to the billions of unbanked and underbanked individuals by revolutionizing traditional financial services.

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Overview

Seamless is one of the leading operators of global money transfer services in Southeast Asia. It operates a remittance business principally through Tranglo, which is a leading platform and service provider of cross-border payment processing capabilities worldwide and also a leading international airtime transfer operator in Southeast Asia, and a retail airtime business in Indonesia through WalletKu.

Seamless’ business model is highly scalable and transferrable to other geographic markets. The knowledge it has gained from building its operations in Southeast Asia has helped it to understand the pain points faced by individuals and merchants in Asian markets, as well as to facilitate the development of its infrastructure, product and compliance processes, allowing it to rapidly replicate and build up its business across its core markets.

Tranglo Global Remittance Business

Tranglo provides a single unified application programming interface for licensed banks and money service operators (“MSO”) and acts as a one-stop settlement agent for cross-border money transfer, offering customers the ability to transfer money and process payments globally. Tranglo has built an extensive payout network across more than 70 countries covering more than 5,000 banks or e-Wallet operators, while serving 124 corporate customers as of June 30, 2024, and it processed approximately 5.8 million transactions with a total value of $2.7 billion for the six months ended June 30, 2024. A majority of Tranglo’s remittance revenue is derived from transactions for customers in Hong Kong, Singapore and the Republic of South Korea. The predominate portion of Tranglo’s Hong Kong related revenue is derived from two customers, TNG Asia and GEA, which are currently subsidiaries of Seamless and, while they will be divested by Seamless immediately prior to Business Combination, are expected to remain customers after the divestiture. Tranglo also operates the international airtime transfer business. As of June 30, 2024, it served more than 500 telco operators worldwide.

Tranglo Global Airtime Business

Tranglo retains a strong foothold in the global airtime transfer market, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Tranglo’s proprietary technology enables customers to request for a variety of recharge options, including support for both pin and pinless airtime transfers. Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 500 mobile operators across 150 countries.

In the years since Tranglo started providing airtime transfer in 2008, the industry has been overshadowed by the proliferation of e-wallets and new forms of cross-border payments. However, businesses continue purveying airtime as a supplementary product as it remains relevant, especially in developing countries where there are large underbanked communities.

As of June 30, 2024, Tranglo’s top three airtime corridors are Malaysia-Indonesia, Malaysia-Bangladesh and UAE-Indonesia, collectively accounting for 65.2% of its total airtime transfers that year. This is in line with this GSMA report that shows airtime top-ups accounted for 46% of the total number of mobile transactions in South Asia in 2020.

WalletKu Retail Airtime Business in Indonesia

WalletKu is focusing on retail airtime business serving the Indonesian market. In addition to allowing users to purchase airtime usages and internet data top-up, WalletKu also allows users to make bill payments and other cash top-up and money transfers. As of June 30, 2024, WalletKu had approximately 132,000 merchant and individual users, approximately 600 active users for WalletKu Digital and 2,600 active users for WalletKu Indosat.

WalletKu Digital is a market retailer in Indonesia (Level 3 of the Indonesian distribution model hierarchy), serving the market needs such as Airtime & Internet Data, Electricity, Water Supplies, etc. WalletKu has also become one of the Authorized Distributors (Level 1 of the distribution model hierarchy) of the second largest Indonesia telecommunication provider, Indosat Ooredoo Hutchison, and managing two cluster areas out of 100+ clusters of Indosat.

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We believe that WalletKu has a very competitive business model. It supports its customers, i.e., offline merchants, by offering them three days’ worth of consignment transactions to help them address their cash flow problems. WalletKu uses the Sales Representatives to conduct the business and maintain its relationship with merchants regularly. This strategy helps WalletKu to obtain and maintain its clientele in the Airtime Retailer market in Indonesia.

Since WalletKu is an app-based business provider, WalletKu also runs a modern channel business in which end users (direct customers) can also purchase airtime and internet data and pay bills in the WalletKu app. WalletKu has also become an E-Money services provider by co-branding with PT E2Pay Global Utama, a company that is already registered in the Central Bank of Indonesia to be a E-Money Services Provider in Indonesia. With this model, WalletKu can facilitate the unbanked population in Indonesia to access E-Money services. Along with this E-Money service, WalletKu can act as a remittance platform for users to send and receive money domestically, and leverage Seamless’ platform to allow Indonesians who are foreign workers in many countries to remit money back to their homeland.

Since the COVID-19 pandemic hit Indonesia in early 2020, there have been changes in consumer behavior, including an increase in the number of Indonesians engaging in online shopping. WalletKu has launched its WalletKu E-Commerce in WalletKu Application so as to leverage on its existing customer base.

Seamless’ Value Propositions

To Seamless’ individual users: Provide convenient and cost-effective solutions for their daily global money transfer, airtime top-up and bill payment settlement.

To Seamless’ remittance licensees: Provide lower cost of transaction as the end-to-end money transfer process involves fewer intermediaries as compared to the traditional banking network going through SWIFT.

To Seamless’ merchants: Provide global, low cost unified cross border mass payment collection and payout solutions for merchants, eCommerce platforms, and corporations.

Seamless’ Strengths

Highly Scalable and Transferable Business Model Allowing Rapid Expansion of Seamless’ Operations in Southeast Asia

Seamless’ business model is highly scalable and transferrable to other geographic markets. Tranglo’s remittance and airtime transfer platforms have demonstrated the capability of Seamless to expand its business and market reach from Southeast Asia to other countries worldwide. Indonesia has served as a showcase for Seamless’ consumer facing operations. The knowledge it has gained from building Tranglo’s global remittance and airtime transfer platforms and Indonesian operations has helped Seamless to understand the frustrations faced by individuals and merchants in Asian markets. Seamless’ accumulated knowledge has also facilitated the development of its infrastructure, product and compliance processes, allowing it to rapidly replicate and build up its business across the markets it serves.

Seamless’ focus on a tech-enabled and tech-focused business model allows it to set up, launch and scale-up operations quickly. Its platforms and technology have been designed to be scalable and easily transferable to new markets. They are modularized, meaning each function on Seamless’ platform is an independent feature that can be easily implemented, on its own or along with other functions, into other platforms. Seamless is able to deploy user data and insights from one market, adjusting for local market characteristics, to gain insights into user behavior.

In addition, Seamless’ management team has substantial operating experience across Southeast Asian markets, including Malaysia, Singapore and Indonesia. It is also continuously exploring opportunities to further expand into other markets in Southeast Asia and around the world.

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Leading In-house Cross-Border Transfer Capabilities

Tranglo provides in-house cross-border payment processing capabilities in markets around the world. This capability gives Seamless a unique position compared to most of its competitors that have to rely on third-party money transfer enablers. Having this in-house capability provides it with greater certainty over the quality and reliability of its services, while at the same time increasing its profit margins by virtue of reducing the money transfer charges that it incurs. Tranglo acts as a one-stop settlement agent for cross-border money transfer and provides a single unified application programming interface, or API, and settlement interface for licensed banks, e-Wallets and money service operators.

Tranglo is a leading cross border digital payment gateway, offering its customers the ability to process payout services. Tranglo has a payout network of more than 5,000 bank and eWallets partners, and over 124 corporate customers, covering more than 70 countries globally as of June 30, 2024.

Tranglo has a large portfolio of blue chip customers including WISE, SingTel, Remitly, SBI Japan, Mastercard, GEA, WeChat Pay HK, Maxis, Etisalat and Ding. These customers rely on Tranglo to provide switching, foreign exchange transactions and settlement services to enable instantaneous cross-border payouts into multiple countries and corridors.

For the six months ended June 30, 2024, Tranglo managed approximately 5.8 million transactions globally with a total value of $2.7 billion. Tranglo’s average daily transaction amount for the six months ended June 30, 2024 was approximately $16.7 million. A majority of Tranglo’s remittance revenue is derived from transactions for customers in Hong Kong, Singapore and the Republic of South Korea. The predominate portion of Tranglo’s Hong Kong-related revenue is derived from two customers, TNG Asia and GEA, which are currently subsidiaries of Seamless and, while they will be divested by Seamless immediately prior to Business Combination, are expected to remain customers after the divestiture. Post-Divestiture, based on the six months ended June 30, 2024 operating results, Seamless expects that the percentage of revenue generated in Hong Kong and the PRC would continue to represent approximately 7.6% of Seamless Group’s total revenue.

Strong Compliance Culture and Fully Licensed to Expand Seamless’ Services

Since its inception, Seamless has maintained strict and steadfast compliance with applicable laws and regulations. It works closely with regulators in consultation of new policies, and follows international risk management and relevant anti-money laundering and counter-terrorist financing (“AML/CTF”) standards to ensure robust controls both internally and when onboarding new customers/merchants.

Across the markets it serves and other jurisdictions, Seamless is licensed as follows:

●	Indonesia: Money Remittance license

●	Malaysia: Money Service Business license

●	Singapore: Money Service Operator license

●	United Kingdom: Authorized Payment Institution

Highly entrepreneurial and dynamic founding team backed by strong finance and technology professionals and on-the-ground local management

Seamless senior management is highly skilled, deeply entrepreneurial and boasts a wealth of relevant experience with leading financial and technology players.

Seamless’ chairman of the board, Alexander Kong, is an experienced and seasoned entrepreneur. Mr. Kong founded SINO Dynamic Solutions Limited, a company conducting enterprise software development for some of the world’s largest conglomerates and insurance companies.

Seamless has a truly pan-Asian management team with management team members from most of the major jurisdictions in Southeast Asia. In Indonesia, it maintains strong local, on-the-ground management teams who have a deep understanding of local consumers’ behavior and the local regulatory environment. This ensures that its operations retain a local perspective and receive sufficient oversight.

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TRANGLO

Tranglo Remittance Business

Tranglo is a leading cross-border payment company that delivers cutting edge remittance solutions globally, with a focus on Asia Pacific corridors. Its proprietary technology ensures transactions are processed reliably and near instantaneously, with sending and receiving support through a network of payment methods including bank/e-wallet transfers and cash pickup points. Tranglo was incorporated on March 10, 2008, and on November 5, 2018, Seamless acquired 60% controlling stake of Tranglo.

The remittance industry is driven mainly by the large population of migrant workers. In Asia, three (India, China and the Philippines) of the top four remittance recipient countries come from the region, according to the World Bank. Altogether, these three countries received $176 billion in remittances in 2021. After a 3.3% decline in 2020 due to the COVID-19 pandemic, remittance flows in East Asia and the Pacific (excluding China) rebounded with a 1.4% growth in 2021, owing to economic recovery and air travel resumption in some countries in the region.

Increasing regulatory controls may have a significant impact on the remittance industry. More stringent regulatory environments are expected to drive out the weak performers who have inadequate monitoring systems or compliance expertise or inefficient technology to meet the ever-changing and increasingly tighter regulatory requirements. Also, those operators who have a small user base and could not sustain a profitable operation for them to invest continually on new technology and services will gradually lose the market share and be forced out of the industry. Tranglo has a successful track record, and is trusted by its partners. Its processing value has grown rapidly since it launched its digital remittance services, and Tranglo has been increasing net profits and sustained net profit margins in recent few years. The positive net profits and cash flows have allowed Tranglo to continue to invest in its technology and infrastructure in order to make its platform more robust and user-friendly, and to ensure its compliance system can comply with evolving regulatory standards. Tranglo has also been successful in building new partnerships and new technologies which have helped lower its processing fees and expand its global reach.

Tranglo develops and operates an in-house proprietary cross-border payout processing platform. Tranglo provides a single unified API for its clients, and acts as a one-stop settlement agent for cross-border payout services. In addition, Tranglo’s foreign exchange services will enable their clients to accept and settle their payment transactions in multiple currencies.

Through advanced technological support, Tranglo offers seamless integration and user-friendly solutions for its clients to remit money and telecom credit across borders for their customers. The success of Tranglo’s business can be witnessed by the solid growth in corporate customer base from 156 as of December 31, 2018 to 168 as of June 30, 2024. In terms of customers and partners, as of June 30, 2024, Tranglo had a global payout network of more than 5,000 bank partners, 35 e-Wallets, 130,000 cash pick-up points and 500 mobile operators.

For the six months ended June 30, 2024, Tranglo had processed approximately 5.8 million transactions globally with a total value of $2.7 billion. Since its inception, Tranglo has processed more than $24.15 billion in cross-border payment transactions.

For the years ended December 31, 2021, 2022, and 2023, Tranglo’s revenue declined from $48.7 million to $38.4 million to $31.6 million, respectively.

Tranglo operates mainly on a pre-funding basis for its cross border payout services. Tranglo’s clients need to pre-fund Tranglo before their transactions can be processed and Tranglo currently allows prefunding to be made either in US Dollar, Singapore Dollar, Euro, Sterling Pound, Indonesian Rupiah, Philippine Peso, Ringgit Malaysia, Japanese Yen, Hong Kong Dollar or Australian Dollar. When a transaction is effectuated, Tranglo deducts from the pre-funded pool of its client and processes the transaction in a timely and almost instant manner. Partners and customers are required to maintain a threshold level of pre-funded amount in their respective prefunding pools at all times.

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The chart below illustrates the flow of money for money transfer transactions:

Note:

●	A sender initiates a global money transfer through a Tranglo partnered e-Wallet operator

●	e-Wallet operator deducts an upfront handling fee and a foreign exchange spread from the sender and in turn, Tranglo deducts a foreign exchange spread and a fixed handling fee from e-Wallet operator

●	Tranglo sends the funds to the destination country through its network of financial intermediaries for pickup by the receiver

Tranglo’s revenue from the money remittance business comes from the foreign exchange spread and a fixed transaction fee charged to every transaction it processes. The foreign exchange spread is derived from the spread differences between Tranglo’s cost of foreign currencies purchase and price of foreign currencies sales to its customers. The fixed transaction fees charged by Tranglo depend on the recipient countries, type of outlet and others. Tranglo reviews and revises its pricing policies in response to the changing costs of its payout agents, and also to ensure that Tranglo can maintain its market competitiveness in the market.

Tranglo offers its cross-border payout services through Tranglo Connect and Tranglo Business.

Tranglo Connect – cross-border payments for financial businesses and payment providers

Tranglo provides cross-border payment services for licensed financial institutions, payment gateways and money service businesses via Tranglo Connect, where Tranglo acts as a payment intermediary and payment aggregator for its clients. Tranglo has developed a single unified API that can be easily duplicated for all supported recipients’ jurisdictions and payout networks, and provide coverage to multiple sender channels, whether physical outlets or electronic or mobile channels. This enables Tranglo’s platform to scale to other regions with ease.

e-Wallet platforms and banks can also benefit from Tranglo Connect to ensure seamless and efficient transfer of funds and cash withdrawals in jurisdictions and regions where Tranglo’s network covers. Tranglo’s mission is to create a global network that can enable a cash-free society. Tranglo’s uniform system enables all of its transactions, payments and transfers to be executed in a cost-effective and user-friendly manner.

As of June 30, 2024, Tranglo Connect provides 24/7 real-time or same business day payout to more than 5,000 bank partners and other non-bank financial institution partners in multiple jurisdictions.

Tranglo Business – cross-border payments for non-financial institutions

Tranglo also provides cross-border payment services for non-financial businesses of all sizes. They include non-payment providers such as e-commerce traders, vendors with regional or international suppliers and customers, travel agencies, and global freelancers or outsourcing companies. Through Tranglo’s services, merchants and retail customers enjoy the advantage of transferring funds to a large number of recipients on a single platform seamlessly. For example, e-commerce operators can send funds to their merchants and customers by placing the order on Tranglo’s platform, utilizing Tranglo’s foreign exchange services to conduct cross-border business without worrying about currency conversion, complicated procedures and execution uncertainty.

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Using the same single unified API, Tranglo helps these businesses utilize the most cost-effective way to send and receive money without sacrificing speed and security. Tranglo Business provides an all-in-one business payment solution from FX and wallet management to compliance screening. With a user-friendly and intuitive interface, customers can customize their payments using intelligence routing and approval management for different users.

Tranglo International Airtime Transfer Business

Tranglo has a strong foothold in the global airtime transfer market, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Its proprietary technology enables customers to request for a variety of recharge options, including support for both pin and pinless airtime transfers. Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 500 mobile operators across 150 countries. Airtime transfer also allows telecom users to transfer telecom credit to another telecom user.

The chart below illustrates the flow of airtime transfer transactions:

Notes:

●	A sender initiates an airtime transfer request to a Tranglo partnered telecommunication service provider

●	Tranglo sends the equivalent airtime credit to receiver’s telecommunication service provider

Modes of international airtime transfer

Pinless transfers made up more than 90% of Tranglo’s total transactions in 2024, driven mainly by digital adoption and technology advancements.

Pin

Tranglo’s pin-based reloads are managed by gloReload, its proprietary pin-based system. This system bridges the communication between sending and receiving operators as well as implementing protocols for efficient inventory management.

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Pinless

Tranglo’s pinless airtime transfer uses an API to provide real-time airtime top-ups. This direct integration allows telcos to conveniently offer multiple top-up services in different top-up denominations to their customers.

In Tranglo, this mode of transfer is handled by gloTransfer. A typical process via gloTransfer is provided below:

1.	Business partner sends a transaction request to Tranglo via API (Request_ReloadSync)
2.	Tranglo verifies the parameters and forwards to the receiving partner (airtime destination) to process the recharge request.
3.	Once the recharge request is processed, the API connection will return a response to the sending partner.

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Tranglo Retail Airtime Business – Treatsup (Recharge of telecom credit)

Other than the airtime wholesale business, Tranglo also operates a retail airtime business through a mobile application called “Treatsup”. Treatsup Sdn Bhd is currently engaged in the provision of implementation and technical support services to the Treatsup mobile application who is also the IP holder of the application. Treatsup allows users to reload mobile and telecom credit for anyone, anytime, anywhere and it is currently connected to more than 200 mobile service providers worldwide. It also allows user to earn Treatsup points for each reload transaction and rewards activities by discovering new and exciting offers.

Operating Data of Tranglo 2020 – 2023

	As at December 31,	As at December 31,	As at December 31,	As at December 31,
	2020	2021	2022	2023
Operating Data – Customers
Tranglo Active Customers	189	195	191	195

Operating Data – Transactions
Cross Border Payment
Transaction value (US$ millions)	2,644.7	3,344.0	3,553.9	4,544.3
Number of transactions (‘000)	7,818.9	9,057.4	11,165.9	10,998.3
Airtime Transfer
Transaction value (US$ millions)	22.1	24.5	18.4	12.2
Number of transactions (‘000)	10,919.8	10,466.1	7,736.7	5,341.0
Total Transactions
Total transaction value (US$ millions)	2,666.8	3,368.5	3,572.3	4,556.5
Total number of transactions (‘000)	18,738.8	19,523.5	18,902.6	16,339.3

Strong Strategic Partnership Network

Blue-Chip Customers/Partners

In addition to being the backbone that enables the transfer and withdrawal of funds across e-Wallet platforms and banks, Tranglo has a large portfolio of blue-chip customers across both its payment segment and airtime transfer segment, including WISE, SingTel, Remitly, SBI Japan, Mastercard, GEA, WeChat Pay HK, Maxis, Etisalat and Ding amongst others. These customers rely on Tranglo’s cross-border payout solutions to enable instantaneous payouts across multiple countries and channels.

Tranglo has an in-house business development team to acquire customers or partners and it also relies on and engage third parties to help promote its services.

On the other hand, Seamless plans to develop B2C businesses targeting individual users in Southeast Asian countries like Philippines, Indonesia, UAE, Vietnam and Cambodia. Seamless believes that the market sizes of Southeast Asian countries are much bigger than that of Hong Kong and therefore the divestiture of TNG Asia and GEA will not have any impact on Seamless’ future business growth and development. Also, it is expected that TNG Asia and GEA will continue to use the remittance platform of Tranglo for their remittance services. Therefore, the business impact due to the divestiture will be minimal.

Strategic partnership with Ripple

In 2021, Ripple Labs Singapore Pte. Ltd., a leading provider of enterprise blockchain and cryptocurrency solutions for cross-border payments, acquired 40% of Tranglo from certain prior investors in Tranglo. The transaction did not involve Tranglo or result in Ripple Labs Singapore Pte. Ltd making an investment of new capital into Tranglo. As part of the transaction, Tranglo adopted RippleNet, Ripple Labs Singapore Pte. Ltd’s global financial network, to tackle the complexities of the payment landscape in Southeast Asia and beyond. RippleNet leverages distributed ledger technology to deliver financial solutions – from bi-directional messaging, settlement, liquidity management and lines of credit – to a global network of partners.

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This partnership introduced Ripple Labs Singapore Pte. Ltd On-Demand Liquidity (ODL) service to Tranglo’s customers, enabling participating remittance partners to process instant cross-border payments to eliminate costly prefunding arrangements. ODL leverages the digital asset XRP to facilitate low-cost transactions via RippleNet.

The chart below illustrates how Tranglo uses Ripple Labs Singapore Pte. Ltd ODL to streamline payments and enhance liquidity:

ODL Service Fund Flow

Tranglo’s ODL digital remittance program through Ripple Labs Singapore Pte. Ltd is available to ODL remittance partners (“ODL RPs”) that have completed a one-time onboarding process with each of Ripple and Tranglo.

1.	Prior to the ODL service being initiated, Ripple transfers XRP into ODL RP’s crypto wallet with another crypto exchange in an on-blockchain transfer. This XRP in ODL RP’s crypto wallet is subject to a bailment agreement between ODL RP and Ripple, and ODL RP has no legal title, ownership nor proprietary right over the XRP. Pursuant to the bailment agreement, Ripple maintains the legal title and right over the XRP transferred. The amount of this XRP transferred is determined by Ripple based on ODL RP’s usage forecasts, and can be topped up as needed at Ripple’s discretion. In the event of a Tranglo or Seamless bankruptcy, the XRP would not be available to satisfy general creditor claims.

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2.	The ODL RP requests, through RippleNet, prefunding to Tranglo using ODL facilities in an amount of fiat currency agreed upon by Ripple (for example, $100,000).

3.	RippleNet obtains the trading price of XRP in the open market from crypto exchanges to determine the spot market rate for converting XRP to the $100,000 prefunding amount to determine the amount of XRP needed (say 300,000 XRP). RippleNet then sends ODL RP a committed proposal in which Ripple offers to sell 300,000 XRP to the ODL RP for a future payment of $100,000 for that proposed ODL transaction. Ripple also guarantees to the ODL RP that after the purchased 300,000 XRP is sent to and liquidated by Tranglo on behalf of Ripple, it will yield exactly $100,000 and that the proceeds will be credited by Tranglo to the ODL RP’s prefunding money pool. ODL RP approves the committed proposal, authorizing the following transactions via RippleNet.

4.	The crypto exchange is instructed by ODL RP via RippleNet to transfer from ODL RP’s crypto wallet the agreed number of XRP (300,000 XRP) to Tranglo’s XRP wallet (draw down and transfer). Pursuant to this draw-down, the XRP remains in ODL RP’s crypto wallet, but ownership of the 300,000 XRP is transferred via an off-blockchain ledger transfer from Ripple (pursuant to the bailment arrangement) to ODL RP. Following the draw-down, the 300,000 XRP is then transferred to Tranglo’s crypto wallet via an on-blockchain transfer. The transfer results in the momentary transfer of physical control and ownership of the XRP from ODL RP to Tranglo.

5.	Upon the execution of the ODL transaction, the programmatic liquidation system informs Tranglo and Tranglo automatically and instantaneously sends a $100,000 limited order SELL instruction to the crypto exchange to initiate the selling of the 300,000 XRP received from the ODL RP, together with any XRP prefunded by Ripple from the Slippage Pool in Tranglo’s crypto wallet, as necessary. Based on the $100,000 limited order SELL instruction, Tranglo sells XRP in its wallet up to the point when the proceeds equal the $100,000 payment amount, and then the selling stops automatically. There may be fluctuation in XRP-USD conversion rate, so more or less than 300,000 XRP may be sold to yield proceeds of exactly $100,000. If more than 300,000 XRP is needed, Tranglo is entitled to make use of the necessary amount of XRP from the Slippage Pool and liquidate it in the market to cover the shortfall. If less than 300,000 XRP is needed, Tranglo is required to assign or transfer the titles and ownership of the excess or remaining XRP to the Slippage Pool. The liquidation of XRP in the Slippage Pool and the transfer of ownership of XRP to the Slippage Pool are conducted and recorded by RippleNet automatically as part of the liquidation program. This ensures that Tranglo obtains the exact amount of money as stated in the proposal and does not bear XRP exchange rate risk. Except when Tranglo sells XRP in the Slippage Pool to cover shortfalls, the Slippage Pool XRP remains property of Ripple pursuant to bailment arrangements. In the event of a Tranglo or Seamless bankruptcy, the XRP would not be available to satisfy general creditor claims.

6.	After liquidation, $100,000 is credited into Tranglo’s fiat account with the crypto exchange and Tranglo credits $100,000 to the prefunding pool of the ODL RP and the ODL RP can start utilizing the Tranglo service to send money to its end users.

7.	Pursuant to the ODL agreement between Ripple and ODL RP, ODL RP is required to settle the payment in fiat currency ($100,000), plus fees and expenses, to Ripple within one week. The ODL RP does not need to repay Ripple for the purchase with any XRP or its fair market value at the payment settlement time or date. When there are other ODL transactions conducted within the week, the ODL RP is required to settle all the payment amounts, plus fees and expenses, in fiat currency to Ripple on the next weekly settlement date. On a weekly basis, Ripple will invoice ODL RP in fiat currency (in USD or another currency, e.g., JPY, EUR, GBP, SGD).

When Ripple Labs Singapore Pte. Ltd deposits XRP into the ODL RP’s wallet under bailment arrangement, all legal right and title remains with Ripple Labs Singapore Pte. Ltd (Step 1). Upon acceptance of a transaction by Ripple and authorization of a transaction by the ODL RP, the XRP is drawn down and purchased by the ODL RP, at which time the legal title, physical control, and ownership of the XRP passes to the ODL RP (draw-down in Step 4). Upon draw-down of the XRP through the RippleNet platform, instructions are automatically sent to the crypto exchange to transfer the XRP to Tranglo’s account (Step 4). As part of the transaction, Ripple Labs Singapore Pte. Ltd has guaranteed to the ODL RP that the execution and subsequent XRP liquidation of the ODL transaction will result in Tranglo obtaining the exact amount in fiat currency as stated in the transaction (i.e., the payment amount), in the example above $100,000, which will be credited to the ODL RP’s fiat prefunding account with Tranglo (Step 5 and 6). In other words, in an ODL transaction, Ripple commits to the ODL RP that after the purchase of the XRP, the subsequent transfer to Tranglo and liquidation of the XRP by Tranglo, the ODL RP will obtain the agreed-upon payment amount in fiat currency in its prefunding pool. This payment amount ($100,000) is therefore considered as a short term loan of fiat currency from Ripple to the ODL RP for prefunding purposes.

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As part of the transaction, Tranglo momentarily receives the XRP from the ODL RP, which represents a transfer of physical control and ownership of the XRP to Tranglo. Upon the execution of the ODL transaction, the programmatic liquidation system informs Tranglo and Tranglo automatically and instantaneously sends a $100,000 limited order SELL instruction to the crypto exchange to initiate the selling of the 300,000 XRP received from the ODL RP together with the XRP prefunded by Ripple as Slippage Pool in Tranglo’s wallet. In an ODL transaction, Ripple Labs Singapore Pte. Ltd. also commits to Tranglo that upon the liquidation of XRP it receives, Tranglo will yield the exact amount of proceeds as stated in the ODL transaction. This commitment provided by Ripple Labs Singapore Pte. Ltd of the exact amount of fiat currency after liquidation is conducted through the use of the Slippage Pool, as further explained below. Because Tranglo acts only as the liquidating agent for Ripple to facilitate the ODL transaction, Tranglo does not buy or borrow the XRP, and Seamless is of the understanding that the XRP is liquidated through selling the XRP directly in the crypto market by the exchanges to unrelated third party counterparties. Seamless has no knowledge of the existence of any market maker or counterparty to that transaction. After liquidation, Tranglo receives the proceeds of the liquidation in fiat currency in its crypto exchange fiat account and transfers the fiat currency to its bank account on the next business day.

Although the near instantaneous conversion of a customer’s XRP into a fiat currency minimizes the risk of loss from the ODL service, to further ensure that Tranglo could yield the exact proceeds (contract price) from the liquidation process, Ripple Services Inc. and Tranglo have set up a fund of XRP (the “Slippage Pool”) for the benefit of Tranglo and its customers. The Slippage Pool acts as a buffer for the liquidation process, and Ripple is responsible for maintaining a minimum level of XRP reserve in the Slippage Pool. According to the Payout Support Provider Addendum agreement, Ripple will deposit XRP to Tranglo’s wallet subject to a bailment agreement. In the event that the Slippage Pool drops below a reasonable threshold, Ripple will periodically top up this Slippage Pool to maintain a certain level of XRP. On the other hand, Tranglo may notify Ripple in the event that there is an increase in the volume or value of transactions and request more XRP to be transferred into the Slippage Pool. To our understanding, Ripple transfers XRP by instructing the exchange (Fireblocks) to send XRP directly from its wallet to Tranglo’s wallets in Independent Reserve, SG Pte Ltd (“Independent Reserve”), Philippine Digital Asset Exchange (“Pdax”), Betur, Inc. (“Coins.ph”) and Bitstamp Global Limited (“Bitstamp”) (collectively, the “Cryptocurrency Exchanges”). Ripple commits to a spot exchange rate for any XRP drawdown and liquidation at the time the ODL transaction is originated. If price fluctuation causes the liquidation process to sell more or lesser XRP than is purchased by the ODL RP and transferred to Tranglo in an ODL transaction in order to yield the exact amount of fiat currency as stated in the ODL contract (Contract money), any excessive sell of XRP (when more XRP is sold to yield the contract price) will be covered by Tranglo through drawing down and selling XRP from the Slippage Pool, and any remaining unsold XRP (when less XRP is sold to yield the contract price) will be transferred back by Tranglo into the Slippage Pool for future use. As Tranglo’s account for receiving XRP prefunding from its ODL RPs for ODL transactions, and the account for operating the Slippage Pool, are both in the same crypto wallet of Tranglo, any such draw down or transfer back of XRP between Tranglo’s prefunding receiving account and the Slippage Pool account is simply a transfer in legal titles and ownership of some XRP in the wallet and thus is done by RippleNet’s internal ledger recording only and no actual movements, transfers, or blockchain transactions are involved. Through the Slippage Pool, Ripple Services Inc. acts as a guarantor to insure that Tranglo’s customer gets the agreed fiat currency amount from the prefunding transaction, and that Tranglo yields the agreed fiat currency upon liquidation of XRP it receives.

Until drawn down, any XRP in the Slippage Pool is legally owned by Ripple Services Inc. pursuant to the bailment agreement. Ripple Services Inc. is responsible for reviewing from time to time the XRP level in Tranglo’s Slippage Pool and maintaining a minimum level of XRP in it. Tranglo’s right to the Slippage Pool is limited to the draw down of XRP to cover a shortfall in the fiat currency in the event that the liquidation of the XRP produces a lower amount of fiat currency than is provided for in the contract with the ODL RP, and an obligation to transfer back the remaining unsold XRP to the Slippage Pool in the event that less XRP sold is enough to yield the exact amount of fiat currency as is provided for in the contract with the ODL RP. Because the contract is to deliver a specified amount of fiat currency to Tranglo for prefunding purposes, Tranglo does not have liability for the repayment of any draw down caused by a shortfall as a result in the shift of the exchange rate. Because ODL users understand that any price volatility is buffered by the Slippage Pool, they are less likely to decline to use the ODL service even during times of higher volatility in the cryptocurrency market.

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The programmatic liquidation system is a communication protocol that enables instant communication among ODL RPs, Tranglo and the crypto exchanges, which is conducted over the RippleNet platform. The crypto exchanges need to be pre-approved to ensure that they have the necessary technical capability to support all aspects of ODL Transactions (including, but not limited to, technical and liquidity capability). This programmatic liquidation system is a set of protocols that are specifically designed for the purpose of instantaneous liquidation of XRP for ODL Transactions in a programmatic manner. Once an ODL transaction is executed by ODL RP, the programmatic liquidation system will automatically notify Tranglo and Tranglo will automatically send a set of sell instructions to the crypto exchange to execute the liquidation process for the XRP received from ODL RP together with the XRP prefunded by Ripple Services Inc. to the Slippage Pool in Tranglo’s crypto wallet, until the targeted fiat currency is obtained. If there’s inadequate XRP in the Slippage Pool (due to inadequate XRP in Tranglo’s wallet, for example) the exchange will stop and put on hold the selling order of Tranglo. Selling will resume when adequate XRP is deposited by Ripple Services Inc. to replenish the Slippage Pool.

If volatility in the cryptocurrency market rises to the point that Tranglo cannot liquidate the XRP it receives, the Slippage Pool does not have enough assets to compensate for the customer’s conversion shortfall, or Tranglo cannot otherwise access the Slippage Pool, Tranglo may halt the process of XRP liquidation and inform its customer that the prefunding process has been paused and that the customer’s fiat prefunding account has not been topped up. If the customer wants to continue conducting remittance transactions, it can transfer fiat currency to Tranglo for its prefunding pool instead. To date, Tranglo has not faced a situation where it could not liquidate a customer’s XRP into the related fiat currency at the pre-agreed rate. Also, according to the Cross-border Payout Service Agreement and an Addendum agreement entered between Tranglo and ODL RPs, the ODL RP acknowledges and agrees that:

a) Tranglo shall only process the ODL Transaction upon its receipt of the settlement amount (XRP) through RippleNet and Tranglo is not obligated to process the Transaction if there is any shortfall in or non-receipt of the settlement amount;

b) Tranglo shall only process the ODL Transaction based on the payment data received from ODL RP via RippleNet and Tranglo shall not be responsible or held liable for any errors or incomplete information contained in the payment data; and

c) In the event of any dispute between the ODL RP and Ripple affecting the services under the agreement, including matters relating to RippleNet, ODL RP shall notify Tranglo of such dispute immediately, provided always that the ODL RP shall resolve such dispute with Ripple directly.

In addition, in the event that one of the Cryptocurrency Exchanges files for bankruptcy, Tranglo has the rights to claim back the crypto assets in its crypto wallets, as Tranglo has the physical control over its wallet. However, Ripple has the legal rights and ownership over the crypto assets held in Tranglo’s crypto wallet pursuant to a bailment arrangement (as the XRP in the crypto wallet generally consist only of the Slippage Pool, other than during the instantaneous transfer and liquidation in connection with an ODL transaction), so Ripple would then have claim against Tranglo for a loss of crypto assets inside Tranglo’s crypto wallet.

On March 10, 2023, Silicon Valley Bank failed. Soon afterwards, Signature Bank and Silvergate Bank also failed. As most of the crypto exchanges and crypto market traders maintained accounts with these three banks, their near simultaneous collapse resulted in illiquidity for the crypto markets worldwide. Tranglo maintained its crypto wallets in two crypto exchanges, Independent Reserve and Coins.ph, and used these two exchanges to instantaneously liquidate the XRP it receives from its ODL RPs under the instructions of RippleNet. During the illiquidity caused by the collapses, it became difficult for the two crypto exchanges to execute the timely liquidation of XRP. After considering the market conditions, Ripple Labs Singapore Pte. Ltd. decided, and Tranglo agreed, to reduce the ODL services for certain active ODL RPs in mid-March 2023, thus lowering the processing volume of ODL transactions and to ensure that instantaneous liquidation of XRP was still possible for those remaining ODL RPs. To enact partial reduction, Tranglo requested that its ODL RPs switch to using fiat currency for prefunding instead. Eventually, most of Tranglo’s ODL RPs adopted the fiat prefunding channel and continue their business via Tranglo, and as a result, Tranglo’s TPV for the whole month of March 2023 actually increased by 17% as compared to the month of February 2023.

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For the month of February 2023, Tranglo’s monthly TPV was RM1.35 billion, representing an average daily TPV of RM48 million, of which 26% was ODL flows. On March 15, 2023, due to the market illiquidity, the ODL services were suspended for nine out of 11 active ODL RPs. For the two-week period prior to the partial suspension, from March 1, 2023 to March 14, 2023, Tranglo processed $37.8 million ODL transactions, representing a daily average of $2.7 million. For the two-week period after the partial suspension, from March 15, 2023 to March 28, 2023, Tranglo processed only $2.5 million ODL transactions, which represented a daily average of $0.18 million. This post-suspension daily average ODL transactions was only 6.7% of that of the pre-suspension level. The ODL services were gradually resumed after a two-week suspension, in early April 2023.

For the month of February 2023, ODL flows represented 26% of Tranglo’s total remittance TPV. However, for the month of March 2024, ODL flows represented only 5.7% of total remittance TPV. As the ODL flows recovered very slowly two months after the resumption of ODL services, Seamless does not anticipate the ODL flows to return to pre-suspension levels in the near future. Seamless expects that the ODL flows may not reach pre-suspension levels until 2025 at the earliest. However, the reduction in ODL flows post-suspension did not result in an overall reduction in Tranglo’s TPV as the ODL RPs switched their remittance business to fiat currency. For the month of March 2024, Tranglo’s remittance TPV was RM 2.27 billion, which compared to RM1.43 billion for the month of April 2023, which represented an increase of 58.7%.

There suspension was mutually agreed between Ripple and Tranglo and, as a result there has not been a disruption in the relationship between Ripple and Tranglo. Also, Seamless’ remittance business continued to grow after the partial suspension of the ODL services in March 2023.

In the future, when an extreme event occurs which leads to market illiquidity, Ripple may reduce or suspend its ODL services again and Tranglo may request that its ODL RPs adopt the fiat prefunding channel instead. As the ODL-based remittance flows represented only 5.7% of the total TPV of Tranglo for the month of March 2024, a future disruption of ODL services is not expected to have a significant adverse impact on Tranglo’s remittance business. See “Risk Factors—Risks Related to Seamless’ Business, Industry and Operations— Recent volatility, security breaches, manipulative practices, business failure and fraud in the cryptocurrency industry may adversely impact adoption and use by customers of Tranglo’s ODL service, and as a result our business, financial condition and results of operations may be materially adversely effected.”

While a complete and sustained halt in the ODL service would not expose Tranglo to any direct risk of loss, such an event might adversely affect the market’s perception of the ODL service and, thereby, the reputation, results of operations and financial condition of Tranglo and Seamless.

Tranglo uses the four Cryptocurrency Exchanges to liquidate the XRP it receives pursuant to their respective commercial cryptocurrency exchange participant agreements. These agreements either have a fixed term that automatically renews or are perpetual, subject to termination rights of the parties, and provide for exchange services pursuant to an agreed, published fee schedule. The Independent Reserve agreement can be terminated by Tranglo at any time and by Independent Reserve upon 60 days prior written notice. The Betur, Inc. agreement can be terminated by either party upon 60 days prior written notice without cause or promptly upon notice in the event of termination for cause, and may be suspended by Betur, Inc. upon 14 business days prior written notice for cause. For Pdax and Bitstamp, both Tranglo and the crypto exchanges may terminate the agreements at any time following settlement of any pending transactions and outstanding amounts. None of the agreements obligate Tranglo to use a specific amount of such exchange’s services or restrict it from using another exchange.

Tranglo has enabled ODL on all its payment corridors since March 2022. This followed the success of Tranglo’s pilot ODL deployment in September 2021, with 250,000 transactions worth $48 million processed in the first 100 days. A key advantage of this partnership is that remittance businesses gain access not only to markets available via RippleNet, but also Tranglo.

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Tranglo KYC Process

Tranglo performs know-your-customer (“KYC”) due diligence, including AML/CFT compliance, screening velocity check and a risk-based approach towards money service businesses and banks in relevant jurisdictions. As partners of Tranglo Connect are already licensed and regulated in their local jurisdiction, at times of onboarding, Tranglo reviews the relevant documents of the background of partners, such as the place of incorporation, ultimate beneficial owner, source of fund, business nature and scale, as well as the licensing requirement in that relevant jurisdiction, to ensure they are fully compliant with the regulatory requirements. Tranglo conducts further diligence periodically to ensure that its partners remain compliant after the initial onboarding and are following the latest regulatory developments. In addition, Tranglo has an internal monitoring system where it screens each transaction on a real-time basis. Where Tranglo finds any discrepancy, Tranglo notifies its partner to take further steps to improve their KYC process and monitoring systems. For the fund transfer and airtime transfer business, Tranglo does a screening on its customer via Lexis Nexis to check on any sanctioning status. Tranglo’s efficient, swift yet comprehensive and prudent KYC process is another competitive edge in the fintech market.

Tranglo does not provide services to customers who are licensed to operate in the United States and never offers ODL services to individuals or end users. Tranglo’s on-boarding and compliance process, summarized in the following chart and explanation, is designed to insure compliance with this restriction.

Tranglo’s KYC process starts with its business customer due diligence process (CDD), in which its compliance team obtains the necessary due diligence documents. The documents are verified, reviewed and assessed to ensure that customers have in place adequate AML/CFT measures. Tranglo reviews and assesses the compliance function of the customers, and screens the directors and shareholders or beneficial owners of the customers to determine if any of them is a Politically Exposed Person (PEP) or residing in a High Risk Country as defined by the Financial Action Task Force. If so, Tranglo conducts further in-depth assessment via its Enhanced Due Diligence (ECDD) process. Tranglo rejects the onboarding of any customer if it or any of its directors or shareholders reside in a sanctioned country, do not provide adequate due diligence documents, or match, or have a beneficial owner who matches, with an entry on the relevant sanction lists. Tranglo also rejects the onboarding of any customer who does not demonstrate an adequate AML/CFT compliance program.

As part of the onboarding process for a customer which opts to use Tranglo’s ODL service, Tranglo confirms that the customer is not licensee in the United States. All onboarding information is compiled and verified by Tranglo’s compliance team and presented to its senior management for approval. The onboarding process is also reviewed regularly by Tranglo’s risk management team and board of directors. While customers onboarded for use of the ODL service may have end users who are U.S. persons, all end users of any nationality must fund their remittances with fiat currency under applicable licensing requirements and AML rules, insuring that ODL services are not accessed by any U.S. person.

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Tranglo Licenses

In Malaysia, Tranglo holds a Money Services Business license. The Money Services Business license is a class “B” license dated October 1, 2018 and renewed on May 23, 2023 issued to Tranglo by Bank Negara Malaysia pursuant to the Money Services Business Act 2011 for Tranglo to carry on money services business. In the United Kingdom, Tranglo is an Authorized Payment Institution licensed by the Financial Conduct Authority under the Payment Services Regulations 2017 to issue and/or acquire payment instruments, and provide money remittance services. In Singapore, Tranglo is a major payment institution approved by the Monetary Authority of Singapore under the Payment Services Act 2019 to provide account issuance, domestic money transfer, cross-border money transfer, and E-money issuance services. In Indonesia, Tranglo is a holder of a Non-bank Fund Transfer Operator license from Bank Indonesia under the Bank Indonesia Regulation Number 23/06/PBI/2021 on Payment Service Provider for non-bank fund transfer services.

Compliance Functions, Risk & Internal Controls

Tranglo has a well-defined organizational structure with clearly delineated lines of accountability, authority and responsibility to the board, its committees, and operating units. Key processes have been established in reviewing the adequacy and effectiveness of the risk management and internal control system.

Risk management

Risk management is a core discipline which supports Tranglo to achieve a measured balance between risk and return, and is embedded across all business functional lines throughout Tranglo. As an integral part of the control functions in providing the check and balance to the business processes and management strategic planning, risk management ensures timely and effective identification, measurement, mitigation and reporting of significant and emerging risks faced by Tranglo.

The first level of defense entails the responsibilities of risk owners (business functional lines) in the day-to-day management of risks inherent in the various business and operational activities. At the second level of defense, the control functions (Compliance and Risk Management) perform the role of policy setting which includes the development of relevant tools and methodologies to identify, measure, mitigate and report significant and emerging risks. Complementing this, at the third level of defense, is internal audit (Internal Audit), which provides independent assurance of the effectiveness of the risk management and compliance approach.

Tranglo adopts and promotes risk management culture throughout the organization to enhance and inculcate risk awareness culture which is a key aspect of an effective company-wide risk management framework. Fundamental risk management culture is strong corporate governance, organizational structure with clearly defined roles and responsibilities, effective communication and training, commitment to compliance with laws, regulations and internal controls, integrity in fiduciary responsibilities and clear policies, procedures and guidelines cascaded across Tranglo.

Compliance functions

Staying true to the motto “compliance is everyone’s responsibility”, Tranglo’s Compliance Department has initiated various strategies to meet all regulatory, operational, as well as Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 requirements, while reinforcing a high standard of compliance culture within Tranglo.

Compliance is responsible for strengthening compliance culture within Tranglo. The Board’s oversight, coupled with the Senior Management’s commitment help in ensuring effective implementation of compliance programs and staff adherence to the applicable compliance standards.

Compliance, in its role as the second line of defense, is also responsible to coordinate the process of identifying, assessing and monitoring of regulatory and compliance risk within Tranglo which includes compliance with regulatory, operational, AMLA and Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 requirements.

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The assessment on the level of compliance is through the establishment of compliance programs, periodic compliance assessments and regular engagement sessions with business and operational functions. In addition, Compliance provides advisory, training and engagement sessions to update and communicate/educate compliance-related matters within Tranglo. In managing regulatory or compliance risk, it is also responsible to regularly report its assessment and/or activities to the Board and Senior Management.

Internal Audit

The internal audit function undertakes regular reviews of Tranglo’s operations and the systems of internal control. Regular reviews are performed on the business processes to examine and evaluate the adequacy and efficiency of financial and operating controls. Significant risks and non-compliance impacting Tranglo are highlighted and where applicable, recommendations are provided to improve on the effectiveness/efficiency of risk management, internal control systems and governance processes.

Audit on Tranglo’s information systems is conducted to determine whether the IT environment is operating effectively to achieve Tranglo’s objectives while safeguarding the assets and maintaining data integrity and confidentiality.

Internal Audit also provides consultation as well as advice and insight to the stakeholders to add value and suggest improvements to Tranglo’s operations. In ensuring its capabilities to provide the necessary assurance more effectively and efficiently, Internal Audit makes continuous improvements to internal audit processes.

Employees

As of June 30, 2024, Tranglo had 254 full-time employees. It also engages temporary employees and consultants as needed to support its operations. None of Tranglo’s employees are represented by a labor union or subject to a collective bargaining agreement. Tranglo has not experienced any work stoppages, and it considers its relations with its employees to be good.

WALLETKU

WalletKu Digital - Retail Airtime Business in Indonesia

WalletKu has a strong foothold in Indonesia’s airtime market, including in sectors such as utility payments, airtime top-up, and Internet data plan top-up services. WalletKu’s business scope has been expanded to cover services for traveling, gaming and education sectors as well as ticket sales for trains, buses and entertainment. WalletKu airtime business covers a number of major geographical areas within Indonesia, including Jakarta and Bandung. WalletKu was incorporated on September 1, 2016, and was acquired by Seamless in July 2018. In March 2021, we disposed of a controlling interest in WalletKu. In June 2022, we reacquired sufficient interest in WalletKu to hold a controlling interest in it.

Partnership with local merchants

WalletKu operates the B2C airtime business in Indonesia, reaching out to retail customers through a wide network of business partners who are mostly small retail outlets i.e., small merchants. Merchant partners are provided with the WalletKu app which can accept payments from their end customers or users for a variety of services, including purchasing airtime top-up. As of June 30, 2024, WalletKu had approximately 132,000 registered partners, of which approximately 600 are active partner merchants for WalletKu Digital and approximately 2,600 partner merchants for WalletKu Indosat.

WalletKu recruits merchants through its on-the-ground sales team. Each member of the sales team is assigned a geographic region and a quota of partners whom they are to recruit and service, including regularly collecting cash payments from the merchants. WalletKu has developed an in-house monitoring system of each individual sales employee that can monitor the geographical locations and cash to be collected from merchants. This system is able to track on a real-time basis all the transactions in relation to the merchants. WalletKu provides a swift and efficient electronic onboarding and e-KYC process for its partners. New partners can submit all required information and documentation online with the help of WalletKu’s sales representatives.

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Products & Services

WalletKu’s services are primarily focused on serving the day-to-day mobile payment needs of Indonesia’s population. The service offerings include:

Airtime top-up and Internet data plan top-up

Owing to the characteristics of the Indonesian market, where the overwhelming majority of the population uses prepaid SIM cards, airtime and data plan top-up requires visiting a physical outlet, WalletKu has recruited business partners or merchants including airtime top-up locations, convenience stores, and other retail outlets to provide airtime top-up and Internet data plan top-up services through the WalletKu app. Any person with a mobile device can pay cash to any one of WalletKu’s merchant partners to purchase airtime top-up service. WalletKu charges the customer a commission on each transaction which is built into the transaction cost payable by the customer. WalletKu provides top-up services for the four largest telecom providers in Indonesia via a single channel, which is attractive to both end users and merchants.

Utilities payments

WalletKu has partnered with a number of utility providers to allow Indonesians to pay utility bills, such as water supply, telecom, leasing and health insurance through using the WalletKu app.

Customer Service

WalletKu strives to capture the market by direct interaction with its customers. Through the customer relationship team, WalletKu helps its users and customers navigate the applications and master the transactions smoothly. This has contributed to an increase in loyalty and enhanced the reputation. WalletKu also provides an array of digital channels and social media channels, customer service email, as well as a customer service hotline.

Sales and Marketing

WalletKu attracts new users and partners by offering better and more extensive service offerings. As Indonesia is a widely dispersed country with many different localities and communities, WalletKu specifically develops and designs its marketing programs for different localities of Indonesia, and continually strives to innovate and optimize its marketing strategies.

Indosat Cluster Managing Partnership

Indosat Cluster Managing Partner (CMP) is a distribution partnership in collaboration with Indosat Ooredoo Hutchison (Indosat), which is one of the largest telecommunication operators in Indonesia offering telecom services and internet data and airtime products. Under the Indosat Cluster Managing Partner program, Indosat has set up 5 Regional areas covering all areas of Indonesia. These regions are Jabo, Central West Java, Sumatra, Kalisumapa, and East Java Bali Nusra, which are further subdivided into more than a hundred cluster areas. Each cluster area is awarded to only one operator to run, manage, and sell Indosat’s products in that particular cluster area.

To become an Indosat Distribution Partner and operate one or more cluster areas, a CMP must build a team of Distributor Sales Executive (DSEs) and Sales Force (SF). The DSEs are responsible for acquiring outlet partners, which are traditional offline small mom-and-pop shops that sell Indonesian Telecommunication products directly to end users. Each DSE manages a dedicated number of outlets within that cluster area, and sells Indosat Products to the Outlets under management. The SF is composed of salespersons, which has not been managed by WalletKu since July 2023, that sell or distribute Indosat Product directly to End Users.

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Indosat products are mainly:

●	MOBO (Mobile Outlet) – the airtime or internet data provided by Indosat that the CMP sells directly to the Outlets they manage, which in turn, can be sold to the end users by the Outlets.

●	Starter packs (SIM Card).

WalletKu joined the CMP program and started managing two Indosat clusters in 2021, namely Denpasar and Gilikangkung. For these two cluster areas, WalletKu has now 37 DSEs. WalletKu regularly launches promotional and marketing campaigns in these two cluster areas. Total revenue generated from these two cluster areas in 2023 was $11.7 million, with an average revenue of around $979,000 per month. The average gross margin for selling airtime under the CMP scheme was 1.84% during that period. As of June 30, 2024, WalletKu had approximately 2,600 active outlet partners under its CMP program.

Indosat has also set various key performance indicators (KPIs) for its CMPs –

●	Distribution KPI – the sales performance of Indosat products

●	Acquisition KPI – the acquisition of new Indosat users

●	Development KPI – to ensure that in each Indosat Ooredoo Site, there are usages of phone calls, internet browsing or SMS using Indosat SIM Cards

●	Compliance KPI – a measure of how CMPs comply with Indosat Compliance guidelines such as number of staff, and not conducting cross area selling, etc.

Indosat provides incentives or bonuses to CMPs based on the KPIs they have achieved. WalletKu has met Indosat’s KPIs each month of its participation in the CMP program, and in the year ended December 31, 2021, received incentive rewards averaging 4% of total revenue. These rewards, together with its gross profit margin of 4.75%, contributed to an average total gross profit of 8.75% for this business for 2021. For 2022, WalletKu received incentive rewards averaging 3.76% of total revenue, which, together with its gross profit margin of 4.99%, contributed to an average total gross profit of 8.75% for this business.

Employees

As of June 30, 2024, WalletKu had approximately 93 employees. It also engages temporary employees and consultants as needed to support its operations. None of WalletKu’s employees are represented by a labor union or subject to a collective bargaining agreement. WalletKu has not experienced any work stoppages, and it considers its relations with its employees to be good.

Intellectual Property Rights

We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We own copyrights to the software we develop in-house as well as that developed by third parties under contract. We enter into standard employment agreements with our programmers and other employees, which provide that the intellectual property created by them in connection with their employment with us is our intellectual property. As of the date of this registration statement/proxy, we have registered one trademark in Singapore and five trademarks in Indonesia, and registered three domain names in Indonesia.

Despite our efforts to protect ourselves from infringement or misappropriation of our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property. In the event of a successful claim of infringement and our failure or inability to develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely basis, our business could be harmed. See “Risk Factors—Risks Relating to Seamless’ Business, Industry and Operations—We may not be able to protect our intellectual property rights.” and “Risk Factors—Risks Relating to Seamless’ Business, Industry and Operations—We are subject to risks related to litigation, including intellectual property claims, consumer protection actions and regulatory disputes. Legal proceedings against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.”

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Licenses

In Malaysia, Tranglo holds a Money Services Business license. The Money Services Business license is a class “B” license dated October 1, 2018 and renewed on May 23, 2023, issued to Tranglo by Bank Negara Malaysia pursuant to the Money Services Business Act 2011 for Tranglo to carry out money services business. This license regulates and supervises all of the money services business industry which comprises the money changing, remittance and wholesale currency businesses and other related matters. In particular to class “B” license, it regulates all activities that involve outward & inward fund transfers by individuals and businesses via non-bank remittance service providers.

In the United Kingdom, Tranglo is an Authorized Payment Institution licensed by the Financial Conduct Authority under the Payment Services Regulations 2017. This license allows Tranglo to execute payment transactions, issuing of payment instruments, acquiring payment transactions, conduct money remittance, provide account information services and payment initiation services.

In Singapore, Tranglo is a major payment institution approved by the Monetary Authority of Singapore under the Payment Services Act 2019, which is an Act to provide for the licensing and regulation of payment service providers, the oversight of payment systems, and connected matters, to repeal the Money changing and Remittance Businesses Act (Chapter 187 of the 2008 Revised Edition) and the Payment Systems (Oversight) Act (Chapter 222A of the 2007 Revised Edition), and to make consequential and related amendments to certain other Acts. This license allows Tranglo to provide account issuance, domestic money transfer, cross-border money transfer, and E-money issuance services. Tranglo utilizes the services of the four licensed Cryptocurrency Exchanges partners to liquidate XRP it receives from its customers as part of its ODL service, but as a user of these services is not required to maintain a separate license. Tranglo continuously evaluates its business and the changing regulatory landscape in the jurisdictions in which it operates, it currently believes it is compliance with cryptocurrency regulations in Singapore and that it is not required to comply with any cryptocurrency regulations in jurisdictions other than Singapore. See the section entitled “Seamless’ Business – Tranglo – Strong Strategic Partnership Network – Strategic partnership with Ripple.”

In Indonesia, Tranglo is a holder of a Non-bank Fund Transfer Operator license from Bank Indonesia under the Bank Indonesia Regulation Number 23/06/PBI/2021 on Payment Service Provider for non-bank fund transfer services. It regulates nonbank funds transfer providers having business entities incorporated in Indonesia engaged in funds transfer activities.

For WalletKu, it is regulated by several regulations. We are subject to a wide range of regulations in the Republic of Indonesia; electronics and informatics security, trades through electronic systems, electronic money licensing, and labor law.

WalletKu as an electronic system operator. We have made effective our registration of Indonesian Standard of Business Classification (in Indonesian: Klasifikasi Baku Lapangan Usaha Indonesia–KBLI) number 63122 of “Web Portal and/or Digital Platform with Commercial Purposes”. Within this KBLI, we launched and managed the WalletKu App and WalletKu web portal. One of the regulators of this activity is the Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI) by the Regulation of the MCI-RI number 5 year 2020 (including its changes) on Private Electronic System Operators (ESO). It requires ESO that provides, manages, and/or operates offers and/or trades of goods and/or services to register its body to the MCI-RI. Consequently, we registered the company as an ESO in ESO registration number 000128.01/DJAI.PSE/02/2021. The electronic information ecosystem is regulated as such as the ministry wants to ensure that no ESO provides and facilitates the circulation of prohibited contents. Furthermore, to counter the privacy data breach problems of ESOs, the ministry wants the ESOs to be cautious about their internal mechanism of privacy data protection.

WalletKu’s retail trades. Alongside the KBLI 63122, we also have made effective our registration of KBLI number 47912 of “Retail Trade through the Media for Textile, Clothing, Footwear, and Personal Goods Commodities”. This one is for our retail trades that are available in our WalletKu app. Within this KBLI, WalletKu is a subject to Government Regulation number 80 year 2019 on Trades through Electronic System (in Indonesian: Perdagangan Melalui Sistem Elektronik–PMSE). According to the mentioned regulation, PMSE entities are obliged to ethically advertise; disclosing truthful information of the products they sell (along with their obligation to disclose the accurate information about the products, the suitability of real products from the ads, consumption eligibility, legality, quality, and accessibility of the goods or services, and to protect consumers).

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WalletKu’s electronic money. Supporting our sales inside the app is the electronic money usages. W-Cash is a product of co-branding agreement. We rely on PT E2Pay Global Utama’s license from the Bank of Indonesia. Currently, the electronic money licensing itself is regulated by the Regulation of the Bank of Indonesia number 20/6/PBI/2018 on Electronic Money. The co-branding agreement is registered and being reported by PT E2Pay Global Utama to Bank of Indonesia. Pursuant to the regulation, the provision of electronic money system must be done by following the mentioned principles: a) not implying a systemic risk; b) the whole operations must be conducted with good financial conditions; c) strengthening consumer’s protection; d) enterprises that benefits the nation’s economics; and e) money laundering and terrorism funding prevention.

WalletKu’s partnership with payment gateway services. WalletKu uses payment initiation and acquiring services provided by third parties. We are the users of the services. This area is regulated by the Regulation of Bank of Indonesia number 23/6/PBI/2021 concerning Payment Services Provider.

WalletKu is subject to Indonesian labor law. Indonesian labor law is being referred to Law number 13 year 2003 on Manpower, which had been changed by the Constitutional Court for several provisions and by Law number 11 year 2020 on Job Creation. It contained various norms: the maximum term of definite employment, the severance payment, numerous mandatory workers’ rights protection, leave provisions, etc. The Indonesian labor law is generally designed to enhance the welfare of the workers within the jurisdiction of the Republic of Indonesia.

The table below provides an overview of our existing licenses across different jurisdictions. We believe we are in material compliance with the requirements of each of these licenses. None of the licenses have an expiration or renewal date except the Malaysian license, which expires in March 2026. We expect to renew the license prior to its expiration.

Jurisdiction	Name of License	Regulator
Malaysia	License to Carry On Money Services Business (Class of License: B)	Bank Negara Malaysia
Singapore	Major Payment Institution	Monetary Authority of Singapore
Indonesia	Money Remitter (Non-bank Fund Transfer Operator)	Bank Indonesia
Indonesia	Electronic System Operator	Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI)
Indonesia	Trades through Electronic System	Ministry of Trades of the Republic of Indonesia
Indonesia	Electronic Money Note: Rely on PT E2Pay Global Utama’s license Account Linkage	Bank of Indonesia
United Kingdom	PSD (Authorized Payment Institution)	Financial Conduct Authority

Competition Analysis

Remittance Business (Tranglo)

	Tranglo	Moneygram	Western Union	Thunes	NIUM	EMQ
Business model	Wholesale	Retail	Retail	Wholesale	Wholesale	Wholesale
Focus market/s	Asia Pacific	Global	Global	Emerging markets	Europe	Europe & Middle East
Tech	API/batch upload	API	API	API/batch upload	API/batch upload	API
Ripple’s ODL support	Yes	No	No	No	Yes	No

The comparison metrics of Tranglo and some of its competitors within the cross-border remittance industry are set forth in the table above. We believe that Tranglo and most competitors retain a comprehensive competitive advantage against traditional banks. Traditional banks rely on many gatekeepers and intermediary networks in their end-to-end process, adding to costs and transaction turnaround time.

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Transfer times:

Traditional banks - between 3 to 7 working days

Retail operators - 1 to 3 working days

Wholesale providers - 40% payments are instant (industry average)

Tranglo - 80% of payments are instant (within 5 minutes)

Charges:

Traditional banks - 3% to 7%

Payment gateways - 3% + FX rates

Western Union - 0.3% to 3%

Tranglo - 1% on average

Retail money transfer operators and regional mobile wallets. Retail money transfer operators and regional mobile wallets adopt a “follow the consumer” approach. While the focus is still on consumers in their core market(s), these players target to serve the consumers’ payment needs both domestically and internationally. Consumers can make use of the same e-wallet even in overseas markets when they travel. Examples include MoneyGram and Western Union. Retail money transfer operators tend to have better network and availability. However, these retail money transfer operators may need to connect and integrate with other wholesale remittance providers in order to expand their coverage areas. This will bring in additional costs and delay the remittance processes.

Wholesale remittance providers. These operators tend to fare better in terms of speed and pricing as compared to retail money transfer operators, whereas retail money transfer operators tend to have better network and availability. Tranglo is a wholesale remittance provider. Other competitors in the wholesale remittance industry include Thunes, NIUM and EMQ. These remittance providers generally have a transfer speed advantage because of direct and negotiated partnerships with local infrastructure providers. For example, Tranglo has an extensive network in the Philippines. NIUM, with a focus on Europe, is making aggressive expansion in that region, adding workforce, support as well as building local networks.

Batch uploads, a traditional transaction request option that eliminates the need for API, can add to the attractiveness of a remittance operator vis-à-vis its competitors. Businesses with the need for added flexibility would opt to engage a provider that supports both API integration and batch processing, as developing an in-house platform to integrate API could add considerable costs.

One of the standout competitive factors for Tranglo is its added liquidity management via support from Ripple’s On-Demand Liquidity (ODL) service. ODL leverages the digital asset XRP to eliminate traditional pre-funding. Traditionally, pre-funding is required to initiate transactions, which locks up substantial working capital for remittance participants and financial institutions. This may impose significant restrictions on the cash flows of eWallets or banks. ODL provides a way out for remittance participants to send money without the need for providing the pre-funding. In Southeast Asia markets, only NIUM is also capable of providing ODL for its participants.

International Airtime Transfer Business (Tranglo)

In the airtime transfer service business, Tranglo competes with Prepay Nation, Ding, DT One, Merchantrade, Reloadly, Du and Thuns, which also provide services for top-up transactions to mobile operators and other digital service providers. Specifically, Thunes, which enables users to connect digital wallets and is a global cross-border payments network, is another competitor of Tranglo in the businesses of both airtime transfer services and money transfer.

	Tranglo	Ding/Du	DT One	Reloadly
Business model	Wholesale/ Retail	Retail/ Wholesale	Wholesale	Wholesale
Network	Global	Global	Global	Global
Support	24/7 global support	24/7 global support	24/7 global support	24/7 global support
Tech	API/web platform	API/web platform	API/web platform	API

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Tranglo operates a wholesale-focused model, with retail top-ups offered as a supplementary product. This allows Tranglo to differentiate from wholesale-only competitors like DT One and Reloadly, while also matching the offerings of retail- and wholesale-focused competitors like Ding.

While the industry average network coverage is global, most airtime operators include inactive operators in their network. Tranglo has performed numerous list cleanups to ensure an accurate representation of active networks while ensuring optimal support for these channels.

Network:

Ding - 850 operators in 150 countries

DT One - 550 operators in 160 countries

Reloadly - 800 operators in 170 countries

Tranglo - 500 operators in 150 countries

Technical and customer support rendered may vary according to geographical location. As the Tranglo team is primarily based in Malaysia and Singapore, support generally works best for queries coming from countries in similar time zones. The same applies for different operators, i.e., Reloadly operates out of Spain, the United States, France and Canada.

Support for API allows direct integration for developers and digital retailers offering direct foreign top-ups via their platforms, while web platform supports offline retailers or operators that prefer to link without going through API. As is the case with remittance, Tranglo, being able to offer both, can enjoy certain competitive advantages in the market.

Retail Airtime Business – Indonesia (WalletKu)

Many Indonesian e-Commerce players are the direct competitors of WalletKu’s retail Airtime Business. Shopee is now the biggest online shopping place. Shopee invites users to join as Shopee Partners. Partners can resell products purchased through the application offline. Products that can be purchased on the Shopee Partner application are Credit & Data Packages, Game Vouchers, PLN Electricity (Tokens & Bills), Indonesian Train Tickets, and other bills such as Credit Installments, Health Social Security Administration Agency (BPJS Kesehatan), Regional Water Companies Drinking (PDAM), Postpaid, Telkom, and Cable TV. In addition, Shopee Partners can also make use of the Shopee app for users to send money, pay installments, and Shopee marketplace payments.

Other competitors include GrabKios which is operated by KUDO Company. It is the airtime reseller company managed by Grab Indonesia. GrabKios helps all of Grab Merchants or general merchants to sell retail airtime top-up, and the products offered are of the same nature as WalletKu’s. GrabKios offers price discounts as a promotional campaign every month. However, GrabKios does not offer any financial assistance in the form of delay payments, unlike WalletKu which offers 3-5 days of receivables for the merchants. GrabKios also allows its partners to send money to all banks as well as to make bill payments.

Tokopedia is another application created for shop owners, stalls, and individuals who could open shops to sell digital products using the online Wholesale app. Small enterprises are able to sell products ranging from wholesale products, credit, data packages, PLN, Telkom, PDAM, BPJS, game vouchers, and cable TV.

Bukalapak offers a platform for partners to sell products ranging from physical goods to virtual products like Toll, Data Packages, Send Money, Cash Deposits, Electricity Tokens, Electricity Bills, Game Vouchers, and Train Tickets.

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Property, Plant and Equipment

Our corporate headquarters is located in Singapore which is under a lease that expires in May 2024. We also have offices in Kuala Lumpur consisting of 14,096 square feet of space in the same building under two separate tenancies which both expiring in October 2024. We have offices in several other locations and believe our facilities are sufficient for our current needs.

Insurance

Seamless maintains property and liability insurance. Consistent with customary industry practice in Southeast Asia, we do not maintain business interruption insurance, nor do we maintain key-man life insurance.

Risk Management and Internal Control Framework

Our approach to risk

The nature of Seamless’ business, including managing domestic and international flows of money, means that it faces wider and more complex risk management challenges than many businesses. Its position of trust in its users is an overarching focus for Seamless, on top of the risks commonly faced by businesses which are highly dependent on information technology, and provides an added dimension in defining and managing our risk and control systems. Realization of a risk within any of the major risk categories could trigger significant reputational damage for Seamless’ business, which may affect its ability to maintain its successful operational record, as well as deliver damaging financial losses. Please refer to “Risk Factors” for details of other risks affecting Seamless business.

As a consequence, risk and its management and mitigation are a particular focus for Seamless.

The governance of risk

Seamless governance of risk is managed on a tiered basis. The process starts with its directors who delegate authority to its risk and compliance committee and then, by the clear articulation of policy, through the management hierarchy to the executives running its different operating divisions. The policies and risk appetite statements are communicated throughout Seamless, encouraging employees at all levels to consider risk in their decision-making and take personal accountability for the risks they take.

At each stage of the risk management process, Seamless seeks to establish clear accountability and responsibility for risk in order to drive a culture of transparency and openness among its employees. Seamless believes this encourages the early escalation of response to risks and creation of mitigation plans as appropriate.

Within its risk governance structure, Seamless has several levels of defense with clearly defined accountabilities and responsibilities. Operating division executives on the ground in the various countries where Seamless operates represent the first level of defense and have the responsibility to identify, manage, measure and monitor risks within their region. The second line of defense is provided by Seamless’ on-the-ground risk and compliance teams who provide assistance and independent challenge to the operating divisions. The third line of defense is Seamless’ risk and compliance team in its corporate headquarters under the guidance of its risk and compliance committee. Seamless’ risk and compliance committee is a committee of the Board established in accordance with its articles and is authorized by the Board to assist in fulfilling statutory and regulatory responsibilities in relation to its operations. The committee assists the Board in its oversight of the effectiveness of Seamless’ system of risk management and compliance function. Seamless hires an external service provider for its internal audit function to carry out regular review of our policies and procedures, internal control systems and safeguards to inherent risks.

In particular to our cross-border arm - Tranglo, it has a well-defined organizational structure with clearly delineated lines of accountability, authority and responsibility to the Board, its committees, and operating units. Key processes have been established in reviewing the adequacy and effectiveness of our risk management and internal control system.

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Risk management function and overview

Risk management is a core discipline which supports Tranglo’s aim to achieve a measured balance between risk and return, and is embedded across all business functional lines throughout Tranglo. As an integral part of the control functions in providing checks and balances to the business processes and management strategic planning, risk management ensures timely and effective identification, measurement, mitigation and reporting of significant and emerging risks faced by Tranglo.

The first level of defense entails the responsibilities of risk owners (business functional lines) in the day-to-day management of risks inherent in the various business and operational activities. At the second level of defense, the control functions (Compliance and Risk Management) perform the role of policy setting which includes the development of relevant tools and methodologies to identify, measure, mitigate and report significant and emerging risks. Complementing this, the third level of defense is internal audit, which provides independent assurance of the effectiveness of the risk management and compliance approach.

Tranglo adopts and promotes risk management culture throughout the organization to enhance and inculcate risk awareness culture, which is a key aspect of an effective company-wide risk management framework. Fundamental risk management culture is strong corporate governance, organizational structure with clearly defined roles and responsibilities, effective communication and training, commitment to compliance with laws, regulations and internal controls, integrity in fiduciary responsibilities and clear policies, procedures and guidelines cascaded across Tranglo.

Types of risks and controls

Tranglo may face regulatory, financial, legal, operational, technology, fraud, and reputational risks. The relatively small values involved in remittance transfers mean that it is unlikely that there will be systemic risk.

●	Regulatory Risk - regulatory adherence in relation to complexity, clarity, pace of guidelines’ changes and heightened scrutiny by regulators which lead to fiduciary breaches, especially AML/CFT and other regulatory requirements. Preventive controls in place via requirements for every business function to ensure proper policy, process, procedure or work instructions are being revised on a periodic and ad hoc basis to be more relevant and up-to-date in line with daily operational requirements and activities. Additionally, we also instill awareness amongst staff on the importance of adhering to statutory and regulation as well as ensure alignment of the requirements.

●	Financial Risk - accounting transactions not captured completely and accurately in the accounting system. Preventive controls in place via in-house dedicated tools developed by technology team and revenue assurance team to perform reconciliation (it is inclusive of mandatory information, e.g., date and time stamp, unique transaction ID and amount).

●	Legal Risk - contractual disputes, litigation or claim risks. Preventive controls in place via automated systems and internal procedures and processes to monitor the status of agreement to ensure no transaction will be executed prior the execution of agreement.

●	Operational Risk - loss of funds in transit depending on the nature of the remittance service. Preventive controls in place via requirements for every business function to ensure dedicated people or team, adequate operational process, robust operating system, and external factors including third-party management are being assessed, monitored and resolved effectively based on risk management and internal control tools as well as process.

●	Technology Risk - system outage/IT failures in applications, software and hardware due to improper software maintenance, poor license management and obsolete systems. Preventive controls in place via maintaining list of the available components and monitoring their support window, tracking of end-of-life or end-of-support components from the aspects of technology, cyber and business continuity key risk indicators as well proper incident management process.

●	Fraud Risk - falsification of documents, including identity theft, fake ID card, fraudulent company or financial documents and other business documents. Preventive controls in place via effective awareness and training on the detection of fraud (including cyberfraud/cybercrime) and highlighting the current or emerging modus operandi of fraud.

●	Reputational Risk - inadequate arrangements to ensure receivers or beneficiaries getting their funds on time even when there has been a loss in transit. It could also arise from misuse of the service for illegal purposes such as money laundering. Preventive controls in place via adequate processes and systems to ensure minimal impact throughout the transactional flow, Dedicated people and team are in place in managing operational issues either from sales, technology & infrastructure, and customer support perspectives.

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Compliance Functions

In general

As a highly regulated company, Tranglo is required by law to undertake preventive measures to prevent the company from being used as a conduit for money laundering (ML), terrorism financing (TF) and proliferation financing (PF) activities. Therefore, we implement a stringent Anti-Money Laundering and Counter Financing of Terrorism and Targeted Financial Sanctions (AML/CFT & TFS) compliance program to ensure good governance and sound management of ML/TF risks.

To do this, our business is monitored by an in-house compliance department whose primary role is to ensure compliance with laws, regulatory requirements, policies and procedures. The department is led by a highly qualified executive with extensive experience on development, operation and management of corporate compliance programs and projects in the money services business (MSB). The Head of Compliance is a former President of the Group of Compliance Officers (GOCO), an external examination committee member for Asian Institute AICB’s AML/CFT & TFS and regulatory compliance certification programs, and an external trainer for Risk-based Approach (RBA) workshops offered by the Asian Banking School.

Our compliance measures include:

1.	Effective implementation of AML/CFT & TFS Compliance program to ensure consistency and adherence to all applicable local laws and regulations across all regions in which Tranglo operates.

2.	Developing and maintaining compliance policies, procedures, controls and keeping them up to date with regulatory changes and providing compliance advisory support for business initiatives.

3.	Providing oversight, risk assessment, control, support, including Customer Due Diligence/Enhanced Due diligence (CDD/EDD), remittance partner due diligence, and analysis of any suspicious transactions in accordance with AML/CFT & TFS regulations

4.	Establishing and implementing AML/CFT & TFS compliance training program for staff

5.	Providing guidance in consultation with the product and business stakeholders regarding new feature and service offerings

6.	Liaising with regulatory authorities

AML/CFT system and suspicious transaction reporting

Tranglo has built a robust AML/CFT & TFS system for sanction/PEP screening as well as transaction monitoring. Tranglo subscribes to LexisNexis sanction/PEP lists database which covers major global sanction/PEP lists such as OFAC, UNSCR, UK and other major domestic authorities lists. Customers in our database are subject to rescreening on a daily basis.

Tranglo applies the Risk-Based Approach (RBA) in both its customer and own company risk profiling. The risk parameters are incorporated into the AML system and customer risk scores are calculated automatically.

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The in-house transaction monitoring system covers both during- and post-transaction monitoring. On a real-time basis, the system will reject a transaction automatically if the transaction data hits auto-reject data validation parameters. For post-transaction monitoring, the system will send auto alerts to prompt a review of transactions whose patterns hit monitoring thresholds.

Suspicious transaction reports (STRs) will be raised to the respective regulators if any suspicious transaction activities are detected and/or any customer/sender/beneficiary true match with sanction lists.

AML/CFT compliance training & awareness

We also conduct compliance training for our employees to safeguard Tranglo from any non-compliant acts. In 2021 and 2022, we conducted 15 and 28 in-house AML/CFT compliance training sessions, respectively. Compliance officers are also regularly sent to attend the external training and workshops, such as the MSB industry training modules conducted by GOCO under the Malaysia Association of MSB, to enhance their AML/CFT & TFS knowledge and ensure that knowledge is up to date.

In addition, a two-day dedicated in-house “Sanction and Sanction Screening” workshop was conducted by an external trainer under ABS in September 2021.

We provide financial support to our employees who wish to complete personal accreditation programs. Under the Tranglo Staff Training Program, 10 compliance officers have been enrolled into AML/CFT & TFS Compliance accreditation programs since 2017.

Legal Proceedings

From time to time, Seamless may become a party to various legal or administrative proceedings arising in the ordinary course of its business. It is not currently a party to, and not aware of any threat of, any legal or administrative proceedings that, in the opinion of its management, are likely to have any material and adverse effect on its business, financial condition, cash flow or results of operations.

Regulation

Licenses & Regulations

In Malaysia, Tranglo holds a Money Services Business license. The Money Services Business license is a class “B” license dated October 1, 2018 and renewed May 23, 2023 issued to Tranglo by Bank Negara Malaysia pursuant to the Money Services Business Act 2011 for Tranglo to carry out money services business. This license regulates and supervises all of the money services business industry which comprises the money changing, remittance and wholesale currency businesses and other related matters. In particular to class “B” license, it regulates all activities that involve outward & inward fund transfers by individuals and businesses via non-bank remittance service providers.

In the United Kingdom, Tranglo is an Authorized Payment Institution licensed by the Financial Conduct Authority under the Payment Services Regulations 2017. This license allows Tranglo to execute payment transactions, issuing of payment instruments, acquiring payment transactions, conduct money remittance, provide account information services and payment initiation services.

In Singapore, Tranglo is a major payment institution approved by the Monetary Authority of Singapore under the Payment Services Act 2019, which is an Act to provide for the licensing and regulation of payment service providers, the oversight of payment systems, and connected matters, to repeal the Money changing and Remittance Businesses Act (Chapter 187 of the 2008 Revised Edition) and the Payment Systems (Oversight) Act (Chapter 222A of the 2007 Revised Edition), and to make consequential and related amendments to certain other Acts. This license allows Tranglo to provide account issuance, domestic money transfer, cross-border money transfer, and E-money issuance services. Tranglo also partners with the four licensed Cryptocurrency Exchanges partners to liquidate XRP it receives from its customers as part of its ODL service, but as a user of these services is not required to maintain a separate license.

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In Indonesia, Tranglo is a holder of a Non-bank Fund Transfer Operator license from Bank Indonesia under the Bank Indonesia Regulation Number 23/06/PBI/2021 on Payment Service Provider for non-bank fund transfer services. It regulates nonbank funds transfer providers having business entities incorporated in Indonesia engaged in funds transfer activities.

WalletKu is subject to a wide range of regulations in the Republic of Indonesia relating to electronic and information security, trades through electronic systems, electronic money licensing, and labor law.

WalletKu as an electronic system operator. WalletKu holds a registration under Indonesian Standard of Business Classification (in Indonesian: Klasifikasi Baku Lapangan Usaha Indonesia–KBLI) number 63122 of a “Web Portal and/or Digital Platform with Commercial Purposes”. Within this KBLI, WalletKu launched and manages the WalletKu App and WalletKu web portal. One of the regulators of this activity is the Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI) by the Regulation of the MCI-RI number 5 year 2020 (including its changes) on Private Electronic System Operators (ESO). It requires an ESO that provides, manages, and/or operates offers and/or trades of goods and/or services to register with the MCI-RI. Consequently, WalletKu registered as an ESO in ESO registration number 000128.01/DJAI.PSE/02/2021. The electronic information ecosystem is regulated as such as the ministry wants to ensure that no ESO provides and facilitates the circulation of prohibited contents. Furthermore, to counter the privacy data breach problems of ESOs, the ministry wants the ESOs to be cautious about their internal mechanism of privacy data protection.

WalletKu’s retail trades. Alongside the KBLI 63122, we also have made effective our registration of KBLI number 47912 of “Retail Trade through the Media for Textile, Clothing, Footwear, and Personal Goods Commodities”. This one is for our retail trades that are available in our WalletKu app. Within this KBLI, WalletKu is a subject to Government Regulation number 80 year 2019 on Trades through Electronic System (in Indonesian: Perdagangan Melalui Sistem Elektronik–PMSE). According to the mentioned regulation, PMSE entities are obliged to ethically advertise; disclosing truthful information of the products they sell (along with their obligation to disclose the accurate information about the products, the suitability of real products from the ads, consumption eligibility, legality, quality, and accessibility of the goods or services, and to protect consumers).

WalletKu’s electronic money. Supporting our sales inside the app is the electronic money usages. W-Cash is a product of co-branding agreement. We rely on PT E2Pay Global Utama’s license from the Bank of Indonesia. Currently, the electronic money licensing itself is regulated by the Regulation of the Bank of Indonesia number 20/6/PBI/2018 on Electronic Money. The co-branding agreement is registered and being reported by PT E2Pay Global Utama to Bank of Indonesia. Pursuant to the regulation, the provision of electronic money system must be done by following the mentioned principles: a) not implying a systemic risk; b) the whole operations must conducted with good financial conditions; c) strengthening consumer’s protection; d) enterprises that benefits the nation’s economics; and e) money laundering and terrorism funding prevention.

WalletKu’s partnership with payment gateway services. WalletKu uses payment initiation and acquiring services provided by third parties. This area is regulated by the Regulation of Bank of Indonesia number 23/6/PBI/2021 concerning Payment Services Provider.

WalletKu is subject to Indonesian labor law. WalletKu is subject to Law number 13 year 2003 on Manpower, as modified by the Indonesian Constitutional Court, and by Law number 11 year 2020 on Job Creation. These laws establish various norms relating to the maximum term of definite employment, severance payments, mandatory workers’ rights protections, leave provisions, among others. These laws are generally designed to enhance the welfare of the workers within the jurisdiction of the Republic of Indonesia.

Regulation in particular to Indonesia

This section sets forth a summary of the significant regulations or requirements in Indonesia. The primary laws and regulations to which Seamless is subject relate to foreign investment, dividend distributions, foreign exchange controls, electronic money, payment processing, data protection, intellectual property rights, anti-money laundering and terrorism financing and employment and labor.

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Regulations on Foreign Investment

The Law No. 25/2007 regarding Investment issued on April 26, 2007, or the Indonesia Investment Law, states that all business sectors or business types are open to foreign investment, except those over which the Indonesian government has expressly prohibited or restricted foreign investment. Under the Indonesia Investment Law and the Negative Investment List promulgated by the Indonesian government applicable at the time of establishment of our Indonesia operating entities, foreign investors can own up 49% of the equity in the electronic money businesses and 100% of the equity in fund transfer in Indonesia. According to Regulation of the Bank of Indonesia number 20/6/PBI/2018, the provision of maximum 49% ownership of foreign entities (51% minimum for local shareholders) is enforceable to the issuer of electronic money. WalletKu did not issue new electronic money as it has a co-branding agreement with PT E2Pay Global Utama (which is the party that issues the “M-Bayar” electronic money). In addition, according to President Regulation number 10 year 2021 on Investment List (as amended), fintech business (especially in KBLI 58200, 63122, and 47912 is not restricted nor strictly regulated in respect to foreign ownership). Accordingly, WalletKu does not believe that the maximum provision for foreign entities is applicable for WalletKu’s current business.

Regulations on the Use of Rupiah

On June 28, 2011, the government of Indonesia enacted Law No. 7 of 2011 on Currency, or the Indonesia Currency Law, which took immediate effect. Furthermore, on March 31, 2015, Bank Indonesia enacted Bank Indonesia Regulation No. 17/3/PBI/2015 on the Mandatory Use of Indonesian Rupiah within the Territory of the Republic of Indonesia, or the Indonesia Currency Law Implementation Regulations. The implementation rules of the Indonesia Currency Law require the use of Indonesian Rupiah for all transactions conducted within Indonesia including transactions for payment, settlement of obligations and other financial transactions, except for certain exemptions provided under the Indonesia Currency Law Implementation Regulations. Failures to comply with any provisions under the Indonesia Currency Law Implementation Regulations may subject the person to administrative, criminal or monetary sanctions of up to IDR1 billion (US$72,695.6).

Regulations on Dividend Distributions

Dividend distributions are regulated under Law No. 40 of 2007 on Limited Liability Company, or the Indonesian Company Law. A decision to distribute a dividend needs to be made by a resolution of the shareholders at the annual or general meeting of shareholders upon the recommendation of the board of directors of a company. A company may only declare dividends at the end of a fiscal year if it has positive retained earnings. Furthermore, the Indonesian Company Law allows a company to distribute interim dividends prior to the end of a financial year so long as it is permitted by its articles of association and provided that the interim dividend does not result in the company’s net assets becoming less than the total issued and paid-up capital and the compulsory reserves fund. Such distribution shall be determined by the company’s board of directors after being first approved by the board of commissioners. If, after the end of the relevant financial year, the company has suffered a loss, any distributed interim dividends must be returned by the shareholders, and the board of directors and board of commissioners of the company will be jointly and severally responsible if the interim dividend is not returned. A limited liability company is required to reserve a certain amount from its net profit each year as a reserve fund until such fund amounts to at least 20% of its issued and paid up capital.

Regulations on Foreign Exchange

Indonesia has limited foreign exchange controls. The Indonesian Rupiah is generally freely convertible within or from Indonesia. The Indonesian Investment Law stipulates that foreign investors are allowed to make capital contributions and repatriate dividends, profits and other income in foreign currency without obtaining prior approvals from governmental authorities and/or Bank Indonesia, the central bank of Indonesia. The conversion of foreign currency into Indonesian Rupiah for capital contribution purposes does not require any governmental approvals.

On September 5, 2016, Bank Indonesia issued Bank Indonesia Regulation No. 18/18/PBI/2016 on the Foreign Exchange Transactions against Rupiah between Banks and Domestic Parties and Bank Indonesia Regulation No. 18/19/PBI/2016 on Foreign Exchange Transactions against Rupiah between Banks and Foreign Parties, or the Indonesia Foreign Exchange Regulations. According to such regulations, a party wishing to convert Indonesian Rupiah to foreign currency exceeding certain thresholds set forth in the Indonesia Foreign Exchange Regulations is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold set forth in the Indonesia Foreign Exchange Regulations, the person only needs to declare in a duly stamped letter that its aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system.

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Laws and regulations relating to Electronic Money Business

Electronic money, or E-Money, is regulated specifically under Bank Indonesia Regulation No. 20/6/PBI/2018 on Electronic Money, or E-Money Regulation. E-Money Regulation mainly outlines the obligations of the electronic money operators in the E-Money system including licensing and user protection. The five E-Money operators are namely the principal, the acquirer, the issuer, the clearing operator and the settlement operator. Each of these roles serves its own respective roles in the facilitation of transactions between the merchants and the users of the electronic money system. Other than banks, the E-Money Regulation also permits non-bank entities to act as E-Money operators insofar it is established as a limited liability company in Indonesia and has obtained the necessary licenses from Bank Indonesia. Non-bank entities that apply for the permit as an E-Money issuer, is subject to minimum issued capital of not less than IDR 3,000,000,000 and a foreign shareholding cap of 49%, both directly and indirectly.

WalletKu has a co-branding arrangement with PT E2Pay Global Utama’s license as an e-money operator who issues the M-Bayar e-money product. WalletKu co-brands M-Bayar as “W-Cash”. Pursuant to Article 4 paragraph (1) of the Bank of Indonesia regulation, the party which obliged to has a license of the Bank of Indonesia is the operator (PT E2Pay Global Utama). Pursuant to Article 5 paragraph (2) of the regulation a quo, there are two groups of Payment Services Provider which is the basis for the e-money provider grant from Bank of Indonesia: (a) front-end; and (b) back-end. The front-end group consists of issuer, acquirer, payment gateway provider, electronic wallet operator, and fund transfer operator. The back-end group consists of principal, switching operator, clearing operator, and end-settlement operator. WalletKu’s mechanism of e-money is provided by PT E2Pay Global Utama. In addition, our payment gateway is also provided by third party too. Hence, the front-end group is not applicable and the back-end group is not relevant under WalletKu’s current arrangement.

Laws and Regulations relating to Fund Transfer

The underlying regulation governing fund transfers is Law No. 3 of 2011 on Fund Transfer, or Fund Transfer Law, which is implemented by several Bank Indonesia regulations. Fund Transfer Law defines a fund transfer as a chain of actions with the intention of transferring a certain amount of funds to the recipient mentioned within the fund transfer order, up until the receipt of such fund by the recipient. A fund transfer operator is defined as a bank and non-bank business entity in the form of an Indonesian legal entity that operates fund transfer activities.

A non-bank fund transfer operator is required to obtain a license from Bank Indonesia, and is further subject to several requirements, including a minimum capital requirement and fit and proper test for primary parties. A licensed fund transfer operator shall commence its operation within 3 months of the license issuance date and failure to commence operations within such period will require the fund transfer operator to submit a report to Bank Indonesia on infrastructure readiness as well as details explaining the hindrances that have caused such delay. In such case, Bank Indonesia reserves the right to cancel the fund transfer operator license if there is a reasonable basis to conclude that the fund transfer operator is no longer capable of undertaking its operation.

Fund transfers from and/or to overseas shall be based on the written agreement with the fund transfer operator who has obtained a license from the relevant authority in the destined jurisdiction. Bank Indonesia reserves the right to determine the nominal limit of transfers. Offshore fund transfer operators shall firstly submit written information containing a business plan and details of the business partnership to Bank Indonesia, upon which such submission will be subject to Bank Indonesia’s approval, rejection, determination and/or limitation. A fund transfer operator may also enter into a partnership with a licensed domestic fund transfer operator, subject to approval from Bank Indonesia.

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Provision of Applications and Content Services through the Internet

On March 31, 2016, MOCIT issued Circular Letter No. 3 of 2016 on Provision of Applications and Contents Services through the Internet, or the OTT Circular Letter, which regulates the provision of virtually all over-the-top services or services provided over the Internet, or the “OTT services”. The definition of OTT services includes online messaging, online games, webpages and e-commerce platforms. The OTT Circular Letter has extraterritorial reach and applies to any OTT services providers serving the Indonesian market. OTT services providers are required to employ data protection measures, conduct filtering, screening, and censorship functions, use national payment gateways and Indonesian IP addresses and provide manuals in the Indonesian language. Furthermore, a foreign OTT services provider is required to establish a permanent establishment in Indonesia in accordance with Indonesian taxation laws and is expected to comply with all Indonesian laws and regulations. Due to the broad coverage of the OTT Circular Letter, we are subject to this circular letter and therefore must adhere to all of its requirements.

Regulation on Electronic System Operator

WalletKu holds a registration under Indonesian Standard of Business Classification (in Indonesian: Klasifikasi Baku Lapangan Usaha Indonesia–KBLI) number 63122 of a “Web Portal and/or Digital Platform with Commercial Purposes”. Within this KBLI, WalletKu launched and manages the WalletKu App. One of the regulators of this activity is the Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI) by the Regulation of the MCI-RI number 5 year 2020 (including its changes) on Private Electronic System Operators (ESO). It requires ESO that provides, manages, and/or operates offers and/or trades of goods and/or services to register its body to the MCI-RI. Consequently, WalletKu registered as an ESO in ESO registration number 000128.01/DJAI.PSE/02/2021. The electronic information ecosystem is regulated as such as the ministry wants to ensure that no ESO provides and facilitates the circulation of prohibited contents. Furthermore, to counter the privacy data breach problems of ESOs, the ministry wants the ESOs to be cautious about their internal mechanism of privacy data protection.

Regulations on Personal Data Protection and Information Security

In December 2016, MOCIT enacted MOCIT Regulation No. 20 of 2016 on Personal Data Protection, or the Personal Data Protection Regulation, which sets out the rules governing the protection of personal data that are stored in electronic form. The regulation requires that prior to any action taken in relation to personal data, including the acquisition, processing, storage, transfer, disclosure and access, and erasure, the prior consent of the owner of such personal data is obtained. Under the Personal Data Protection Regulation, electronic system providers are required to notify the personal data owner in the case of any breach involving his/her personal data no later than 14 days subsequent to the occurrence of the breach.

If we fail to comply with the Personal Data Protection Regulation, we may be subject to sanctions in the form of warnings or written reprimands, temporary suspensions, or may be blacklisted.

Regulation on Retail Trades

WalletKu holds registration KBLI number 47912 for “Retail Trade through the Media for Textile, Clothing, Footwear, and Personal Goods Commodities” for retail trades that are available in its WalletKu app. Within this KBLI, WalletKu is a subject to Government Regulation number 80 year 2019 on Trades through Electronic System (in Indonesian: Perdagangan Melalui Sistem Elektronik–PMSE). According to the mentioned regulation, PMSE entities are obliged to ethically advertise; disclosing truthful information of the products they sell (along with their obligation to disclose the accurate information about the products, the suitability of real products from the ads, consumption eligibility, legality, quality, and accessibility of the goods or services, and to protect consumers).

Regulations on Consumer Protection

Consumer protection in Indonesia is regulated under Law No. 8 of 1999 on Consumer Protection, or the Consumer Protection Law, which became effective on April 20, 2000. It is the first comprehensive law devoted to protecting the rights of and promoting the recourses available to, users of both goods and services. The law details activities and circumstances that are prohibited such as disclosing incorrect and unclear information regarding the services rendered or promoting false advertising. Violations of the Consumer Protection Law may result in an administrative and/or criminal sanction such as a mandatory contribution to a compensation fund or an imprisonment sanction.

Regulations on Intellectual Property Rights

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Trademark and Geographical Indication Law

Before the end of 2016, the Indonesian House of Representatives enacted the Law No. 20 of 2016 on Trademark and Geographical Indication, or the Trademark and Geographical Indication Law. The new Trademark and Geographical Indication Law has expended the scope of trademark protection and adopted the Madrid protocol provisions, which cover the trademarks of our Indonesian entities.

The Trademark and Geographical Indication Law shortened the trademark registration process from 12 to 18 months to eight months. In addition, the Trademark and Geographical Indication Law recognizes two types of international trademark registration application: an application originating from Indonesia to an International Bureau which is filed through the Directorate General of Intellectual Properties under the Minister of Law and Human Rights, or an application addressed to Indonesia as the receiving office from an International Bureau. To be able to file an application in Indonesia for the international registration of a trademark, the applicant either must have applied for registration of the trademark in Indonesia or must already own the trademark in Indonesia.

WalletKu has filed an application for a registered trademark on the mark “WalletKu” in financial services class (class 36). The application is currently under substantive review by the government officials. WalletKu also plans to file an application for a registered trademark on the mark “WalletKu” in the mobile application class (class 9).

Regulations Relating to Copyrights

Copyrights in Indonesia are regulated under Law No. 28 of 2014 on Copyrights, or the Indonesia Copyright Law. Indonesia adopts the declarative system of copyright protection whereby a copyright is an exclusive right of a creator of content which arises automatically after a creation appears in a concrete form. The Indonesia Copyright Law protects creations in the field of science, arts and literature, which includes, among others, computer programs, video games, photography, songs or music with or without lyrics, and all forms of art.

WalletKu’s WalletKu App is subject to the copyright protection under the Indonesian Copyright Law. Pursuant to Article 1 paragraph (1) Indonesian Copyright Law, copyright is defined as exclusive rights on a creation of the creator that automatically arises based upon the declarative principle right after a creation is manifested in a real form. Based on Article 40 paragraph (1) Indonesian Copyright Law, computer programs are one of the creations that are protected under copyright title.

Moral rights and economic rights are protected under the. Moral rights are rights that confer upon the creator the right to attach the creator’s name to the creation, to limit the right of others to modify the creation or change the creation’s name, and to defend his/her personal rights if the creation is distorted, mutilated or modified or the creator’s reputation is otherwise diminished. Economic rights consist of rights that grant powers to the creator to publish, copy, translate, adapt or transform, distribute the original or the copy, show, announce, communicate, and lease the creation. Parties who want to exercise the economic rights must have a creator or copyright holder license.

Moral rights on computer program prevail eternally and economic rights prevail for 50 years after the announcement of the creation. What is meant by “announcement” in the Indonesian Copyright Law is a reading, broadcast, exhibition of the creation by any media either electronic or non-electronic or an activity with any means, so a creation could be read, heard, or seen by any person. WalletKu App first launched in May 2017 and the protection prevails 50 years from that date.

Currently WalletKu is currently in the initial phase of obtaining a copyright registration of the WalletKu App with the Ministry of Law and Human Right (MoLHR) in Indonesia. The documentation of copyright in the MoLHR functionally serves as a legal proof of the creation of the work.

Regulations on Anti-money Laundering and Prevention of Terrorism Financing

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Prevention and Eradication of Money Laundering

Law No. 8 of 2010 on Prevention and Eradication of Money Laundering regulates the types of transactions which are required to be reported to the Indonesian Financial Transaction Reports and Analysis Center (the “PPATK”), and the entities responsible to report such transactions. Under this law, any party who conceals or disguises the origin, source, location, allocation, assignment, or actual ownership or assets known or reasonably suspected to be proceeds of crimes may be subject to monetary sanctions of up to IDR5 billion (US$336,468) and imprisonment of up to 20 years. Financial service providers must comply with know-your-customer principles and report suspicious financial transactions that it believes is related to money laundering to the PPATK. The reporting party is required to report to PPATK any suspicious financial transactions, and any transaction entered into with its customers having a minimum amount of IDR500 million (US$33,646.81), or an equivalent value in other currencies, and/or any financial transaction involving the transfer of funds from and to other countries, no later than 14 business days after the transaction is conducted.

Failure to submit a report may subject the reporting party to administrative sanction(s) which will be imposed by the supervisory and regulatory body in the form of a warning letter, public announcement on the action or sanction and/or an administrative penalty.

Prevention and Eradication of Terrorism Financing

Law No. 9 of 2013 on the Prevention and Eradication of Terrorism Financing was enacted in order to prevent the funding of terrorists. Under this regulation, an act of terrorism financing is defined as direct and/or indirect acts in order to provide, collect, grant, or loan funds to persons that knowingly would use the funds to conduct terrorist acts. Companies that fund terrorism in Indonesia may face large monetary fines, have their assets seized and their permits revoked. Moreover, such companies may also be dismantled or expropriated by the government. Financial service providers must comply with know-your-customer principles and report suspicious financial transactions that it believes is related to terrorism to the PPATK. Failure to do so will result in fines of up to IDR1 billion (US$67,293.62). Financial service providers that provide fund transfer services must also request the sender of funds to present identification and information explaining the purpose of the fund transfer and must keep a record of all transactions for at least five years. Funds of the alleged financers of terrorism may be frozen upon the request of the PPATK, investigators, public prosecutors, a judge, and other legally designated parties.

Regulations on Labor

On March 25, 2003, the House of Representatives enacted Law No. 13 of 2003 on Manpower, or the Indonesia Manpower Law. Under the Indonesia Manpower Law, we are not allowed to pay our employee wages below the minimum wage stipulated annually by the relevant provincial, regency or municipal government. The minimum wage is set in accordance with the need for a decent standard of living, taking into consideration the productivity and growth of the economy. If we fail to abide by requisite minimum wage regulations in the Indonesia Manpower Law, our directors may be liable to a term of imprisonment of no less than one year and up to four years. Moreover, we may also be subject to a fine of up to IDR400 million US$26,917.45).

Indonesia has adopted social protection and social welfare programs for employees who are working in Indonesia under Law No. 24 of 2011 on the Social Security Agency, or the Indonesia Social Security Agency Law. The Indonesia Social Security Agency Law establishes two social welfare programs, namely, the healthcare social security insurance and employment social security. Employment social security covers workers compensation, pensions and life insurance. Under the Indonesia Social Security Agency Law, an employer is required to register itself and its employees as employment social security participants. If an employer fails to comply with this obligation, it will be subject to a written warning, fines and/or exclusion from certain public services. The Indonesia Social Security Agency Law further stipulates that an employer that violates its obligation to provide the requisite financial contributions to healthcare social security insurance and employment social security will be subject to up to eight years of imprisonment and fines of up to IDR1 billion (US$67,293.62). In addition, pursuant to the Indonesia Manpower Law, every person, including foreign nationals, who is employed for at least six months in Indonesia, must participate in the social security programs in Indonesia.

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DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table sets forth the names, ages and positions of the directors and executive officers of Currenc Group Inc.

Name	Age	Position
Alexander King Ong Kong	54	Director
Ronnie Ka Wah Hui	60	Chief Executive Officer
Hagay Ravid	63	Chief Financial Officer
Eng Ho Ng	70	Director
Kevin Chen	46	Director
Kanagaraj Lorenz	66	Director
Eric Weinstein	69	Chairman of the Board, Director

Background of Directors and Executive Officers

Executive Officers

Alexander King Ong KONG has served as the Director of Currenc since the Business Combination and previously served as the Executive Chairman and Director Seamless Group Inc. since January 2022. He was the founder and Chief Executive Officer of Seamless Group Inc. and has been a member of the Board since 2014. He is also the Chief Executive Officer of TNG (Asia) Limited, a Stored Value Facility licensee in Hong Kong offering fintech services from eWallet to cross-border money transfer. Mr. Kong is a serial entrepreneur with extensive experience in technology, e-Commerce, payment gateway and business solutions. He has a long track record of enterprise software development for some of the well-known conglomerates and insurance companies, (such as Manulife, AIA, FDW and ING) through his software company, SINO Dynamic Solutions Limited. Mr. Kong launched TNG (The Next Generation) Wallet in November 2015. TNG Wallet specializes in serving the unbanked and foreign domestic helpers by providing financial services that include electronic payment, P2P money transfer, real-time global remittance, global cash withdrawal, global bill payment, and global SIM card top-up. In 2016, it received the coveted Stored Value Facilities License (SVF0003) from the Hong Kong Monetary Authority. Over the years, the awards and accolades won by Mr. Kong and his companies include The InnoStars Award 2021, 2017 Deloitte Rising Star Hong Kong and 2017 Deloitte China Rising Star. Mr. Kong has a Bachelor of Science degree in Travel Industry Management from the University of Hawaii. He was also a member of the Financial Services Advisory Committee of Hong Kong Trade Development Council from May 2019 to March 2023.

Ronnie Ka Wah HUI has served as the Chief Executive Officer of Currenc since the Business Combination and previously served as Chief Executive Officer of Seamless Group Inc. since January 2022 and as the Group Financial Advisor since February 2020. He is also the Chief Financial Officer of TNG (Asia) Limited, a Stored Value Facility licensee in Hong Kong offering fintech services from eWallet to cross-border money transfer. Dr. Hui graduated from The University of Hong Kong with a Bachelor of Medicine and Bachelor of Surgery. He is a member of the Royal College of Physicians of the United Kingdom, a fellow member of the Hong Kong Academy of Medicine (Paediatrics) and a fellow member of the Hong Kong College of Peadiatricians. Dr. Hui has been practicing as a Specialist in Paediatrics in Hong Kong since 1987. Dr. Hui has been granted the CFA (Chartered Financial Analyst) Charterholder since 2004, and also obtained the degree of Master of Business Administration in 2007. Dr. Hui has extensive corporate executive and financial management experience in publicly listed corporations. He had served as a senior executive in Town Health International Investment Limited, Core Healthcare Investment Holdings Limited, Hanergy Thin Film Power Group Limited and Convoy Global Holdings Limited. In 2014, Dr Hui was recruited to join Town Health International Medical Group Limited, which is a Hong Kong listed healthcare conglomerate, as the Chief Executive Officer of the Group, from 2014 until 2020. Dr. Hui had also served as the independent director in several other Hong Kong listed companies, including CASH Financial Services Group, e2 Capital Group, Pricerite Group, Core Communication Group, Suncorp International Group and Winbox International Holdings Group. Dr. Hui was granted the Justice of the Peace by the Hong Kong SAR Government in 2007.

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Hagay Ravid has served as the Chief Financial Officer of Currenc since the Business Combinaion and previously served as Chief Financial Officer of Seamless since November 2022. Until joining Seamless in November 2022, Mr. Ravid served for 15 years as the Chief Executive Officer of Cukierman & Company Investment House Ltd., an Israel-based investment house (“Cukierman”), in Israel and China. In his role at Cukierman, he oversaw cross-border mergers and acquisitions, capital formation and strategic initiatives totaling more than $5 billion. From 2015 until 2018, Mr. Ravid was based in Shanghai, China, where he engaged with the National Development and Reform Commission and the State Administration of Foreign Exchange and managed conferences in Shanghai, Hong Kong, Foshan and Jinan with over 5000 total participants. Mr. Ravid earned his undergraduate degree from Hebrew University in Jerusalem and a Master of Business Administration from Rutgers University. Mr. Ravid has served as a director of Cukierman and Cukierman Life Science since 2010 and of Catalyst Crowd since 2022.

Directors

Eng Ho NG has served as a Director of Currenc since the Business Combination and previously served as a Director of Seamless Group Inc. since December 2018 and is currently the non-executive Chairman of ZWEEC Analytics Pte Ltd, a Singapore-based private company, specializing in computer vision technology solutions for the safeguarding of national water resources. He is also an Independent Director of FingerMotion Inc., a NASDAQ company involved in mobile payment and recharge platform solutions in China, and Almazing Pte Ltd, a Singapore-based retail analytics company. Mr. Ng has been an independent non-executive director of Seamless Group Inc. since December 2018 and TNG (Asia) Limited since September 2017. He had also served as independent director of a number of public listed companies in Singapore (Mencast Holdings Ltd, 2008 to 2013, and China Taisan Technology Group Holdings Ltd, 2017 to 2018) and on NASDAQ (Alvarion Inc., 2009 to 2012). Prior to this, Mr. Ng was the Executive Vice President (Operations) at Singapore Technologies Telemedia Pte Ltd, a wholly owned subsidiary of Temasek Holdings for five years. Mr. Ng also was the Managing Director of Keppel Telecommunications & Transportation Ltd (Keppel T&T), a company listed in the Singapore Exchange Ltd and a member of the Keppel group of companies. Mr. Ng had served as a career officer in the Singapore Armed Forces (SAF). He joined the SAF in 1973 and was sent on a scholarship to the United Kingdom to be trained as an officer, initially, at the Royal Military Academy, Sandhurst and subsequently, to the Royal Military College of Science, Shrivenham, where he graduated in 1977 with a Bachelor of Science (Hons) degree in Telecommunications System Engineering. Mr. Ng held the position of the Chief Signal Officer, prior to his departure in September 1990 to pursue a new career in the private sector.

Kevin Chen has served as a Director of Currenc since the Business Combination and previously served as a member of the Board of Directors and a founder of the Sponsor since November 2021. Mr. Chen has served as a Chairman and Chief Executive Officer of Edoc Acquisition Corporation (NASDAQ: ADOC), a SPAC focused on businesses in the North American and Asian-Pacific healthcare and healthcare provider sectors, since August of 2020 until its de-SPAC with Australian Oil Seeds Holdings Limited, an edible oil company, on March 2024 and has served as a director of Australian Oilseeds Holdings Limited since March 2024. Mr. Chen also has since February of 2019 served as a member of the board of directors of Horizon Global Access Fund, a segregate, Cayman Islands-based, portfolio of Flagship Healthcare Properties Fund, which is a leading U.S. Healthcare REIT. Mr. Chen has also acted as Chief Investment Officer and Chief Economist of Horizon Financial, a New York-based investment management firm that offers cross-border solutions for global clients, with a specialty in investment in U.S. healthcare facilities, since January of 2018. He is responsible for advising clients investing in healthcare facilities in the United States. In addition, Mr. Chen currently serves as a Manager of ACM Macro LLC, a registered investment advisor and affiliated entity of Horizon Financial Advisors LLC. He took this position in June 2017. From 2013 to 2017, Mr. Chen managed portfolios at several investment firms that were not registered with FINRA. From January of 2017 to June 2017, Mr. Chen acted as Chief Strategist at Hywin Capital Management, LLC. Mr. Chen was the Chief Investment Officer at Three Mountain Capital Management LP from August of 2013 until January of 2017. He has extensive experience with and has cultivated a broad network in investment management, particularly in the context of healthcare facilities. In his extensive business experience, Mr. Chen held essential positions such as co-founder and vice-chairman of the Absolute Return Investment Management Association of China, director of asset allocation at Morgan Stanley from August 2004 to August 2008, and manager at China Development Bank from September 1998 to August 2000. Mr. Chen has been a guest speaker at Harvard University, Fordham University, Pace University, and IESE Business School. He is a former member of the Adjunct Advisory Committee and former Interim Head of the Private Sector Concentration program of Master of Science in Global Affairs, New York University, and has been an adjunct professor in the Center for Global Affairs there since 2012. He received his PhD in Finance from the Financial Asset Management Engineering Center at University of Lausanne, Switzerland, an MBA in Finance from the Center for Economic Research, Tilburg University in the Netherlands, and a B.A. in Economics from the Renmin University of China in Beijing, China.

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Kanagaraj Lorenz (Raj) has served as a Director of Currenc since the Business Combination and previously served as a Director of Seamless since 2024. Mr. Lorenz has over thirty years’ experience in the banking and electronic payments industries. Mr. Lorenz is an Independent Non-Executive Director of Kenanga Investment Bank Berhad, a licensed Investment Bank that is listed on the Malaysian stock exchange, a position he has held since 2017. Prior to that, Mr. Lorenz served as Group Chief Executive Officer of GHL Systems Berhad (GHL), a publicly-listed company in Malaysia, for 6 years, until 2017. Prior to GHL, Mr. Lorenz worked for Citibank for fourteen years in Malaysia and Australia in various positions in Investment and Corporate Banking covering treasury risk management, Chief Financial Officer (CFO), and finally, as Head of Marketing of a Corporate Bank unit. Mr. Lorenz left Citibank in 2000 to create an internet payment start-up in Singapore that was the first real-time Direct Debit gateway of its kind in Southeast Asia, which was sold to NETS Pte Ltd (NETS), a large payments company in Singapore that is jointly owned by the Singapore banks. Mr. Lorenz also spearheaded NETS’ investment into China with a joint venture partner and interconnected the China UnionPay (CUP) network with NETS such that CUP cards could be accepted in Singapore for the very first time outside of China, Hong Kong and Macau. He has been actively involved in various Fintech companies and associations in Malaysia. Mr. Lorenz is a fellow of the Institute of Chartered Accountants in England and Wales and is also a member of the Malaysian Institute of Certified Public Accountants. His initial employment was with Blair, Sanders & Co, a firm of Chartered Accountants based in London, U.K. Subsequently, he was employed by Ernst & Young in their Kuala Lumpur, Malaysia and New York, USA offices. Prior to becoming a Chartered Accountant, Mr. Lorenz completed his undergraduate degree at Sunderland University, United Kingdom.

Eric Weinstein has served as a Director of Currenc since the Business Combination and previously served as the Chairman of the Board of INFINT from November 2021 until the Business Combination. Mr. Weinstein served as a Managing Director of JonesTrading from July 2022 until January 2023. Prior to that, Mr. Weinstein served as an Investment Manager at Eastmore Group since February 2018 where his responsibilities as a managing director included screening and overseeing investments. He has previously served as a Managing Director at Neuberger Berman from May 2009 to January 2018 where he was also the Chairman of Hedge Fund Solutions and a member of the Investment Risk Committee and Alternatives Investment Committee. Mr. Weinstein has over 30 years of experience at global financial services firms that include Neuberger Berman, Lehman Brothers Holdings Inc., Swiss Bank Corporation, and Morgan Stanley. At Lehman Brothers, Mr. Weinstein acted as a Chief Investment Officer of Lehman Brothers Alternative Investment Management and oversaw a pool of capital that exceeded $5 billion U.S. dollars. He has served as the co-manager of a private equity investment start-up which was focused on providing seed capital to start up investment firms. He has also served as a director to a number of investment funds. Mr. Weinstein has global experience managing investments and servicing clients in North America, South America, Europe, Asia, and Oceania. Mr. Weinstein received his MBA from the Wharton School at the University of Pennsylvania and a Bachelor of Arts in economics from Brandeis University.

All of Currenc’s executive officers and present directors reside outside the United States. Alexander King Ong Kong, the Chairman, and Ronnie Ka Wah Hui, the Chief Executive Officer, are located in Hong Kong. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those directors and officers located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on our directors under United States securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC or Hong Kong of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. In addition, it is uncertain whether such Hong Kong or PRC courts would entertain original actions brought in the courts of the Hong Kong or the PRC, against us or such persons predicated upon the securities laws of the United States or any state.

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Some of our assets are located in Southeast Asia and all of our executive officers and present directors reside outside the United States. In addition, post-Divestiture, based on the six months ended June 30, 2024 operating results, Seamless expects that the percentage of revenue generated in Hong Kong and the PRC would continue to represent approximately 7.6% of Seamless Group’s total revenue. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or executive officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and executive officers under federal securities laws. After the completion of the Business Combination, the Chairman and CEO of Currenc will still be residing in Hong Kong. There is uncertainty as to whether the courts of the Hong Kong or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such directors predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Hong Kong or PRC courts would entertain original actions brought in the courts of the Hong Kong or the PRC, against us or such persons predicated upon the securities laws of the United States or any state. Other senior staff like the CFO of Currenc and the whole management team of Tranglo and WalletKu reside outside the United States. Management has been advised that Indonesia, Malaysia and many of the other jurisdictions where we operate do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and some Southeast Asian jurisdictions, such as Indonesia, the Philippines and Malaysia, would permit effective enforcement of criminal penalties under the federal securities laws.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our Board. The Board consists of five members upon consummation of the Business Combination. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to our management. The Board will meet on a regular basis and additionally as required.

In accordance with our Articles, our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The directors are assigned to the following classes:

●	Class I consists of Eric Weinstein, whose term will expire at our 2025 annual meeting of shareholders;

●	Class II consists of Eng Ho Ng and Kanagaraj Lorenz, whose term will expire at our 2026 annual meeting of shareholders; and

●	Class III consists of Alexander King Ong Kong and Kevin Chen, whose term will expire at our 2027 annual meeting of shareholders.

At each annual meeting of shareholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our Board may have the effect of delaying or preventing changes in our control or management.

Director Independence

As a result of our Ordinary Shares being listed on the Nasdaq, we adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. Our Board has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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Each of the directors other than Alexander King Ong Kong and Kevin Chen qualify as independent directors as defined under the listing rules of the Nasdaq, and our board consists of a majority of independent directors, as defined under the rules of the SEC and Nasdaq Listing Rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Board Oversight of Risk

Our President and Chief Executive Officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. One of the key functions of our Board will be informed oversight of its risk management process. The Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, our Board will be responsible for monitoring and assessing strategic risk exposure and our audit committee will have the responsibility to consider and discuss the combined company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Our compensation committee will also assess and monitor whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our Board expects to establish an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board will adopt a written charter for each of these committees, which complies with the applicable requirements of current Nasdaq Listing Rules. Copies of the charters for each committee will be available on the investor relations portion of Currenc’s website. The composition and function of each committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Audit Committee

The members of the audit committee will be Kanagaraj Lorenz, (Chair), Eng Ho Ng and Eric Weinstein. Our Board has determined that each of the members of the audit committee will be an “independent director” as defined by, and meet the other requirements of the Nasdaq Listing Rules applicable to members of an audit committee and Rule 10A-3(b)(i) under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and current employment. The audit committee will meet on at least a quarterly basis. Both the combined company’s independent registered public accounting firm and management intend to periodically meet privately with our audit committee.

The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

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●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing policies on risk assessment and risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Audit Committee Financial Expert

Our Board has determined that each member of the audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our Board considered each members’ formal education, training, and previous experience in financial roles.

Compensation Committee

The members of the compensation committee will be Eng Ho Ng (Chair) and Kanagaraj Lorenz. Our Board has determined that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a compensation committee. The Board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfy the independence requirements of the Nasdaq. The compensation committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

Specific responsibilities of our compensation committee include:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of our other executive officers;

●	reviewing and recommending our Board the compensation of our directors;

●	reviewing our executive compensation policies and plans;

●	reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

●	administering our incentive compensation equity-based incentive plans;

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●	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	if required, producing a report on executive compensation to be included in our annual proxy statement;

●	reviewing and establishing general policies relating to compensation and benefits of our employees; and

●	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee will be Eng Ho Ng (Chair) and Kanagaraj Lorenz. The Board determined that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a nominating committee. The nominating and corporate governance committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying, evaluating and selecting, or recommending that our Board approve, nominees for election to our Board;

●	evaluating the performance of our Board and of individual directors;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of our corporate governance practices and reporting;

●	reviewing management succession plans; and

●	developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Code of Ethics

We expect to adopt a code of ethics that applies to all of our directors, officers and employees. A copy of our code of ethics will be available on our website. We also intend to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on its website.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was at any time one of Currenc’s officers or employees. None of Currenc’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our Board or compensation committee.

Shareholder and Interested Party Communications

Stockholders and interested parties may communicate with our Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Currenc Group Inc., 410 North Bridge Road, SPACES City Hall, Singapore. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

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Limitations of Liability and Indemnification of Directors and Officers

Our Articles contain provisions that limit the personal liability of our directors and officers to Currenc for loss or damages incurred by Currenc as a result of the carrying out of their functions, unless that liability arises through the actual fraud or willful default of such person. Pursuant to the Articles, no person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect. Consequently, Currenc’s directors and officers will not be personally liable to Currenc for loss or damages incurred by Currenc as a result of the carrying out of their functions, unless a court of competent jurisdiction shall have made a finding to effect that liability has arisen through the actual fraud or willful default of such person.

In addition, Articles contain indemnification provisions entitling Currenc’s directors and officers to indemnification out of the assets of Currenc against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

We have purchased and intend to maintain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to the company, including matters arising under the Securities Act.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

References to the “Company,” “Currenc,” “our,” “us” or “we” in the following section refer to Seamless Group Inc. prior to the Business Combination and to Currenc Group Inc. after giving effect to the Business Combination.

Executive Compensation

We are currently considered an “emerging growth Company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years and an Outstanding Equity Awards at Fiscal Year End Table for our last completed fiscal year. These reporting obligations extend only to the following “named executive officers,” who are the individuals who served as our principal executive officer and the next two most highly compensated executive officers at the end of the fiscal year 2023.

This section discusses material components of the executive compensation programs for the Company’s executive officers who area named in the “Summary Compensation Table” below. In 2023, Seamless’ “named executive officers” and their positions were as follows:

●	Alexander King Ong Kong, Chairman and former Chief Executive Officer;

●	Ronnie Ka Wah Hui, Chief Executive Officer and former Chief Financial Officer

This discussion may contain forward-looking statements that are based on the Company’s current plans, considerations, expectations, and determinations regarding future compensation programs.

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INFINT Director and Executive Officer Compensation

Prior to the Business Combination, none of INFINT’s directors or officers received any compensation for services rendered to INFINT. No compensation of any kind, including finder’s and consulting fees, were paid to the Sponsor, INFINT’s existing directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. INFINT did not grant any share options, share appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its directors or officers.

Summary Compensation Table

The following table contains information pertaining to the compensation of Currenc’s named executives for the years ending December 31, 2023 and 2022.

	Salary		Contract Income	RSUs	Stock Options	Bonus	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Alexander King Ong Kong, Chairman and former CEO	2023	$390,573	—	—	—	—	—	$390,573
	2022	$362,140	—	1,009,491	—	—	—	$362,140
Ronnie Ka Wah Hui, CEO and former CFO	2023	$61,146	$61,146	—	—	—	—	$122,292
	2022	$61,146	$61,146	432,632	—	—	—	$122,292
Hagay Ravid	2023	$141,250	$141,250	—	—	—	—	$141,250
	2022	$23,333	$23,333	—	—	—	—	$23,333

(1)	Under the prior 2018 Equity Incentive Plan, in January 2021, Mr. Kong was granted 100,436.18 RSUs, and Mr. Hui was granted 79,366.65 RSUs. The 2018 Equity Incentive Plan was terminated and replaced by the Seamless Incentive Plan. All previously awarded RSUs and options described above have been voided and replaced by new RSUs granted to relevant participants under the Seamless Incentive Plan. Under the Seamless Incentive Plan, in August 2022, Mr. Kong was granted 1,009,491 New Seamless Restricted Shares, and Mr. Hui was granted 432,632 New Seamless Restricted Shares. These Restricted Shares will vest over a two-year period after the consummation of the Business Combination. Specifically, one third of these Restricted Shares vested upon the consummation of the Business Combination, one third will vest on the first anniversary year of the Business Combination, and one third will vest on the second anniversary year of the Business Combination. These newly awarded shares have already replaced and covered the employees’ interests under the prior 2018 Equity Incentive Plan.

Narrative to the Summary Compensation Table

Currenc Employment Agreements

Currenc plans to enter into employment agreements with Ronnie Ka Wah Hui (Chief Executive Officer) and Alexander King Ong Kong (Chairman), and Seamless has an existing employment agreement with Hagay Ravid (Chief Financial Officer), (each an “Employment Agreement, and collectively, the “Employment Agreements”).

The Employment Agreements are expected to provide for a base salary of $300,000 for each of Mr. Hui and Mr. Kong, and any possible annual performance bonuses and equity grants under the Incentive Plan are to be determined by Currenc’s compensation committee.

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Executive Employment Agreements of New Seamless

Alexander King Ong Kong

Mr. Kong entered into an employment agreement on June 1, 2018 to serve TNG (Asia) Limited, a wholly owned subsidiary of Seamless (“TNG Asia”), as Chief Executive Officer. The employment agreement provided Mr. Kong with a monthly salary of HK$200,000. Mr. Kong’s monthly salary was increased to HK$220,000 effective April 2019, to HK$236,900 effective January 1, 2021, and to HDK255,500 effective January 1, 2023, pursuant to that certain salary adjustment letter dated March 1, 2023. TNG Asia will be part of the Divestitures (as described below).

Quantification of Potential Payments and Benefits to the Executive Officer of Seamless in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the chief executive officer and other executives of Seamless that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursements	Other	Total
Name	($)	($)	($)	($)	($)	($)(1)	($)
Alexander King Ong Kong	$300,000	—	—	—	—	—	—

(1)	In connection with the Business Combination, no outstanding Seamless options or warrants (whether vested or unvested) were assumed, continued or replaced by the Surviving Company.

Ronnie Ka Wah Hui

Mr. Hui entered into a service agreement with TNG FinTech Group (HK), now known as Dynamic FinTech Group (HK) Limited and a wholly owned subsidiary of Seamless (“TNG FinTech”), on February 26, 2020 to serve as a Group Financial Advisor to the company. The service agreement provided Mr. Hui with a monthly fee of HK$40,000, with the potential for such fee to be adjusted to HK$120,000 upon the successful completion of a pre-IPO round of fund raising of a certain amount, and a total of US$1,000,000 worth of share options at the company’s valuation of US$800 million that would vest over three years upon a successful IPO of the company, as more fully described in the service agreement. Mr. Hui became a full-time employee of TNG Asia on November 1, 2020 pursuant to an employment agreement. The employment agreement provides for a monthly base salary of HK$40,000. TNG FinTech and, again, TNG Asia will be part of the Divestitures.

Quantification of Potential Payments and Benefits to the Executive Officer of Seamless in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the chief executive officer and other executives of Seamless that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursements	Other	Total
Name	($)	($)	($)	($)	($)	($)(1)	($)
Ronnie Ka Wah Hui	$300,000	—	—	—	—	—	—

(1)	In connection with the Business Combination, no outstanding Seamless options or warrants (whether vested or unvested) were assumed, continued or replaced by the Surviving Company.

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Hagay Ravid

Mr. Ravid entered into an employment agreement with Seamless on 25 October, 2022, with effective date on 15 November, 2022 to serve as Chief Financial Officer to the company. The employment agreement provided Mr. Ravid with an annual salary of $200,000 with a one-time relocation expense of $20,000, and 200,000 restricted ordinary shares of the Company that would vest in equal monthly installments over a three year period beginning on his date of hire.

Quantification of Potential Payments and Benefits to the Executive Officer of Seamless in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the chief executive officer and other executives of Seamless that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursements	Other	Total
Name	($)	($)	($)	($)	($)	($)(1)	($)
Hagay Ravid	$200,000	—	—	—	—	—	—

(1)	In connection with the Business Combination, no outstanding Seamless options or warrants (whether vested or unvested) were assumed, continued or replaced by the Surviving Company.

Non-Competition Agreements

Mr. Kong is subject to non-competition and non-solicitation restrictions during his employment with TNG Asia and for a period of 12 months following termination of employment. Mr. Hui is subject to non-competition and non-solicitation restrictions during his employment with TNG Asia and for a period of 3 months following termination of employment. Mr. Ravid  is subject to non-competition and non-solicitation restrictions during his employment with TNG Asia and for a period of 3 months following termination of employment.

Benefits and Perquisites

Seamless, through its subsidiaries, provided benefits to its named executive officers on the same basis as provided to all of its employees, including insurance and leave. Seamless did not offer any executive-specific benefit or perquisite programs.

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Outstanding Equity Awards

The following table sets forth information regarding equity awards held by the named executive officers as of December 31, 2023. The applicable vesting provisions are described in the footnote following the table.

Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(1)
Alexander King Ong Kong(1)	-	-	672,994	1,561,346
Ronnie Ka Wah Hui(2)	-	-	288,421	669,136
Hagay Ravid	-	-	-	-
Eng Ho Ng(3)	-	-	-	-
Kevin Chen	-	-	-	-
Eric Weinstein(4)	-	-	-	-
Kanagaraj Lorenz	-	-	-	-

Under the Seamless Incentive Plan, a total of 3,964,324 New Seamless shares have been reserved for awards to employees and to service providers to the Company.

(1)	Pursuant to the Seamless Incentive Plan, Mr. Kong has been granted 1,009,491 New Seamless Restricted Shares. 336,497 New Seamless shares that were vested to Mr. Kong pursuant to Seamless Incentive Plan upon consummation of the Business Combination, and the remaining 672,994 New Seamless Shares to be vested on the 2nd an 3rd anniversary of the consummation of the Business Combination. These Restricted Shares will vest over a two-year period after the consummation of the Business Combination. Specifically, one third of these Restricted Shares vested upon the consummation of the Business Combination, one third will vest on the first anniversary year of the Business Combination, and one third will vest on the second anniversary year of the Business Combination. On September 17, 2024, the closing price of our Ordinary Shares was $2.32.

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(2)	Mr. Hui has been granted an aggregate of 432,632 New Seamless shares. 144,211 New Seamless shares that were vested to Mr. Hui pursuant to Seamless Incentive Plan upon the consummation of the Business Combination and the remaining 288,421 New Seamless shares to be vested on the 2nd an 3rd anniversary of the consummation of the Business Combination. These Restricted Shares will vest over a two-year period after the consummation of the Business Combination. Specifically, one third of these Restricted Shares vested upon the consummation of the Business Combination, one third will vest on the first anniversary year of the Business Combination, and one third will vest on the second anniversary year of the Business Combination.
(3)	Mr. NG Eng Ho, an independent director of Seamless and member of the New Seamless Board, has been granted 10,383 New Seamless Restricted Shares under the Seamless Incentive Plan. These shares vested in full upon the consummation of the Business Combination.
(4)	Mr. Eric Weinstein, member of the New Seamless Board has been awarded 60,000 New Seamless Restricted Shares by INFINT Acquisition Corporation (“INFINT”) in connection with his appointment as Chair of INFINT’s Board of Directors. These shares vested in full upon the consummation of the Business Combination.

Director Compensation

We have not historically maintained a formal non-employee director compensation program but have made stock grants to non-employee directors when determined appropriate. Additionally, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and its committees.

Summary of the Currenc Group Inc. 2024 Equity Incentive Plan

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to help Currenc to secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of Currenc and its subsidiaries and affiliates and to provide means by which the eligible recipients may benefit from increases in value of Currenc Ordinary Shares. Each director of Currenc (up to five) and approximately 30 employees and consultants of Currenc and its subsidiaries and affiliates are eligible to participate in the Incentive Plan.

Shares Available for Awards

The total number of Ordinary Shares reserved for issuance under the Incentive Plan is 4,636,091 Ordinary Shares (the “Initial Share Pool”). The maximum number of Ordinary Shares of Currenc that may be issued under the Incentive Plan as a result of the exercise of Incentive Stock Options will be equal to the Initial Share Pool, and, during any fiscal year of the Company, the sum of the value (determined as of the date of grant) of all Awards that may be granted to a non-employee director during such fiscal year may not exceed $500,000 in the aggregate.

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If shares covered by an award are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the Incentive Plan. If any options or share appreciation rights terminate or expire without being fully exercised or are canceled, forfeited or cash-settled, the shares for which the option or share appreciation right was not exercised may be available for future grants under the Incentive Plan; provided, that to the extent any shares subject to an option or stock-settled stock appreciation right are withheld for payment of the purchase or exercise price or for payment of taxes, such withheld shares will be treated as granted and will not again be available for future grants. If any full-value award is canceled, forfeited or cash-settled, the shares for which such award was canceled, forfeited or cash-settled may be available for future grants under the Incentive Plan.

Summary of Material Terms of the Incentive Plan

General. The Incentive Plan provides that grants may be in the following forms:

●	restricted shares awards

●	share options awards

●	restricted share unit awards

●	share appreciation rights

●	performance awards

●	other share-based awards

●	other cash-based awards

Administration. The Incentive Plan shall be administered by the compensation committee (the “Committee”) of the board of directors of Seamless. The board may designate one or more its directors as a subcommittee who may act for the Committee if necessary. The Committee may issue rules and regulations for administration of the Plan. The Committee (or its delegate) shall have full power and authority to: (i) designate participants; (ii) determine the type or types of awards to be granted; (iii) determine the number of shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) the awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, or cancelled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, cancelled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, shares, other awards, other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Incentive Plan and any instrument or agreement relating to, or award made thereunder; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Incentive Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Incentive Plan. All decisions of the Committee shall be final, binding and conclusive.

Eligibility for Participation. Any employee, non-employee director, advisor and consultant of Seamless or any of its subsidiaries or affiliates will be eligible to be selected to receive an award under the Incentive Plan.

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Types of Awards.

Restricted Shares

The Committee is authorized to grant awards of restricted shares (“Restricted Shares”) to participants in accordance with the terms and conditions of the Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Incentive Plan, as the Committee shall determine. The Committee determines the number of Restricted Shares that will be granted, which may be service- and/or performance-based, the respective vesting and delivery schedules, and whether the Restricted Shares is entitled to dividends or dividend equivalents, voting rights or any other rights.

Options

The Committee is authorized to grant options (the “Options”) to participants in accordance with the terms and conditions of the Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Incentive Plan, as the Committee shall determine. The Committee determines the vesting schedules, exercise price per share, term of each Option, and time at which the Option may be exercised in whole or in part, and the methods and forms in which payment of the exercise price may be made (including cash, shares, other awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price.

Where relevant to a participant who is a U.S. taxpayer, the Committee may designate an Option as intended to be an incentive stock option under the Code, provided the participant is, as of the time of grant, an employee of the Company or any subsidiary or affiliate of the Company. Incentive stock options are subject to conditions imposed under the Code, including that any incentive stock options granted to a participant who owns more than 10% of the voting power of all classes of the Company’s outstanding shares shall not have a term of more than five years and shall have a per share exercise price that equals at least 110% of the fair market value of an ordinary share of the Company on the grant date and that the aggregate fair market value (determined as of the date the incentive stock options are granted) of the shares with respect to which the incentive stock options are granted under the Incentive Plan and all other option plans of the Company and its affiliates that become exercisable for the first time by the participant during any calendar year shall not exceed $100,000.

Restricted Share Units

The Committee is authorized to grant the RSUs to participants in accordance with the terms and conditions of the Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Incentive Plan, as the Committee shall determine. An RSU represents the contractual right to receive one of Currenc’s Ordinary Shares. Subject to the provisions of the Incentive Plan, the Committee determines the terms and conditions of RSU grants, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to Currenc) and the form and timing of payment. Holders of RSUs do not have any rights as stockholders but the Committee may provide in an award agreement that such holders are entitled to receive cash payments equal to the per-share dividend paid on Ordinary Shares which will be distributed upon vesting of the RSU.

Share Appreciation Rights

The Committee is authorized to grant share appreciation rights (“SAR”) to participants in accordance with the terms and conditions of the Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Incentive Plan, as the Committee shall determine. Share appreciation rights may be granted independently or in addition to other awards granted under the Incentive Plan. The Committee determines the exercise price per share under a SAR, term of each SAR, times at which a SAR may be exercised or settled in whole or in part. Upon the exercise of a SAR, Seamless shall pay to the participant an amount equal to the number of its shares subject to the SAR multiplied by the excess, if any, of the fair market value of one share on the exercise date over the exercise price of such SAR. Seamless shall pay such excess in cash, in shares valued at fair market value, or any combination thereof, as determined by the Committee.

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Performance Awards

The Committee is authorized to grant, in addition to Restricted Shares and Options, which are performance-based, other performance awards (“Performance Awards”) to participants in accordance with the terms and conditions of the Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Incentive Plan, as the Committee shall determine. Performance Awards may be denominated as a cash amount, a number of Shares or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. Subject to the terms of the Incentive Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

Other Share-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, acquisition rights for shares, awards with value and payment contingent upon performance of Seamless or business units thereof or any other factors designated by the Committee (“Other Share-Based Awards”). The Committee shall determine the terms and conditions of such awards.

Other Cash-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, cash (“Other Cash-Based Awards”). The Committee shall determine the terms and conditions of such awards.

Adjustment Provisions.

In the event that, as a result of any dividend, other than recurring ordinary cash dividends, or other distribution (whether in the form of cash, Shares or other securities), recapitalization, share split (share subdivision), reverse share split (share consolidation), reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of Seamless, issuance of warrants or other rights to acquire shares or other securities of Seamless, issuance of shares pursuant to the antidilution provisions of securities of Seamless, or other similar corporate transaction or event affecting the shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, then the Committee shall, subject to Incentive Plan, adjust equitably any or all of:

●	the number and type of shares (or other securities) which thereafter may be made the subject of awards;

●	the number and type of shares (or other securities) subject to outstanding awards;

●	the grant, acquisition, exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; and

●	the terms and conditions of any outstanding awards, including the performance criteria of any Performance Awards;

provided, however, that the number of shares subject to any award denominated in shares shall always be a whole number.

Clawback Provisions

All awards issued under the Incentive Plan are subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by Currenc, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Ordinary Shares or other securities are listed or quoted, and such requirements are deemed incorporated by reference into all outstanding award agreements.

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Change in Control

In the event of a change in control, an award agreement may provide that (i) the award shall vest and become immediately exercisable with respect to all or a portion of the shares subject to any relevant Options or SARs, (ii) the restricted period shall expire immediately with respect to all or a portion of the outstanding shares of any relevant Restricted Shares or RSUs and (iii) any Other Share-Based Awards or Other Cash-Based Awards shall be vested as to all or a portion of the Award.

With respect to a Performance Award, in the event of a change in control, the relevant award agreement may provide that all incomplete performance periods with respect to such award in effect on the date the change in control occurs shall end on the date of such change and the Committee shall either (1)(i)(x) determine the extent to which performance goals with respect to such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant and (y) cause to be paid to the applicable participant partial or full awards with respect to performance goals for each such performance period based upon the Committee’s determination of the degree of attainment of performance goals or, (ii) assume that the applicable “target levels” of performance have been attained, or (2) use such other basis determined by the Committee.

The Committee may provide that, in the event of a change in control, the participant may retain any tag-along rights, or any rights to sell the Awards under any Seamless repurchase arrangements.

Amendment and Termination of Incentive Plan

Except to the extent prohibited by applicable laws and unless otherwise expressly provided in an award agreement or Incentive Plan, the Board may amend, alter, suspend, discontinue or terminate the Incentive Plan or any portion thereof at any time, provided that no such amendment, alteration, suspension discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by applicable laws or the rules of the stock market or exchange or (ii) the consent of the affected participant, if such action would materially adversely affect the rights of such participant under any outstanding award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause Incentive Plan to comply with applicable law, stock market or exchange rules, or to impose any recoupment provisions on any awards under the Incentive Plan.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances. The summary assumes that awards granted under the Incentive Plan to U.S. taxpayers will be exempt from, or will comply with, Section 409A of the Code. If an award is not either exempt from, or in compliance with Section 409A, less favorable tax consequences may apply.

Nonstatutory Stock Options.

Options granted under the Incentive Plan will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price and Currenc generally will be allowed a compensation expense deduction for the amount that the optionee recognizes as ordinary income. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to Currenc with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

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Restricted Share Rights, Performance Awards and Dividend Equivalents.

Recipients of grants of restricted stock units, performance awards or dividend equivalents (collectively, “deferred awards”) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. Dividend equivalents received with respect to any deferred award will also be taxed as ordinary income. Shares to be received pursuant to a deferred award generally become payable on the date or payment event, as specified in the applicable award agreement. For awards that are payable in shares, a participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Share Awards

If a Share Award is payable in Shares that is subject to a substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the fair market value of the Shares received (determined as of the first time the Shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier). The holder’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired pursuant to a Share Award will be the amount ordinary income recognized either when the Shares are received or when the Shares are vested.

Section 409A.

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Incentive Plan do not have any deferral feature that is subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. Currenc will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for the Combined Entity.

Currenc generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules could limit the deductibility of compensation paid to the Currenc’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND CURRENC UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

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Incentive Plan Benefits

Because awards under the Incentive Plan are discretionary, the benefits or amounts to be received by or allocated to participants and the number of shares to be granted under the Incentive Plan cannot be determined at this time. Upon the completion of the Business Combination, the Incentive Plan replaced the Seamless Incentive Plan.

Form S-8

When permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Ordinary Shares of Currenc issuable under the Incentive Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Ordinary Shares upon the completion of the Business Combination by:

●	each person known by us to be the beneficial owner of more than 5% of Currenc’s Ordinary Shares;

●	each of our named executive officers and directors; and

●	each of our officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

In the table below, percentage of ownership is based on 46,527,999 Ordinary Shares issued and outstanding as of          , 2024, including 40,000,000 Ordinary Shares issued to the former shareholders of Seamless in the Business Combination as Exchange Consideration, 400,000 Commitment Shares issued in connection with the PIPE Offering, 200,000 Ordinary Shares issued to the vendors in connection with the Business Combination Closing, and reflects the valid redemption of 4,652,105 INFINT Class A ordinary shares and the issuance of all shares under the Seamless Incentive Plan, which shares were reserved under the Seamless Incentive Plan and were a part of the Aggregate Consideration. The below table excludes the Ordinary Shares underlying the warrants and private warrants, and PIPE Warrants because these securities are not exercisable until registered, which may or may not occur within sixty (60) days. Further, it assumes no issuance of the 4,636,091 shares reserved under the Incentive Plan.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 410 North Bridge Road, SPACES City Hall, Singapore 188726.

Name and Address of Beneficial Owner	Number Ordinary Shares	% of Total Voting Power
Directors and Named Executive Officers:
Alexander King Ong Kong(1)	27,401,643	58.89%
Ronnie Ka Wah Hui(2)	144,211	*
Hagay Ravid	-	-
Eng Ho Ng(2)	10,383	*
Kevin Chen	-	-
Eric Weinstein(2)	60,000	*
Kanagaraj Lorenz	-	-

All Executive Officers and Directors as a Group (7 individuals)	27,616,237	59.35%
Greater than Five Percent Holders:
Regal Planet Limited(3)	26,912,897	57.84%
InFinT Capital LLC(4)	4,483,026	9.63%
Alexander Edgarov(4)	4,483,026	9.63%

(1)	Includes: (a) 26,912,897 Ordinary Shares to be held by Regal Planet Limited, (b) 152,249 Ordinary Shares to be held by Mr. Kong personally and (c) 336,497 Ordinary Shares that were vested to Mr. Kong pursuant to Seamless Incentive Plan upon consummation of the Business Combination. Mr. Kong’s business address is 21/F, Olympia Plaza, 255 King’s Road, North Point, Hong Kong.
(2)	Includes Ordinary Shares that were vested pursuant to Seamless Incentive Plan upon consummation of the Business Combination.
(3)	Regal Planet Limited’s business address is 21/F, Olympia Plaza, 255 King’s Road, North Point, Hong Kong.
(4)	InFinT Capital LLC, the Sponsor, is the record holder of such shares. Alexander Edgarov is the managing member of the Sponsor and has dispositive and voting control of the securities held of record by the Sponsor, and may be deemed to beneficially own such securities. Mr. Edgarov disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Interests shown consist solely of Founder Shares, classified as INFINT Class B ordinary shares. Such shares automatically converted into Ordinary Shares concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis. The business address of the directors and executive officers of INFINT is 32 Broadway, Suite 401 New York, New York 10004.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

INFINT Related Party Transactions

INFINT issued to its Sponsor an aggregate of 5,833,083 founder shares in exchange for a capital contribution of $25,100, or approximately $0.004 per share. The Sponsor transferred 99,999 founder shares to EF Hutton as representative shares (the representative shares are deemed to be underwriter’s compensation by FINRA pursuant to Rule 5110 of the FINRA Manual).

The Sponsor has purchased an aggregate of 7,796,842 private warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, $7,796,842 in the aggregate, in the Private Placement. The private warrants are identical to the warrants sold in the INFINT IPO. Pursuant to an agreement that INFINT has entered into with the holders of the private warrants, the private warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of INFINT’s initial business combination.

The Sponsor and other initial shareholders entered into the Letter Agreement with INFINT, pursuant to which they agreed to (A) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of INFINT’s initial business combination, (B) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to INFINT’s amended and restated memorandum and articles of association to modify the substance or timing of INFINT’s obligation to allow redemption in connection with INFINT’s initial business combination or to redeem 100% of INFINT’s public shares if INFINT has not consummated an initial business combination prior to November 23, 2024 or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the trust account with respect to their founder shares if INFINT fails to complete INFINT’s initial business combination prior to November 23, 2024, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if INFINT fails to complete INFINT’s initial business combination within such time period and (D) vote any founder shares held by them and any public shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of INFINT’s initial business combination; (iv) the founder shares are automatically convertible into Class A ordinary shares concurrently with or immediately following the consummation of INFINT’s initial business combination on a one-for-one basis, subject to adjustment as described herein and in INFINT’s amended and restated memorandum and articles of association; and (v) only holders of Class B ordinary shares will have the right to vote for the election of directors in any general meeting held prior to or in connection with the completion of INFINT’s initial business combination, which directors will be proposed by the INFINT Board following a nomination.

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INFINT utilized office space at 32 Broadway, Suite 401, New York, NY 10004. Commencing on November 22, 2021, INFINT paid the Sponsor or an affiliate thereof up to $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of INFINT’s management team. Upon completion of the Business Combination, INFINT ceased paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, were paid by the company to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals could be reimbursed for any out-of-pocket expenses incurred in connection with activities on INFINT’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. INFINT’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or INFINT’s or their affiliates.

On April 20, 2021, the Sponsor issued an unsecured promissory note to INFINT, pursuant to which INFINT may borrow up to an aggregate principal amount of up to $400,000, to be used for payment of costs related to the Proposed Offering. The note was interest bearing (0.01% annual rate) and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Proposed Offering. These amounts were repaid upon completion of the IPO out of the $696,875 of offering proceeds that were allocated for the payment of offering expenses. As of December 31, 2021, there were no amounts outstanding under the promissory note.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of INFINT’s officers and directors could, but were not obligated to, loan INFINT funds as may be required on a non-interest basis. If INFINT completed an initial business combination, INFINT would repay such loaned amounts. Up to $1,500,000 of such loans could be convertible into private warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Prior to the completion of INFINT’s initial business combination, INFINT did not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as INFINT did not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in INFINT’s trust account.

On September 13, 2023, the Company issued the Amended Note in the principal amount of up to $400,000 to the Sponsor, which could be drawn down from time to time prior to the Maturity Date upon request by the Company. The Note amended, replaced and superseded in its entirety the Original Note, which was issued by the Company to the Sponsor on May 1, 2023, and any unpaid principal balance of the indebtedness evidenced by the Original Note was merged into and evidenced by the Note. The Note does not bear interest and the principal balance will be payable on the Maturity Date. The Sponsor has the option on the Maturity Date to convert the principal outstanding under the Note into that number of Working Capital Warrants equal to the portion of the principal amount of the Amended Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private warrants issued by the Company at the time of its IPO, as described in the prospectus for the IPO, dated November 22, 2021 and filed with the SEC, including the transfer restrictions applicable thereto. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

Prior to the Business Combination, any of the foregoing payments to the Sponsor, repayments of loans from the Sponsor or repayments of Working Capital Loans prior to INFINT’s initial business combination were made using funds held outside the trust account. In conjunction with the Closing of the Business Combination, the Note to the Sponsor was amended to $603,623.

After the Business Combination, members of INFINT’s management team who remain with us may be paid consulting, management or other fees from Currenc.

INFINT has also entered into the Registration Rights Agreement with respect to the Founder Shares and private warrants.

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Other Relationships

Except as otherwise disclosed in this prospectus, no compensation of any kind, including finder’s and consulting fees, were paid by INFINT to the Sponsor, INFINT’s directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on INFINT’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Audit Committee reviewed on a quarterly basis all payments that were made to the Sponsor, directors, officers or their respective affiliates.

Certain Agreements Related to Business Combination

In connection with the Business Combination, certain agreements were entered into pursuant to the Business Combination Agreement. References below are qualified in their entirety by reference to the full text of such agreements and to the descriptions thereof included elsewhere in this prospectus. These agreements include:

●	Shareholder Support Agreement;

●	Sponsor Support Amendment;

●	Registration Rights Agreement; and

●	Lock-Up Agreement.

Seamless Related Party Transactions

In addition to the compensation arrangements, including employment, discussed in the section titled “Executive Officer and Director Compensation,” the following is a description of each transaction since January 1, 2018, and each currently proposed transaction, in which:

● Seamless has been or is to be a participant;

● the amount involved exceeded or exceeds $120,000; and

● any of Seamless’ directors, executive officers or beneficial holders of more than 5% of any class of Seamless ordinary shares, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Convertible Bonds

TNG FinTech (now renamed as Seamless Group Inc.) previously entered into that certain Amended and Restated Convertible Bond Instrument, dated September 14, 2021, and that certain related Amendment Agreement, dated September 14, 2021, with Regal Planet Limited and Chelsea Vanguard Fund. Such convertible bond instrument and related documents were issued in respect of $27,000,0000 15% secured guaranteed convertible bonds of TNG FinTech, secured by certain ordinary shares of TNG FinTech including those held by Regal Planet Limited, the controlling shareholder of Seamless and which is controlled by Mr. Kong, as personally guaranteed by Mr. Kong, the chairman and former chief executive officer of Seamless. On September 14, 2023, the parties entered into the Third Amendment Agreement for the purpose of, among others, reviewing and amending certain terms and conditions under the Amended and Restated Convertible Bond Instrument, and further the Issuer has been authorized by a resolution of its board of directors dated September 11, 2023 to create and issue this USD10,000,000 15% secured guaranteed convertible bonds (the “Convertible Bonds”) and to replace and terminate the Amended and Restated Convertible Bond Instrument (the “Second Amended and Restated Convertible Bond Instrument” or the “Convertible Bond Instrument”).

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Transactions with Certain Shareholders

Seamless has entered into certain loan agreements with its shareholders, pursuant to which Seamless is the borrower or guarantor, including:

● That certain Loan Agreement, dated August 26, 2022, and that certain Loan Agreement, dated March 15, 2022, both by and between Seamless and Regal Planet Limited, the controlling shareholder of Seamless and which is controlled by Mr. Kong, with $1,277,174 and $639,045 remaining as amounts due to Regal Planet Limited thereunder, respectively, as of June 30, 2024.

● That certain Loan Agreement, dated December 28, 2021, and that certain Loan Agreement, dated June 30, 2023, both by and between Seamless Group Inc. (previously known as TNG FinTech Group Inc.) and Kong King Ong Alexander, the controlling shareholder of Regal Planet Limited, which is the controlling shareholder of Seamless, with $1,570,923 remaining as the amount due to Mr. Kong thereunder, as of June 30, 2024;

● That certain Loan Agreement, Term Loan Facility, dated May 26, 2021, by and among GEA Limited, a wholly owned subsidiary of Seamless and which will be part of the Divestitures, TNG FinTech (now renamed as Seamless Group Inc.), and Highlight Holdings Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless, with $800,000 remaining as the amount due to Highlight Holdings Limited thereunder, as of June 30, 2024; and

● That certain Loan Agreement, Term Loan Facility, dated March 13, 2020, by and among TNG Asia, which will be part of the Divestitures, TNG FinTech (now renamed as Seamless Group Inc.), and Highlight Holdings Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless, with no outstanding amount due to Highlight Holdings Limited thereunder, as of June 30, 2024.

Transactions with Other Related Parties

Seamless is also a party to that certain Letter of Comfort, dated May 19, 2022, with TNG Asia, which will be part of the Divestitures, pursuant to which Seamless agreed to put in place appropriate IPO insurance and indemnify TNG Asia and Regal Planet Limited, the controlling shareholder of Seamless and which is controlled by Mr. Kong, the chairman and former chief executive officer of Seamless, in connection with the Business Combination.

Seamless is also a party to the following transactions:

● That certain Loan Agreement, dated January 12, 2022, by and between TNG FinTech (now renamed as Seamless Group Inc.) and Hui Ka Wah Ronnie, the chief executive officer of Seamless, with $459,782 remaining as the amount due to Mr. Hui thereunder, as of June 30, 2024; and

● That certain Loan Agreement, dated December 20, 2021, and renewed on April 4, 2023, by and between Seamless Group Inc. (previously known as TNG FinTech Group Inc.) and Wong Wing Chi, the chief operating officer of Seamless, with $600,272 remaining as the amount due to Mr. Wong thereunder, as of June 30, 2024.

TNG Asia, which will be part of the Divestitures, is a party to those certain Development, Sales & Purchases, On-going Maintenance and Partnership Agreements, dated April 3, 2017, April 1, 2018, April 7, 2020, April 23, 2021, April 25, 2022 and April 24, 2023 with SINO Dynamic Solutions Limited (“SINO”), an ultimate beneficial owner of which is Mr. Kong, the chairman and former chief executive officer of Seamless. TNG Asia has commissioned SINO for the development of an e-wallet and cashless payment solution system as well as the on-going maintenance of the system. The TNG Payment Solution is a cashless payment processing service, offering a highly encrypted and secure payment processing infrastructure allowing its users and consumers to make payments electronically to designated vendors / merchants for purchases of goods and services.

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GEA Limited, which will be part of the Divestitures, is a party to the following transactions:

● Those certain Development, Sales & Purchases, On-going Maintenance and Partnership Agreements, dated April 15, 2019, April 15, 2020, April 15, 2021, April 25, 2022 and April 24, 2023 with SINO, an ultimate beneficial owner of which is Mr. Kong, the chairman and former chief executive officer of Seamless. GEA Limited has commissioned SINO for the development of an e-money platform facilitating cross border payments, fund transfers, social hub functions and payment solution systems as well as the on-going maintenance of the system. The GEA Payment Solution is a payment processing service, offering a highly encrypted and secure payment processing infrastructure, allowing its member participants to make cross-border fund transfer electronically to designated bank accounts / cash pickup points in its supported network of countries;

● That certain Collaboration Agreement, FX Trade, dated April 14, 2020, with BTSE Holdings Limited and Highlight Holdings Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless;

● That certain Collaboration Agreement, FX Trade, dated August 2, 2022, with Nogle Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless; and

● That certain Global E-Money Alliance Agreement for Corporate Collection and Payout Services, dated August 11, 2020, with BTSE Holdings Limited, shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless.

Divestitures

Prior to the Closing, Seamless completed the spin-out, carve-out, divest or transfer all of the equity interests that it owns in (a) TNG Asia, (b) FNTI and (c) GEA and together with TNG Asia and FNTI, (the “Divestiture Entities”), including by means of a partial redemption of outstanding ordinary shares as consideration therefor such that, upon consummation of the Divestitures, the Divestiture Entities are no longer subsidiaries of, or controlled by, Seamless.

Deed of Guarantee

Seamless entered into that certain Deed of Guarantee, dated as of May 25, 2023, by and among Seamless, Regal Planet Limited and Kong King Ong Alexander, as guarantors, and Ripple Labs Singapore Pte. Ltd., pursuant to which Seamless will be a guarantor of GEA Limited, a wholly-owned subsidiary of Seamless, in connection with that certain Master XRP Commitment to Sell Agreement and each Line of Credit Addendum related thereto, between Ripple Labs Singapore Pte Ltd. and GEA Limited, as described therein. GEA has purchased $52.6 million, $501 million and $105 million worth of XRP from Ripple pursuant to the Master XRP Commitment to Sell Agreement for its ODL prefunding for the years ended December 31, 2021, 2022, and 2023, respectively.

The amount guaranteed under such Deed of Guarantee is $26 million (together with additional interest and fees) as of June 30, 2024. The current amounts outstanding can be declared immediately due and payable by Ripple Labs Singapore Pte. Ltd. Ripple Labs Singapore Pte. Ltd. may make additional advances to GEA Limited from time to time pursuant to the Master XRP Commitment to Sell Agreement, and such additional advances will be guaranteed pursuant to the Deed of Guarantee. Seamless’ obligation with respect to the guarantee will terminate six months after the consummation of the Business Combination.

Master XRP Commitment to Sell Agreement between Ripple Labs Singapore Pte. Ltd. and GEA.

Ripple Labs Singapore Pte. Ltd. and GEA entered into a Master XRP Commitment to Sell Agreement on September 12, 2022 when GEA was onboarded as an ODL RP. Pursuant to this agreement, GEA can execute ODL transactions. Under this agreement, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into the account of its ODL RP, i.e. the crypto wallet of GEA. The agreement stipulates that the legal title and rights to the XRP deposited in GEA’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the agreement, GEA agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. Once the XRP transfer is confirmed, the legal title of that XRP will be transferred from Ripple Labs Singapore Pte. Ltd to GEA. Also, in exchange for obtaining the XRP, GEA has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd. Ripple Labs Singapore Pte. Ltd and GEA also entered into a Line of Credit and related addendums in connection with the Master XRP Commitment to Sell Agreement, under which Ripple Labs Singapore Pte. Ltd provided to GEA a USD$5 million credit facility for a two year’ term, so that GEA could have the resources to aggressively promote the use of ODL services.

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As the debt is incurred by GEA, Seamless will not incur or pay such debts in connection with the divestiture of GEA. However, Seamless has guaranteed such debt. The total amount guaranteed under the Deed of Guarantee is $26,966,666 million as of June 30, 2024. The guarantee provided by Seamless will last only up to 6 months after the completion of this transaction. At that point Seamless will cease to provide guarantee for the loans. There are provisions that restrict Seamless from incurring additional indebtedness after the closing of merger that would materially affect its guarantee of GEA’s debts to Ripple Labs Singapore Pte. Ltd. However, the restrictions are effective only for the 6 months’ guarantee period after the divestiture of GEA. After the guarantee period, there are no restrictive constraints on Seamless.

Tranglo Master XRP Commitment to Sell Agreement

Ripple Labs Singapore Pte. Ltd. and Tranglo entered into a Master XRP Commitment to Sell Agreement on March 11, 2022, which agreement was amended by the Amendment to Master XRP Commitment to Sell Agreement dated April 15, 2022, and further amended by the Amendment No. 2 to Master XRP Commitment to Sell Agreement dated May 25, 2022, Amendment No. 3 to Master XRP Commitment to Sell Agreement dated September 12, 2022 and Amendment No.4 to Master XRP Commitment to Sell Agreement, dated December 3, 2023. Pursuant to this agreement, Tranglo can execute ODL transactions in which Ripple Labs Singapore Pte. Ltd will make available via automated wallet funding service (“AWF”) up to $50,000,000 worth of XRP for working capital purposes. Under this agreement, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into Tranglo’s crypto wallet. The agreement stipulates that the legal title and rights to the XRP deposited in Tranglo’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the agreement, Tranglo agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. In exchange for obtaining the XRP, Tranglo has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd.

Pay-out Support Agreement

Ripple Services, Inc. and Tranglo entered into a Pay-out Support Agreement on March 10, 2021. According to the Agreement, Tranglo agreed to integrate with RippleNet and On Demand Liquidity (collectively the Ripple Solution) which were developed by the Ripple entities for facilitating cross-border payments. Under the Agreement, Tranglo’s remittance partners can choose to adopt the use of XRP for the ODL facility for prefunding purposes. Both Ripple Services, Inc. and Tranglo agreed to make use of the programmatic liquidation system for liquidation of XRP as received by Tranglo for prefunding purposes into USD or other fiat currencies. Under the Agreement, Ripple Services, Inc. guarantees that Tranglo will receive the agreed amount of fiat currencies from the liquidation of XRP on every agreed XRP prefunding arrangement, and that any shortfall in the liquidation process will be covered by Ripple Services, Inc. In exchange, Tranglo has to offer certain discounts on transaction fees and foreign exchange fees for the remittance partners who adopt the ODL services of Ripple Solution and use XRP for prefunding transactions.

Shareholders’ Agreement

In a series of transactions with unrelated parties, Ripple Labs Singapore Pte. Ltd acquired a 40% ownership interest in Tranglo. On March 19, 2021, Ripple Labs Singapore Pte. Ltd, Tranglo and Seamless entered into a Shareholders’ Agreement governing the management of Tranglo. Pursuant to that Agreement, Ripple Labs Singapore Pte. Ltd is entitled to appoint two members of the Tranglo board. In addition, Ripple Labs Singapore Pte. Ltd has the right to second an executive officer of Tranglo (the “Ripple Executive Officer”), and such person can be replaced at the direction of Ripple Labs Singapore Pte. Ltd. The Ripple Executive Officer is responsible for instituting the strategy of the RippleNet product, migrating customers to RippleNet, determining pricing strategy to facilitate growth and defining geographic expansion and the prioritizing of new geographical markets. Certain specific activities cannot be undertaken without the express consent of Ripple Labs Singapore Pte. Ltd, including an initial public offering, merger or sale of assets of Tranglo, changes to the capital structure and a change in the nature or scope of the business of Tranglo.

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In addition, in the event Tranglo sells additional securities, Ripple Labs Singapore Pte. Ltd has the right to participate in such sale in an amount chosen by Ripple Labs Singapore Pte. Ltd. There is a mutual right of first refusal on the sale of shares by either Ripple Labs Singapore Pte. Ltd or Seamless. In addition, in the event that Seamless elects to sell shares, and Ripple Labs Singapore Pte. Ltd has not exercised its right of first refusal to acquire such shares, Ripple Labs Singapore Pte. Ltd has the ability to participate in such sale.

There is the right of first refusal clause in the shareholder agreement between Seamless and Ripple Labs Singapore Pte. Ltd. In case Seamless decides to sell its stake in Tranglo, Ripple Labs Singapore Pte. Ltd has the right to acquire the Tranglo shares from Seamless and could acquire a majority stake in Tranglo as a result. However, Seamless has no intention to dispose of its shares in Tranglo. Ripple Labs Singapore Pte. Ltd does not otherwise have the right to increase its stake in Tranglo as a result of this right of first refusal or any other provision of the Shareholders’ Agreement. Seamless, however, has no intention or plan to sell its stake in Tranglo that would allow Ripple Labs Singapore Pte. Ltd, acquire the majority stake in Tranglo. Also, in case Ripple Labs Singapore Pte. Ltd desires to acquire the controlling stake in Tranglo, the acquisition itself will trigger the “change in majority controller” rule of all 4 central banks which granted Tranglo the remittance licenses for Tranglo to conduct its remittance business. Ripple Labs Singapore Pte. Ltd needs to obtain the approvals of 4 central banks, namely the Malaysian Central Bank BNM, the Monetary Authority of Singapore MAS, the central bank of UK and the central bank of Indonesia, before contemplating on acquiring the majority controlling stake of Tranglo.

Pursuant to the Shareholders’ Agreement, Ripple Labs Singapore Pte. Ltd is entitled to appoint two members of the Tranglo board. On November 2, 2023, one of the directors (the Investor Director) appointed by Ripple Labs Singapore Pte. Ltd. resigned from the board of Tranglo. The parties amended the Shareholders’ Agreement on November 7, 2023 to reflect the resignation of the Investor Director, and to waive the requirement for at least one (1) Investor Director to be included in the quorum of the meetings or adjourned meetings of the Board of such Group Company under Clause 4.4.2. While Seamless has a right to appoint a majority of the board of directors of Tranglo, certain matters require the cooperation, or in some cases, approval by Ripple Labs Singapore Pte. Ltd. We will not be able to terminate or amend the Shareholders’ Agreement, except in accordance with its terms, which would require the consent of Ripple Labs Singapore Pte. Ltd.

Ripple Labs Singapore Pte. Ltd.’s interests may not be the same as, or may conflict with, the interests of us or our stockholders. Tranglo cannot undertake certain actions or transactions without the consent of Ripple Labs Singapore Pte. Ltd, including but not limited to:

●	an initial public offering;
●	any determinations with respect to merger or sale of the whole or a substantial part of the assets;
●	changes to the capital structure
●	a change in the nature or scope of the business;
●	incurrence of certain amount of debt,
●	any declaration or payment of any dividends or other distribution of profits;
●	entering into any joint venture, partnership or profit sharing arrangement with any person and any amendment to the terms of such venture, partnership or arrangement;
●	variation of any rights attaching to any shares in the capital of Tranglo or making of any call upon monies unpaid in respect of any issued shares;
●	introduction or revision of any share option plan;
●	save for the issuance of shares or the grant of options in connection with or pursuant to any duly approved and established share option scheme or plan;
●	repurchase of shares other than pursuant to any duly approved and established share option scheme or plan(s); and
●	any related party transactions that exceed a certain amount of value.

These limitations could result in disagreement between Seamless and Ripple Labs Singapore Pte. Ltd. In the event of an unresolved disagreement between the shareholders, the Shareholders’ Agreement provides for means through which a deadlocked topic will be resolved, including through arbitration, which should minimize the impact of such disagreement on Tranglo’s business.

In the event of a deadlock between the parties, the matter will be referred to arbitration under the arbitration rules of the Singapore International Arbitration Center.

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See “Risk Factors – Risks Related to Seamless’ Business, Industry and Operations – Our strategic partner, Ripple Labs Singapore Pte. Ltd., owns 40% of Tranglo and pursuant to a certain Shareholders’ Agreement, has certain contractual rights that could temporarily disrupt Tranglo’s existing business or prevent our ability to expand it.”

Employment Agreements

Seamless, through its subsidiaries, entered into employment agreements with certain of its executive officers. See “Executive Officer and Director Compensation—Executive Employment Agreements.” New employment agreements, with an annual salary of approximately $300,000, are expected to be entered into between Currenc and Mr. Kong, as Chairman, and Mr. Hui, as Chief Executive Officer.

The Articles contain provisions that limit the personal liability of Currenc’s directors and officers to Currenc for loss or damages incurred by Currenc as a result of the carrying out of their functions, unless that liability arises through the actual fraud or willful default of such person. See “Executive Officer and Director Compensation—Limitation on Liability and Indemnification Matters.”

Share Incentive Plan

See “Executive Officer and Director Compensation—Outstanding Equity Awards.”

Registration Rights Agreement

In connection with the Closing, on August 30, 2024, INFINT and certain existing shareholders of INFINT and Seamless (such parties, the “Holders”) entered into a registration rights agreement (the “Registration Rights Agreement”) to provide for the registration of Ordinary Shares issued to them in connection with the Business Combination. The Holders are entitled “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination, subject to certain requirements and customary conditions. Currenc will bear the expenses incurred in connection with the filing of any such registration statements.

Related Person Transactions Policy Following the Business Combination

It is anticipated that the Board will adopt a written Related Person Transactions Policy that sets forth Currenc’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of Currenc’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Currenc or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to Currenc as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Currenc’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of Currenc’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the audit committee (or, where review by the audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, Currenc will rely on information supplied by its executive officers, directors and certain significant shareholders. In considering related person transactions, the audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

● the risks, costs, and benefits to Currenc;

● the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

● the terms of the transaction;

● the availability of other sources for comparable services or products; and

● the terms available to or from, as the case may be, unrelated third parties.

The audit committee will approve only those transactions that it determines are fair to the company and in Currenc’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

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DESCRIPTION OF CAPITAL STOCK

The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Articles, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the Articles in their entirety for a complete description of the rights and preferences of our securities following the consummation of the Business Combination.

We exist under the laws of the Cayman Islands, and our affairs are governed by our Articles, as amended and restated from time to time, and the Companies Act. Pursuant to the Articles, our authorized share structure consists of $55,500, divided into 555,000,000 Ordinary Shares of a par value of $0.0001 each. All Ordinary Shares issued and outstanding at the consummation of the Business Combination are fully paid and non-assessable.

The following are summaries of material provisions of Articles and the Companies Act insofar as they relate to the material terms of the Ordinary Shares.

Ordinary Shares

General

Holders of Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Currenc will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of Currenc resolves that share certificates be issued.

Dividends

The holders of Ordinary Shares will be entitled to such dividends as may be declared by the board of directors of Currenc may in its discretion lawfully declare from time to time. The Articles provides that dividends may be declared and paid out of Currenc’s profits, realized or unrealized, out of the share premium account or as otherwise permitted by law. Except as otherwise provided by the rights attached to any Ordinary Shares, dividends and other distributions may be paid in any currency. The Board may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

Voting Rights

In respect of all matters upon which holders of Ordinary Shares are entitled to vote. Voting at any meeting of shareholders will be by show of hands unless a poll is demanded.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

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Transfer of Ordinary Shares

Subject to applicable laws, including the Companies Act, securities laws, common law and the restrictions contained in the Articles, any Currenc shareholders may transfer all or any of their Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the Board.

Notwithstanding the foregoing, the Board may, in its absolute discretion, decline to register any transfer of any Ordinary Shares which are not fully paid up, or which are issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, or on which Currenc has a lien.

Liquidation

On a return of capital on winding up, if the assets available for distribution amongst the Currenc shareholders shall be insufficient to repay all of the issued share capital, the assets will be distributed so that the losses are borne by Currenc shareholders in proportion to the par value of the shares held by them. If the assets available for distribution is more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst Currenc shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Currenc for unpaid calls or otherwise.

Redemption of Ordinary Shares

Currenc may issue shares on terms that such shares are subject to redemption, at Currenc’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by a special resolution of Currenc’s shareholders. Currenc may also repurchase any of its shares in such manner and on such other terms as agreed between the board of directors and the relevant shareholder. Under the Companies Act, the redemption or repurchase of any share may be paid out of Currenc’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if Currenc can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, the Board may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time Currenc’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Currenc is being wound-up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the shareholders of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

Currenc will hold an annual general meeting at such time and place as the Board will determine. At least fourteen clear days’ notice shall be given for any general meeting. The directors of Currenc may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting. One or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of Currenc in issue being present in person or by proxy shall be a quorum.

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Inspection of Books and Records

The Board of will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of Currenc will be open to the inspection by Currenc shareholders, and no Currenc shareholder will otherwise have any right of inspecting any account or book or document of Currenc except as required by the Companies Act or authorized by the board of directors or Currenc in a general meeting.

Changes in Capital

Currenc may from time to time by ordinary resolution:

●	increase the share capital by such sum, with such rights, priorities and privileges annexed thereto, as Currenc in general meeting may determine;

●	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

●	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

●	sub-divide its existing shares or any of them into shares of a smaller amount; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Exempted Company

Currenc is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

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Warrants

Each warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion the Business Combination. If (i) a registration statement covering the Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business combination and (ii) the issuance of the underlying securities is exempt from registration under the Securities Act, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Class A ordinary shares for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on August 30, 2029, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The private warrants are identical to the public warrants. Pursuant to an agreement that we have entered into with the holders of the private warrants, the private placement may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion the Business Combination.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then- prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

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The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

PIPE Warrants

The PIPE Warrants issued in connection with the PIPE Offering are five-year warrants to purchase up to an aggregate of 136,110 Ordinary Shares at an exercise price of USD $11.50. The PIPE Warrants shall have anti-dilution protection on the price with respect to future equity offerings of Currenc priced at or above $2.00 per share and full anti-dilution protection on price and quantity with respect to future equity offerings of Currenc priced below $2.00 per share. In the event the Ordinary Shares underlying the PIPE Warrants are not registered within 12 months, the PIPE Warrant holder has the option to cashless exercise each warrant for 0.8 Ordinary Shares. In addition, the PIPE Warrants will not be exercisable to the extent that such issuance of shares together with any issuance of shares upon the conversion of the PIPE Note, would require shareholder approval under Nasdaq rules, until and unless such shareholder approval is obtained.

Transfer Agent

The transfer agent for our Ordinary Shares is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Listing of Securities

Our Ordinary Shares are listed on Nasdaq under the symbols “CURR.”

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the ownership and disposition of our Ordinary Shares. This summary deals only with Ordinary Shares that are held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our Ordinary Shares (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Ordinary Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our Ordinary Shares, you should consult your tax advisors.

If you are considering the purchase of our Ordinary Shares, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our Ordinary Shares, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Ordinary Shares, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Ordinary Shares, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Ordinary Shares, the excess will be treated as gain from the disposition of our Ordinary Shares (the tax treatment of which is discussed below under “— Gain on Disposition of Ordinary Shares”).

165

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Ordinary Shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Ordinary Shares

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Ordinary Shares generally will not be subject to United States federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

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Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Ordinary Shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Ordinary Shares to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner of an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our Ordinary Shares, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Ordinary Shares.

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SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the Ordinary Shares being offered for resale by this prospectus, which consist of:

●	40,000,000 Ordinary Shares, issued as Exchange Consideration pursuant to the terms of the Business Combination Agreement;

●	400,000 Ordinary Shares held by the PIPE Investor received in connection with the PIPE Offering;

●	up to 136,110 Ordinary Shares issuable upon the exercise of 136,110 PIPE Warrants;

●	up to 194,444 Ordinary Shares issuable upon conversion of the PIPE Note; and

●	200,000 Ordinary Shares held by the Vendors received in connection with the Business Combination Closing.

The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth in the table below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the Ordinary Shares after the date of this prospectus.

The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our Ordinary Shares of each Selling Securityholder, the number of Ordinary Shares that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. The immediately following table also sets forth the percentage of Ordinary Shares beneficially owned by a Selling Securityholder after giving effect to the sale by the Selling Securityholder of all securities being offered hereby, based on 46,527,999 Ordinary Shares outstanding as of           , 2024, including 40,000,000 Ordinary Shares issued to the former shareholders of Seamless in the Business Combination as Exchange Consideration, 400,000 Ordinary Shares issued in connection with the PIPE Offering, 200,000 Ordinary Shares issued to the vendors in connection with the Business Combination Closing, and reflects the valid redemption of 4,652,105 INFINT Class A ordinary shares at Closing and the issuance of all shares under the Seamless Incentive Plan, which shares were reserved under the Seamless Incentive Plan and are a part of the Aggregate Consideration. The Ordinary Shares issuable upon exercise of the PIPE Warrants are not included in the table below as the table assumes the Warrants are sold in the offering prior to their exercise by the applicable Selling Securityholder. The following table does not include public warrants or private warrants or the primary issuance of Ordinary Shares underlying the public warrants or private warrants.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Ordinary Shares. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act.

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The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of           , 2024 concerning the Ordinary Shares that may be offered from time to time by each Selling Securityholder with this prospectus. For the purposes of this following table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these Ordinary Shares.

Name of Selling Securityholder	Number of Ordinary Shares Owned Prior to the Offering	Number of Warrants Owned Prior to the Offering	Maximum Number of Ordinary Shares To Be Sold Pursuant to this Prospectus	Maximum Number of Warrants To Be Sold Pursuant to this Prospectus
Pine Mountain Holdings Limited(2)	400,000	136,110	400,000	136,110
Kong King Ong Alexander	152,249	—	152,249	—
Ark Trust (Hong Kong) Limited	3,964,324	—	3,964,324	—
Best Legacy Ventures Limited	187,383	—	187,383	—
Century Harvest Investment Limited	452,630	—	452,630	—
Chelsea Vanguard Fund	1,602,293	—	1,602,293	—
Guardstone Technology Investment Company Limited	421,026	—	421,026	—
Hui Shi Global Limited	1,522,487	—	1,522,487	—
Iking Way Limited	159,861	—	159,861	—
KEMP Services Limited	100,000	—	100,000	—
Moonscope Limited	356,613	—	356,613	—
Nogle Ventures Limited	200,266	—	200,266	—
Opus Investments Pte. Ltd.	1,949,370	—	1,949,370	—
Pershing Square Management Limited	281,075	—	281,075	—
Regal Planet Limited	26,912,897	—	26,912,897	—
Roth Capital Partners, LLC	100,000	—	100,000	—
Vital Smile Limited	538,141	—	538,141	—
Whipland Limited	1,299,385	—	1,299,385	—

(1)	The percentage of beneficial ownership after this offering is calculated based on 16,974,523 Ordinary Shares outstanding as of the date of this prospectus. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)	Pine Mountain Holdings Limited’s business address is 25th Floor OVEST, 77 Wing Lok Street, Sheung Wan, Hong Kong.

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PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in- interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits Subscribers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (ii) they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions; or (iii) it has been two years from the Closing Date. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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EXPERTS

The financial statements of INFINT Acquisition Corporation as of June 30, 2024 and December 31, 2023 included herein have been reviewed and audited, respectively, by Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Seamless Group Inc. as of June 30, 2024 and December 31, 2023 included herein have been reviewed and audited, respectively, by MRI Moores Rowland LLP and the consolidated financial statements as of December 31, 2022 included herein have been audited by MSPC Certified Public Accountants and Advisors, A Professional Corporation, and both are independent registered public accounting firms, as stated in their reports appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Ordinary Shares offered by this prospectus has been passed upon for us by Maples and Calder (Hong Kong) LLP. Certain matters regarding the warrants, certain U.S. federal securities laws and material United States federal income tax consequences of the offering have been passed upon for us by Nelson Mullins Riley & Scarborough LLP, Washington, DC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Ordinary Shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Ordinary Shares, we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

InFinT Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of InfinT Acquisition Corporation (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities on or before November 23, 2024. The Company entered into a business combination agreement with a business combination target on August 3, 2022; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to November 23, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after November 23, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Marcum LLP

We have served as the Company’s auditor since 2021.

Hartford, CT

March 27, 2024

F-2

INFINT ACQUISITION CORPORATION

BALANCE SHEETS

	December 31, 2023	December 31, 2022

ASSETS
Current Assets
Cash	$43,509	$271,467
Prepaid expenses	-	94,553
Total Current Assets	43,509	366,020

Cash and marketable securities held in Trust Account	83,523,112	208,932,880
TOTAL ASSETS	$83,566,621	$209,298,900

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$3,978,149	$2,787,773
Accrued expenses – related party	256,407	66,587
Working capital loan- related party	325,000	-

Total current liabilities	4,559,556	2,854,360

Deferred underwriter fee payable	5,999,964	5,999,964
TOTAL LIABILITIES	10,559,520	8,854,324

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 7,408,425 and 19,999,880 shares at redemption value, respectively	83,523,112	208,932,880

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding the 7,408,425 and 19,999,880 shares subject to redemption as of December 31, 2023 and December 31, 2022, respectively)	-	-
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,833,083 issued and outstanding	583	583
Additional paid-in capital	-	-
Accumulated deficit	(10,516,594)	(8,488,887)
Total Shareholders’ Deficit	(10,516,011)	(8,488,304)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$83,566,621	$209,298,900

The accompanying notes are an integral part of these financial statements.

F-3

INFINT ACQUISITION CORPORATION

STATEMENT OF OPERATIONS

	For the Years Ended December 31,
	2023	2022

Formation and operating costs	$1,819,312	$3,756,538
Administrative expenses from related party	208,395	287,618
Loss from operation costs	(2,027,707)	(4,044,156)
Other income:
Interest earned on marketable securities held in Trust Account	5,175,207	2,932,192
Net Income (Loss)	$3,147,500	$(1,111,964)

Weighted average shares outstanding of Class A ordinary share subject to redemption	10,024,516	19,999,880
Basic and diluted net income (loss) per ordinary share subject to redemption	$0.20	$(0.04)
Weighted average shares outstanding of Class B non-redeemable ordinary share	5,833,083	5,833,083
Basic and diluted net income (loss) per ordinary share not subject to redemption	$0.20	$(0.04)

The accompanying notes are an integral part of these financial statements.

F-4

INFINT ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2023	-	$-	5,833,083	$583	$-	$(8,488,887)	$(8,488,304)
Accretion of Class A ordinary shares to redemption value	-	-	-	-	(2,540,000)	(5,175,207)	(7,715,207)
Contribution for extension	-	-	-	-	2,540,000	-	2,540,000
Net income	-	-	-	-	-	3,147,500	3,147,500
Balance – December 31, 2023	-	$-	5,833,083	$583	$-	$(10,516,594)	$(10,516,011)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2022	-	$-	5,833,083	$583	$-	$(4,442,807)	$(4,442,224)
Accretion of Class A ordinary shares to redemption value	-	-	-	-	(2,999,982)	(2,934,116)	(5,934,098)
Contribution for extension	-	-	-	-	2,999,982	-	2,999,982
Net loss	-	-	-	-	-	(1,111,964)	(1,111,964)
Balance – December 31, 2022	-	$-	5,833,083	$583	$-	$(8,488,887)	$(8,488,304)

The accompanying notes are an integral part of these condensed financial statements.

F-5

INFINT ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$3,147,500	$(1,111,964)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on securities held in Trust Account	(5,175,207)	(2,932,192)
Changes in operating assets and liabilities:
Prepaid insurance	94,553	509,554
Accrued expenses	1,190,376	2,711,299
Accrued expenses – related party	189,820	66,587
Net cash used in operating activities	(552,958)	(756,716)

Cash flows from investing activities:
Cash withdrawn from Trust Account in connection with redemption	133,124,975	-
Investment of cash in Trust Account	(2,540,000)	(2,999,982)
Net cash provided by (used in) investing activities	130,584,975	(2,999,982)

Cash flows from financing activities:
Redemption of Class A ordinary shares	(133,124,975)	-
Contribution for extension	2,540,000	2,999,982
Proceeds from working capital loan- related party	325,000	-
Net cash (used in) provided by financing activities	(130,259,975)	2,999,982

Net change in cash	(227,958)	(756,716)
Cash at beginning of period	271,467	1,028,183
Cash at end of period	$43,509	$271,467

Non-cash investing and financing activities:
Accretion of Class A ordinary shares to redemption value	$7,715,207	$5,934,098

The accompanying notes are an integral part of these financial statements.

F-6

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

InFinT Acquisition Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on March 8, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in financial technology sections, generally headquartered in North America, Asia, Latin America, Europe and Israel.

At December 31, 2023, the Company had not yet commenced any operations. All activity through December 31, 2023 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) and the search for a target business with which to consummate an initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is InFinT Capital LLC, a United States based sponsor group (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 18, 2021. On November 23, 2021, the Company consummated its Initial Public Offering of 19,999,880 Units (the “Units” and, with respect to the Class A ordinary share included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $199,998,800, and incurring offering costs of $9,351,106 of which $5,999,964 was for deferred underwriting commissions (see Note 6). Each Unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, where each whole warrant entitles the holder to purchase one Class A ordinary share. The Company granted the underwriter a 45-day option to purchase up to an additional 2,608,680 Units at the Initial Public Offering price to cover over-allotments, if any. Simultaneous with the close of the Initial Public Offering, the over-allotment option was exercised in full.

Simultaneously with the closing of the Offering, the Company consummated the private placement of an aggregate of 7,796,842 warrants (the “Private Placement Warrants”) to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $7,796,842 (the “Private Placement”) (see Note 4).

Transaction costs amounted to $9,351,106, consisting of $2,499,985 of underwriting fees, $5,999,964 was for deferred underwriting commissions, $268,617 for the fair value of the representative shares and $582,540 of other offering costs.

Following the closing of the Initial Public Offering and the exercise of the over-allotment partially by the underwriter on November 23, 2021, an amount of $202,998,782 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants of $7,796,842 was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

F-7

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

The Company has listed the Units on the New York Stock Exchange (“NYSE”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the placement units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, management has agreed that $10.15 per Unit sold in the Initial Public Offering, including the proceeds of the sale of the Private Placement Warrants, will be held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed business combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants or rights. These ordinary shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

F-8

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

In accordance with the provisions of the Charter and the business combination agreement among the Company, FINTECH Merger Sub Corp. (“Merger Sub”), and Seamless Group Inc., (“Seamless”), as amended (the “Business Combination Agreement”), Seamless deposited additional funds in the amount of $2,999,982 to the Company’s Trust Account on November 22, 2022 to automatically extend the date by which the Company must consummate a business combination from November 23, 2022 to February 23, 2023.

Initial Business Combination

On August 3, 2022, INFINT Acquisition Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“INFINT”), entered into the Business Combination Agreement with Merger Sub and Seamless (as amended on October 20, 2022, November 29, 2022 and February 20, 2023 and may be further amended, the “Business Combination Agreement”). The Business Combination Agreement was unanimously approved by INFINT’s board of directors. If the Business Combination Agreement is approved by INFINT’s shareholders (and the other closing conditions are satisfied or waived in accordance with the Business Combination Agreement), and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless (the “Merger”), with Seamless surviving the Merger as a wholly owned subsidiary of INFINT (Seamless, as the surviving entity of the Merger, is referred to herein as “New Seamless” and such transactions are referred to collectively as the “Proposed Transactions”).

Under the Business Combination Agreement, holders of Seamless’ shares (“Seamless Shareholders”) are expected to receive $400,000,000 (“Seamless Value”) in aggregate consideration in the form of INFINT ordinary shares, par value $0.0001 per share (“New INFINT Ordinary Shares”), equal to the quotient obtained by dividing (i) the Seamless Value by (ii) $10.00.

In accordance with the provisions of the Charter and the Business Combination Agreement, as amended, Seamless deposited additional funds in the amount of $2,999,982 to the Company’s Trust Account on November 22, 2022 to automatically extend the date by which the Company must consummate an initial business combination from November 23, 2022 to February 23, 2023.

On February 13, 2023, the Company’s shareholders approved a special resolution (the “First Extension”) to amend the Charter to extend the date that the Company has to consummate a business combination from February 23, 2023 to August 23, 2023, or such earlier date as determined by the Company’s board of directors. Under Cayman Islands law, the amendment to the Charter took effect upon approval of the First Extension.

On August 18, 2023, the Company’s shareholders approved a special resolution (the “Second Extension”) to amend the Charter to extend the date that the Company has to consummate a business combination from August 23, 2023 to February 23, 2024, or such earlier date as determined by the Company’s board of directors (such date, the “Second Extended Date”). Under Cayman Islands law, the amendment to the Charter took effect upon approval of the Second Extension. In accordance with the Business Combination Agreement, as amended, additional funds in the amount of $290,000 were deposited by Seamless to the Trust Account on February 21, 2023, and the required contributions continued to be deposited on or before the 23rd day of each subsequent calendar month into the Trust Account until the Second Extended Date. In 2023, a total of $1,740,000 was deposited into the Trust Account as such required contributions. In connection with the votes to approve the Second Extension, the holders of 2,176,003 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.94 per share, for an aggregate redemption amount of approximately $23.8 million, leaving approximately $81.1 million in the Trust Account.

In accordance with the approval of the Second Extension, additional funds in the amount of $160,000 were deposited into the Trust Account on August 23, 2023, and the lesser of (x) $160,000 and (y) $0.04 per public share multiplied by the number of public shares outstanding on such applicable date (each date on which a Contribution is to be deposited into the trust account, a “Contribution Date”) was deposited into the Company’s Trust Account (a “Contribution”) on the 23rd day of each subsequent calendar month until the Extended Date. As of December 31, 2023, a total of $800,000 was deposited into the Trust Account as such required Contributions.

On February 16, 2024, the Company’s shareholders approved an amendment to the Charter to extend the date by which it has to consummate a Business Combination (the “Third Extension”) from February 23, 2024 to November 23, 2024, or such earlier date as determined by the Board (the “Third Extended Date”). Accordingly, the Company has until the Third Extended Date to consummate its initial business combination. In connection with the votes to approve the Third Extension, the holders of 2,661,404 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.36 per share, for an aggregate redemption amount of approximately $30.26 million, leaving approximately $53.97 million in the Company’s Trust Account. Accordingly, the Company now has until the Third Extended Date to consummate its initial business combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

In accordance with the Business Combination Agreement, as amended, additional funds in the amount of $80,000 were deposited by Seamless to the Trust Account on February 20, 2024, and the required contributions will continue to be deposited on or before the 23rd day of each subsequent calendar month into the Trust Account until the Third Extended Date or the date an initial business combination is completed.

The Sponsor has agreed (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination by the Extended Date or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination by the Extended Date although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial business combination within the prescribed time frame; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial business combination.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.15 per share (whether or not the underwriter’s over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.15).

F-9

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Going Concern, Liquidity and Capital Resources

As of December 31, 2023, the Company had approximately $43,509 of cash in its operating account and working capital deficit of approximately $4,516,047.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the capital contribution of $25,100 from the Sponsor to purchase the Founder Shares, and a loan of $400,000 pursuant to the Note issued to the Sponsor, which was repaid on December 7, 2021 (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account.

Based on the foregoing, management believes that the Company expects to continue to incur significant costs in pursuit of the consummation of a Business Combination. The Company’s liquidity needs prior to the consummation of the Initial Public Offering had been satisfied through proceeds from notes payable and from the issuance of common stock. The Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. However, the $43,509 in cash might not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements.

On August 3, 2022, the Company entered into a Business Combination Agreement with Seamless, as discussed above. The Company intends to complete the proposed business combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by required liquidation date. On February 16, 2024, the Company’s shareholders approved the Third Extension to extend the date by which it has to consummate a Business Combination from February 23, 2024 to the Third Extended Date. Accordingly, the Company has until the Third Extended Date to consummate its initial business combination. In connection with the votes to approve the Third Extension, the holders of 2,661,404 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.36 per share, for an aggregate redemption amount of approximately $30.26 million, leaving approximately $53.97 million in the Company’s Trust Account. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-10

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2023 and 2022.

Cash and Marketable Securities Held in Trust Account

As of December 31, 2023 and 2022, the Company had $83,523,112 and $208,932,880 in cash and marketable securities held in the Trust Account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs of $582,540 consist principally of costs incurred in connection with formation of the Company and preparation for the Initial Public Offering and fair value of representative shares of $268,617. These costs, together with the underwriter discount of $8,499,949 and fair value of the representation shares were charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, the Class A ordinary shares subject to possible redemption in the amount of $83,523,112 and $208,932,880 are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets, respectively.

The Company’s redeemable ordinary shares is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to value immediately as they occur. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

The amount of Class A ordinary shares reflected on the balance sheet are reconciled in the following table:

Class A ordinary shares subject to possible redemption at January 1, 2022	$202,998,782
Accretion of carrying value to initial redemption value	5,934,098
Class A ordinary shares subject to possible redemption at December 31, 2022	$208,932,880
Accretion of carrying value to initial redemption value	7,715,207
Redemption of Class A Ordinary Shares	(133,124,975)
Class A ordinary shares subject to possible redemption at December 31, 2023	$83,523,112

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and December 31, 2022, and for the years then ended. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

F-11

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” The Company applies the two-class method in calculating earnings per share. Earnings and losses are shared pro rata between the two classes of shares. Net loss per share is computed by dividing net loss by the weighted average number of ordinary share outstanding during the period, excluding ordinary share subject to forfeiture. At December 31, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary share and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	For the year ended December 31, 2023		For the year ended December 31, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$2,003,234	$1,165,646	$(860,883)	$(251,081)
Denominator:
Basic and diluted weighted average common shares	10,024,516	5,833,083	19,999,880	5,833,083
Basic and diluted net income (loss) per ordinary share	$0.20	$0.20	$(0.04)	$(0.04)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2023 and December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB (as defined below) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On November 23, 2021, the Company consummated its Initial Public Offering of 19,999,880 Units at $10.00 per Unit, generating gross proceeds of $199,998,800, and incurring offering costs of approximately $9,351,106 which $2,499,985 was for underwriting fees, $5,999,964 was for deferred underwriting commissions, $268,617 for the fair value of the representative shares and $582,540 was for other offering costs.

Each Unit consists of one ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Offering, the Company consummated the private placement of an aggregate of 7,796,842 Private Placement Warrants to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $7,796,842.

The proceeds from the sale of the Private Placement Warrants have been added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Placement Warrants are identical to the warrants sold in the Initial Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

F-12

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

At December 31, 2023 and December 31, 2022, the Company issued an aggregate of 5,833,083 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,100 in cash. Our Sponsor transferred 69,999 Class B ordinary shares to EF Hutton and 30,000 Class B ordinary shares to JonesTrading as Representative Shares (the Representative Shares are deemed to be underwriter’s compensation by the Financial Industry Regulatory Authority (“FINRA”) pursuant to Rule 5110 of the FINRA Manual). The initial shareholders collectively own 22.58% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering and excluding the Placement Units and underlying securities).

The initial shareholders have agreed not to transfer, assign or sell any of the Class B ordinary share (except to certain permitted transferees) or any of the Class B ordinary shares (or the Class A ordinary shares into which they be converted) until, the earlier of (i) nine months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20-trading days within any 30-trading day period commencing after a Business Combination, or earlier, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary share for cash, securities or other property.

IPO Promissory Note – Related Party

On April 20, 2021, the Sponsor issued an unsecured promissory note (the “Promissory Note”) to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of up to $400,000, to be used for payment of costs related to the Initial Public Offering. The note was interest bearing (0.01% annual rate) and was payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. These amounts were repaid upon completion of the Initial Public Offering out of the $696,875 of offering proceeds that has been allocated for the payment of offering expenses. The Company borrowed $338,038 (included interest) under the Promissory Note, and fully repaid the Note in full on December 10, 2021. As of December 31, 2023 and 2022, there was no outstanding balance under the Promissory Note.

Administrative Services Arrangement

The Company’s Sponsor has agreed, commencing from the date that the Company’s securities are first listed on NYSE through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $10,000 per month for these services. For the year ended December 31, 2023, the Company incurred $120,000 in expenses for these services. In addition, the Company reimbursed such affiliate of the Sponsor for certain costs incurred on the Company’s behalf in the amount of $88,395. For the year ended December 31, 2022, the Company incurred $120,000 in expenses for these services. In addition, the Company reimbursed such affiliate of the Sponsor for certain costs incurred on the Company’s behalf in the amount of $167,618.

Related Party Loans and Costs

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.00 per warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On May 1, 2023, the Company issued an unsecured promissory note (the “Note”) in the principal amount of up to $150,000 to the Sponsor, which may be drawn down from time to time prior to the Maturity Date (defined below) upon request by the Company. The Note does not bear interest and the principal balance will be payable on the date on which the Company consummates its initial business combination (such date, the “Maturity Date”). In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert the principal outstanding under the Note into that number of private placement warrants (“Working Capital Warrants”) equal to the portion of the principal amount of the Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the Private Placement Warrants, including the transfer restrictions applicable thereto. The Note was subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

On September 13, 2023, the Company issued an unsecured promissory note (the “Amended Note”) in the principal amount of up to $400,000 to the Sponsor, which may be drawn down from time to time prior to the Maturity Date upon request by the Company. The Amended Note amended, replaced and superseded in its entirety the Note, and any unpaid principal balance of the indebtedness evidenced by the Note has been merged into and evidenced by the Amended Note. The Amended Note does not bear interest and the principal balance will be payable on the Maturity Date. In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert the principal outstanding under the Amended Note into that number of Working Capital Warrants equal to the portion of the principal amount of the Amended Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the Private Placement Warrants, including the transfer restrictions applicable thereto. The Amended Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Amended Note and all other sums payable with regard to the Amended Note becoming immediately due and payable. As of December 31, 2023 and December 31, 2022, the Company has borrowed $325,000 and nil from the Working Capital Loans, respectively.

On March 6, 2024, the Company issued an unsecured promissory note in the principal amount up to $500,000 to Seamless Group Inc. a Cayman Islands exempted company (“Seamless”), which may be drawn down from time to time prior to the Maturity Date (as defined below) upon request by the Company. The Note does not bear interest and the principal balance will be payable on the date on which the Company consummates its initial business combination (such date, the “Maturity Date”). (See Note 9)

F-13

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Representative Shares

On November 23, 2021, the Company assigned 99,999 shares of Class B ordinary share to the representative for nominal consideration (the “Representative Shares”). The Company estimated the fair value of Representative Shares to be $268,617, which is 2.87% of total offering cost of $9,351,106. The Company recognized the estimated fair value as part of offering costs. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110I(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110I(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the insider shares, as well as the holders of the Private Placement Warrants (and underlying securities) and any securities issued in payment of Working Capital Loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriter (and/or its designees) may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the Initial Public Offering. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary share are to be released from escrow. The holders of a majority of the Private Placement Warrants (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriter (and/or its designees) may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriter and/or its designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Initial Public Offering, and the underwriter and/or its designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Initial Public Offering.

Underwriting Agreement

The Company purchased the 2,608,680 units to cover over-allotments at the Initial Public Offering price.

The underwriter received a cash underwriting discount of: (i) one and one-quarter percent (1.25%) of the gross proceeds of the Initial Public Offering, or $2,499,985, (ii) one half of a percent (0.5%) in the form of representative shares. In addition, the underwriter is entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Initial Public Offering, or $5,999,964 upon closing of the Business Combination. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, INFINT, Seamless Shareholders and Seamless entered into the Shareholder Support Agreement, pursuant to which, among other things, such Seamless Shareholders party thereto agreed to (a) vote their Seamless shares in support and favor of the Business Combination Agreement, the Proposed Transactions and all other matters or resolutions that could reasonably be expected to facilitate the Proposed Transactions, (b) waive any dissenters’ rights in connection with the Transactions, (c) not transfer their respective Seamless shares and (d) terminate the Seamless’ shareholders’ agreement at or prior to Closing.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, INFINT and Seamless had entered into the Sponsor Support Agreement, pursuant to which, among other things, Sponsor agreed to (a) vote at the Company’s shareholder meeting in favor of the Business Combination Agreement and the Proposed Transactions, (b) abstain from redeeming any Sponsor founder shares in connection with the Proposed Transactions, and (c) waive certain anti-dilution provisions contained in the Company’s Memorandum and Articles of Association.

Lock-Up Agreement

At the Closing, INFINT will enter into individual Lock-Up Agreements with each of certain Seamless Shareholders (each, a “Locked-Up Shareholder”) pursuant to which, among other things, the New INFINT Ordinary Shares held by each Locked-Up Shareholder will be locked-up for a period ending on the earlier of (A) six (6) months following the Closing and (B) the date after the Closing on which INFINT consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of INFINT’s shareholders having the right to exchange their INFINT Shares for cash, securities, or other property.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a business combination, the Company has granted EF Hutton a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(f)(2)I(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-14

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY

Preferred Shares — The Company is authorized to issue 5,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2023 and 2022, there were no preferred shares issued or outstanding.

Class A Ordinary share — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2023 and 2022, there were no Class A ordinary shares issued and outstanding (excluding the 7,408,425 shares subject to redemption as of December 31, 2023 and 19,999,880 shares subject to redemption as of December 31, 2022, respectively).

Class B Ordinary share — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. At December 31, 2023 and December 31, 2022, there were 5,833,083 Class B ordinary shares issued and outstanding. The Sponsor transferred 69,999 Class B Ordinary shares to EF Hutton and 30,000 Class B ordinary shares to JonesTrading as representative shares. Hence, as of December 31, 2023 and 2022, 5,733,084 of Class B ordinary shares were held by the Sponsor and 99,999 of such shares were held by the representatives as representative shares. The initial shareholders own 22.58% of the issued and outstanding shares after the Initial Public Offering, assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering. Class B ordinary share will automatically convert into Class A ordinary share at the time of the Company’s initial business combination on a one-for-one basis.

Warrants —The Public Warrants will become exercisable on the later of 30 days after the consummation of a Business Combination and 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary share pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary share issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration or such issuance is deemed to be exempt under the Securities Act and the securities laws of the state of residence of the registered holder of the warrants.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	at any time after the warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A ordinary share issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A ordinary share at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-15

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

In addition, if (x) the Company issues additional Class A ordinary share or equity-linked securities in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary share during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants, as well as up to 1,500,000 warrants underlying additional Private Placement Warrants the Company issues to the Sponsor, officers, directors, initial shareholders or their affiliates in payment of Working Capital Loans made to the Company, will be identical to the warrants underlying the Units being offered in the Initial Public Offering. Pursuant to an agreement that the Company has entered into with the holders of the Private Placement Warrants, the Private Placement Warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Company’s initial business combination.

At December 31, 2023 and 2022, there were 9,999,940 Public Warrants outstanding and 7,796,842 warrants (each, a “Private Warrant” and collectively, the “Private Warrants”) outstanding. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

NOTE 8. INITIAL BUSINESS COMBINATION

On August 3, 2022, INFINT entered into the Business Combination Agreement with Merger Sub and Seamless. The Business Combination Agreement was unanimously approved by INFINT’s board of directors. If the Business Combination Agreement is approved by INFINT’s shareholders (and the other closing conditions are satisfied or waived in accordance with the Business Combination Agreement), and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless, with Seamless surviving the Merger as a wholly owned subsidiary of INFINT. The Business Combination Agreement was amended on October 20, 2022, November 29, 2022 and February 20, 2023.

Merger Consideration

Under the Business Combination Agreement, Seamless Shareholders are expected to receive Seamless Value in aggregate consideration in the form of New INFINT Ordinary Shares, equal to the quotient obtained by dividing (i) the Seamless Value by (ii) $10.00.

F-16

INFINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

At the effective time, by virtue of the Merger:

●	all shares of Seamless issued and outstanding immediately prior to the effective time will be cancelled and converted into the right to receive, in accordance with the terms of the Business Combination Agreement and the Payment Spreadsheet, the number of New INFINT Ordinary Shares set forth in the Payment Spreadsheet;

●	Seamless options that are outstanding immediately prior to the effective time, whether vested or unvested, will be converted into the Exchanged Options in accordance with the terms of the Company Equity Plan, the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged Options will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless option(s) immediately prior to the effective time.

●	the RSUs that are outstanding immediately prior to the effective time will be converted into the Exchanged RSUs in accordance with the terms of the Company Equity Plan, the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged RSUs will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless RSUs immediately prior to the effective time.

Proxy Statement/Prospectus and INFINT Shareholder Meeting

INFINT and Seamless filed with the SEC a Registration Statement on Form S-4 on September 30, 2022, as amended on December 1, 2022, February 13, 2023, April 18, 2023, June 9, 2023, August 11, 2023, December 7, 2023, and April 22, 2024, which included a proxy statement/prospectus that will be used as a proxy statement to be used in connection with the special meeting of the INFINT shareholders to be held to consider approval and adoption of (i) the Business Combination Agreement and the transactions contemplated therein, (ii) the issuance of New INFINT Ordinary Shares as contemplated by the Business Combination Agreement, (iii) the INFINT Amended and Restated Memorandum and Articles and (iv) any other proposals the parties deem necessary or desirable to effectuate the transactions contemplated by the Business Combination Agreement.

NOTE 9. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred up to the date the audited financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On January 19, 2024, the Company received a notification (the “Notice”) from the NYSE informing the Company that, because the number of public shareholders is less than 300, the Company is not in compliance with Section 802.01B of the NYSE Listed Company Manual (the “Listing Rule”). The Listing Rule requires the Company to maintain a minimum of 300 public stockholders on a continuous basis. The Notice specifies that the Company has 45 days to submit a business plan that demonstrates how the Company expects to return to compliance with the Listing Rule within 18 months of receipt of the Notice.

On March 4, 2024, the Company submitted such a business plan to demonstrate how the Company expects to return to compliance with the Listing Rule within 18 months of receipt of the Notice. The plan is currently under review by the staff of NYSE Regulation. If NYSE Regulation accepts the plan, the Company will be notified in writing and will be subject to periodic reviews including quarterly monitoring for compliance with such plan. If NYSE Regulation does not accept the plan, the Company will be subject to delisting procedures. The Company expects that upon completion of an initial business combination it will have at least 300 public shareholders. The Notice has no immediate impact on the Company’s Class A ordinary shares, and provided the NYSE approves the plan, the Company’s Class A ordinary shares are expected to continue to be listed and traded on the NYSE during the 18-month period, subject to the Company’s compliance with other NYSE listing standards and periodic review by the NYSE of the Company’s progress under the plan.

On February 16, 2024, at the Extraordinary General Meeting of the Company, the shareholders of the Company approved a special resolution to amend the Charter to extend the date that the Company has to consummate a business combination from February 23, 2024 to the Third Extended Date.

In connection with the votes to approve the Third Extension, the holders of 2,661,404 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.36 per share, for an aggregate redemption amount of approximately $30.26 million, leaving approximately $53.97 million in the trust account.

On March 6, 2024, the Company issued the Note in the principal amount of up to $500,000 to Seamless, which may be drawn down from time to time prior to the Maturity Date upon request by the Company. The Note does not bear interest and the principal balance will be payable on the Maturity Date. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. As previously disclosed, the Company, Seamless and FINTECH Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of the Company, are parties to the business combination agreement dated August 3, 2022, as amended.

F-17

INFINT ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current Assets
Cash	$8,780	$43,509
Total Current Assets	8,780	43,509

Cash and marketable securities held in Trust Account	55,457,522	83,523,112
TOTAL ASSETS	$55,466,302	$83,566,621

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$4,451,195	$3,978,149
Accrued expenses – related party	328,407	256,407

Working capital loan- related party	325,000	325,000
Promissory note- Seamless Note	316,297	-
Total current liabilities	5,420,899	4,559,556

Deferred underwriter fee payable	5,999,964	5,999,964
TOTAL LIABILITIES	11,420,863	10,559,520

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 4,747,021 and 7,408,425 shares at redemption value, respectively	55,457,522	83,523,112

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding the 4,747,021 and 7,408,425 shares subject to redemption as of June 30, 2024 and December 31, 2023, respectively)	-	-
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,833,083 issued and outstanding	583	583

Additional paid-in capital	-	-
Accumulated deficit	(11,412,666)	(10,516,594)
Total Shareholders’ Deficit	(11,412,083)	(10,516,011)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$55,466,302	$83,566,621

The accompanying notes are an integral part of these financial statements.

F-18

INFINT ACQUISITION CORPORATION

CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023

Formation and operating costs	$501,075	$436,801	$824,072	$1,014,751
Administrative expenses from related party	36,000	60,045	72,000	115,015
Loss from operation costs	(537,075)	(496,846)	(896,072)	(1,129,766)
Other income:
Interest earned on marketable securities held in Trust Account	711,125	1,218,775	1,660,225	2,849,933
Net Income	$174,050	$721,929	$764,153	$1,720,167

Weighted average shares outstanding of Class A ordinary share subject to redemption	4,747,021	9,584,428	5,419,684	12,058,817
Basic and diluted net income per ordinary share subject to redemption	$0.02	$0.05	$0.07	$0.10
Weighted average shares outstanding of Class B non-redeemable ordinary share	5,833,083	5,833,083	5,833,083	5,833,083
Basic and diluted net income per ordinary share not subject to redemption	$0.02	$0.05	$0.07	$0.10

The accompanying notes are an integral part of these financial statements.

F-19

INFINT ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 and 2023

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2023 (audited)	-	$-	5,833,083	$583	$-	$(10,516,594)	$(10,516,011)
Accretion of Class A ordinary shares to redemption value	-	-	-	-	(320,000)	(949,100)	(1,269,100)
Contribution for extension	-	-	-	-	320,000	-	320,000
Net income	-	-	-	-	-	590,103	590,103
Balance – March 31, 2024 (unaudited)	-	$-	5,833,083	$583	$-	$(10,875,591)	$(10,875,008)
Accretion of Class A ordinary shares to redemption value	-	-	-	-	(240,000)	(711,125)	(951,125)
Contribution for extension	-	-	-	-	240,000	-	240,000
Net income	-	-	-	-	-	174,050	174,050
Balance – June 30, 2024 (unaudited)	-	$-	5,833,083	$583	$-	$(11,412,666)	$(11,412,083)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2022 (audited)	-	$-	5,833,083	$583	$-	$(8,488,887)	$(8,488,304)
Accretion of Class A ordinary shares to redemption value	-	-	-	-	(580,000)	(1,631,158)	(2,211,158)
Contribution for extension	-	-	-	-	580,000	-	580,000
Net income	-	-	-	-	-	998,238	998,238
Balance – March 31, 2023 (unaudited)	-	$-	5,833,083	$583	$-	$(9,121,807)	$(9,121,224)
Accretion of Class A ordinary shares to redemption value	-	-	-	-	(870,000)	(1,218,775)	(2,088,775)
Contribution for extension	-	-	-	-	870,000	-	870,000
Net income	-	-	-	-	-	721,929	721,929
Balance – June 30, 2023 (unaudited)	-	$-	5,833,083	$583	$-	$(9,618,653)	$(9,618,070)

The accompanying notes are an integral part of these condensed financial statements.

F-20

INFINT ACQUISITION CORPORATION

CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$764,153	$1,720,167
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on securities held in Trust Account	(1,660,225)	(2,849,933)
Changes in operating assets and liabilities:
Prepaid insurance	-	94,553
Accrued expenses	473,046	639,795
Accrued expenses – related party	72,000	60,767
Net cash used in operating activities	(351,026)	(334,651)

Cash flows from investing activities:
Cash withdrawn from Trust Account in connection with redemption	30,285,815	109,309,854
Investment of cash in Trust Account	(560,000)	(1,450,000)
Net cash provided by investing activities	29,725,815	107,859,854

Cash flows from financing activities:
Redemption of Class A ordinary shares	(30,285,815)	(109,309,854)
Contribution for extension	560,000	1,450,000
Proceeds from working capital loan- related party	316,297	75,000
Net cash used in financing activities	(29,409,518)	(107,784,854)

Net change in cash	(34,729)	(259,651)
Cash at beginning of period	43,509	271,467
Cash at end of period	$8,780	$11,816

Non-cash investing and financing activities:
Accretion of Class A ordinary shares to redemption value	$1,660,225	$2,849,933

The accompanying notes are an integral part of these financial statements.

F-21

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

InFinT Acquisition Corporation (the “Company” or “INFINT”) is a blank check company incorporated in the Cayman Islands on March 8, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”).

At June 30, 2024, the Company had not yet commenced any operations. All activity through June 30, 2024 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) and the search for a target business with which to consummate an initial business combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is InFinT Capital LLC, a United States based sponsor group (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 18, 2021. On November 23, 2021, the Company consummated its Initial Public Offering of 19,999,880 Units (the “Units” and, with respect to the Class A ordinary share included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $199,998,800, and incurring offering costs of $9,351,106 of which $5,999,964 was for deferred underwriting commissions (see Note 6). Each Unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant (each, a “Public Warrant” and collectively, the “Public Warrants”), where each whole warrant entitles the holder to purchase one Class A ordinary share. The Company granted the underwriter a 45-day option to purchase up to an additional 2,608,680 Units at the Initial Public Offering price to cover over-allotments, if any. Simultaneous with the close of the Initial Public Offering, the over-allotment option was exercised in full.

Simultaneously with the closing of the Offering, the Company consummated the private placement of an aggregate of 7,796,842 warrants (the “Private Placement Warrants”) to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $7,796,842 (the “Private Placement”) (see Note 4).

Transaction costs amounted to $9,351,106, consisting of $2,499,985 of underwriting fees, $5,999,964 was for deferred underwriting commissions, $268,617 for the fair value of the representative shares and $582,540 of other offering costs.

Following the closing of the Initial Public Offering and the exercise of the over-allotment partially by the underwriter on November 23, 2021, an amount of $202,998,782 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants of $7,796,842 was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

F-22

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The Company has listed the Units on the New York Stock Exchange (“NYSE”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the private placement units (“Placement Units”), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, management has agreed that $10.15 per Unit sold in the Initial Public Offering, including the proceeds of the sale of the Private Placement Warrants, will be held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

Following the notice of delisting and suspension of trading of Public Warrants by the NYSE due to “abnormally low” price levels, Public Warrants were delisted from the NYSE effective December 13, 2023 and the trading in Public Shares and Units continues on NYSE.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants or rights. These ordinary shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

F-23

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

On August 3, 2022, the Company entered into a Business Combination Agreement with FINTECH Merger Sub Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), and Seamless Group Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Seamless”) (as amended by an amendment dated October 20, 2022, an amendment dated November 29, 2022 and an amendment dated February 20, 2023, and as may be amended and restated from time to time, the “Business Combination Agreement”). The Business Combination Agreement was unanimously approved by the Company’s board of directors. If the Business Combination Agreement is approved by the Company’s shareholders (and the other closing conditions are satisfied or waived in accordance with the Business Combination Agreement), and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless (the “Merger”), with Seamless surviving the Merger as a wholly owned subsidiary of the Company (Seamless, as the surviving entity of the Merger, is referred to herein as “New Seamless” and such transactions are referred to collectively as the “Proposed Transactions”).

Under the Business Combination Agreement, holders of Seamless’ shares (“Seamless Shareholders”) are expected to receive $400,000,000 in aggregate consideration in the form of INFINT ordinary shares, par value $0.0001 per share (“New INFINT Ordinary Shares”), equal to the quotient obtained by dividing (i) the $400,000,000 divided by (b) $10.00.

In accordance with the provisions of the Charter and the Business Combination Agreement, as amended, Seamless deposited additional funds in the amount of $2,999,982 to the Company’s Trust Account on November 22, 2022 to automatically extend the date by which the Company must consummate an initial business combination from November 23, 2022 to February 23, 2023.

On February 13, 2023, the Company’s shareholders approved a special resolution (the “First Extension Proposal”) to amend the Charter to extend the date that the Company has to consummate a business combination from February 23, 2023 to August 23, 2023, or such earlier date as determined by the Company’s board of directors (the “First Extended Date”). Under Cayman Islands law, the amendment to the Charter took effect upon approval of the First Extension Proposal. Accordingly, the Company had until August 23, 2023 to consummate its initial business combination. In connection with the votes to approve the First Extension Proposal, the holders of 10,415,452 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share, for an aggregate redemption amount of approximately $109.31 million, leaving approximately $100.59 million in the Trust Account.

On August 18, 2023, the Company’s shareholders approved a special resolution (the “Second Extension Proposal”) to amend the Charter to extend the date that the Company has to consummate a business combination from August 23, 2023 to February 23, 2024, or such earlier date as determined by the Company’s board of directors (such date, the “Second Extended Date”). Under Cayman Islands law, the amendment to the Charter took effect upon approval of the Second Extension Proposal. Accordingly, the Company had until February 23, 2024 to consummate its initial business combination. In connection with the votes to approve the Second Extension Proposal, the holders of 2,176,003 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.94 per share, for an aggregate redemption amount of approximately $23.8 million, leaving approximately $81.1 million in the Trust Account.

On February 16, 2024, the Company’s shareholders approved an amendment to the Charter to extend the date by which it has to consummate a Business Combination (the “Third Extension”) from February 23, 2024 to November 23, 2024, or such earlier date as determined by the board of directors (such date, as may be further extended by vote of the Company’s shareholders, the “Third Extended Date”). Under Cayman Islands law, the amendment to the Charter took effect upon approval of the Third Extension Proposal. Accordingly, the Company now has until the Third Extended Date to consummate its initial business combination (the “Combination Period”). In connection with the votes to approve the Third Extension, the holders of 2,661,404 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.36 per share, for an aggregate redemption amount of approximately $30.26 million, leaving approximately $53.97 million in the Company’s Trust Account.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial business combination before the Third Extended Date.

In accordance with the Business Combination Agreement, as amended, additional funds in the amount of $290,000 were deposited by Seamless to the Trust Account on February 21, 2023, and the required contributions continued to be deposited on or before the 23rd day of each subsequent calendar month into the Trust Account until August 23, 2023. As of August 23, 2023, a total of $1,740,000 was deposited into the Trust Account as such required contributions.

In accordance with the approval of the Second Extension Proposal, additional funds in the amount of $160,000 were deposited into the Trust Account on August 23, 2023, and the lesser of (x) $160,000 and (y) $0.04 per public share multiplied by the number of public shares outstanding on such applicable date (each date on which a Contribution is to be deposited into the trust account, a “Contribution Date”) was deposited into the Company’s Trust Account (a “Contribution”) on the 23rd day of each subsequent calendar month until the Second Extended Date. As of November 17, 2023, a total of $640,000 was deposited into the Trust Account as such required contributions.

In accordance with the Business Combination Agreement, as amended, additional funds in the amount of $80,000 were deposited by Seamless to the Trust Account on February 20, 2024, and the required contributions will continue to be deposited on or before the 23rd day of each subsequent calendar month into the Trust Account until the Third Extended Date or the date an initial business combination is completed. As of June 30, 2024, a total of $640,000 has been deposited into the Trust Account as such required contribution. As of August 1, 2024, a total of $720,000 has been deposited into the Trust Account as such required contributions.

F-24

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The Sponsor has agreed (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination by the Third Extended Date or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination by the Third Extended Date although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial business combination within the prescribed time frame; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial business combination.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.15 per share (whether or not the underwriter’s over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.15).

Going Concern, Liquidity and Capital Resources

As of June 30, 2024, the Company had approximately $8,780 of cash in its operating account and working capital deficit of approximately $5,412,119.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the capital contribution of $25,100 from the Sponsor to purchase the Founder Shares, and a loan of $400,000 pursuant to the Note issued to the Sponsor, which was repaid on December 7, 2021 (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account.

F-25

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Based on the foregoing, management believes that the Company expects to continue to incur significant costs in pursuit of the consummation of a Business Combination. The Company’s liquidity needs prior to the consummation of the Initial Public Offering had been satisfied through proceeds from notes payable and from the issuance of common stock. The Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. However, the $8,780 in cash might not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements.

On August 3, 2022, the Company entered into a Business Combination Agreement with Seamless, as discussed above. The Business Combination Agreement was amended by an amendment dated October 20, 2022, an amendment dated November 29, 2022 and an amendment dated February 20, 2023. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by required liquidation date. On February 16, 2024, the Company’s shareholders approved the Third Extension Proposal. Under Cayman Islands law, the amendment to the Charter took effect upon approval of the Third Extension Proposal. Accordingly, the Company now has until the Third Extended Date to consummate its initial business combination. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-26

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2024 and December 31, 2023.

Cash and Marketable Securities Held in Trust Account

As of June 30, 2024 and December 31, 2023, the Company had $55,457,522 and $83,523,112 in cash and marketable securities held in the Trust Account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of $582,540 consist principally of costs incurred in connection with formation of the Company and preparation for the Initial Public Offering and fair value of Representative Shares of $268,617. These costs, together with the underwriter discount of $8,499,949 and fair value of the representation shares were charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2024, the Class A ordinary shares subject to possible redemption in the amount of $55,457,522 are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company’s redeemable ordinary shares is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to value immediately as they occur. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

F-27

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The amounts of Class A ordinary shares reflected on the balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption at January 1, 2023	$208,932,880
Accretion of carrying value to initial redemption value	7,715,207
Redemption of Class A ordinary shares	$(133,124,975)
Class A ordinary shares subject to possible redemption at December 31, 2023	$83,523,112
Accretion of carrying value to initial redemption value	2,220,225
Redemption of Class A ordinary shares	$(30,285,815)
Class A ordinary shares subject to possible redemption at June 30, 2024	$55,457,522

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.

Income taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023, and for the three months ended June 30, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

F-28

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Net income per ordinary share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company applies the two-class method in calculating earnings per share. Earnings and losses are shared pro rata between the two classes of shares. Net income per share is computed by dividing net income by the weighted average number of ordinary share outstanding during the period, excluding ordinary share subject to forfeiture. At June 30, 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary share and then share in the earnings of the Company. As a result, diluted income per share is the same as basic income per share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the three months ended June 30
	2024		2023
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$78,092	$95,958	$448,793	$273,136
Denominator:
Basic and diluted weighted average common shares	4,747,021	5,833,083	9,584,428	5,833,083
Basic and diluted net income per ordinary share	$0.02	$0.02	$0.05	$0.05

	For the six months ended June 30
	2024		2023
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$368,040	$396,113	$1,159,361	$560,806
Denominator:
Basic and diluted weighted average common shares	5,419,684	5,833,083	12,058,817	5,833,083
Basic and diluted net income per ordinary share	$0.07	$0.07	$0.10	$0.10

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2024 and December 31, 2023, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On November 23, 2021, the Company consummated its Initial Public Offering of 19,999,880 Units at $10.00 per Unit, generating gross proceeds of $199,998,800, and incurring offering costs of approximately $9,351,106 which $2,499,985 was for underwriting fees, $5,999,964 was for deferred underwriting commissions, $268,617 for the fair value of the Representative Shares and $582,540 was for other offering costs.

Each Unit consists of one ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Offering, the Company consummated the Private Placement of an aggregate of 7,796,842 Private Placement Warrants to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $7,796,842.

The proceeds from the sale of the Private Placement Warrants have been added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Placement Warrants are identical to the warrants sold in the Initial Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

F-29

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

At June 30, 2024 and December 31, 2023, the Company issued an aggregate of 5,833,083 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,100 in cash. Our Sponsor transferred 69,999 Class B ordinary shares to EF Hutton and 30,000 Class B ordinary shares to JonesTrading as Representative Shares (the Representative Shares are deemed to be underwriter’s compensation by the Financial Industry Regulatory Authority (“FINRA”) pursuant to Rule 5110 of the FINRA Manual). The initial shareholders collectively own 22.58% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering and excluding the Placement Units and underlying securities).

The initial shareholders have agreed not to transfer, assign or sell any of the Class B ordinary share (except to certain permitted transferees) or any of the Class B ordinary shares (or the Class A ordinary shares into which they be converted) until, the earlier of (i) nine months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20-trading days within any 30-trading day period commencing after a Business Combination, or earlier, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary share for cash, securities or other property.

IPO Promissory Note – Related Party

On April 20, 2021, the Sponsor issued an unsecured promissory note (the “IPO Promissory Note”) to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of up to $400,000, to be used for payment of costs related to the Initial Public Offering. The note is interest bearing (0.01% annual rate) and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. These amounts will be repaid upon completion of the Initial Public Offering out of the $696,875 of offering proceeds that has been allocated for the payment of offering expenses. The Company borrowed $338,038 (including interest) under the Promissory Note, and fully repaid the IPO Promissory Note in full on December 10, 2021. As of June 30, 2024 and December 31, 2023, there was no outstanding balance under the IPO Promissory Note.

Administrative Services Arrangement

The Company’s Sponsor has agreed, commencing from the date that the Company’s securities are first listed on NYSE through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $10,000 per month for these services. For the three months ended June 30, 2024, the Company incurred $36,000 in expenses for these services. For the six months ended June 30, 2024, the Company incurred $72,000 in expenses for these services. For the three months ended June 30, 2023, the Company incurred $30,000 in expenses for these services. In addition, the Company reimbursed such affiliate of the Sponsor for certain costs incurred on the Company’s behalf in the amount of $6,000. For the six months ended June 30, 2023, the Company incurred $60,000 in expenses for these services. In addition, the Company reimbursed such affiliate of the Sponsor for certain costs incurred on the Company’s behalf in the amount of $28,781.

Related Party Loans and Costs

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.00 per warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On May 1, 2023, the Company issued an unsecured promissory note (the “Note”) in the principal amount of up to $150,000 to the Sponsor, which may be drawn down from time to time prior to the Maturity Date (defined below) upon request by the Company. The Note does not bear interest and the principal balance will be payable on the date on which the Company consummates its initial business combination (such date, the “Maturity Date”). In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert the principal outstanding under the Note into that number of private placement warrants (“Working Capital Warrants”) equal to the portion of the principal amount of the Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the Private Placement Warrants, including the transfer restrictions applicable thereto. The Note was subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

On September 13, 2023, the Company issued an unsecured promissory note (the “Amended Note”) in the principal amount of up to $400,000 to the Sponsor, which may be drawn down from time to time prior to the Maturity Date upon request by the Company. The Amended Note amended, replaced and superseded in its entirety the Note, and any unpaid principal balance of the indebtedness evidenced by the Note has been merged into and evidenced by the Amended Note. The Amended Note does not bear interest and the principal balance will be payable on the Maturity Date. In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert the principal outstanding under the Amended Note into that number of Working Capital Warrants equal to the portion of the principal amount of the Amended Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the Private Placement Warrants, including the transfer restrictions applicable thereto. The Amended Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Amended Note and all other sums payable with regard to the Amended Note becoming immediately due and payable. As of June 30, 2024 and December 31, 2023, the Company has borrowed $325,000 from the Working Capital Loans, respectively.

On March 6, 2024, the Company issued an unsecured promissory note (the “Seamless Note”) in the principal amount of up to $500,000 to Seamless, which may be drawn down from time to time prior to the Maturity Date upon request by the Company. The Seamless Note does not bear interest and the principal balance will be payable on the Maturity Date. The Seamless Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Second Note and all other sums payable with regard to the Seamless Note becoming immediately due and payable. As of June 30, 2024 and December 31, 2023, the Company has borrowed $316,297 and nil from the Seamless Note, respectively.

F-30

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Representative Shares

On November 23, 2021, the Company assigned 99,999 shares of Class B ordinary share to the representative for nominal consideration (the “Representative Shares”). The Company estimated the fair value of Representative Shares to be $268,617, which is 2.87% of total offering cost of $9,351,106. The Company recognized the estimated fair value as part of offering costs. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of commencement of sales of the Initial Public Offering pursuant to FINRA Rule 5110(e)(1s). Pursuant to FINRA Rule 5110(e)(1), these securities will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days beginning on the date of commencement of sales of the Initial Public Offering, except as provided in FINRA Rule 5110(e)(2).

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the insider shares, as well as the holders of the Private Placement Warrants (and underlying securities) and any securities issued in payment of Working Capital Loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriter (and/or its designees) may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the Initial Public Offering. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Placement Warrants (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriter (and/or its designees) may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriter and/or its designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Initial Public Offering, and the underwriter and/or its designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Initial Public Offering.

Underwriting Agreement

The underwriter purchased the 2,608,680 units to cover over-allotments at the Initial Public Offering price.

The underwriter received a cash underwriting discount of (i) one and one-quarter percent (1.25%) of the gross proceeds of the Initial Public Offering, or $2,499,985, and (ii) one half of a percent (0.5%) in the form of Representative Shares. In addition, the underwriter is entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Initial Public Offering, or $5,999,964, upon closing of the Business Combination, pursuant to the underwriting agreement dated November 18, 2021 (the “Underwriting Agreement”). The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the Underwriting Agreement.

Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Seamless Shareholders and Seamless entered into the Shareholder Support Agreement, pursuant to which, among other things, such Seamless Shareholders party thereto agreed to (a) vote their Seamless shares in support and favor of the Business Combination Agreement, the Proposed Transactions and all other matters or resolutions that could reasonably be expected to facilitate the Proposed Transactions, (b) waive any dissenters’ rights in connection with the Proposed Transactions, (c) not transfer their respective Seamless shares and (d) terminate the Seamless’ shareholders’ agreement at or prior to Closing.

F-31

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, the Company and Seamless had entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote at the INFINT Shareholder Meeting in favor of the Business Combination Agreement and the Proposed Transactions, (b) abstain from redeeming any Sponsor founder shares in connection with the Proposed Transactions, and (c) waive certain anti-dilution provisions contained in the Company’s Memorandum and Articles of Association.

Registration Rights Agreement

At the closing of the Business Combination, the Company and certain Seamless Shareholders and the Company’s shareholders party thereto (such shareholders, the “Holders”) will enter into the Registration Rights Agreement, pursuant to which, among other things, the Company will be obligated to file a registration statement to register the resale of certain New INFINT Ordinary Shares held by the Holders. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Lock-Up Agreement

At the closing of the Business Combination, the Company will enter into individual Lock-Up Agreements with each of certain Seamless Shareholders (each, a “Locked-Up Shareholder”) pursuant to which, among other things, New INFINT Ordinary Shares held by each Locked-Up Shareholder will be locked-up for a period ending on the earlier of (A) six (6) months following the Closing and (B) the date after the Closing on which the Company consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their shares for cash, securities, or other property.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a Business Combination, the Company has granted EF Hutton a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the commencement of sales of the Initial Public Offering.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-32

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue 5,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2024 and December 31, 2023, there were no preferred shares issued or outstanding.

Class A Ordinary share — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At June 30, 2024 and December 31, 2023, there were no Class A ordinary shares issued and outstanding (excluding the 4,747,021 shares subject to redemption as of June 30, 2024 and 7,408,425 shares subject to redemption as of December 31, 2023, respectively).

Class B Ordinary share — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. At June 30, 2024 and December 31, 2023, there were 5,833,083 Class B ordinary shares issued and outstanding. The Sponsor transferred 69,999 Class B Ordinary shares to EF Hutton and 30,000 Class B ordinary shares to JonesTrading as Representative Shares. Hence, as of June 30, 2024 and December 31, 2023, 5,733,084 of Class B ordinary shares were held by the Sponsor and 99,999 of such shares were held by the representatives as Representative Shares. The initial shareholders own 22.58% of the issued and outstanding shares after the Initial Public Offering, assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering. As of June 30, 2024, the initial shareholders own approximately 55.1% of the issued and outstanding shares. Class B ordinary share will automatically convert into Class A ordinary share at the time of the Company’s initial Business Combination on a one-for-one basis.

Warrants —The Public Warrants will become exercisable on the later of 30 days after the consummation of a Business Combination and 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary share pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary share issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration or such issuance is deemed to be exempt under the Securities Act and the securities laws of the state of residence of the registered holder of the warrants.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	at any time after the warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A ordinary share issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A ordinary share at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-33

INFINT ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

In addition, if (x) the Company issues additional Class A ordinary share or equity-linked securities in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary share during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants, as well as up to 1,500,000 warrants underlying additional Private Placement Warrants the Company issues to the Sponsor, officers, directors, initial shareholders or their affiliates in payment of Working Capital Loans made to the Company, will be identical to the warrants underlying the Units being offered in the Initial Public Offering. Pursuant to the agreement that the Company has entered into with the holders of the Private Placement Warrants, the Private Placement Warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Company’s initial Business Combination.

At June 30, 2024 and December 31, 2023, there were 9,999,940 Public Warrants outstanding and 7,796,842 Private Placement Warrants outstanding, respectively. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

NOTE 8. INITIAL BUSINESS COMBINATION

On August 3, 2022, INFINT entered into the Business Combination Agreement with Merger Sub and Seamless, which was amended by an amendment dated October 20, 2022, an amendment dated November 29, 2022 and an amendment dated February 20, 2023. The Business Combination Agreement was unanimously approved by INFINT’s board of directors. If the closing conditions are satisfied or waived in accordance with the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Seamless, with Seamless surviving the Merger as a wholly owned subsidiary of INFINT.

Merger Consideration

Under the Business Combination Agreement, Seamless Shareholders are expected to receive Seamless Value in aggregate consideration in the form of New INFINT Ordinary Shares, equal to the quotient obtained by dividing (i) the Seamless Value by (ii) $10.00.

At the effective time, by virtue of the Merger:

●	all shares of Seamless issued and outstanding immediately prior to the effective time will be cancelled and converted into the right to receive, in accordance with the terms of the Business Combination Agreement and the Payment Spreadsheet, the number of New INFINT Ordinary Shares set forth in the Payment Spreadsheet;

●	Seamless options that are outstanding immediately prior to the effective time, whether vested or unvested, will be converted into the Exchanged Options in accordance with the terms of the Company Equity Plan, the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged Options will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless option(s) immediately prior to the effective time.

●	the RSUs that are outstanding immediately prior to the effective time will be converted into the Exchanged RSUs in accordance with the terms of the Company Equity Plan, the Business Combination Agreement and the Payment Spreadsheet. Following the effective time, the Exchanged RSUs will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Seamless RSUs immediately prior to the effective time.

Proxy Statement/Prospectus and INFINT Shareholder Meeting

The Company filed with the SEC a Registration Statement on Form S-4 (the “Form S-4”) on September 30, 2022, as amended on December 1, 2022, February 13, 2023, April 18, 2023, June 9, 2023, August 11, 2023, December 7, 2023, April 22, 2024, June 13, 2024, June 27, 2024 and July 11, 2024 which included a proxy statement/prospectus that will be used as a proxy statement to be used in connection with the special meeting of the INFINT shareholders to be held to consider approval and adoption of (i) the Business Combination Agreement and the transactions contemplated therein, (ii) the issuance of New INFINT Ordinary Shares as contemplated by the Business Combination Agreement, (iii) the INFINT Amended and Restated Memorandum and Articles and (iv) any other proposals the parties deem necessary or desirable to effectuate the transactions contemplated by the Business Combination Agreement.

On July 12, 2024, the SEC declared the Form S-4 effective and the Company filed the proxy statement in connection with the extraordinary general meeting of the Company’s shareholders that was held on August 6, 2024 regarding the Business Combination, at which meeting the proposed Business Combination and related proposals were approved. The proposed Business Combination is currently anticipated to close on or around August 20, 2024, subject to the satisfaction of certain closing conditions. Upon closing of the proposed Business Combination described above, the Company will change its name to Currenc Group Inc. The Company’s securities will be delisted from NYSE and it is expected that the post-combination company’s ordinary shares will be listed on Nasdaq under the symbol “CURR.” The Company will not have any units outstanding following the consummation of the Business Combination.

Other than as specifically discussed, this quarterly report does not assume the closing of the proposed Business Combination.

NOTE 9. SUBSEQUENT EVENTS

In accordance with ASC 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred up to the date the audited financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

In accordance with the approval of the Third Extension Proposal, additional funds in the amount of $80,000 were deposited by Seamless to the Trust Account on July 18, 2024.

F-34

SEAMLESS GROUP INC. AND SUBSIDIARIES

F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Seamless Group Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustments for the correction of the error described in Notes 3, the accompanying consolidated balance sheet of Seamless Group Inc. and Subsidiaries (the “Company”) as of December 31, 2022, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the year then ended December 31, 2022, and the related notes (collectively referred to as the consolidated financial statements). Our audit also included the financial statement schedules in Schedule 1. In our opinion, except for the error described in Note 3, the 2022 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for each of the year then ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedules listed in Schedule 1, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the error described in Notes 3, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments and related disclosures were audited by MRI Moores Rowland LLP. (The 2022 consolidated financial statements before the effects of the adjustments discussed in Notes 3 are not presented herein.)

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and a working capital deficiency. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 2. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

www.mspc.cpa
An independent firm associated with	340 North Avenue, Cranford, NJ 07016-2496	908 272-7000
Moore Global Network Limited	546 5th Avenue, 6th Floor, New York, NY 10036-5000	212 682-1234

F-36

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

We have served as the Company’s auditor since 2022.

New York, New York

March 31, 2023, except for Notes 2(b),

2(t), 2(dd), 2(hh), 7, 13 and 20, as to

which the date is June 6, 2023 and

Note 2(gg), as to which the date

is November 10, 2023

F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SEAMLESS GROUP INC. AND SUBSIDIARIES

Opinion on the consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Seamless Group Inc. and Subsidiaries (the “Company”) as of December 31, 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the consolidated results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Correction of a material misstatement on safeguarding assets and liabilities in previously issued financial statements

The financial statements of the Company as of December 31, 2022, and for the year then ended were audited by other auditors who have requested to withdraw their registration with the PCAOB. Those auditors expressed an unqualified opinion on those financial statements in their report dual dated March 31, 2023, except for Notes 2(b), 2(t), 2(dd), 2(hh), 7, 13 and 20, as to which the date is June 6, 2023 and Note 2(gg), as to which the date is November 10, 2023.

As mentioned above, the financial statements of the Company as of December 31, 2022, and for the year then ended were audited by other auditors who have requested to withdraw their registration with the PCAOB. As described in Note 3, these financial statements have been restated. We audited the adjustments described in Note 3, and relevant disclosures made in Notes 2(gg) and 21 that were applied to restate the financial statements as of and for the year ended December 31, 2022. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the financial statements as of and for the year ended December 31, 2022 of the Company other than with respect to such adjustments and relevant disclosures and, accordingly, we do not express an opinion or any other form of assurance on the financial statements as of and for the year ended December 31, 2022 taken as a whole.

Going Concern Uncertainty

As disclosed in Note 2 to the consolidated financial statements, as of December 31, 2023, the Company had cash balances of $48.5 million, a working capital deficit of $70.5 million and net capital deficit of $36.2 million. For the year ended December 31, 2023, the Company had a net loss of $14.4 million and net cash used in operating activities of $15.3 million. Net cash provided by investing activities was $1.4 million. Net cash used in financing activities was $1.2 million, resulting principally from repayment of borrowings. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

MRI Moores Rowland LLP (T14LL1146H)

72 Anson Road #07-04 Anson House, Singapore 079911

Web www.mooresrowland.sg Tel + 65 6221 6116

Offices in

Australia | China | Hong Kong | India | Indonesia | Japan | Malaysia | Philippines | Singapore | Taiwan | Tajikistan | Thailand | Vietnam

F-38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SEAMLESS GROUP INC. AND SUBSIDIARIES

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/S/ MRI Moores Rowland LLP

We have served as the Company’s auditor since 2024.

PCAOB ID No.: 6955

Singapore

April 19, 2024, except for Notes 2(s), 2(gg) and 21, as to which the date is May 13, 2024.

F-39

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
		(As Restated)(1)
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	48,516,765	62,798,729
Short-term investments	300,000	2,000,000
Restricted cash	5,428,790	6,756,989
Accounts receivable, net	2,450,871	3,067,697
Prepayments to remittance agents	137,854	92,485
Escrow money receivable	5,014,829	4,443,985
Amounts due from related parties	7,287,376	4,483,228
Prepayments, receivables and other assets	34,225,239	37,563,550
Total current assets	103,361,724	121,206,663
Non-current assets:
Investment in an equity security	100,000	100,000
Equipment, net	1,016,490	1,321,621
Right-of-use asset	154,234	342,432
Intangible assets, net	9,191,713	9,849,778
Goodwill	27,001,383	27,001,383
Deferred tax assets	664,888	768,617
Total non-current assets	38,128,708	39,383,831
Total assets	141,490,432	160,590,494

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings	17,804,093	13,404,390
Receivable factoring	423,483	677,640
Escrow money payable	360,207	250,013
Client money payable	4,645,290	6,250,070
Accounts payable, accruals and other payables	53,988,231	58,946,385
Amounts due to related parties	86,488,519	83,757,317
Convertible bonds	10,000,000	9,192,140
Lease liabilities	152,325	174,061
Total current liabilities	173,862,148	172,652,016
Non-current liabilities:
Borrowings	2,506,974	7,879,279
Deferred tax liabilities	1,246,760	1,616,343
Employee benefit obligation	59,849	61,392
Other payables	—	158,895
Total non-current liabilities	3,813,583	9,715,909
Total liabilities	177,675,731	182,367,925

Commitments and contingencies (Note 22)

Mezzanine equity	2,957,948	2,957,948
Shareholders’ deficit:
Common shares (US$0.001 par value; 58,030,000 shares authorized, issued and outstanding as of December 31, 2023 and 2022)	58,030	58,030
Additional paid-in capital	29,172,373	29,172,373
Accumulated deficit	(92,075,379)	(76,768,829)
Accumulated other comprehensive income	88,366	61,298
Total shareholders’ deficit attributable to Seamless Group Inc.	(62,756,610)	(47,477,128)
Non-controlling interests	23,613,363	22,741,749
Total deficit	(39,143,247)	(24,735,379)
Total liabilities and shareholders’ deficit	141,490,432	160,590,494

(1)

Periods presented have been adjusted. Additional information regarding the adjustment may be found in Note 3 – Restatement of Previously Issued Financial Statements, included elsewhere in the notes to the financial statements.

The accompanying notes form an integral part of these consolidated financial statements.

F-40

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years ended December 31,
	2023	2022
	US$	US$

Revenue	53,255,361	55,500,917
Cost of revenue	(35,899,057)	(39,880,947)
Gross profit	17,356,304	15,619,970
Selling expenses	(25,880)	(95,174)
General and administrative expenses	(23,976,209)	(25,539,467)
Loss from operations	(6,645,785)	(10,014,671)
Finance costs, net	(8,002,552)	(8,200,112)
Other income	839,606	3,405,486
Other expenses	(85,574)	(802,634)
Loss before income tax	(13,894,305)	(15,611,931)
Income tax expense	(523,481)	(113,782)
Net loss	(14,417,786)	(15,725,713)
Net income attributable to non-controlling interests	(888,764)	(952,422)
Net loss attributable to Seamless Group Inc.	(15,306,550)	(16,678,135)

Loss per share, basic and diluted	(0.26)	(0.29)

Shares used in loss per share computation, basic and diluted	58,030,000	58,030,000

Other comprehensive income (loss):
Foreign currency translation adjustments	10,608	2,402
Total comprehensive loss	(14,407,178)	(15,723,311)
Total comprehensive income attributable to non-controlling interests	(871,614)	(966,184)
Total comprehensive loss attributable to Seamless Group Inc.	(15,278,792)	(16,689,495)

The accompanying notes form an integral part of these consolidated financial statements.

F-41

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

					Accumulated Other Comprehensive Loss
	Number of Shares	Common Shares	Additional Paid-in Capital	Accumulated Deficit	Foreign currency translation adjustments	Remeasurement of post-employee benefits obligation	Total Shareholders’ Deficit	Non-controlling Interests	Total Deficit
Balance at January 1, 2022	58,030,000	58,030	29,172,373	(60,090,694)	52,457	—	(30,807,834)	22,714,083	(8,093,751)
Net loss	—	—	—	(16,678,135)	—	—	(16,678,135)	952,422	(15,725,713)
Acquisition of a subsidiary	—	—	—	—	(304)	20,505	20,201	973,494	993,695
Dividend to non-controlling interests	—	—	—	—	—	—	—	(1,912,012)	(1,912,012)
Foreign currency translation adjustments	—	—	—	—	(11,360)	—	(11,360)	13,762	2,402
Balance at January 1, 2023	58,030,000	58,030	29,172,373	(76,768,829)	40,793	20,505	(47,477,128)	22,741,749	(24,735,379)
Net loss	—	—	—	(15,306,550)	—	—	(15,306,550)	888,764	(14,417,786)
Remeasurement for the year	—	—	—	—	—	(690)	(690)	—	(690)
Foreign currency translation adjustments	—	—	—	—	27,758	—	27,758	(17,150)	10,608
Balance at December 31, 2023	58,030,000	58,030	29,172,373	(92,075,379)	68,551	19,815	(62,756,610)	23,613,363	(39,143,247)

The accompanying notes form an integral part of these consolidated financial statements.

F-42

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2023	2022
		(As Restated)(1)
	US$	US$
Cash flows from operating activities:
Net loss	(14,417,786)	(15,725,713)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of discount on convertible bonds	807,860	3,438,950
Depreciation of equipment and software	607,138	701,262
Depreciation of right-of-use assets	183,198	170,443
Amortization of intangible assets	3,200,843	3,525,388
Step acquisition of a subsidiary	—	(2,129,515)
Deferred income taxes	494,737	113,782
Gain on disposal of fixed assets	(36,519)	—
Unrealized foreign exchange loss/(gain)	(65,981)	543,277
Changes in operating assets and liabilities:
Accounts receivable	605,202	255,732
Prepayments to remittance agents	(45,631)	—
Amounts due to immediate holding company	(391,432)	—
Amounts due from related parties	(5,348,525)	(3,418,880)
Prepayments, receivables and other assets	2,502,972	(5,796,690)
Escrow money payable	80,006	94,918
Client money payable	(1,593,194)	544,998
Accounts payable, accruals and other payables	(4,827,110)	(12,249,700)
Amounts due to related parties	3,149,825	38,769,225
Lease liabilities	(192,097)	(155,561)
Net cash (used in)/provided by operating activities	(15,286,494)	8,681,916

Cash flows from investing activities:
Purchases of property, plant and equipment	(291,856)	(532,332)
Proceed received from disposal of property, plant and equipment	36,679	—
Decrease in short-term investments	1,700,000	—
Acquisition of a subsidiary	—	(200,000)
Net cash provided by/(used in) investing activities	1,444,823	(732,332)

Cash flows from financing activities:
Dividend paid	—	(1,912,014)
(Decrease) increase in bank overdrafts	—	(27,861)
Proceeds from borrowings	1,251,752	1,481,263
Repayment of borrowings	(2,212,067)	(2,242,961)
Proceeds from receivable factoring	2,210,415	3,230,844
Repayment of receivable factoring	(2,447,748)	(2,796,291)
Repayment of convertible bonds	—	(3,500,000)
Net cash used in financing activities	(1,197,648)	(5,767,020)

Net (decrease)/increase in cash and cash equivalents	(15,039,319)	2,182,564
Cash and cash equivalents, restricted cash and escrow money receivable at beginning of year	73,999,703	71,817,139
Cash and cash equivalents, restricted cash and escrow money receivable at end of year	58,960,384	73,999,703

Supplemental disclosure of cash flow information:
Income taxes received/(paid)	761,333	(1,203,790)
Interest paid	(1,819,174)	(1,351,939)

(1)

Periods presented have been adjusted. Additional information regarding the adjustment may be found in Note 3 – Restatement of Previously Issued Financial Statements, included elsewhere in the notes to the financial statements.

The accompanying notes form an integral part of these consolidated financial statements.

F-43

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Organization and business

Seamless Group Inc. (the “Company”) is a limited liability company incorporated in Cayman Islands. It is an investment holding company.

The Company’s principal subsidiaries at December 31, 2023 are set out below:

			Percentage of ownership held by the Company
Company Name	Place of incorporation	Principal activities	Directly	Indirectly
Dynamic Investment Holdings Limited	Cayman Islands	Investment holding	100%	—
Dynamic (Asia) Group Inc.	British Virgin Islands	Investment holding	—	100%
TNG (Asia) Limited	Hong Kong	Provision of mobile electronic wallet	100%	—
Tranglo Sdn. Bhd.	Malaysia	Provision of international airtime reload, international money transfer services, its related implementation, technical and maintenance services	—	60%
未來網絡科技投資股份有限公司	Taiwan	Investment holding	—	100%
GEA Holdings Limited	Cayman Islands	Investment holding	—	100%
GEA Limited	Hong Kong	Operating a global fund transfer platform for financial institutions, e-wallet operators and other participants	—	100%
GEA Pte Ltd.	Singapore	Transaction and payment processing services	—	100%
Bagus Fintech Pte. Ltd.	Singapore	Providing business center services	—	100%
Dynamic (Asia) Holdings Limited	Cayman Islands	Investment holding	—	100%
Dynamic FinTech Group (HK) Limited	Hong Kong	Provision of corporate governance consultancy, management and advisory services	—	100%
Tranglo Holdings Limited	Cayman Islands	Investment holding	—	100%
The WSF Group Holdings Limited	British Virgin Islands	Investment holding	—	100%
The Wall Street Factory Limited	Hong Kong	Providing business center services	—	100%
Bagus Financial Services Limited	Hong Kong	Provision of IR services and PR function events	—	100%

F-44

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1	Organization and business (Continued)

			Percentage of ownership held by the Company
Company Name	Place of incorporation	Principal activities	Directly	Indirectly
PT Tranglo Indonesia	Indonesia	Operating money remittance business	—	60%
PT Tranglo Solusindo	Indonesia	Providing and sourcing airtime and other related services	—	60%
Tranglo (MEA) Limited	Hong Kong	Providing and sourcing airtime and other related services	—	60%
Tranglo Europe Ltd	United Kingdom	Operating money remittance business	—	60%
Tranglo Pte. Ltd.	Singapore	Operating money remittance business	—	60%
Tik FX Malaysia Sdn. Bhd.	Malaysia	Dormant	—	60%
Treatsup Sdn. Bhd.	Malaysia	Research, development and commercialisation of Treatsup application and provision of implementation, technical services and maintenance related to the application	—	60%
Dynamic Indonesia Holdings Limited	Cayman Islands	Investment holding	—	59.2%
Dynamic Indonesia Pte. Ltd.	Singapore	Retail sales via the internet and development of other software and programming activities	—	49.8%
PT Dynamic Wallet Indonesia	Indonesia	Business operations have not commenced	—	49.9%
PT Walletku Indompet Indonesia	Indonesia	(i) Retail commerce through media, for textile commodities, clothing, footwear and personal needs, (ii) web portal and/or digital platforms for commercial purposes, and (iii) software publisher	—	49.9%

F-45

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies

(a) Basis of presentation and principles of consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Seamless Group Inc. and its majority-owned subsidiaries. Non-controlling interest is recorded in the consolidated financial statements to recognize the minority ownership interest in the consolidated subsidiaries. Non-controlling interest in the profits and losses represent the share of net income or loss allocated to the minority interest holders of the consolidated subsidiaries. All intercompany transactions and balances have been eliminated in these consolidated financial statements.

(b) Going concern

The accompanying audited consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of December 31, 2023, the Company had cash balances of $48.5 million, a working capital deficit of $70.5 million and net capital deficit of $36.2 million. For the year ended December 31, 2023, the Company had a net loss of $14.4 million and net cash used in operating activities of $15.3 million. Net cash provided by investing activities was $1.4 million. Net cash used in financing activities was $1.2 million, resulting principally from repayment of borrowings.

While the Company believes that it will be able to continue to grow the Company’s revenue base and control expenditures, there is no assurance that it will be able to achieve these goals. As a result, the Company continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed to finance the Company’s business development activities, general and administrative expenses and growth strategy.

(c) Use of estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Certain accounting estimates of the Company require a higher degree of judgment than others in their application. These include valuation of goodwill, provision for credit losses, impairment of long-lived assets, impairment of investments in subsidiaries and equity investee, valuation of convertible bonds and income tax. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

F-46

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(d) Foreign currency

Foreign subsidiaries have designated the local currency of their respective countries as their functional currency. Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of operations and comprehensive loss. Non-monetary items are not subsequently re-measured.

The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively, from the functional currency into the US$. Translation differences are recorded in accumulated other comprehensive loss, a component of shareholders’ equity.

(e) Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use and with original maturities of three months or less when purchased.

(f) Short-term investments

Short-term investments include fixed deposits with original maturities of greater than three months but less than one year.

(g) Restricted cash

Restricted cash includes the balance in the Company’s e-wallet mobile application held by the Company on behalf of the individual e-wallet users. It is the Company’s policy to maintain approximately 110% of the amount deposited in case of immediate cash withdrawal by e-wallet users.

It also includes fixed deposits pledged to the banks as security for banking facilities granted to the Company.

(h) Accounts receivable

Accounts receivable represents the amounts that the Company has an unconditional right to receive. The Company complies with Accounting Standards Codification (“ASC”) 326, which employs an approach based on expected losses to estimate the allowance for doubtful accounts.

To measure the expected credit losses, accounts receivable has been grouped based on shared credit risk characteristics and the days past due. For certain large customers or customers with a high risk of default, the Company assesses the risk of loss of each customer individually based on their financial information, past trends of payments and, where applicable, an external credit rating. Also, the Company considers any accounts receivable having financial difficulty or in default with significant balances outstanding for more than 60 days to be credit-impaired, and assesses the risk of loss for each of these accounts individually. The expected loss rates are based on the payment profiles of sales over a period of 12 months from the measurement date and the corresponding historical credit losses experienced within this period. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle their debts.

The Company has recorded a credit loss of US$187,462 and US$117,195 as of December 31, 2023 and 2022, respectively.

F-47

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(i) Escrow money receivable

Escrow money receivable arises due to the time required to initiate collection from and clear transactions through external merchants. Escrow money receivable represents the money collected by merchants when e-wallet users fund mobile payments through the Company’s e-wallet mobile application, and there is a clearing period before the cash is received or settled, usually up to five business days.

Escrow money receivables are recognized initially at the amount of consideration that is unconditional unless they contain significant financing components, when they are recognized at fair value. The Company holds the escrow money receivables with the object to collect the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

(j) Investment in an equity security

The Company elected to record the equity investment in a privately held company using the measurement alternative at cost, less impairment, with subsequent adjustments for observable price changes resulting from orderly transactions for identical or similar investments of the same issuer. It is subject to periodic impairment reviews. The Company’s impairment analysis considers both qualitative and quantitative factors that may have a significant effect on the fair value of the equity security.

(k) Equipment, net

Equipment, net is stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Historical cost includes expenditures that are directly attributable to the acquisitions of the fixed assets. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the consolidated statements of operations and comprehensive loss during the year in which they are incurred.

Depreciation of equipment is calculated using the straight-line method with no residual values over their estimated useful lives, as follows:

Office equipment	10%
Furniture and fittings	10%
Renovation	10%
Signboard	10%
Computer peripherals	33%
Electrical installation	10%
Mobile phone	33%
Motor vehicle	20%
Air conditioners	10%
Store equipment	20%

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

F-48

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(k) Equipment, net (Continued)

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals of equipment are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated statements of operations and comprehensive loss.

(l) Intangible assets, net

Intangible assets primarily consist of acquired computer software, developed technologies and trade names and trademarks. These intangible assets are amortized over a period of 5 years, 7 years and 10 years on a straight-line basis, respectively.

(m) Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in a business combination. The Company performs goodwill impairment test on annual basis and more frequently upon the occurrence of certain events as defined by ASC 350. Goodwill is impaired when the carrying value of the reporting units exceeds its fair value. The Company first assesses qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on the qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than the carrying amount, the quantitative impairment test is performed.

The Company estimates the fair value of the reporting unit using a discounted cash flow approach. Significant management judgment and estimation are involved in forecasting the amount and timing of expected future cash flows and the underlying assumptions used in the discounted cash flow approach to determine the fair value of the reporting unit. As the fair values of the reporting units is not less than carrying amount, no impairment was recorded for the years ended December 31, 2023 and 2022.

(n) Impairment of long-lived assets other than goodwill

Long-lived assets such as equipment and software with finite lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment of the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. The Company did not record any impairment of long-lived assets during the years ended December 31, 2023 and 2022.

(o) Escrow Money Payable

Escrow money payable arises due to the time required to initiate collection from and clear transactions through external merchants. Escrow money payable represents the money paid by merchants when e-wallet users execute mobile payment through the Company’s e-wallet mobile application, and there is a clearing period before the cash is received or settled, usually up to five business days.

(p) Client money payable

Client money payable relates to the Company’s e-wallet mobile application and is represented by the amounts due to e-wallet users held by the Company. Client money is maintained in the e-wallet until a transfer or withdrawal is requested by the e-wallet users.

F-49

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(q) Convertible bond

The Company accounts for debt instruments with convertible features in accordance with the details and substance of the instruments at the time of their issuance. For convertible debt instruments issued at a substantial premium to equivalent instruments without conversion features, or those that may be settled in cash upon conversion, it is presumed that the premium or cash conversion option represents an equity component. Accordingly, the Company determines the carrying amounts of the liability and equity components of such convertible debt instruments by first determining the carrying amount of the liability component by measuring the fair value of a similar liability that does not have an equity component. The carrying amount of the equity component representing the embedded conversion option is then determined by deducting the fair value of the liability component from the total proceeds from the issue. The resulting equity component is recorded, with a corresponding offset to debt discount which is subsequently amortized to interest cost using the effective interest method over the period the debt is expected to be outstanding as an additional non-cash interest expense. Transaction costs associated with the instrument are allocated pro-rata between the debt and equity components.

For conventional convertible bonds which do not have a cash conversion option or where no substantial premium is received on issuance, it may not be appropriate to split the bond into the liability and equity components.

A conversion of the bonds at more favorable terms than the original bond is treated as an inducement and the Company recognizes a debt conversion expense equal to the fair value of all securities and other consideration transferred in the transaction in excess of the fair value of securities or consideration issuable pursuant to the original conversion terms.

(r) Fair value of financial instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1 —	Observable inputs such as quoted prices in active markets.
Level 2 —	Inputs other than the quoted prices in active markets that are observable either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets and quoted prices for identical or similar assets and liabilities in markets that are not active.
Level 3 —	Unobservable inputs of which there is little or no market data, which require the Company to develop its own assumptions.

As of December 31, 2023 and 2022, the Company did not have any financial instruments that are measured at fair value. The carrying amounts of cash and cash equivalents, short-term investments, restricted cash, accounts receivable, escrow money receivable, deposit and other receivables, amounts due from/to related parties, and accruals, bank overdraft, escrow money payable, accounts payable, accruals and other payables approximate their fair values due to the short-term nature of these instruments.

F-50

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(s) Revenue recognition

The Company complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

Contract assets represent the Company’s right to consideration for performance obligations that have been fulfilled but for which the customer has not been billed as of the balance sheet date.

Remittance services revenue

Revenue from contracts with customers on service charges and gain/loss on foreign exchange arising from remittance activities are recognized upon the processing and execution of the international money transfer transactions. Remittance services are further divided into Fiat Currency Prefunded Remittance Service and XRP Prefunded Remittance Service. Management has considered these two services to be two product lines.

The customers of the remittance services are financial institutions (referred to as “Remittance Partners”). Remittance Partners who use the fiat currency prefunding option for their remittance business with the Company are referred to as Fiat Currency Prefunded Remittance Partners, whereas customers who choose the XRP Prefunding mode are referred to as XRP Prefunded Remittance Partners.

Fiat Currency Prefunded Remittance Service

The Company earns revenue by charging their customers a Fiat Currency Prefunded Remittance Fee when they use the Company’s platform to transfer money to a beneficiary in another country. These Fiat Currency Prefunded Remittance Fees are fixed and specific for every country’s currency and are charged at the point-in-time of executing this performance obligation. Prior to delivering cash to the customer’s beneficiary, the customer must directly provide the Company with prefunding (i.e., the cash to be remitted to the beneficiary). This is the traditional prefunding process, which the Company describes as Fiat Currency Prefunded Remittance Service.

XRP Prefunded Remittance Service

Unlike the Fiat Currency Prefunded Remittance Service, the customer obtains prefunding through Ripple Solution offered by Ripple Lab Inc. (see Note 21) with the XRP Prefunded Remittance Service. Ripple supplies the customer with the XRP equivalent of the requested prefunding. The Company subsequently liquidates this XRP on Ripple’s behalf, and the fiat currency obtained as a result of the liquidation process is transferred to the customer’s beneficiary. Customers who prefund their remittance service with XRP must enter into an agreement with Ripple and undergo stringent credit checks in order to get XRP prefunding and use Ripple’s platform. The Company charges their customers an XRP Prefunded Remittance Service Fee when the money is transferred to the customer’s beneficiary.

For both the XRP Prefunded and Fiat Currency Prefunded Remittance Services, the Company has no obligations to the Customer in terms of guarantees, warranties or other similar obligations. There are also no significant payment terms involved as the Company obtains their fees shortly after charging their customers.

F-51

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

Sales Walletku Modern Channel

Revenue from the sale of goods is recognized at the point in time when the Company satisfies its performance obligation, which is upon delivery of the goods to customer. The credit terms are typically 3-7 days.

Sales of airtime

Revenue from airtime sold is recognized when the relevant international airtime transfer or reload request is processed and executed.

Other services

Revenue from contracts with customers on other services is recognized as and when services are rendered.

(t) Cost of revenue

Costs of revenues consist primarily of agency handling fees, top-up service fees paid to convenience stores, handling charges to banks and credit card providers, amortization of the intangible assets of acquired computer software, developed technologies, cost of digital - pulses, data packages, game vouchers, bill payment, SIM Cards (starter pack) and airtime balance.

(u) Advertising and Promotion Costs

Advertising and promotion costs are expensed when incurred and are included in general and administrative expenses. The total amount of advertising and promotion costs recognized were US$784,818 and US$618,661 for the years ended December 31, 2023 and 2022, respectively.

(v) Leases

According to ASC 842, Leases, lessees are required to record a right-of-use asset and lease liabilities for operating leases. At the lease commencement date, a lessee should measure and record the lease liability equal to the present value of scheduled lease payments discounted using the rate implicit in the lease or the lessee’s incremental borrowing rate, and the right-of-use asset is calculated on the basis of the initial measurement of the lease liability, plus any lease payments at or before the commencement date and direct costs, minus any incentives received. Over the lease term, a lessee must amortize the right-of-use asset and record interest expense on the lease liability. The recognition and classification of lease expenses depend on the classification of the lease as either operating or finance.

The Company has elected the practical expedient of the short-term lease exemption for contracts with lease terms of 12 months or less.

(w) Employee benefit expenses

The Company’s costs related to the staff retirement plans (see Note 16) are charged to the consolidated statements of operations and comprehensive loss as incurred.

F-52

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(x) Income tax

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or its tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized in the foreseeable future.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The accounting guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods. Interest and penalties from tax assessments, if any, are included in income taxes in the statements of operations and comprehensive loss. The Company believes it does not have any uncertain tax positions through the years ended December 31, 2023 and 2022, respectively, which would have a material impact on the Company’s consolidated financial statements.

(y) Earnings per share

Basic earnings per share is calculated by dividing the net income or loss by the weighted average number of common shares outstanding for the period, without consideration of potentially dilutive securities.

Diluted net earnings per share is calculated by dividing the net income or loss by the weighted average number of common shares and potentially dilutive securities outstanding for the period. If there is a loss, potentially dilutive securities are not considered, as they would be anti-dilutive.. As of December 31, 2023 and 2022, the outstanding balances of US$10,000,000 and US$10,000,000, respectively, on the convertible bonds were anti-dilutive. The convertible bonds are convertible into 1,532,798 and 1,532,798 shares of the Company as of December 31, 2023 and 2022, respectively.

F-53

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of Significant Accounting Policies (Continued)

(z) Segments

As the chief operating decision-maker (“CODM”) of the Company, the Chief Executive Officer reviews the financial results when making decisions about allocating resources and assessing the performance of the Company. TNG (Asia) Limited (“TNGA”), the Tranglo Sdn BHD and related subsidiaries (“Tranglo”), GEA Limited and GEA Pte Ltd. (“GEA”) and PT Walletku Indompet Indonesia (“Walletku”) are all considered operating segments. These have been aggregated into two reportable segments, which are remittance services and sales of airtime, as described in Note 18. Other services are not assigned to a specific reportable segment as their results of operations are immaterial.

The remittance segment is operated through TNGA, GEA and Tranglo. TNGA and GEA are in the retail remittance business in Hong Kong, which is in the upstream segment of the remittance business, whereas Tranglo operates the remittance hub covering Southeast Asia and globally, and is thus in the downstream segment of the remittance business. Management operates, monitors and evaluates the whole remittance business through these three subsidiaries so as to generate the maximum synergy and create maximum value for the Company.

The Company operates the airtime segment via its international airtime transfer business through Tranglo and its retail airtime trading business locally in Indonesian through WalletKu. As with the remittance segment, management believes maximum synergy and business value can best be achieved by aggregating and managing the airtime business through these two subsidiaries.

(aa) Share capital

The Company has only one class of common shares authorized, issued and outstanding.

(bb) Related parties

Entities are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

(cc) Concentrations of credit risk

The Company is potentially subject to significant concentration of credit risk arising primarily from cash and cash equivalents, short-term investments, restricted cash, escrow money receivable, deposits, other receivables and amounts due from related parties.

As of December 31, 2023, a majority of the Company’s cash and cash equivalents and short-term investments were held at reputable financial institutions with high-credit ratings. In the event of bankruptcy of one of these financial institutions, the Company may not be able to claim its cash and demand deposits back in full, as these deposits are not insured. The Company continues to monitor the financial strength of the financial institutions.

The Company’s major concentration of credit risk relates to the amounts owing by four customers (2022: four customers) which constituted approximately 53% (2022: 71%) of its accounts receivable as of December 31, 2023.

The Company has not experienced any losses on its cash and cash equivalents, short-term investments, deposits, other receivables and amounts due from related parties during the year ended December 31, 2023 and 2022 and believes its credit risk to be minimal.

The Company does not require collateral or other security to support instruments subject to credit risk.

F-54

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dd) Share-based compensation

The Company accounts for share-based payments in accordance with ASC Topic 718 “Compensation – Stock Compensation” (“ASC 718”), under which the fair value of awards issued to employees is expensed over the period in which the awards vest.

The Company had an incentive plan approved and adopted on September 13, 2018, namely the 2018 Equity Incentive Plan. Under the 2018 Equity Incentive Plan, a total of 2,591,543 restricted stock units (“RSUs”) and 978,397 options with an exercise price of $12.87 had been awarded to certain directors and employees. All RSUs and options granted under the 2018 Incentive Plan had not been vested. The 2018 Incentive Plan was later terminated on July 29, 2022 and replaced by the new 2022 Incentive Plan. All previous awarded RSUs and options under the 2018 Incentive Plan were voided. Under the 2022 Incentive Plan, a total of 5,803,000 shares are reserved and granted to employees of the Company.

All shares granted under the 2022 Incentive Plan will be vested upon (i) the completion of an IPO or (ii) the completion of a de SPAC merger. The Incentive shares will then be vested under a trust. The trustee will distribute the vested shares to the staff based on a schedule of (i) one third immediately upon the vesting of Incentive shares at the time of completion of IPO or de SPAC, (ii) one third on the first anniversary date thereafter, (iii) one third on the second anniversary date thereafter.

The Company estimates the fair value of awards using a binomial pricing model. The Company accounts forfeitures as they occur. For the awards granted on July 29, 2022, the following assumptions were used in the model:

Expected Volatility (39.84% to 43.74%)

Expected Dividend Yield (0%)

Expected Time to Liquidity (0.92 years to 2.92 years)

Exercise Price ($Nil)

Stock price at grant date ($6.55)

Weighted Average Fair Value of 1 Share ($5.73)

The fair value of the awards granted on July 29, 2022 is $32,790,450, after accounting for the forfeiture of 77,261 shares as of December 31, 2023. This also represents the unrecognized compensation, as the performance condition of the completion of an IPO or de-SPAC is not within the Company’s control.

(ee) Other income and expenses

The Company accounts for gain or loss from exchange differences in other income and expenses.

(ff) Business combination

The Company accounts for business combinations using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations”. Acquisition method accounting requires that the consideration transferred be allocated to the assets, including separately identifiable assets, and liabilities the Company acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the Statement of Operations and Comprehensive Loss.

F-55

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of Significant Accounting Policies (Continued)

(gg) Prefunding to remittances partner

Prefunding to remittance partner represents deposits made with such a partner for remittance services to be rendered by the partner in the future. The prepayments are utilized when a remittance order is executed by the partner and the resulting amount of the order is deducted from the balance with the partner.

We allow our remittance partners to prefund their balance through cryptocurrencies. These cryptocurrencies are mainly XRP. Ripple provides the XRP upon request to the Company and our remittance partners. Under applicable accounting standards, we are an agent when facilitating cryptocurrency transactions on behalf of our customers. These cryptocurrencies are held under a bailment arrangement in an account in the Company’s name on behalf of our business partner but they are not Seamless’s assets and therefore, are not reflected as cryptocurrency assets on our consolidated balance sheets . Although the Company does not control the XRP in the bailment account, we are responsible for safeguarding the XRP in the bailment account.

Independent Reserve SG Pte Ltd (“Independent Reserve”), Philippine Digital Asset Exchange (“Pdax”), Betur, Inc. (“Coins.ph”) and Bitstamp Global Limited (“Bitstamp”) (collectively, the “Cryptocurrency Exchanges”) are centralized crypto exchanges which keep the cryptographic keys for each respective XRP wallet and provide the Company with its respective API access keys. The Company is the only party that holds the API access keys that grant it direct access to its XRP wallet maintained on the respective Cryptocurrency Exchange. The Cryptocurrency Exchanges maintain records of all assets deposited by its users and send statements to the Company. The Company reconciles its internal ODL transaction records to the statements received from the Cryptocurrency Exchanges to ensure that these are accurate. The Company has an obligation to protect the API access keys from being abused or stolen. The Company is responsible for any damages caused by loss or theft.

Due to the unique risks associated with cryptocurrencies, including technological, legal, and regulatory risks, in accordance with Staff Accounting Bulletin No. 121 (“SAB 121”), we recognize a crypto asset safeguarding liability to reflect our obligation to safeguard the crypto assets held in the bailment account, which is recorded in Accounts payable, accruals and other payables on our consolidated balance sheet. We also recognize a corresponding safeguarding asset which is recorded in Prepayments, receivables and other assets on our consolidated balance sheet. The crypto asset safeguarding liability and corresponding safeguarding asset are measured and recorded at fair value on a recurring basis using prices available in the market we determine to be the principal market at the balance sheet date. The corresponding safeguarding asset may be adjusted for loss events, as applicable. As of December 31, 2023, the Company has not incurred any safeguarding loss events, and therefore, the crypto asset safeguarding liability and corresponding safeguarding asset were recorded at the same value. Safeguarding assets as of December 31, 2023 and 2022 are $1,983,116 and $5,787,354 respectively. Safeguarding liabilities as of December 31, 2023 and 2022 are $1,983,116 and $5,787,354 respectively.

(hh) Recent accounting pronouncements

In March 2022, the SEC released SAB 121, which provides guidance for an entity to consider when it has obligations to safeguard customers’ crypto assets, whether directly or through an agent or another third party acting on its behalf. The interpretive guidance requires a reporting entity to record a liability to reflect its obligation to safeguard the crypto assets held for its platform users with a corresponding safeguarding asset. The crypto asset safeguarding liability and the corresponding safeguarding asset will be measured at the fair value of the crypto assets held for the platform users with the measurement of the safeguarding asset taking into account any potential loss events. SAB 121 also requires disclosures related to the entity’s safeguarding obligations for crypto assets held for its platform users. SAB 121 was effective in the first interim or annual financial statements ending after June 15, 2022 with retrospective application as of the beginning of the fiscal year. We adopted this guidance for the year ended December 31, 2022 with retrospective application as of January 1, 2021. As of December 31, 2023 and 2022, we recorded $2.0 million and $5.8 million, respectively, for both the crypto asset safeguarding liability and corresponding safeguarding asset, which were classified as accounts payable, accruals and other payables and prepayments, receivables and other assets, respectively, on our consolidated balance sheets.

In March 2022, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2022-02, “Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”). The amendments in this ASU eliminate the accounting guidance for troubled debt restructurings (“TDRs”) by creditors in Subtopic 310-40, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The amendments are effective for the Company beginning after December 15, 2022. As of the year ended December 31, 2023, the Company does not consider the changes prescribed in ASU 2022-02 to have a material impact on its consolidated financial position, results of operations or cash flows.

F-56

In October 2021, the FASB issued ASU No. 2021-08, “‘Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2022, and are applied prospectively to business combinations that occur after the effective date. As of the year ended December 31, 2023, the Company does not consider these amendments to have a material impact to the financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification. Further, ASU 2020-06 enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance, i.e., aligning the diluted EPS calculation for convertible instruments by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or shares, adding information about events or conditions that occur during the reporting period that cause conversion contingencies to be met or conversion terms to be significantly changed. The Company meets the “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies. For private companies, it’s effective for fiscal years beginning after December 15, 2023. The Company has chosen not to early adopt the new standard before the effective date.

3 Restatement of previously issued financial statements

In connection with the preparation of the financial statements, management identified that there is cryptocurrency, XRP, kept in the company’s crypto wallet under the bailment arrangement. Under the SAB 121, management considered that the Company has an obligation to safeguard its customers’ crypto assets. This has result in the company not recognising the safeguarding assets and safeguarding liabilities in the consolidated balance sheets as at December 31, 2022 and presentation in consolidated statements of cash flows as of December 31, 2022.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the changes and has determined that the related impacts were material to previously presented financial statements.

The following tables summarize the effect of the restatement on each financial statement line item as of the date, and for the periods indicated.

	December 31, 2022
	Previously Reported	Adjustments	As Restated
	US$	US$	US$
Consolidated Balance Sheets as of December 31, 2022
Prepayments, receivables and other assets	31,776,196	5,787,354	37,563,550
Accounts payable, accruals and other payables	53,159,031	5,787,354	58,946,385

Consolidated Statement of Cash Flows for the year ended December 31, 2022
Prepayments, receivables and other assets	(8,433,545)	2,636,855	(5,796,690)
Accounts payable, accruals and other payables	(9,612,845)	(2,636,855)	(12,249,700)

F-57

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 Accounts receivable, net

	December 31,
	2023	2022
	US$	US$

Accounts receivable	2,638,333	3,184,892
Allowance for credit losses	(187,462)	(117,195)
	2,450,871	3,067,697

The movements in allowance for credit losses are as follows:

	December 31,
	2023	2022
	US$	US$

Balance at the beginning of year	117,195	—
Additional for the year	70,267	—
Acquisition of a subsidiary	—	117,195
Balance at the end of year	187,462	117,195

5 Prepayments, receivables and other assets

	December 31,
	2023	2022
	US$	US$

Contract asset	6,888,954	4,657,799
Safeguarding assets	1,983,116	5,787,354
Other receivables	100,144	54,425
Prefunding to remittances partner	21,082,897	21,896,243
Deposits	1,402,729	1,438,316
Goods and services tax/ Value-added tax recoverable	26,493	13,842
Prepayments	553,258	503,123
Airtime stock	607,308	715,755
Inventory	125,603	162,227
Current tax recoverable	360,358	1,094,332
Others	1,094,379	1,240,134
	34,225,239	37,563,550

Inventory refers to resalable prepaid balance made to supplier on airtime, data package and phone cards.

Movement of contract assets are as follows:

	December 31,
	2023	2022
	US$	US$

As at January 1	4,657,799	4,189,989
Rights of consideration for service rendered but not billed	2,231,155	467,810
As at December 31	6,888,954	4,657,799

F-58

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6 Investment in an equity security

Investment in an unquoted equity security as of December 31, 2023 and 2022 consisted of the following:

		December 31,
		2023	2022
		US$	US$

K Hub	0.54%	100,000	100,000

No impairment was recorded as of December 31, 2023 and 2022 as the Company evaluated the decline in fair value of the investment below its book value was not other-than-temporary.

7 Equipment, net

Equipment, net as of December 31, 2023 and 2022 consisted of the following:

	December 31,
	2023	2022
	US$	US$

Office equipment	489,396	433,479
Furniture and fittings	303,331	298,076
Renovation	1,741,702	1,739,807
Signboard	2,195	2,195
Computer peripherals	3,301,853	3,074,341
Electrical installation	46,492	45,502
Mobile phone	10,022	9,013
Motor vehicle	14,536	97,479
Air conditioners	8,367	4,809
Total	5,917,894	5,704,701
Less: accumulated depreciation	(4,901,404)	(4,383,080)
Equipment, net	1,016,490	1,321,621

Depreciation expenses of US$607,138 and US$701,262 were recorded in general and administrative expenses for the years ended December 31, 2023 and 2022, respectively.

8 Intangible assets, net

Intangible assets, net as of December 31, 2023 and 2022 consisted of the following:

	December 31,
	2023	2022
	US$	US$

Software	22,778,055	20,546,739
Developed technologies	5,853,354	5,853,354
Trade names and trademarks	7,043,640	7,043,640
Total	35,675,049	33,443,733
Less: accumulated amortization	(26,483,336)	(23,593,955)
Intangible assets, net	9,191,713	9,849,778

Amortization expenses of US$1,587,906 and US$1,612,937 were recorded in cost of revenue and general and administrative expenses respectively, for the year ended December 31, 2023.

Amortization expenses of US$1,984,831 and US$1,540,557 were recorded in cost of revenue and general and administrative expenses respectively, for the year ended December 31, 2022.

F-59

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8	Intangible assets, net (Continued)

As of December 31, 2023, the estimated future amortization expense for each of the next five years and thereafter was as follows:

Amortization
US$
For the year ending December 31,
2024	2,948,062
2025	2,779,867
2026	2,343,051
2027	815,240
2028	305,493
Thereafter	—
Total	9,191,713

9 Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2023 and 2022 were as follows:

Goodwill
US$

Balance as of January 1, 2022	19,229,528
Goodwill from acquisition	7,771,855
Balance as of December 31, 2022, January 1, 2023 and December 31, 2023	27,001,383

10 Leases

The Company entered into operating leases for computer peripherals and office properties in Malaysia and Indonesia. The leases in Malaysia included an option to renew for a one year term. None of the renewal options have been included in the measurement of the leases.

The Company also entered into finance lease for computer peripherals.

Right-of-use assets and lease liabilities, as of December 31, 2023 and 2022, are as follows:

	Financial Statement	December 31,
	Line Items	2023	2022
		US$	US$

Right-of-use assets:
Operating lease	Right-of-use assets	154,234	342,432
Total right-of-use assets		154,234	342,432

Lease liabilities:
Current liabilities
Operating lease	Current portion of lease liabilities	152,325	174,061
		152,325	174,061

Non-current liabilities
Operating lease	Other payables	-	158,895
		-	158,895

F-60

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	Leases (Continued)

The components of lease costs are as follows:

	Years ended December 31,
	2023	2022
	US$	US$

Operating lease costs	1,123,046	1,168,188
Short-term lease costs	141,889	80,217
Finance lease costs:
Depreciation	-	2,938
Interest on finance lease liabilities	-	406
Total lease costs	1,264,935	1,251,749

Other information related to leases is as follows:

December 31,
2023
US$

Weighted Average Remaining Lease Term
Operating lease	10.5
Weighted Average Discount Rate
Operating lease	8.6%

Cash flows related to leases are as follows:

	Years ended December 31,
	2023	2022
	US$	US$

Cash flows from operating activities:
Payments for operating lease liabilities	199,447	172,711
Cash flows from financing activities:
Principal payments on finance lease obligation	-	61,048
Supplemental Cash Flow Data:
Right-of-use assets obtained in exchange for new operating lease obligations	7,350	376,428

Future minimum lease payments under non-cancelable operating leases as of December 31, 2023 are as follows:

Operating lease
US$

For the year ending December 31,
2024	157,991
2025	-
157,991
Less: imputed interest	(5,666)
Total lease liabilities	152,325

F-61

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11 Borrowings

	December 31,
	2023	2022
	US$	US$

Short-term borrowings (i)	8,772,710	8,978,390

Long-term borrowings (ii)	11,538,357	12,305,279
Less: current maturities	(9,031,383)	(4,426,000)
Non-current maturities	2,506,974	7,879,279

(i)	As of December 31, 2023 and 2022, the Company had several unsecured short-term loans from independent third parties which were repayable within one year and charged interest rates ranging from 15.0% to 24.0% and 15.0% to 24.0% per annum, respectively. As of December 31, 2023 and 2022, the weighted average interest rate of these borrowings was 22.6% and 22.4% per annum, respectively. The borrowings are denominated in HK$ and US$.

(ii)	As of December 31, 2023 and 2022, the Company obtained several unsecured long-term loans for two to five years. Interest rates ranged from 12.0% to 24.0% and 2.5% to 24.0% per annum, respectively. As of December 31, 2023 and 2022, the weighted average interest rate of these borrowings was 13.1% and 15.5% per annum, respectively. The borrowings are denominated in HK$ and US$.

As of December 31, 2023, the Company obtained loans from three members of management of the Company.

A loan of HK$4.7 million (equivalent to US$0.6 million) has been provided by Mr. Takis Wong, the Chief Operating Officer, at an interest rate of 12% per annum. The loan is unsecured and repayable in full on April 4, 2024. Another loan of HK$2.5 million and 9.8 million (equivalent to US$0.3 million and US$1.3 million) has been provided by Mr. Alexander Kong, the Chairman, at an interest rate of 12% per annum. The loan is unsecured and repayable in full on March 30 and June 30, 2024, respectively. Another loan of HK$3.6 million (equivalent to US$0.6 million) has been provided by Dr. Ronnie Hui, the Chief Executive Officer, at an interest rate of 12% per annum. The loan is unsecured and repayable on demand. The company is in negotiation to extend the above loans.

(iii)	As of December 31, 2023, the Company had a loan of US$2.05 million from Noble Tack International Limited, one of the shareholders of its subsidiary, Dynamic Indonesia Holdings Limited. The loan is unsecured, interest-free and repayable on demand.

(iv)	As of December 31, 2023 and 2022, the Company had obtained a line of credit of US$5 million from Ripple Labs, Inc., one of the related parties of their subsidiary, Tranglo Sdn. Bhd. The loan is unsecured and has an interest rate of 12% per annum. Amount drawn down as of December 31, 2023 and 2022, was US$5 million and US$5 million respectively. The line of credit facility has a maturity of two years from the effective date of September 12, 2022. Ripple has the option of calling any drawdown on or after the first anniversary.

As of December 31, 2023, loans of US$8.7 million were guaranteed by Mr. Alexander Kong (2022: US$9.3 million).

Interest expense during the years ended December 31, 2023 and 2022 was US$4,655,070 and US$4,591,803, respectively.

F-62

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11	Borrowings (continued)

As of December 31, 2023, the long-term borrowings will be due according to the following schedule:

Principal amounts
US$
For the year ending December 31,
2024	9,031,383
2025	466,188
2026	-
2027	2,040,786
Total	11,538,357

The carrying values of short-term borrowings approximate their fair values due to their short-term maturities. The Company’s long-term borrowing are subject to both fixed and floating interest rates. The carrying values of each type of these borrowings approximate their fair values as the interest rates reflect the rates offered to other entities with similar characteristics to Seamless.

12 Receivables factoring

The receivables factoring facility represents an interest-bearing loan for an amount of US$423,483 (2022: US$677,640) based on terms and conditions set out in the facility agreement dated January 10, 2019 and further revised on April 22, 2021. The loan is secured, bears an effective interest rate of 10% (2022: 10%) per annum calculated on a daily rest basis at the end of the reporting period. Principal and interest are to be repaid within 120 (2022: 120) days from the date of each invoice.

The weighted average interest rate as of December 31, 2023 and 2022 was 10.0% and 10.0% per annum, respectively. Interest expense during the years ended December 31, 2023 and 2022 was US$62,441 and US$76,496, respectively.

13 Accounts payable, accruals and other payables

Accounts payable, accruals and other payables consisted of the following:

	December 31,
	2023	2022
	US$	US$

Accounts payable	10,541	17,871
Safeguarding liabilities	1,983,116	5,787,354
Accruals	5,424,194	4,878,896
Prefunding from remittance customers	35,584,882	40,910,632
Incentives received for credit card program	699,655	700,521
Prefunding from airtime customers	758,419	874,889
Current portion of finance lease liabilities	-	-
Cash received for the subscription of Convertible Promissory Note	1,056,765	1,058,005
Accrued interest	7,614,719	3,990,177
Tax payable	29,808	11,102
Other payables	826,132	716,938
	53,988,231	58,946,385

F-63

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14 Convertible bonds

	December 31,
	2023	2022
	US$	US$

Convertible Bond A	—	—
Convertible Bond B	—	—
Convertible Bond C	—	—
Convertible Bond D	—	10,000,000
Convertible Bond E	10,000,000
Total principal	10,000,000	10,000,000
Less: unamortized debt discount	-	(807,860)
Net carrying amount	10,000,000	9,192,140
Less: maturing within one year	(10,000,000)	9,192,140
	—	—

Changes in total principal balance of convertible bond:

	Convertible Bond D	Convertible Bond E	Total
	US$	US$	US$
Total principal balance as of December 31, 2022 and January 1, 2023	10,000,000	-	10,000,000
Repayment during the year	-	-	-
Conversion to non-convertible loan	-	-	-
Convertible Bond replacement	(10,000,000)	10,000,000	-
Total principal balance as of December 31, 2023	-	10,000,000	10,000,000

No gain or loss was recorded when issuing Convertible Bond D, as there has been no modification to the terms as compared to the original Convertible Bonds.

Convertible Bond A, B and C

On September 14, 2018, the Company entered into a subscription agreement with a subscriber to issue an aggregate principal amount of US$30,000,000 of secured guaranteed convertible bonds (“Convertible Bond A”). The bond bore interest at a rate of 12% per annum and matured on September 14, 2021. Principal amount of US$7,500,000 was redeemed on January 30, 2019. The Convertible Bond A is secured by the personal guarantee of a director and his shares in the Company.

The bond holder could convert Convertible Bond A, fully or in part, into the Company’s shares, during the conversion period, defined as the period from the issue date to the maturity date or the date of a public listing of the Company’s shares (as defined in the subscription agreement), whichever is earlier. Convertible Bond A was convertible at an initial conversion price of US$12,870.50 per share as adjusted by certain conditions mentioned in the subscription agreement. The number of conversion shares to be issued was to be equal to the quotient obtained by dividing (i) the outstanding principal amount of the convertible bond in respect of which the bond holder has exercised its conversion right and unpaid accrued interest attributable to the principal amount (if the bond holder elected) by (ii) the above mentioned conversion price. The Convertible Bond B is secured by the personal guarantee of a director and his shares in the Company.

F-64

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14	Convertible bonds (Continued)

Convertible Bond A, B and C (continued)

On September 14, 2021, the Company and the bond holder entered into an amended and restated convertible bonds instrument with principal amount of US$27,000,000 15% secured guaranteed convertible bonds to reflect the new terms and extend the maturity of Convertible Bond A (“Convertible Bond B”) to September 14, 2023. The principal amount of US$27,000,000 was derived from the remaining principal of US$22,500,000 from Convertible Bond A and accrued interest of US$4,500,000. Based on the restated terms, the bond holder shall have the right, at its option, to require the Company to redeem US$18,000,000 principal amount of Convertible Bond B at any time on or before December 14, 2021. By a redemption notice dated December 6, 2021, the bond holder applied to exercise the redemption right, on December 24, 2021. The Company then agreed to amend and supplement Convertible Bond B by entering into the supplemental deed signed on December 20, 2021. The supplemental deed stipulates that the US$18,000,000 redemption right will be exercisable in three stages: i) redeem at least US$7,000,000 on or before December 29, 2021; ii) redeem up to US$5,000,000 on or before January 31, 2022; iii) redeem remaining amount on or before June 24, 2022. The Company and the bond holder agreed to compensate the bond holder for this revised redemption schedule by the payment of increased interest of 24% per annum for the unpaid principal of the convertible bonds calculated from the original redemption date to the new redemption dates. On December 24, 2021, the Company redeemed US$7 million and issued an additional bond of US$1 million (“Convertible Bond C”), which will also mature on September 14, 2023. The Company has further redeemed US$ 1 million, US$ 1.5 million and US$ 1 million principal amounts of Convertible Bond B on January 31, February 8 and February 28 2022, respectively. On December 9, 2022, the Company and the bond holder entered into a loan agreement to convert US$7,500,000 principal amount of Convertible Bond B to a loan at 24% annual interest rate, maturing in 1 year.

Convertible Bond D

On December 9, 2022, the Company and the bond holder entered into a convertible bonds instrument with principal amount of US$10,000,000 (“Convertible Bond D”) to replace Convertible Bond B and Convertible Bond C, with no change in the terms.

Both Convertible Bond B and C were convertible at an initial conversion price of US$6.21335 per share as mentioned in the subscription agreement. The total number of shares converted will subject to the total outstanding amount as at conversion date.

Convertible Bond E

On September 14, 2023, the Company and the bond holder entered into a convertible bonds instrument with principal amount of US$10,000,000 (“Convertible Bond E”) to replace Convertible Bond D, with no change in the terms.

Convertible Bond B was considered as an issuance of new debt because the new terms were substantially different from Convertible Bond A. The loss on extinguishment of Convertible Bond A is US$119,155.

In accounting for the issuance of the convertible bonds, the Company determined that, as the embedded conversion feature is indexed to the Company’s stock, the conversion option is eligible for the scope exception of ASC 815-10-15-74(a), and does not have to be bifurcated from the debt host and accounted for as a derivative.

The Company determined that each of the above convertible bonds included a beneficial conversion feature (“BCF”). A BCF exists when the conversion price of a share is less than the fair value of a share on the date the convertible bond is issued. This is known as o the intrinsic value of the feature, and the difference between these two amounts is recorded as additional paid-in capital and as a debt discount in the balance sheets. The Company amortizes the discount to interest expense over the life of the underlying debt in the statements of operations and comprehensive loss. If the debt is retired early, the associated debt discount is then recognized immediately as interest expense in the statements of operations and comprehensive loss.

Total debt discount of US$2,134,031, US$6,634,030 and US$49,353 was recorded at initial recognition for Convertible Bond A, Convertible Bond B and Convertible Bond C, respectively. For the years ended December 31, 2022 and 2021, the amortization of the discount on convertible bonds was US$3,438,951 and US$2,814,474, respectively. No debt discount has been recorded for Bond E as Intrinsic value is determined to be zero on the date the convertible bond is issued.

F-65

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15 Revenue

	Years end December 31,
	2023	2022
	US$	US$

Timing of revenue recognition - at point in time
Remittance services
Fiat remittance	25,287,487	25,812,304
ODL remittance	1,407,709	901,847
Sales of Airtime	26,398,707	28,501,152
Other services	161,458	285,614
	53,255,361	55,500,917

16 Defined contribution plans

The Company contributes to an employment provident fund in respect of its employees in Hong Kong, Malaysia, and a central provision fund run by the Singapore government in respect of its employees in Singapore. The expenses related to these plans were US$714,855 and US$611,884 for the years ended December 31, 2023 and 2022, respectively.

17 Income tax

The Company’s loss before income tax consists of:

	Years ended December 31,
	2023	2022
	US$	US$

Malaysia	2,042,746	1,606,867
Indonesia	(786,490)	1,609,362
Hong Kong	(15,141,598)	(18,818,064)
Others	(8,963)	(10,096)
	(13,894,305)	(15,611,931)

The Company is incorporated in Cayman Islands and is not subject to corporate income tax under its relevant regulations.

For the Company’s subsidiaries incorporated in Hong Kong, they are subject to a corporate tax rate of 16.5% on the assessable profits arising from Hong Kong.

For the Company’s subsidiaries incorporated in Malaysia, they are subject to corporate tax rate on 24% on the assessable profits arising from Malaysia.

For the Company’s subsidiaries incorporated in Indonesia, they are subject to a corporate tax rate of 22% on the assessable profits arising from Indonesia.

For the Company’s subsidiary incorporated in Singapore, it is subject to a corporate tax rate of 17% on the assessable profits arising from Singapore. No provision for Singapore profits tax has been made in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2023 and 2022.

For the Company’s subsidiary incorporated in United Kingdom, it is subject to a corporate tax rate of 19% on the assessable profits arising from United Kingdom. No provision for United Kingdom profits tax has been made in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2023 and 2022.

F-66

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17	Income tax (Continued)

Income tax expense consists of:

	Years ended December 31,
	2023	2022
	US$	US$

Income tax expense	797,147	507,740
Deferred income tax benefit	(273,666)	(393,958)
	523,481	113,782

A reconciliation of the income tax expense to the amount computed by applying the current statutory tax rate to the income before income tax in the consolidated statements of operations and comprehensive loss is as follows:

	Years ended December 31,
	2023	2022
	US$	US$

Income before income tax	(13,894,305)	(15,611,931)
Tax calculated at Hong Kong profits tax rate	(2,292,560)	(2,576,217)
Effect of different tax rates applicable to different jurisdictions	1,637,665	2,244,573
Income not subject to tax	(48,307)	(567,161)
Non-deductible expenses	132,796	658,533
Change in valuation allowance	846,827	245,220
Underprovision of current tax in the previous financial year	125,217	48,182
Tax effect on deductible temporary differences	7,918	46,624
Others	113,925	14,028
Income tax	523,481	113,782

The Company’s deferred tax assets and liabilities as of December 31, 2023 and 2022 are attributable to the following:

	December 31,
	2023	2022
	US$	US$
Deferred tax assets
Tax losses carried forward	8,266,115	7,526,178
Equipment	(65,050)	(90,113)
Accrued expenses	296,576	354,988
Others	54,560	39,290
	8,552,201	7,830,343
Valuation allowance	(7,887,313)	(7,061,726)
Total deferred tax assets	664,888	768,617

Deferred tax liabilities
Fixed assets	—	—
Intangible assets	(1,184,987)	(1,554,721)
Others	(61,773)	(61,622)
Total deferred tax liabilities	(1,246,760)	(1,616,343)

Net deferred tax liabilities	(581,872)	(847,727)

F-67

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17	Income tax (Continued)

As of December 31, 2023 and 2022, management has recorded a valuation allowance on certain deferred tax assets where management believes that after considering all of the available evidence, it is more likely than not that some portion or all will not be realized in the foreseeable future. The ultimate realization of deferred tax assets depends on the generation of future taxable income in which those temporary differences and carry forwards become deductible.

As of December 31, 2023 and 2022, the accumulated tax losses of subsidiaries can be carried forward to offset against future taxable profits. The tax loss for the subsidiary incorporated in Hong Kong is US$46,778,609 and US$41,238,871 as of December 31, 2023 and 2022, respectively, which can be carried forward indefinitely.

As of December 31, 2023 and 2022, the accumulated tax losses of subsidiaries can be carried forward to offset against future taxable profits. The tax loss for the subsidiary incorporated in Singapore is US$94,611 and US$385,862 as of December 31, 2023 and 2022, respectively, which can be carried forward indefinitely.

The tax loss in the subsidiary incorporated in United Kingdom is US$517,015 and US$566,925 as of December 31, 2023 and 2022, respectively, which can be carried forward indefinitely.

The tax loss in the subsidiaries incorporated in Indonesia is US$2,349,921 and US$2,605,545 as of December 31, 2023 and 2022, respectively, which will expire, if unused, in the year ending December 31, 2023.

The tax loss in the subsidiaries incorporated in Malaysia is US$8,439 and US$444,983 as of December 31, 2023 and 2022, respectively, which will expire, if unused, in the year ending December 31, 2031.

18 Segments

	Years ended December 31,
	2023	2022
	US$	US$
Revenue
Remittance services	26,695,196	26,714,151
Sales of Airtime	26,398,707	28,501,152
Other services	161,458	285,614
	53,255,361	55,500,917

	Years ended December 31,
	2023	2022
	US$	US$
Cost of sales
Remittance services	(11,375,525)	(13,268,205)
Sales of Airtime	(24,206,112)	(26,370,613)
Other services	(317,419)	(242,129)
	(35,899,057)	(39,880,947)

	Years ended December 31,
	2023	2022
	US$	US$
Gross Profit
Remittance services	15,319,671	13,445,946
Sales of Airtime	2,192,595	2,130,539
Other services	(155,962)	43,485
	17,356,304	15,619,970

F-68

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18	Segments (Continued)

The following table sets forth the Expenditures for additions to long-lived assets other than goodwill and acquired intangible assets:

	December 31,
	2023	2022
	US$	US$
Remittance services expense	302,950	532,457
Sales of Airtime	-	-
Other services	-	-
	302,950	532,457

The following table sets forth the revenues by geographical area:

	Years ended December 31,
	2023	2022
	US$	US$
Revenue
Hong Kong	9,726,364	8,647,764
Malaysia	29,317,906	36,742,314
Indonesia	14,211,091	10,110,839
	53,255,361	55,500,917

The following table sets forth the long-lived assets other than goodwill and intangible assets by geographical area:

	December 31,
	2023	2022
	US$	US$
Long-lived assets other than goodwill and acquired intangible assets
Hong Kong	4,368,106	3,647,913
Malaysia	1,005,601	1,276,989
Indonesia	62,056	121,698
Long-Lived Assets	5,435,763	5,046,600

Add: Non-disclose items
Investment in an equity security	100,000	100,000
Deferred tax assets	972,984	768,617
Goodwill	27,001,383	27,001,383
Acquired intangible assets	4,926,674	6,467,231
	33,001,041	39,383,831

F-69

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18	Segments (Continued)

The following table sets forth the goodwill by reportable segments:

	December 31,
	2023	2022
	US$	US$
Remittance services	12,921,592	12,921,592
Sales of Airtime	14,079,791	14,079,791
	27,001,383	27,001,383

19 Deconsolidation of Dynamic Indonesia Holdings Limited

On July 13, 2020, an agreement was signed by Dynamic Indonesia Holdings Limited, a wholly owned subsidiary of the Company, to borrow US$1million from a third party. In March 2021, the third party has converted that borrowing into 51% of the equity interest in Dynamic Indonesia Holdings Limited. The consideration has been included in the operating activities section of the statement of cash flows as “Disposal of a subsidiary”. Non-controlling interest at the operating company level has been reversed out as Seamless followed equity accounting upon the disposal of Walletku.

20 Acquisition of Dynamic Indonesia Holdings Limited

On June 2, 2022, Dynamic Indonesia Holdings Limited and its two shareholders, Dynamic Investment Holdings Limited and Noble Tack International Limited, entered into a Subscription Agreement (“Subscription”) whereby Dynamic Indonesia Holdings Limited will offer the shareholders to subscribe to 5,000 shares of the Company in five equal tranches.

Only Dynamic Investment Holdings Limited subscribed to the first tranche, and upon completion of its purchase of 1,000 shares on June 2, 2022 for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from 49% to approximately 51%. As a subsidiary of the Company, Dynamic Indonesia Holdings Limited’s financial performance has been included in the Company’s interim condensed consolidated financial statements from the date of acquisition.

The allocation of the purchase price as of the date of acquisition is summarized as follows:

US$
Net assets acquired (i)	(1,510,899)
Goodwill (Note 9) (ii)	7,771,855
Non-controlling interests (iii)	(3,931,441)
Total	2,329,515

Total purchase price is comprised of:
Cash consideration	200,000
Fair value of previously held equity interests	2,129,515
2,329,515

(i)	Net assets acquired primarily included accounts receivables and other receivables of approximately US$0.6 million, property and equipment of approximately US$0.2 million, operating lease right-of-use assets relating to land use rights of approximately US$0.1 million and other assets of approximately US$1.6 million and liabilities of approximately US$4.1 million as of the date of acquisition.

F-70

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

20	Acquisition of Dynamic Indonesia Holdings Limited (Continued)

(ii)	Goodwill arose on the acquisition from the expected synergies from combining our existing airtime operations with those of Dynamic Indonesia Holdings Limited.

(iii)	An independent valuation firm was hired by Noble Tack International Limited to value it shares in Dynamic Indonesia at approximately the date of the acquisition. The firm used market approach Price-to-Sales multiple-based methodology to determine the value.

On June 2, 2022, in conjunction with the share purchase described above, the Company granted a put option to Noble Tack International Limited. The put option grants the holder the right to convert its equity interest in and loan to Dynamic Indonesia Holdings Limited into equity of the Company as defined in the agreement. The option is valid for two years.

On October 3, 2022 only Dynamic Investment Holdings Limited subscribed to the second tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 51% to approximately 54%.

On February 3, 2023 only Dynamic Investment Holdings Limited subscribed to the third tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 54% to approximately 56%.

On June 5, 2023 only Dynamic Investment Holdings Limited subscribed to the fourth tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 56% to approximately 57%.

On October 5, 2023 only Dynamic Investment Holdings Limited subscribed to the fourth tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 57% to approximately 59%.

The following amounts of the acquiree since the acquisition date are included in the December 2023 consolidated statement of operations. Comparable information for 2021 is not available.

	2023	2022
	US$	US$
Revenue	14,211,091	10,110,839
Loss after tax	(836,874)	(498,424)

21 Related party transactions

(a)	Related parties

Name of related parties	Relationship with the Company
Dr. Ronnie Hui	Chief Executive Officer of the Company
Mr. Takis Wong	Chief Operating Officer of the Company
Mr. Alexander Kong	Chairman of Seamless Group
Regal Planet Limited	Ultimate holding company
Sino Dynamic Solutions Limited	Company controlled by a director of the Company
PT Walletku Indompet Indonesia	Investment held indirectly by the Company
Ripple Labs Singapore Pte. Ltd.	Minority 40% owner of Tranglo
Ripple Services, Inc.	Minority 40% owner of Tranglo

F-71

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21	Related party transactions (continued)

(b)	The Company had the following significant related party transactions for the years ended December 31, 2023 and 2022, respectively:

	Years ended December 31,
	2023	2022
	US$	US$
Sino Dynamic Solutions Limited
Purchase of intangible assets	2,551,184	-
Support and maintenance costs	919,654	919,404

A Pay-Out Support Agreement (the “Agreement”) between Ripple Services, Inc. and Tranglo was entered into on March 10, 2021. According to the Agreement, Tranglo agreed to integrate with RippleNet and On Demand Liquidity (collectively the Ripple Solution) which are developed by Ripple for facilitating cross-border payments, and act as the service provider of Ripple. Under the Agreement, Tranglo’s remittance partners can choose to adopt the use of XRP provided by On-Demand Liquidity facility for prefunding purposes. Both Ripple and Tranglo agreed to make use of the Programmatic Liquidation system for liquidation of XRP as received by Tranglo for prefunding purposes into USD or other fiat currencies. Under the Agreement, Ripple guarantees that Tranglo will receive the agreed amount of fiat currencies from the liquidation of XRP on every agreed XRP prefunding arrangement, and that any shortfall in the liquidation process will be covered by Ripple. In exchnage, Tranglo has to offer certain discounts on transaction fees and foreign exchange fees for the remittance partners who adopt the On-Demand Liquidity services of Ripple Solution and use XRP for prefunding transactions.

Ripple Labs Singapore Pte. Ltd. and Tranglo entered into a Master XRP Commitment to Sell Agreement on March 11, 2022, which was subsequently amended in 2022 and 2023 (referred to as the “Tranglo Commitment to Sell Agreement”). Pursuant to the Tranglo Commitment to Sell Agreement, Tranglo can execute ODL transactions in which Ripple Labs Singapore Pte. Ltd will make available via automated wallet funding service (“AWF”) up to $50,000,000 worth of XRP for working capital purposes. Under the Tranglo Commitment to Sell Agreement, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into Tranglo’s crypto wallet. The Tranglo Commitment to Sell Agreement stipulates that the legal title and rights to the XRP deposited in Tranglo’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the Tranglo Commitment to Sell Agreement, Tranglo agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. In exchange for obtaining the XRP, Tranglo has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd.

The balance of deposits of XRP in Tranglo’s crypto wallet as of December 31, 2023 and 2022 was approximately $2.0 million and $3.3 million, respectively. A maximum limit of $50.0 million is included in the Tranglo Commitment to Sell Agreement.

Ripple Labs Singapore Pte. Ltd. and GEA also entered into a Master XRP Commitment to Sell Agreement on September 12, 2022 (referred to as the “GEA Commitment to Sell Agreement”), when GEA was onboarded as an ODL RP. Pursuant to the GEA Commitment to Sell Agreement, GEA can execute ODL transactions. Under the GEA Commitment to Sell Agreement, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into the account of its ODL RP (i.e., the crypto wallet of GEA). The GEA Commitment to Sell Agreement stipulates that the legal title and rights to the XRP deposited in GEA’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the GEA Commitment to Sell Agreement, GEA agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. Once the XRP transfer is confirmed, the legal title of that XRP will be transferred from Ripple Labs Singapore Pte. Ltd to GEA. Also, in exchange for obtaining the XRP, GEA has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd. Ripple Labs Singapore Pte. Ltd and GEA also entered into a Line of Credit and related addendums in connection with the GEA Commitment to Sell Agreement, under which Ripple Labs Singapore Pte. Ltd provided to GEA a $5 million credit facility for a two-year term, providing GEA with the resources to aggressively promote the use of ODL services.

The balance of deposits of XRP in GEA’s crypto wallet as of December 31, 2023 and 2022 was zero and approximately $2.5 million, respectively. There is no maximum limit included in the GEA Commitment to Sell Agreement.

Under the Master XRP Commitment to Sell Agreement signed between Ripple and GEA Limited, Ripple will make available XRP for GEA. GEA can choose to adopt the use of XRP provided by Ripple’s On-Demand Liquidity facility for prefunding purposes. Each withdrawal of XRP shall be converted into a USD purchase price based on mutually agreed upon rate quote. XRP will be sent to Tranglo for liquidation of XRP into USD by Programmatic Liquidation system for prefunding transactions.

The total dollar value of the ODL remittance partner transactions related to the XRP that was drawn down in the prefunding arrangements for the years ended December 31, 2023 and 2022 are approximately $475.3 million and $721.1 million, respectively. Revenues for Tranglo generated from the ODL remittance for the years ended December 31, 2023 and 2022 are approximately $1.8 million and $2.6 million, respectively. Amounts settled to Ripple for the years ended December 31, 2023 and 2022 are approximately $698.6 million and $738.6 million, respectively. Amounts settled to Ripple by GEA Limited for ODL prefunding transactions while acting as the ODL RP for the years ended December 31, 2023 and 2022 are approximately $104.2 million and $485.3 million, respectively. Amounts settled to Ripple by Tranglo which had made use of the ODL services while acting as the remittance hub for the years ended December 31, 2023 and 2022 were approximately $594.4 million and $253.3 million, respectively. ODL balance with Ripple has been disclosed in the related party balance note below.

F-72

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21	Related party transactions (continued)

(c)	The Company had the following related party balances as of December 31, 2023 and 2022:

	December 31,
	2023	2022
	US$	US$
Amounts due from related parties
PT Walletku Indompet Indonesia		-
Sino Dynamic Solutions Limited	7,148,208	4,382,762
Others	139,168	100,466
	7,287,376	4,483,228

Amounts due to related parties
Regal Planet Limited	48,654,398	49,079,276
Sino Dynamic Solutions Limited	4,130,912	1,245,564
Mr. Alexander Kong	114,374	114,508
Ripple Lab Inc.	32,584,911	32,310,978
Others	1,003,924	1,006,991
	86,488,519	83,757,317

The amounts due from/to related parties are unsecured, interest-free and repayable on demand, except for the balance with Ripple, which is interest free for one week. Interest paid to Ripple for the year ended December 2023 and 2022 is US$812,473 and US$191,245, respectively. The transactions occur in the course of the Company’s operations.

Amount due to Ripple of $26 million by GEA Limited as of December 31, 2023 is guaranteed by Seamless Group Inc., Regal Planet Limited and Kong King Ong Alexander.

Borrowings arising from transactions with related parties are described in Note 11.

22 Commitments and Contingencies

The Company believes there are no commitments or contingencies arising from the normal course of business or any legal proceedings that require recognition or disclosure in the consolidated financial statements.

F-73

SEAMLESS GROUP INC.

SCHEDULE 1

Condensed Financial Information of the Company

Condensed balance sheets of the parent company

	December 31,
	2023	2022
	US$	US$

ASSETS
Current assets:
Cash and cash equivalents	130,634	78,968
Short-term investments		-
Prepayments, deposits and other receivables	76,492	66,245
Amounts due from subsidiaries	6,155,464	6,869,413
Amounts due from related parties	123,906	90,666
Total current assets	6,486,496	7,105,292
Investments in subsidiaries	20,682,970	26,470,719
Investment in an equity security	-	-
Total assets	27,169,466	33,576,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings	11,162,844	11,577,451
Accruals and other payables	9,621,542	5,410,027
Amounts due to subsidiaries	7,302,130	2,640,735
Amounts due to related parties	49,472,617	49,900,344
Convertible bonds	10,000,001	9,192,141
Total current liabilities	87,559,134	78,720,698
Borrowings	-	-
Convertible bonds	-	-
Total liabilities	87,559,134	78,720,698

Shareholders’ deficit:
Common shares (US$0.001 par value; 58,030,000 shares authorized, issued and outstanding as of December 31, 2023 and 2022)	58,030	58,030
Additional paid-in capital	29,172,373	29,172,373
Accumulated deficit	(89,542,157)	(74,235,607)
Accumulated other comprehensive loss	(77,914)	(139,483)
Total shareholders’ deficit	(60,389,668)	(45,144,687)
Total liabilities and shareholders’ deficit	27,169,466	33,576,011

F-74

SEAMLESS GROUP INC.

SCHEDULE 1

Condensed Financial Information of the Company (Continued)

Condensed statements of comprehensive income (loss)

	Years ended December 31,
	2023	2022
	US$	US$

General and administrative expenses	(4,573,125)	(4,988,848)
Other income	3	-
Finance costs, net	(4,945,679)	(7,454,838)
Share of results from subsidiaries	(5,787,749)	(4,234,448)
Loss before income tax	(15,306,550)	(16,678,134)
Income tax expenses	—	—
Net loss	(15,306,550)	(16,678,134)
Other comprehensive income (loss)
Foreign currency translation adjustments	10,608	4,529
Total comprehensive loss	(15,295,942)	(16,673,605)

F-75

SEAMLESS GROUP INC.

SCHEDULE 1

Condensed Financial Information of the Company (Continued)

Condensed statements of cash flows

	Years ended December 31,
	2023	2022
	US$	US$
Cash flows from operating activities:
Net loss	(15,306,550)	(16,678,134)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on convertible bonds	807,861	3,438,951
Unrealized foreign exchange gain	23,008	(644)
Share of results from subsidiaries	5,787,749	4,234,448
Changes in operating assets and liabilities:
Prepayments, deposits and other receivables	(30,862)	(9,900)
Accruals and other payables	4,206,601	3,797,118
Net cash used in operating activities	(4,512,193)	(5,218,161)

Cash flows from investing activities:
Dividend received from a subsidiary	-	2,847,309
(Increase) decrease in short-term investments	-	2,012,562
Cash injected into a subsidiary	-	(2,012,562)
Net cash (used in) provided by investing activities	-	2,847,309

Cash flows from financing activities:
Proceeds from borrowings	1,251,752	2,758,213
Repayment of borrowings	(1,663,042)	(1,276,950)
Repayment of convertible bonds	-	(3,483,133)
Amounts due from related parties	691,323	301,958
Amounts due to related parties	4,283,780	4,123,866
Net cash provided by financing activities	4,563,813	2,423,954

Net decrease in cash and cash equivalents	51,620	53,102
Effect of exchange rate changes on cash and cash equivalents	46	218
Cash and cash equivalents at beginning of year	78,968	25,648
Cash and cash equivalents at end of year	130,634	78,968

F-76

SEAMLESS GROUP INC.

SCHEDULE 1

Condensed Financial Information of the Company (Continued)

Basis of presentation

Condensed financial information is used for the presentation of the Company, or the parent company. The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries.

The parent company records its investment in its subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the condensed balance sheets as “Investments in subsidiaries” and their respective results as “Share of results from subsidiaries” on the condensed statements of comprehensive income (loss). Equity method accounting ceases when the carrying amount of the investment, including any additional financial support, in subsidiaries, is reduced to zero unless the parent company has guaranteed obligations of the subsidiaries or is otherwise committed to provide further financial support. If the subsidiaries report net income, the parent company shall resume applying the equity method only after its share of that net income equals the share of net income (loss) not recognized during the period the equity method was suspended.

The parent company’s condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

Summarized financial information for the significant subsidiaries is as follows:

	December 31,
	2023	2022
	US$	US$

Current assets	119,483,614	138,666,772
Non-current assets	8,145,689	7,578,365
Current liabilities	(109,261,136)	(121,931,207)
Non-current liabilities	(2,566,977)	(3,156,719)
Revenue	58,493,819	60,052,470
Net loss	(3,810,481)	(2,550,363)

Summarized investment activity is as follows:

	December 31,
	2023	2022
	US$	US$

Balance at the beginning of year	26,470,719	26,171,064
Allocated loss	(5,787,749)	(7,081,757)
Balance at the end of year	20,682,970	19,089,307

Commitments

The Company does not have significant commitments or long-term obligations as of the period end other than those presented.

F-77

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2024	December 31, 2023
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	48,615,329	48,516,765
Short-term investments	300,023	300,000
Restricted cash	4,782,536	5,428,790
Accounts receivable, net	2,315,187	2,450,871
Prepayments to remittance agents	42,529	137,854
Escrow money receivable	3,547,629	5,014,829
Amounts due from related parties	5,714,588	7,287,376
Prepayments, receivables and other assets	22,917,871	34,225,239
Total current assets	88,235,692	103,361,724
Non-current assets:
Investment in an equity security	100,000	100,000
Equipment and software, net	928,301	1,016,490
Right-of-use asset	56,241	154,234
Intangible assets	8,665,543	9,191,713
Goodwill	26,999,726	27,001,383
Deferred tax assets	621,796	664,888
Total non-current assets:	37,371,607	38,128,708
Total assets	125,607,299	141,490,432

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Borrowings	18,025,806	17,804,093
Receivable factoring	327,822	423,483
Escrow money payable	501,955	360,207
Client money payable	4,482,818	4,645,290
Accounts payable, accruals and other payables	40,427,598	53,988,231
Amounts due to related parties	90,473,384	86,488,519
Convertible bonds	10,000,768	10,000,000
Lease liabilities	60,829	152,325
Total current liabilities	164,300,980	173,862,148
Non-current liabilities:
Borrowings	2,706,152	2,506,974
Deferred tax liabilities	1,061,893	1,246,760
Employee benefit obligation	53,009	59,849
Total non-current liabilities:	3,821,054	3,813,583
Total liabilities	168,122,034	177,675,731

Commitments and contingencies (Note 9)

Mezzanine equity	2,957,948	2,957,948
Shareholders’ deficit:
Common shares (US$0.001 par value; 58,030,000 shares authorized, issued and outstanding as of June 30, 2024 and December 31, 2023)	58,030	58,030
Additional paid-in capital	29,172,373	29,172,373
Accumulated deficit	(98,896,742)	(92,075,379)
Accumulated other Comprehensive Loss	(44,402)	88,366
Total shareholders’ deficit attributable to Seamless Group Inc.	(69,710,741)	(62,756,610)
Non-controlling interests	24,238,058	23,613,363
Total deficit	(45,472,683)	(39,143,247)
Total liabilities, mezzanine equity and shareholders’ deficit	125,607,299	141,490,432

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-78

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	Six months ended June 30,
	2024	2023
	US$	US$

Revenue	24,110,787	27,165,419
Cost of revenue	(15,906,252)	(18,095,145)
Gross profit	8,204,535	9,070,274
Selling expenses	(9,759)	(18,899)
General and administrative expenses	(10,965,337)	(12,373,521)
Loss from operations	(2,770,561)	(3,322,146)
Finance costs, net	(3,826,722)	(3,154,876)
Other income	538,180	121,721
Other expenses	(39,734)	(47,464)
Loss before income tax	(6,098,837)	(6,402,765)
Income tax expense	(140,429)	(229,220)
Net loss	(6,239,266)	(6,631,985)
Net income attributable to non-controlling interests	(609,895)	(448,829)
Net loss attributable to Seamless Group Inc.	(6,849,161)	(7,080,814)

Loss per share, basic and diluted	(0.11)	(0.12)

Shares used in loss per share computation, basic and diluted	58,030,000	58,030,000

Other comprehensive loss:
Foreign currency translation adjustments	(117,968)	404,126
Total comprehensive loss	(6,357,234)	(6,227,859)
Total Comprehensive Loss attributable to non-controlling interests	(624,695)	(444,211)
Total comprehensive loss attributable to Seamless Group Inc.	(6,981,929)	(6,672,070)

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-79

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED June 30, 2024 AND 2023 (UNAUDITED)

					Accumulated Other Comprehensive Loss
	Number of Shares	Common Shares	Additional Paid-in Capital	Accumulated Deficit	Foreign currency translation adjustments	Remeasurement of post-employee benefits obligation	Total Shareholders’ Deficit	Non-controlling Interests	Total Deficit
Balance at January 1, 2023	58,030,000	58,030	29,172,373	(76,768,829)	40,793	20,505	(47,477,128)	22,741,749	(24,735,379)
Net loss	—	—	—	(7,080,814)	—	—	(7,080,814)	448,829	(6,631,985)
Foreign currency translation adjustments	—	—	—	—	409,434	(690)	408,744	(4,618)	404,126
Balance at June 30, 2023	58,030,000	58,030	29,172,373	(83,849,643)	450,227	19,815	(54,149,198)	23,185,960	(30,963,238)

Balance at January 1, 2024	58,030,000	58,030	29,172,373	(92,075,379)	68,551	19,815	(62,756,610)	23,613,363	(39,143,247)
Net loss	—	—	—	(6,849,161)	—	—	(6,849,161)	609,895	(6,239,266)
Disposal of subsidiaries	—	—	—	27,798	—	—	27,798	—	27,798
Foreign currency translation adjustments	—	—	—	—	(132,768)	—	(132,768)	14,800	(117,968)
Balance at June 30, 2024	58,030,000	58,030	29,172,373	(98,896,742)	(64,217)	19,815	(69,710,741)	24,238,058	(45,472,683)

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-80

SEAMLESS GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
	2024	2023
	US$	US$
Cash flows from operating activities:
Net loss	(6,239,266)	(6,631,985)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of discount on convertible bonds	-	565,174
Depreciation of equipment and software	286,666	318,356
Depreciation of right-of-use assets	84,081	89,171
Amortization of intangible assets	1,562,746	1,587,990
Deferred income taxes	69,991	-
Disposal of subsidiaries	27,798
Goodwill impairment	1,657
Unrealized foreign exchange gain	(371,444)	103,128
Changes in operating assets and liabilities:
Accounts receivable	112,221	376,395
Prepayments, receivables and other assets	11,196,085	6,913,101
Escrow money payable	171,726	(45,462)
Client money payable	(162,581)	(799,647)
Accounts payable, accruals and other payables	(15,430,926)	(13,886,723)
Interest payable on convertible bonds	1,905,472	1,909,650
Amounts due to related parties	4,732,315	4,324,185
Net cash used in operating activities	(2,053,459)	(5,176,667)

Cash flows from investing activities:
Decrease in short-term investments	(23)	(97,310)
Purchases of property, plant and equipment	(199,097)	-
Net cash used in investing activities	(199,120)	(97,310)

Cash flows from financing activities:
Increase in bank overdrafts	-	241,426
Proceeds from borrowings	639,430	1,249,822
Repayment of borrowings	(220,739)	(1,417,797)
Proceeds from receivable factoring	1,094,878	1,118,879
Repayment of receivable factoring	(1,183,530)	(1,440,890)
Payment of principal elements of lease liabilities	(87,526)	(84,448)
Payment of interest elements of lease liabilities	(4,824)	(13,921)
Net cash generated from/(used in) financing activities	237,689	(346,929)

Net decrease in cash and cash equivalents	(2,014,890)	(5,620,906)
Cash and cash equivalents, restricted cash and escrow money receivable at beginning of the period	58,960,384	73,999,703
Cash and cash equivalents, restricted cash and escrow money receivable at end of the period	56,945,494	68,378,797

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-81

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1 Organization and business

Seamless Group Inc. (the “Company”) is a limited liability company incorporated in Cayman Islands. It is an investment holding company.

The Company’s principal subsidiaries at June 30, 2024 are set out below:

			Percentage of ownership held by the Company
Company Name	Place of incorporation	Principal activities	Directly	Indirectly
Dynamic Investment Holdings Limited	Cayman Islands	Investment holding	100%	—
Dynamic (Asia) Group Inc.	British Virgin Islands	Investment holding	—	100%
TNG (Asia) Limited	Hong Kong	Provision of mobile electronic wallet	100%	—
Tranglo Sdn. Bhd.	Malaysia	Provision of international airtime reload, international money transfer services, its related implementation, technical and maintenance services	—	60%
未來網絡科技投資股份有限公司	Taiwan	Investment holding	—	100%
GEA Holdings Limited	Cayman Islands	Investment holding	—	100%
GEA Limited	Hong Kong	Operating a global fund transfer platform for financial institutions, e-wallet operators and other participants	—	100%
Bagus Fintech Pte. Ltd.	Singapore	Providing business center services	—	100%
Dynamic (Asia) Holdings Limited	Cayman Islands	Investment holding	—	100%
Dynamic FinTech Group (HK) Limited	Hong Kong	Provision of corporate governance consultancy, management and advisory services	—	100%
Tranglo Holdings Limited	Cayman Islands	Investment holding	—	100%
The WSF Group Holdings Limited	British Virgin Islands	Investment holding	—	100%
The Wall Street Factory Limited	Hong Kong	Providing business center services	—	100%
Bagus Financial Services Limited	Hong Kong	Provision of IR services and PR function events	—	100%

F-82

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1	Organization and business (Continued)

			Percentage of ownership held by the Company
Company Name	Place of incorporation	Principal activities	Directly	Indirectly
PT Tranglo Indonesia	Indonesia	Operating money remittance business	—	60%
PT Tranglo Solusindo	Indonesia	Providing and sourcing airtime and other related services	—	60%
Tranglo (MEA) Limited	Hong Kong	Providing and sourcing airtime and other related services	—	60%
Tranglo Europe Ltd	United Kingdom	Operating money remittance business	—	60%
Tranglo Pte. Ltd.	Singapore	Operating money remittance business	—	60%
Tik FX Malaysia Sdn. Bhd.	Malaysia	Dormant	—	60%
Treatsup Sdn. Bhd.	Malaysia	Research, development and commercialisation of Treatsup application and provision of implementation, technical services and maintenance related to the application	—	60%
Dynamic Indonesia Holdings Limited	Cayman Islands	Investment holding	—	59.2%
Dynamic Indonesia Pte. Ltd.	Singapore	Retail sales via the internet and development of other software and programming activities	—	49.8%
PT Dynamic Wallet Indonesia	Indonesia	Business operations have not commenced	—	49.9%
PT Walletku Indompet Indonesia	Indonesia	(i) Retail commerce through media, for textile commodities, clothing, footwear and personal needs, (ii) web portal and/or digital platforms for commercial purposes, and (iii) software publisher	—	49.9%

F-83

SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 Summary of significant accounting policies

(a) Basis of presentation and principles of consolidation

The unaudited condensed consolidated financial statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary to present a fair statement of the Company’s financial position as of June 30, 2024 and the results of operations for the Six months ended June 30, 2024 and 2023. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the consolidated financial statements not misleading have been included. The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and accordingly do not include all of the disclosures normally made in the Company’s annual financial statements. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended December 31, 2023.

(b) Going concern

The accompanying unaudited consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of June 30, 2024, the Company had cash balances of $48.6 million, a working capital deficit of $76 million and net capital deficit $42.5 million. For the Six months period ended June 30, 2024, the Company had a net loss of $6.2 million and net cash used in operating activities of $2.1 million. Net cash used in investing activities was $0.2 million. Net cash generated from financing activities was $0.2 million, resulting principally from proceeds of borrowings.

While the Company believes that it will be able to continue to grow the Company’s revenue base and control expenditures, there is no assurance that it will be able to achieve these goals. As a result, the Company continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed to finance the Company’s business development activities, general and administrative expenses and growth strategy.

(c) Use of estimates

The preparation of the accompanying unaudited consolidated financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Certain accounting estimates of the Company require a higher degree of judgment than others in their application. These include valuation of goodwill, provision for credit losses, impairment of long-lived assets, impairment of equity investee, valuation of convertible bonds and the valuation allowance for deferred tax assets. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

(d) Revenue recognition

The Company complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

Contract assets represent the Company’s right to consideration for performance obligations that have been fulfilled but for which the customer has not been billed as of the balance sheet date.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2	Summary of significant accounting policies (continued)

Remittance services revenue

Revenue from contracts with customers on service charges and gain/loss on foreign exchange arising from remittance activities are recognized upon the processing and execution of the international money transfer transactions. Remittance services are further divided into Fiat Currency Prefunded Remittance Service and XRP Prefunded Remittance Service. Management has considered these two services to be two product lines.

The customers of the remittance services are financial institutions (referred to as “Remittance Partners”). Remittance Partners who use the fiat currency prefunding option for their remittance business with the Company are referred to as Fiat Currency Prefunded Remittance Partners, whereas customers who choose the XRP Prefunding mode are referred to as XRP Prefunded Remittance Partners.

Fiat Currency Prefunded Remittance Service

The Company earns revenue by charging their customers a Fiat Currency Prefunded Remittance Fee when they use the Company’s platform to transfer money to a beneficiary in another country. These Fiat Currency Prefunded Remittance Fees are fixed and specific for every country’s currency and are charged at the point-in-time of executing this performance obligation. Prior to delivering cash to the customer’s beneficiary, the customer must directly provide the Company with prefunding (i.e., the cash to be remitted to the beneficiary). This is the traditional prefunding process, which the Company describes as Fiat Currency Prefunded Remittance Service.

XRP Prefunded Remittance Service

Unlike the Fiat Currency Prefunded Remittance Service, the customer obtains prefunding through Ripple Solution offered by Ripple Lab Inc. (see Note 8) with the XRP Prefunded Remittance Service. Ripple supplies the customer with the XRP equivalent of the requested prefunding. The Company subsequently liquidates this XRP on Ripple’s behalf, and the fiat currency obtained as a result of the liquidation process is transferred to the customer’s beneficiary. Customers who prefund their remittance service with XRP must enter into an agreement with Ripple and undergo stringent credit checks in order to get XRP prefunding and use Ripple’s platform. The Company charges their customers an XRP Prefunded Remittance Service Fee when the money is transferred to the customer’s beneficiary.

For both the XRP Prefunded and Fiat Currency Prefunded Remittance Services, the Company has no obligations to the customer in terms of guarantees, warranties or other similar obligations. There are also no significant payment terms involved as the Company obtains their fees shortly after charging their customers.

Sales Walletku Modern Channel

Revenue from the sale of goods is recognized at the point in time when the Company satisfies their performance obligation, which is upon delivery of the goods to the customer. The credit terms are typically 3-7 days.

Sales of airtime

Revenue from airtime sold is recognized when the relevant international airtime transfer or reload request is processed and executed.

Other services

Revenue from contracts with customers on other services is recognized as and when services are rendered.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2	Summary of significant accounting policies (continued)

(e) Segments

As the chief operating decision-maker (“CODM”) of the Company, the Chief Executive Officer reviews the financial results when making decisions about allocating resources and assessing the performance of the Company. TNG (Asia) Limited (“TNGA”), the Tranglo Sdn BHD and related subsidiaries (“Tranglo”), GEA Limited and GEA Pte Ltd. (“GEA”) and PT Walletku Indompet Indonesia (“Walletku”) are all considered operating segments. These have been aggregated into two reportable segments, which are remittance services and sales of airtime, as described in Note 6. Other services are not assigned to a specific reportable segment as their results of operations are immaterial.

The remittance segment is operated through TNGA, GEA and Tranglo. TNGA and GEA are in the retail remittance business in Hong Kong, which is in the upstream segment of the remittance business, whereas Tranglo operates the remittance hub covering Southeast Asia and globally, and is thus in the downstream segment of the remittance business. Management operates, monitors and evaluates the whole remittance business through these three subsidiaries so as to generate the maximum synergy and create maximum value for the Company.

The Company operates the airtime segment via their international airtime transfer business through Tranglo and their retail airtime trading business locally in Indonesian through WalletKu. As with the remittance segment, management believes maximum synergy and business value can best be achieved by aggregating and managing the airtime business through these two subsidiaries.

(f) Share-based compensation

The Company accounts for share-based payments in accordance with ASC Topic 718 “Compensation – Stock Compensation” (“ASC 718”), under which the fair value of awards issued to employees is expensed over the period in which the awards vest.

The Company had an incentive plan approved and adopted on September 13, 2018, namely the 2018 Equity Incentive Plan. Under the 2018 Equity Incentive Plan, a total of 2,591,543 restricted stock units (“RSUs”) and 978,397 options with an exercise price of $12.87 had been awarded to certain directors and employees. All RSUs and options granted under the 2018 Incentive Plan had not been vested. The 2018 Incentive Plan was later terminated on July 29, 2022 and replaced by the new 2022 Incentive Plan. All previous awarded RSUs and options under the 2018 Incentive Plan were voided. Under the 2022 Incentive Plan, a total of 5,803,000 shares are reserved and granted to employees of the Company.

All shares granted under the 2022 Incentive Plan will be vested upon (i) the completion of an IPO or (ii) the completion of a de SPAC merger. The Incentive shares will then be vested under a trust. The trustee will distribute the vested shares to the staff based on a schedule of (i) one third immediately upon the vesting of Incentive shares at the time of completion of IPO or de SPAC, (ii) one third on the first anniversary date thereafter, (iii) one third on the second anniversary date thereafter.

The fair value of the awards granted on July 29, 2022 is $32,790,450, after accounting for the forfeiture of 430,000 shares as of June 30, 2024. This also represents the unrecognized compensation, as the performance condition of the completion of an IPO or de-SPAC is not within the Company’s control.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2	Summary of significant accounting policies (continued)

(g) Prefunding to remittances partner

Prefunding to remittance partner represents deposits made with such a partner for remittance services to be rendered by the partner in the future. The prepayments are utilized when a remittance order is executed by the partner and the resulting amount of the order is deducted from the balance with the partner.

We allow our remittance partners to prefund their balance through cryptocurrencies. These cryptocurrencies are mainly XRP. Ripple provides the XRP upon request to the Company and our remittance partners. Under applicable accounting standards, we are an agent when facilitating cryptocurrency transactions on behalf of our customers. These cryptocurrencies are held under a bailment arrangement in an account in the Company’s name on behalf of our business partner but they are not Seamless’ assets and therefore, are not reflected as cryptocurrency assets on our consolidated balance sheets . Although the Company does not control the XRP in the bailment account, we are responsible for safeguarding the XRP in the bailment account.

Independent Reserve SG Pte Ltd (“Independent Reserve”), Philippine Digital Asset Exchange (“Pdax”), Betur, Inc. (“Coins.ph”) and Bitstamp Global Limited (“Bitstamp”) (collectively, the “Cryptocurrency Exchanges”) are centralized crypto exchanges which keep the cryptographic keys for each respective XRP wallet and provide the Company with its respective API access keys. The Company is the only party that holds the API access keys that grant it direct access to its XRP wallet maintained on the respective Cryptocurrency Exchange. The Cryptocurrency Exchanges maintain records of all assets deposited by its users and send statements to the Company. The Company reconciles its internal ODL transaction records to the statements received from the Cryptocurrency Exchanges to ensure that these are accurate. The Company has an obligation to protect the API access keys from being abused or stolen. The Company is responsible for any damages caused by loss or theft.

Due to the unique risks associated with cryptocurrencies, including technological, legal, and regulatory risks, in accordance with Staff Accounting Bulletin No. 121 (“SAB 121”), we recognize a crypto asset safeguarding liability to reflect our obligation to safeguard the crypto assets held in the bailment account, which is recorded in Accounts payable, accruals and other payables on our consolidated balance sheet. We also recognize a corresponding safeguarding asset which is recorded in Prepayments, receivables and other assets on our consolidated balance sheet. The crypto asset safeguarding liability and corresponding safeguarding asset are measured and recorded at fair value on a recurring basis using prices available in the market we determine to be the principal market at the balance sheet date. The corresponding safeguarding asset may be adjusted for loss events, as applicable. As of June 30, 2024, the Company has not incurred any safeguarding loss events, and therefore, the crypto asset safeguarding liability and corresponding safeguarding asset were recorded at the same value. Safeguarding assets as of June 30, 2024 and December 31, 2023 are $1,942,244 and $1,983,116 respectively. Safeguarding liabilities as of June 30, 2024 and December 31, 2023 are $1,942,244 and $1,983,116 respectively.

(h) Earnings per share

Basic earnings per share is calculated by dividing the net income or loss by the weighted average number of common shares outstanding for the period, without consideration of potentially dilutive securities.

Diluted net earnings per share is calculated by dividing the net income or loss by the weighted average number of common shares and potentially dilutive securities outstanding for the period. If there is a loss, potentially dilutive securities are not considered, as they would be anti-dilutive.

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SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3 Goodwill

Goodwill
US$

Balance as of January 1, 2023 and December 31, 2023	27,001,383
Goodwill impairment	(1,657)
Balance as of June 30, 2024	26,999,726

4 Borrowings

	June 30, 2024	December 31, 2023
	US$	US$

Short-term borrowings (i)	8,773,768	8,772,710

Long-term borrowings (ii)	11,958,190	11,538,357
Less: current maturities	(9,252,038)	(9,031,383)
Non-current maturities	2,706,152	2,506,974

(i)	As of June 30, 2024 and December 31, 2023, the Company had several unsecured short-term loans from independent third parties which were repayable within one year and charged interest rates ranging from 15.0% to 24.0% and 15.0% to 24.0% per annum, respectively. As of June 30, 2024 and December 31, 2023, the weighted average interest rate of these borrowings was 22.6% and 22.6% per annum, respectively. The borrowings are denominated in Hong Kong Dollar (“HK$”) and United States Dollar (“US$”).

(ii)	As of June 30, 2024 and December 31, 2023, the Company obtained several unsecured long-term loans for two to five years. Interest rates ranged from 12.0% to 27.6%, and 12.0% to 24.0% per annum, respectively. As of June 30, 2024 and December 31, 2023, the weighted average interest rate of these borrowings was 14.1% and 13.1% per annum, respectively. The borrowings are denominated in HK$ and US$. As of June 30, 2024 and December 31, 2023, the Company obtained loans from three members of management of the Company.

A loan of HK$4.7 million (equivalent to US$0.6 million) has been provided by Mr. Takis Wong, the Chief Operating Officer, at an interest rate of 12% per annum. Another loan of HK$12.3 million (equivalent to US$1.6 million) has been provided by Mr. Alexander Kong, the Chairman, at an interest rate of 12% per annum. Another loan of HK$3.6 million (equivalent to US$0.5 million) has been provided by Dr. Ronnie Hui, the Chief Executive Officer, at an interest rate of 12% per annum.

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SEAMLESS GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4	Borrowings (continued)

(iv)	As of June 30, 2024 and December 31, 2023, the Company had a loan of US$2.05 million from Noble Tack International Limited, one of the shareholders of its subsidiary, Dynamic Indonesia Holdings Limited. The loan is unsecured, interest-free and repayable on demand.

(v)	As of June 30, 2024 and December 31, 2023, the Company had obtained a line of credit of US$5 million from Ripple Labs, Inc., one of the related parties of their subsidiary, Tranglo Sdn. Bhd. The loan is unsecured and has an interest rate of 12% per annum. Amount drawn down as of June 30, 2024 and December 31, 2023 was US$5 million and US$5 million respectively. The line of credit facility has a maturity of two years from the effective date of September 12, 2022. Ripple has the option of calling any drawdown on or after the first anniversary.

As of June 30, 2024, loans of US$9.3 million were guaranteed by Mr. Alexander Kong (2023: US$8.7 million).

Interest expense during the periods ended June 30, 2024 and 2023 was US$3,826,722 and US$3,154,876, respectively.

As of June 30, 2024, the borrowings will be due according to the following schedule:

Principal amounts
US$
For the period ending June 30,
Within one year	9,252,038
Within two years	245,997
Within three years	2,460,155
Total	11,958,190

The carrying values of short-term borrowings approximate their fair values due to their short-term maturities. The Company’s long-term borrowings are subject to both fixed and floating interest rates. The carrying values of each type of these borrowings approximate their fair values as the interest rates reflect the rates offered to other entities with similar characteristics to Seamless.

5 Receivable factoring

The receivables factoring facility represents an interest-bearing loan for an amount of US$327,822 (2023: US$423,483) based on terms and conditions set out in the facility agreement dated January 10, 2019 and further revised on April 22, 2021. The loan is secured, bears an effective interest rate of 9.8% (2023: 10%) per annum calculated on a daily rest basis at the end of the reporting period. Principal and interest are to be repaid within 120 (2023: 120) days from the date of each invoice.

The weighted average interest rate as of June 30, 2024 and December 31, 2023 was 9.8% and 10.0% per annum, respectively. Interest expense during the periods ended June 30, 2024 and 2023 was US$29,705 and US$33,541, respectively.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6 Segments

	Six months ended June 30,
	2024	2023
	US$	US$
Revenue
Remittance services
Fiat remittance	12,284,197	12,988,449
ODL remittance	558,381	562,796
Sales of Airtime	11,179,092	13,529,574
Other services	89,117	84,600
	24,110,787	27,165,419
Cost of sales
Remittance services	(5,531,947)	(5,807,690)
Sales of Airtime	(10,200,122)	(12,139,025)
Other services	(174,183)	(148,430)
	(15,906,252)	(18,095,145)
Gross Profit
Remittance services	7,310,631	7,743,555
Sales of Airtime	978,970	1,390,549
Other services	(85,066)	(63,830)
	8,204,535	9,070,274

7 Acquisition of Dynamic Indonesia Holdings Limited

On June 2, 2022, Dynamic Indonesia Holdings Limited and its two shareholders, Dynamic Investment Holdings Limited and Noble Tack International Limited, entered into a Subscription Agreement (“Subscription”) whereby Dynamic Indonesia Holdings Limited will offer the shareholders to subscribe to 5,000 shares of the Company in five equal tranches.

Only Dynamic Investment Holdings Limited subscribed to the first tranche, and upon completion of its purchase of 1,000 shares on June 2, 2022 for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from 49% to approximately 51%. As a subsidiary of the Company, Dynamic Indonesia Holdings Limited’s financial performance has been included in the Company’s interim condensed consolidated financial statements from the date of acquisition.

The allocation of the purchase price as of the date of acquisition is summarized as follows:

US$
Net assets acquired (i)	(1,590,634)
Goodwill (Note 3)	7,851,590
Non-controlling interests	(3,931,441)
Total	2,329,515

Total purchase price is comprised of:
Cash consideration	200,000
Fair value of previously held equity interests	2,129,515
2,329,515

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7	Acquisition of Dynamic Indonesia Holdings Limited (Continued)

(i)	Goodwill arose on the acquisition from the expected synergies from combining our existing airtime operations with those of Dynamic Indonesia Holdings Limited.

(ii)	An independent valuation firm was hired by Noble Tack International Limited to value it shares in Dynamic Indonesia at approximately the date of the acquisition. The firm used market approach Price-to-Sales multiple-based methodology to determine the value.

On June 2, 2022, in conjunction with the share purchase described above, the Company granted a put option to Noble Tack International Limited. The put option grants the holder the right to convert its equity interest in and loan to Dynamic Indonesia Holdings Limited into equity of the Company as defined in the agreement. The option is valid for two years.

On October 3, 2022 only Dynamic Investment Holdings Limited subscribed to the second tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 51% to approximately 54%.

On February 3, 2023 only Dynamic Investment Holdings Limited subscribed to the third tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 54% to approximately 56%.

On June 5, 2023 only Dynamic Investment Holdings Limited subscribed to the fourth tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 56% to approximately 57%.

On October 5, 2023 only Dynamic Investment Holdings Limited subscribed to the fifth tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 57% to approximately 59%.

8 Related party transactions

(a)	Related parties

Name of related parties	Relationship with the Company
Dr. Ronnie Hui	Chief Executive Officer of the Company
Mr. Takis Wong	Chief Operating Officer of the Company
Mr. Alexander Kong	Chairman of Seamless Group
Regal Planet Limited	Ultimate holding company
Sino Dynamic Solutions Limited	Company controlled by a director of the Company
PT Walletku Indompet Indonesia	Investment held indirectly by the Company
Ripple Labs Singapore Pte. Ltd.	Minority 40% owner of Tranglo Sdn. Bhd. (“Tranglo”)
Ripple Services, Inc.	Minority 40% owner of Tranglo Sdn. Bhd. (“Tranglo”)

(b)	The Company had the following significant related party transactions for the Six months ended June 30, 2024 and 2023, respectively:

	Six months ended June 30,
	2024	2023
	US$	US$
Sino Dynamic Solutions Limited
Purchase of intangible assets	1,035,877	-
Support and maintenance costs	471,900	459,118

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8	Related party transactions (Continued)

A Pay-Out Support Agreement (the “Agreement”) between Ripple Services, Inc. and Tranglo was entered into on March 10, 2021. According to the Agreement, Tranglo agreed to integrate with RippleNet and On Demand Liquidity (collectively the Ripple Solution) which are developed by Ripple for facilitating cross-border payments, and act as the service provider of Ripple. Under the Agreement, Tranglo’s remittance partners can choose to adopt the use of XRP provided by On-Demand Liquidity facility for prefunding purposes. Both Ripple and Tranglo agreed to make use of the Programmatic Liquidation system for liquidation of XRP as received by Tranglo for prefunding purposes into USD or other fiat currencies. Under the Agreement, Ripple guarantees that Tranglo will receive the agreed amount of fiat currencies from the liquidation of XRP on every agreed XRP prefunding arrangement, and that any shortfall in the liquidation process will be covered by Ripple. In exchnage, Tranglo has to offer certain discounts on transaction fees and foreign exchange fees for the remittance partners who adopt the On-Demand Liquidity services of Ripple Solution and use XRP for prefunding transactions.

Ripple Labs Singapore Pte. Ltd. and Tranglo entered into a Master XRP Commitment to Sell Agreement on March 11, 2022, which was subsequently amended in 2022 and 2023 (referred to as the “Tranglo Commitment to Sell Agreement”). Pursuant to the Tranglo Commitment to Sell Agreement, Tranglo can execute ODL transactions in which Ripple Labs Singapore Pte. Ltd will make available via automated wallet funding service (“AWF”) up to $50,000,000 worth of XRP for working capital purposes. Under the Tranglo Commitment to Sell Agreement, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into Tranglo’s crypto wallet. The Tranglo Commitment to Sell Agreement stipulates that the legal title and rights to the XRP deposited in Tranglo’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the Tranglo Commitment to Sell Agreement, Tranglo agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. In exchange for obtaining the XRP, Tranglo has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd.

The balance of deposits of XRP in Tranglo’s crypto wallet as of June 30, 2024 and December 31, 2023 was approximately $1.9 million and $2.0 million, respectively. A maximum limit of $50.0 million is included in the Tranglo Commitment to Sell Agreement.

Ripple Labs Singapore Pte. Ltd. and GEA also entered into a Master XRP Commitment to Sell Agreement on September 12, 2022 (referred to as the “GEA Commitment to Sell Agreement”), when GEA was onboarded as an ODL RP. Pursuant to the GEA Commitment to Sell Agreement, GEA can execute ODL transactions. Under the GEA Commitment to Sell Agreement, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into the account of its ODL RP (i.e., the crypto wallet of GEA). The GEA Commitment to Sell Agreement stipulates that the legal title and rights to the XRP deposited in GEA’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the GEA Commitment to Sell Agreement, GEA agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. Once the XRP transfer is confirmed, the legal title of that XRP will be transferred from Ripple Labs Singapore Pte. Ltd to GEA. Also, in exchange for obtaining the XRP, GEA has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd. Ripple Labs Singapore Pte. Ltd and GEA also entered into a Line of Credit and related addendums in connection with the GEA Commitment to Sell Agreement, under which Ripple Labs Singapore Pte. Ltd provided to GEA a $5 million credit facility for a two-year term, providing GEA with the resources to aggressively promote the use of ODL services.

The balance of deposits of XRP in GEA’s crypto wallet as of June 30, 2024 and December 31, 2023 was zero and zero, respectively. There is no maximum limit included in the GEA Commitment to Sell Agreement.

Under the Master XRP Commitment to Sell Agreement signed between Ripple and GEA Limited, Ripple will make available XRP for GEA. GEA can choose to adopt the use of XRP provided by Ripple’s On-Demand Liquidity facility for prefunding purposes. Each withdrawal of XRP shall be converted into a USD purchase price based on mutually agreed upon rate quote. XRP will be sent to Tranglo for liquidation of XRP into USD by Programmatic Liquidation system for prefunding transactions.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8	Related party transactions (Continued)

The total dollar value of the ODL remittance partner transactions related to the XRP that was drawn down in the prefunding arrangements for the Six months period ended June 30, 2024 and 2023 are approximately $157.4 million and $304.2 million, respectively. Revenues for Tranglo generated from the ODL remittance for the Six months period ended June 30, 2024 and 2023 are approximately $0.6 million and $1.1 million, respectively. Amounts settled to Ripple for the Six months period ended June 30, 2024 and 2023 are approximately $404.9 million and $421.6 million, respectively. Amounts settled to Ripple by GEA Limited for ODL prefunding transactions while acting as the ODL RP for the periods ended June 30, 2024 and 2023 are approximately $Nil and $104.2 million, respectively. Amounts settled to Ripple by Tranglo which had made use of the ODL services while acting as the remittance hub for the Six months period ended June 30, 2024 and 2023 were approximately $404.9 million and $317.4 million, respectively. ODL balance with Ripple has been disclosed in the related party balance note below.

(c)	The Company had the following related party balances as of June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
	US$	US$

Amounts due from related parties
Sino Dynamic Solutions Limited	5,310,626	7,148,208
Others	403,962	139,168
	5,714,588	7,287,376

Amounts due to related parties
Regal Planet Limited	48,239,354	48,654,398
Sino Dynamic Solutions Limited	2,946,723	4,130,912
Mr. Alexander Kong	829,793	114,374
Ripple Lab Inc.	37,387,554	32,584,911
Others	1,000,534	1,003,924
	90,403,958	86,488,519

The amounts due from/to related parties are unsecured, interest-free and repayable on demand, except for the balance with Ripple, which is interest free for one week. Interest paid to Ripple for the periods ended June 2024 and 2023 is US$303,339 and US$403,946, respectively. The transactions occur in the course of the Company’s operations.

Amount due to Ripple of $27 million by GEA Limited as of June 30, 2024 is guaranteed by Seamless Group Inc., Regal Planet Limited and Kong King Ong Alexander.

Borrowings arising from transactions with related parties are described in Note 4.

9 Convertible bonds

On September 14, 2023, the parties entered into the Third Amendment Agreement for the purpose of, among others, reviewing and amending certain terms and conditions under the Amended and Restated Convertible Bond Instrument, and further the Company has been authorized by a resolution of its board of directors dated September 11, 2023 to create and issue a USD10,000,000 15% secured guaranteed convertible bonds (the “Convertible Bonds”) and to replace and terminate the Amended and Restated Convertible Bond Instrument (the “Second Amended and Restated Convertible Bond Instrument” or the “Convertible Bond Instrument”).

10 Commitments and Contingencies

The Company believes there are no commitments or contingencies arising from the normal course of business or any legal proceedings that require recognition or disclosure in the condensed consolidated financial statements.

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